Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252569

PROSPECTUS

Landsea Homes Corporation

41,301,645 Shares of Common Stock
5,500,000 Warrants to Purchase Common Stock

This prospectus relates to: (1) the issuance by us of up to 7,052,500 shares of our Common Stock, par value $0.0001 per share that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, including the public warrants and the Private Placement Warrants; and (2) the offer and sale, from time to time, by the Selling Holders identified in this prospectus, or their permitted transferees, of (i) up to 41,301,645 shares of Common Stock and (ii) up to 5,500,000 Private Placement Warrants.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Common Stock or warrants by the Selling Holders pursuant to this prospectus or of the shares of Common Stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with certain sales of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock and warrants are traded on the Nasdaq Capital Market under the symbols “LSEA” and “LSEAW,” respectively. On March 8, 2021, the closing price of our Common Stock was $8.40 per share and the closing price of our warrants was $0.265 per warrant.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements in future reports after the closing of this offering. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 16 of this prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2021

i

i

ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 7,052,500 shares of Common Stock upon exercise of the public warrants and the Private Placement Warrants. The Selling Holders may use the shelf registration statement to sell up to 5,500,000 Private Placement Warrants and 41,301,645 shares of our Common Stock from time to time through any means described in the section entitled “Plan of Distribution.” Such shares include all shares of Common Stock held by the Selling Holders, including the 2,530,835 Founder Shares, the 32,557,303 Stock Consideration Shares, the 500,000 Transfer Shares and the 213,507 Forward Purchase Shares, as well as up to 5,500,000 shares of our Common Stock issuable by us upon exercise of the Private Placement Warrants. More specific terms of any securities that the Selling Holders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Common Stock and/or warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

On January 7, 2021 (the “Closing Date”), Landsea Homes Corporation (formerly known as LF Capital Acquisition Corp. or “LF Capital”) consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger dated August 31, 2020 (the “Merger Agreement”), by and among LF Capital, LFCA Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), Landsea, and Landsea Holdings Corporation, a Delaware corporation (the “Seller” or “Landsea Holdings”), which provided for the merger of Merger Sub with and into Landsea, with Landsea continuing as the surviving corporation (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).

In connection with the Business Combination, the registrant changed its name from LF Capital Acquisition Corp. to Landsea Homes Corporation and Landsea changed its name from Landsea Homes Incorporated to Landsea Homes US Corporation. Following the Closing Date, Landsea Homes Corporation changed the trading symbols for its Common Stock (formerly Class A common stock) and warrants on Nasdaq from “LFAC” and “LFAC-W” to “LSEA” and “LSEA-W”. Unless the context otherwise requires, references to “the Company,” “we,” “us” and “our” refer to LF Capital Acquisition Corp. prior to the closing of the Business Combination and to the post-combination company and its consolidated subsidiaries following the Business Combination, and “Landsea Homes” refers to the business of Landsea Homes Incorporated prior to the Business Combination.

MARKET, RANKING AND OTHER INDUSTRY DATA

Certain market, ranking and industry data included in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including its products and services relative to its competitors, are based on estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate, which, in each case, we believe are reliable.

We are responsible for all of the disclosure in this prospectus and while we believe the data from these sources to be accurate and complete, we have not independently verified data from these sources or obtained third-party verification of market share data and this information may not be reliable. In addition, these sources may use different definitions of the relevant markets. Data regarding our industry is intended to provide general guidance, but is inherently imprecise. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable. References herein to us being a leader in a market or product category refers to our belief that it has a leading market share position in each specified market, unless the context otherwise requires. In addition, the discussion herein regarding our various markets is based on how we define the markets for our products, which products may be either part of larger overall markets or markets that include other types of products and services.

Assumptions and estimates of our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus contains some trademarks, service marks and trade names which are licensed to us, including, among others, “Landsea”. All other trademarks, trade names or service marks of any other company appearing in this prospectus belong to their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are presented without the TM, SM and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our respective rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

SELECTED DEFINITIONS

Unless stated in this prospectus or the context otherwise requires, in this prospectus:

●	“BlackRock Holders” means BlackRock Credit Alpha Master Fund L.P. and HC NCBR Fund.

●	“BlackRock Waiver Agreement” means that certain Waiver Agreement, pursuant to which, each of the BlackRock Holders agreed to (i) waive certain of their anti-dilution and conversion rights with respect to their Founder Shares and (ii) agreed to convert their Founder Shares into shares of the Company’s Common Stock on a one-for-one basis.

●	“Board” or “Board of Directors” means the board of directors of the Company.

●	“Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company, as well as the common stock, par value $0.0001 per share of the post-combination company.

●	“Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of the Company.

●	“Code” means the Internal Revenue Code of 1986, as amended.

●	“Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company, consisting of Class A common stock and Class B common stock, as well as the shares of common stock, par value $0.0001 per share of the post-combination company.

●	“Company,” “we,” “us,” and “our” means LF Capital prior to the closing of the Business Combination and Landsea Homes Corporation and its consolidated subsidiaries following the closing of the Business Combination.

●	“Convertible Note” means that certain Convertible Promissory Note, dated March 4, 2019, as amended, by and between Sponsor and the Company.

●	“Demand Registration Rights Agreement” means that certain Registration Rights Agreement, dated June 19, 2018, by and between the Company and the LF Capital Restricted Stockholders.

●	“DGCL” means the General Corporation Law of the State of Delaware.

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

●	“Forward Purchase and Subscription Agreement” means those certain agreements entered into by FPSA Investors, the Company, and the Sponsor, on August 31, 2020.

●	“Forward Purchase Shares” means the 250,415 shares of Common Stock issued by the Company pursuant to the Forward Purchase Transaction to the FPSA Investors.

●	“Forward Purchase Transaction” means, collectively, the transactions contemplated by the Forward Purchase and Subscription Agreements.

●	“Founder Shares” means the 3,881,250 shares of Class B common stock that were converted into shares of our Common Stock at the closing of the Business Combination, of which 2,530,835 remain outstanding and are held as follows: 2,227,835 shares are held by the Sponsor (following the forfeiture of 600,000 shares, cancellation of 250,415 shares and transfer to the Seller of 500,000 shares), 243,000 shares are held by the BlackRock Holders, and 60,000 shares are collectively held by James Erwin, Karen Wendel, and Gregory Wilson.

●	“Founders’ Waiver Agreements” means that certain Founders’ Waiver Agreements, pursuant to which, each of the LF Capital Restricted Stockholders agreed to (i) waive certain of their anti-dilution, conversion, and redemption rights with respect to their Founder Shares and (ii) agreed to convert their Founder Shares into shares of the Company’s Common Stock on a one-for-one basis.

●	“FPSA Investors” means those investors who have executed a Forward Purchase and Subscription Agreement.

●	“GAAP” means the Generally Accepted Accounting Principles in the United States of America.

●	“Incentive Plan” means the Landsea Homes Corporation 2020 Stock Incentive Plan.

●	“Indemnification Agreement” means that certain Indemnification Agreement, dated August 31, 2020, by and between the Company, the Sponsor and the Seller.

●	“Investment Company Act” means the Investment Company Act of 1940, as amended.

●	“Investor Representation Letter” means that certain investor representation letter, whereby, among other things, the Seller represented to the Company that it was an accredited investor and was otherwise qualified to receive the Stock Consideration pursuant to a private placement effected in reliance on the exemption from the registration requirements of the Securities Act, provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated under the Securities Act, and exemptions from the qualification requirements of applicable state law.

●	“IPO” means the Company’s initial public offering, consummated on June 22, 2018, through the sale of 15,525,000 public units (including 2,025,000 units sold pursuant to the underwriters’ exercise of their over-allotment option) at $10.00 per unit.

●	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

●	“Landsea” means Landsea Homes Incorporated, a Delaware corporation, and additionally, when such term is used in reference to rights, obligations or covenants under the Merger Agreement, Landsea Homes Incorporated’s subsidiaries. Concurrent with the consummation of the Business Combination, Landsea changed its name to Landsea Homes US Corporation.

●	“LF Capital Restricted Stockholders” means those persons holding Founder Shares.

●	“License Agreement” means that certain trademark and license agreement, by and between an affiliate of the Seller (“Licensor”), the Company and each of the Company’s greater than 50% owned subsidiaries (the “Licensees”), dated January 7, 2021.

●	“Lock-up Agreements” means, collectively, those agreements entered into as of the consummation of the Business Combination by each of the Sponsor, certain other holders of converted Founder Shares and the Seller, on the one hand, and the Company, on the other hand, whereby each of Sponsor, certain other holders of converted Founder Shares and Seller have agreed to certain transfer restrictions with respect to their Common Stock for up to one year, subject to certain exceptions provided for therein.

●	“management” or “management team” of an entity means the officers and directors of such entity.

●	“Nasdaq” means the Nasdaq Capital Market.

v

●	“post-combination company” means the Company upon consummation of the Business Combination, which was renamed Landsea Homes Corporation.

●	“Private Placement Warrants” means those warrants issued to the Sponsor and the BlackRock Holders in a private placement on the IPO closing date.

●	“Promissory Note” means that certain Promissory Note, dated July 16, 2020, by and between Sponsor and the Company.

●	“public shares” means shares of Class A common stock included in the units issued in the Company’s IPO.

●	“public stockholders” means holders of public shares, including our LF Capital Restricted Stockholders to the extent our LF Capital Restricted Stockholders hold public shares, provided, that our LF Capital Restricted Stockholders will be considered a “public stockholder” only with respect to any public shares held by them.

●	“public units” or “units” means one share of Class A common stock and one public warrant of the Company, whereby each public warrant entitles the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share of Class A common stock, sold in the IPO.

●	“public warrants” means the warrants included in the units issued in the Company’s IPO, each of which is exercisable for one share of Common Stock, in accordance with its terms.

●	“record date” means, with respect to Class A common stock, November 11, 2020, and with respect to public warrants, November 11, 2020.

●	“Related Agreements” means, collectively, the Stockholder’s Agreement, the Investor Representation Letter, the Lock-up Agreements, and the License Agreement.

●	“SEC” means the United States Securities and Exchange Commission.

●	“Second Amended and Restated Bylaws” means the Second Amended and Restated Bylaws of the Company.

●	“Second Amended and Restated Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company.

●	“Securities Act” means the Securities Act of 1933, as amended.

●	“Selling Holders” means the selling holders identified in this prospectus and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the shares of Common Stock and/or warrants, as applicable, after the date of this prospectus such that registration rights shall apply to those securities.

●	“Sponsor” means Level Field Capital, LLC, a Delaware limited liability company.

●	“Sponsor Surrender Agreement” means that certain Sponsor Transfer, Waiver, Forfeiture and Deferral Agreement, by and among the Sponsor, the Company, the Seller and Landsea, pursuant to which, the Sponsor agreed to (i) forfeit to the Company for no consideration 2,260,000 Private Placement Warrants and 600,000 Founder Shares, (ii) forfeit up to 500,000 shares of its converted Founder Shares contingent upon the valuation of the Common Stock reaching certain thresholds during the twenty-four month period following the closing of the Business Combination, (iii) transfer to the Seller 2,200,000 Private Placement Warrants immediately prior to the closing of the Business Combination and 500,000 shares of Common Stock immediately after the closing of the Business Combination (with such Common Stock subject to the contingencies noted above), (iv) cancel and forgive all amounts owed to Sponsor pursuant to the Promissory Note, and (v) receive a cash payment in lieu of converting outstanding amounts due under the Convertible Note upon the consummation of the Business Combination, in each case on terms and subject to the conditions set forth therein.

●	“Stock Consideration” means the Company Common Stock to be issued to the Seller pursuant to the transactions contemplated by the Merger Agreement.

●	“Stock Consideration Shares” means the 32,557,303 shares of Common Stock issued to the Seller at the closing of the Business Combination as Stock Consideration, of which the Seller transferred 179,038 shares of Common Stock to certain directors and officers, in addition to a cash payment, in settlement of the 345.63 phantom stock awards issued under the Phantom Stock Plan in connection with the Merger on the Closing Date as described under “Executive Compensation – Additional Narrative Disclosure” and “Executive Compensation – Director Compensation.”

●	“Stockholder’s Agreement” means that certain Stockholder’s Agreement, dated as of the Closing Date.

●	“Transfer Agent” means Continental Stock Transfer & Trust Company.

●	“Transfer Shares” means the 500,000 Founder Shares transferred from the Sponsor to the Seller pursuant to the Sponsor Surrender Agreement.

●	“Trust Account” means the trust account of the Company that holds the proceeds from the Company’s IPO.

●	“Trustee” means Continental Stock Transfer & Trust Company.

●	“warrants” means the public warrants and Private Placement Warrants.

●	“Warrant Agent” means Continental Stock Transfer & Trust Company.

●	“Warrant Agreement” means that certain Warrant Agreement, dated as of June 19, 2018, by and between the Company and the Warrant Agent, as such agreement may be modified, amended or supplemented from time to time.

●	“Warrant Amendment” means the amendment to the Warrant Agreement which provided that, among other things, following the consummation of the Business Combination each of our outstanding public warrants, which entitled the holder thereof to purchase one share of our Common Stock at an exercise price of $11.50 per share, became exercisable for one-tenth of one share at an exercise price of $1.15 per one-tenth share ($11.50 per whole share).

●	“Working Capital Loans” means loans from the Sponsor or an affiliate of the Sponsor, or certain of our officers or directors, to finance transaction costs in connection with an initial business combination, including the working capital loans issued pursuant to the Convertible Note and the Promissory Note.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, including as they relate to anticipated effects of the Business Combination. Specifically, forward-looking statements may include statements relating to:

●	the benefits of the Business Combination;

●	the future financial performance of the Company following the Business Combination;

●	changes in the market for Landsea products and services;

●	expansion plans and opportunities; and

●	other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the inability to maintain the listing of the Common Stock and public warrants on Nasdaq following the Business Combination;

●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability to integrate the combined businesses, and the ability of the combined business to grow and manage growth profitably;

●	costs related to the Business Combination;

●	the outcome of any legal proceedings that may be instituted against the Company following consummation of the Business Combination;

●	changes in applicable laws or regulations;

●	the inability to launch new Landsea products or services or to profitably expand into new markets;

●	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and

●	other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors” and that may be set forth in any applicable prospectus supplement under any similar caption.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the section of this prospectus entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Note Regarding Forward Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus before making an investment decision. The definition of some of the terms used in this prospectus are set forth under the section “Selected Definitions.”

Business Summary

Overview

We are a rapidly growing homebuilder focused on providing High Performance Homes that deliver energy efficient living in highly attractive geographies. Headquartered in Newport Beach, California, we primarily engage in the design, construction, marketing and sale of suburban and urban single-family detached and attached homes in California, Arizona and Metro New York. While we offer a wide range of properties, we primarily focus on entry-level and first-time move-up homes. We maintain a conservative capital structure and we believe our markets are characterized by attractive long-term housing fundamentals.

Building on the global homebuilding experience and environmentally focused strategy of Landsea Green Properties Co., Ltd. (“Landsea Green“), who indirectly owns 100% of our largest stockholder Landsea Holdings, we are driven by a pioneering commitment to sustainability. Drawing on new-home innovation and technology, including a partnership with a leading technology company, we are focused on sustainable, energy-efficient and environmentally friendly building practices that result in a lighter environmental impact, lower resource consumption and a reduced carbon footprint. The three pillars of our High Performance Homes platform are home automation, energy efficiency and sustainability. These pillars are reflected in such features as WiFi mesh networking, smart light switches, smart door locks, smart thermostats, WiFi garage door openers; LED lighting and upgraded insulation. Our efficient home designs help reduce lumber, concrete and building material waste on our jobsites.

Our communities are positioned in attractive markets like California and Arizona that, based on market conditions like low new home supply levels and high levels of employment relative to permits, are poised for growth. We are also prudently evaluating opportunities in new regional markets in which there is high demand and favorable population and employment growth as a result of proximity to job centers or primary transportation corridors. We are committed to achieving among the highest standards in design, quality and customer satisfaction and are a leader among our peers on several key operating and homebuilding metrics.

We have developed several award-winning master-planned communities. We have been recognized locally and nationally for our communities, including as recipient of the OC Register’s Best Home Builder and Best New Home Community awards and placing in the top 3% of all homebuilders for positive customer experience in Eliant Homebuyers’ survey.

While we have construction expertise across a wide array of product offerings, we are focused on entry-level and first-time move-up homes. Additionally, we believe our high concentration in entry-level homes positions us to meet changing market conditions and to optimize returns while strategically reducing portfolio risk. In addition, our attached and higher density product in certain markets enables us to keep our entry-level price point “attainable” and within reach of more new homebuyers. We believe that bringing attainable housing product helps to offset rising land and home costs and support our expansion into densely populated markets.

Our Competitive Strengths

Our primary business objective is to create long-term, above industry average returns for our stockholders through our commitment to securing growth-oriented land positions, imposing strong operational discipline and control and providing High Performance Homes to our customers. We believe that the following strengths differentiate us from other public company homebuilders and position us well to execute our business strategy and capitalize on opportunities across our footprint:

Attractive Land Positions Focused on High Growth

We have positioned our business to strategically grow by selecting markets with favorable population and employment growth as a result of proximity to job centers or primary transportation corridors. Currently, we are focused on the design, construction and sale of innovative single-family detached and attached homes in planned communities in major metropolitan areas in California and Arizona. Additionally, we plan to evaluate opportunities in other markets opportunistically.

Generally, we believe that we have strong land positions strategically located within our core markets. We select communities in markets across the United States with high demand and convenient access to metropolitan areas that are generally characterized by a robust local economy and continued job growth, attraction of new residents and opportunities for potential homebuyers.

Strong Operational Discipline and Controls

Our management team possesses significant operating expertise, gleaned from its experiences with much larger public homebuilders. The perspective gained from that experience has helped shape the strict discipline and hands-on approach with which we are managed. From real-time “dashboard” updates on each project to monthly operating committee review and financial accountability at the project management level, our strict operating discipline is a key part of our strategy to maximize returns while minimizing risk.

High Performance Homes

We are committed to sustainability. We place heavy emphasis on environmental protection and are committed to delivering comfortable and eco-friendly residential properties to the market. Landsea Green has received numerous awards and recognition for various properties and enjoys broad recognition among its customers as one of the few brand names representative of eco-friendly building design and construction.

We are committed to sustainable building practices and conduct a multitude of energy-efficient, sustainable and environmentally-friendly practices that result in a lighter environmental impact, lower resource consumption and a reduced carbon footprint.

In 2019, Landsea Homes officially launched a High Performance Homes program in select communities across California and Arizona. The new program focuses on home automation, sustainability and energy savings, three factors that we believe are highly desired by our customers.

As part of the High Performance Homes program, we have established a partnership with a leading technology company. High Performance Homes utilize such company’s proprietary software, which offers home automation options through applications on homebuyers’ mobile phones. Smart home automation options include a media manager device, MeshNet wireless internet throughout the home, entry door locks, thermostat control, garage door opener control, light dimmer switches, doorbell camera pre-wire and high-touch customer service with an individualized training session.

In addition, each High Performance Home includes upgraded roof insulation, upgraded wall insulation, upgraded floor insulation, more efficient mechanical systems, ENERGY STAR® rated appliances and LED lighting. The cost-in-use features lower homebuyers’ monthly bills and are intended to encourage environmental awareness and stewardship.

Our Growth Strategies

Building upon our success to date, we see a significant opportunity to drive long-term growth across our business by executing on the following growth strategies:

Strategy and Lot Position

Landsea Homes owned approximately 4,200 lots and had options to purchase an additional 2,400 lots, approximately, as of December 31, 2020. We intend to continue to utilize our current inventory of lots and future land acquisitions to conduct our operating strategy, which consists of:

●	converting our lot supply into active projects;

●	maximizing revenue at communities;

●	maintaining a low cost structure;

●	acquiring land positions through disciplined acquisition strategies in key markets;

●	leveraging an experienced management team;

●	gaining access to growth capital while keeping a conservative leverage profile; and

●	generating positive cash flows.

Acquire Attractive Land Positions While Reducing Risk

We believe that our reputation and extensive relationships with land sellers, master plan developers, financial institutions, brokers and other builders will enable us to continue to acquire well-positioned land parcels in our target markets. Before contracting to acquire land, we complete our land acquisition process, which consists of performing due diligence, reviewing the status of entitlements to mitigate zoning and other development risk and focusing on land as a component of a home’s cost structure, rather than on the land’s speculative value.

We believe that our expertise in land development and planning enables us to create desirable communities that meet or exceed our target customer’s expectations, while operating at competitive costs. We also seek to minimize our exposure to land risk through disciplined management of entitlements, as well as the use of land options and other flexible land acquisition arrangements.

We believe that there are significant opportunities to expand in our existing and target markets, and we continually review our selection of markets based on both aggregate demographic information and our own operating results. We use the results of these reviews to reallocate our investments to maximize our profitability and return on capital over a two to three year timeframe. Our growth strategy will focus on increasing our market position in our existing markets and exploring expansion into other markets through organic growth or acquisitions.

Offer a Diverse Range of Products with a Focus on Entry-Level and First Move-Up

While our construction expertise across an extensive product offering allows us flexibility to pursue a wide array of land acquisition opportunities and appeal to a broad range of potential homebuyers, we are currently focused on entry-level and first-time move-up homes. We believe our high concentration in entry level and first-time move-up homes positions us to meet changing market conditions and to optimize returns while strategically reducing portfolio risk. In addition, our attached and higher density product in certain markets enables us to keep our entry-level price point “attainable” and within reach of more new homebuyers. We believe that bringing attainable housing products helps to counter rising land and home costs and support our expansion into densely populated markets.

We spend extensive time studying and designing our products through the use of architects, consultants and homeowner focus groups in our target markets. Our focus on entry-level and first-time move-up homes is a part of our “pyramid” strategy in which the largest ratio of communities of entry level homes forms the base of the pyramid, followed by first move-up and second move-up. At the top of the pyramid are our luxury homes that are the lowest in count and most selective in opportunistic locations.

Focus on Efficient Cost Structure and Target Attractive Returns

We believe that our homebuilding platform and focus on controlling costs position us well to generate attractive returns for our investors. Our experienced management team is vigilant in maintaining its focus on controlling costs. We competitively bid each phase of development while maintaining strong relationships with our trade partners by managing production schedules closely and paying our vendors on time.

We combine decentralized management in those aspects of our business where we believe detailed knowledge of local market conditions is critical (such as governmental processing, construction, land development, accounts payable and sales and marketing), with centralized management in those functions where we believe central control is required (such as approval of land acquisitions, financial, treasury, human resources and legal matters). We have also made significant investments in systems and infrastructure to operate our business efficiently and to support our planned future growth as a result of executing our expansion strategy.

Business Combination

On the Closing Date, Landsea Homes Corporation (formerly known as LF Capital Acquisition Corp.), consummated the Business Combination pursuant to that certain Merger Agreement, by and among the Company, Merger Sub, Landsea and the Seller. As contemplated by the Merger Agreement, Merger Sub merged with and into Landsea, with Landsea continuing as the surviving entity. In connection with the merger of Merger Sub, Landsea changed its name to Landsea Homes US Corporation. As a result of the Merger, the Company owns 100% of the outstanding common stock of Landsea and each share of common stock of Landsea has been cancelled and converted into the right to receive a portion of the consideration payable in connection with the Merger. In connection with the closing of the Business Combination, (a) the Company owns, directly or indirectly, 100% of the stock of Landsea and its subsidiaries and (b) the Seller holds approximately 71% of our Common Stock.

In connection with the Business Combination, the Company changed its name from LF Capital Acquisition Corp. to “Landsea Homes Corporation.”

On December 15, 2020, the Company’s stockholders, at a special meeting of the Company, approved and adopted the Merger Agreement, and approved the Business Combination proposal and the other related proposals presented in the definitive proxy statement filed with the SEC on November 23, 2020 (the “Proxy Statement“).

The aggregate merger consideration paid by the Company to the Seller in connection with the consummation of the Business Combination was approximately $344 million of stock consideration (the “Merger Consideration”), consisting of approximately 32,557,303 newly-issued shares of our Common Stock, which shares were valued at $10.56 per share for purposes of determining the number of shares payable to the Seller for its ownership interests therein. Additionally, concurrent with the closing of the Business Combination, the Company also paid 250,415 newly-issued shares of our Common Stock to certain investors, in connection with the Forward Purchase and Subscription Agreements.

Concurrently with the execution of the Merger Agreement, the Company and the Sponsor entered into Forward Purchase and Subscription Agreements with the FPSA Investors, whereby each of the FPSA Investors (i) committed to purchase certain amounts of shares of Class A common stock from public stockholders or in the open market or in privately negotiated transactions at or less than $10.56 per share, inclusive of any fees and commissions (the “Purchase Allocation”), which in the aggregate total a commitment to purchase $35 million in shares of Class A common stock, (ii) vote its Class A common stock owned prior to the record date (up to the Purchase Allocation) in favor of the proposals in furtherance of the Business Combination, and (iii) not transfer or redeem its Class A common stock acquired pursuant to the Forward Purchase and Subscription Agreement prior to the consummation of the Business Combination or if the Merger Agreement was otherwise terminated. In consideration for entering into the Forward Purchase and Subscription Agreement, the Company issued an aggregate of 250,415 shares of Common Stock to the FPSA Investors.

Concurrently with the execution of the Merger Agreement, the Sponsor, the Company, the Seller, and Landsea entered into the Sponsor Surrender Agreement, pursuant to which, the Sponsor has agreed to (i) forfeit to the Company for no consideration 2,260,000 Private Placement Warrants and 600,000 Founder Shares, (ii) forfeit up to 500,000 shares of its converted Founder Shares contingent upon the valuation of the Common Stock reaching certain thresholds during the twenty-four month period following the closing of the Business Combination, (iii) transfer to the Seller 2,200,000 Private Placement Warrants immediately prior to the closing of the Business Combination and 500,000 shares of Common Stock immediately after the closing of the Business Combination (with such Common Stock subject to the contingencies noted in clause (ii) above), (iv) cancel and forgive all amounts owed to Sponsor pursuant to the Promissory Note, and (v) receive a cash payment in lieu of converting outstanding amounts due under the Convertible Note upon the consummation of the Business Combination, in each case on terms and subject to the conditions set forth therein.

Concurrently with the execution of the Merger Agreement, the Company, the Seller, Landsea and each of the LF Capital Restricted Stockholders entered into the Founders’ Waiver Agreements, pursuant" to which, each LF Capital Restricted Stockholder agreed to (i) waive certain of their anti-dilution, conversion, and redemption rights with respect to their Founder Shares and (ii) agreed to convert their Founder Shares into shares of the Company’s Common Stock on a one-for-one basis. Additionally, each of the LF Capital Restricted Stockholders, other than the BlackRock Holders, agreed to waive their redemption rights with respect to any Common Stock they own.

Additionally, the Company and the BlackRock Holders entered into the BlackRock Waiver Agreement, pursuant to which, each of the BlackRock Holders agreed to (i) waive certain of their anti-dilution and conversion rights with respect to their Founder Shares and (ii) agreed to convert their Founder Shares into shares of the Company’s Common Stock on a one-for-one basis. In addition, the LF Capital Restricted Stockholders, other than the BlackRock Holders, entered into letter agreements providing that, during the period commencing on the Closing Date and continuing until the earlier of (i) one year following the closing of the Business Combination and (ii) subsequent to the closing of the Business Combination, (x) if the last sale price of the Common Stock equals or exceeds $12.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days following the closing of the Business Combination or (y) the date following the closing of the Business Combination on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of the Company for cash, securities or other property, are restricted from transferring or selling their Common Stock, in each case on terms and subject to the conditions set forth therein. The Company also entered into Lock-up Agreements at the closing of the Business Combination with each of the Seller, the Sponsor and certain other holders of converted Founder Shares, providing that each of the Seller, the Sponsor and certain other holders of converted Founder Shares and their permitted transferees, during the period commencing on the Closing Date and continuing until the earlier of (i) one year following the Closing Date and (ii) subsequent to the Closing Date, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share as quoted on Nasdaq (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days following the Closing Date or (y) the date following the Closing Date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of the Company for cash, securities or other property, will be restricted from transferring or selling their Common Stock or warrants, in each case on terms and subject to the conditions set forth therein.

See “Business Combination” for a summary of each of the foregoing agreements.

The following diagram illustrates our structure following the consummation of the Business Combination.

Recent Developments

Impact of COVID-19

The spread of a novel strain of coronavirus (“COVID-19”) around the world caused significant volatility in the U.S. market beginning in early 2020. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. economy. The homebuilding industry was impacted by COVID-19, which saw reduced levels of orders and deliveries primarily in March, April and May 2020, with partial recovery beginning in June 2020.

During the first and second quarters of 2020, when restrictive stay-at-home orders were in place for many markets across the United States, we experienced meaningful increases in sales cancellations and decreases in sales orders, particularly in California and New York. However, as economic activity began to resume and restrictive orders began to be lifted, our pace of sales increased and our cancellation rate returned to normal levels. For the fourth quarter of 2020, we had almost 600 home deliveries and home sales revenues of $284.7 million, as compared to less than 300 home deliveries and home sales revenues of $136.3 million in the first quarter of 2020, less than 250 home deliveries and home sales revenues of $95.1 million in the second quarter of 2020, and more than 400 home deliveries and home sales revenues of $218.5 million in the third quarter of 2020.

We believe the increase in demand in the third and fourth quarters of 2020 was fueled by increased buyer urgency due to lower interest rates on mortgage loans, the limited supply of homes at affordable price points across most of our markets and to some extent the lower levels of home sales from mid-March through early April, which caused some pent-up demand. We were and remain well positioned for increased demand with our affordable product offerings, lot supply and housing inventory.

In response to the pandemic and government restrictions, we implemented new operating measures relating to our sales, construction and other operations. Under these measures, we shifted our sales process to offer additional virtual online tours and appointments and, where permitted, appointment-only in-person meetings that comply with social distancing and other health and safety requirements and protocols and we have instituted social distancing, hygiene and sanitation guidelines in accordance with recommended protocols throughout the organization. We have encouraged employees at our corporate and division offices whose duties could be performed from home to work remotely and we have implemented flexible schedules for employees that are permitted by applicable government orders or guidelines to be back in our corporate and division offices to limit the number of individuals in our offices on a given day. We have also encouraged our employees to use our virtual working and communication platforms in lieu of holding in-person meetings whenever possible.

Construction and sale of residential real estate has been determined to be an essential business in many regions, and accordingly our operations, other than in certain markets during March and April, have been exempted from certain health orders. There is still uncertainty regarding the extent and duration of the COVID-19 pandemic, as the situation has continued to evolve, and associated government and consumer responses have remained in a state of flux, especially in light of recent spikes in infections in key markets. In addition, because the full magnitude and duration of the COVID-19 pandemic is uncertain and difficult to predict, changes in our cash flow projections may change our conclusions on the recoverability of inventory in the future.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following June 22, 2023, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock and public warrants that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

We also qualify as a smaller reporting company (“smaller reporting company”), as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Summary of Risk Factors

An investment in our securities involves risks and uncertainties. You should carefully consider the following risks as well as the other information included in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before investing in our securities.

●	Actual or threatened public health crises, epidemics, or outbreaks, including the outbreak of COVID-19, may have a material adverse effect on our business, financial condition, and results of operations.

●	Our industry is cyclical and adverse changes in general and local economic conditions could reduce the demand for homes and, as a result, could have a material adverse effect on us.

●	If we are not able to develop communities successfully and in a timely manner, our revenues, financial condition and results of operations may be adversely impacted.

●	We may suffer uninsured losses or suffer material losses in excess of insurance limits.

●	Our geographic concentration could materially and adversely affect us if the homebuilding industry in our current markets should experience a decline.

●	Inflation and interest rate changes could adversely affect our business and financial results.

●	We may not be successful in integrating acquisitions, expanding into new markets or implementing our growth strategies.

●	Landsea Green can determine the outcome of major corporate transactions that require the approval of our stockholders and may take actions that conflict with the interests of other of our stockholders.

●	We are a “controlled company” within the meaning of Nasdaq rules and, as a result, may qualify for, and may choose to rely on, exemptions from certain corporate governance requirements.

●	Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

●	If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

●	A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. Resales of the shares of Common Stock included in the Stock Consideration could depress the market price of our Common Stock.

●	Because homes are relatively illiquid, our ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial and investment conditions may be limited and we may be forced to hold non-income producing properties for extended periods of time.

●	New and existing laws and regulations or other governmental actions may increase our expenses, limit the number of homes that we can build or delay completion of our projects.

●	We rely on third-party suppliers and long supply chains, and if we fail to identify and develop relationships with a sufficient number of qualified suppliers, or if there is a significant interruption in our supply chains, our ability to timely and efficiently access raw materials that meet our standards for quality could be adversely affected.

●	Our business and results of operations are dependent on the availability, skill and performance of subcontractors.

●	The long-term sustainability and growth in our number of homes delivered depends in part upon our ability to acquire developed lots ready for residential homebuilding on reasonable terms.

Corporate Information

We were incorporated on June 29, 2017 as a Delaware corporation under the name “LF Capital Acquisition Corp.” and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On January 7, 2021, in connection with the consummation of the Business Combination, we changed our name to “Landsea Homes Corporation.” Our principal executive offices are located at 660 Newport Center Drive, Suite 300, Newport Beach, California 92660, and our telephone number is (949) 345-8080. Our website is www.landseahomes.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

THE OFFERING

We are registering the issuance by us of up to 7,052,500 shares of our Common Stock that may be issued upon exercise of warrants to purchase Common Stock, including the public warrants and the Private Placement Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 41,301,645 shares of Common Stock and (ii) 5,500,000 warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 16 of this prospectus.

Issuance of Common Stock

The following information is as of March 8, 2021 and does not give effect to issuances of our Common Stock or warrants after such date, or the exercise of warrants after such date.

Shares of our Common Stock to be issued upon exercise of all public warrants and Private Placement Warrants	7,052,500

Shares of our Common Stock outstanding prior to exercise of all public warrants and Private Placement Warrants	46,231,025

Use of proceeds	We will receive up to an aggregate of approximately $81,103,750 from the exercise of all public warrants and Private Placement Warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

Resale of Common Stock and warrants

Shares of Common Stock offered by the Selling Holders (including 5,500,000 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants, 2,530,835 Founder Shares, 32,557,303 Stock Consideration Shares, 500,000 Transfer Shares and 213,507 Forward Purchase Shares)	41,301,645 shares

Warrants offered by the Selling Holders	5,500,000 Private Placement Warrants

Exercise Price	$11.50 per share, subject to adjustment as described herein

Redemption	The warrants are redeemable in certain circumstances. See “Description of Securities—Private Placement Warrants” for further discussion.

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock and warrants to be offered by the Selling Holders. With respect to shares of Common Stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.

Lock-up Agreements	Each of (i) the Founder Shares owned by the Sponsor and certain other holders of converted Founder Shares and the Private Placement Warrants and the Common Stock issuable upon exercise of the Private Placement Warrants that are owned by the Sponsor and (ii) the Stock Consideration Shares and the Transfer Shares owned by the Seller are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Business Combination—Related Agreements” for further discussion

Nasdaq Ticker Symbols	Common Stock: “LSEA”

Warrants: “LSEA-W”

SUMMARY HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

The following table contains summary historical financial data for the Company as of and for the years ended December 31, 2020 and December 31, 2019. Such data as of and for the years ended December 31, 2020 and December 31, 2019 have been derived from the audited financial statements of the Company. The audited financial statements of the Company as of and for the years ended December 31, 2020 and December 31, 2019 are included elsewhere in this prospectus. The information below is only a summary and should be read in conjunction with the Company’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

LANDSEA HOMES CORPORATION

BALANCE SHEET

	As of December 31, 2020	As of December 31, 2019

Assets
Current assets:
Cash and cash equivalents	$68,986	$161,405
Prepaid expenses	1,598	304,077
Total current assets	70,584	465,482
Deferred offering costs associated with initial public offering	-	-
Marketable securities held in Trust Account	109,742,246	162,019,909
Total assets	$109,812,830	$162,485,391

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,961,576	$121,516
Accrued expenses	-	30,610
Convertible note payable - related party	1,500,000	750,000
Promissory note - related party	1,000,000	-
Franchise tax payable	40,051	40,000
Income tax payable	-	-
Total current liabilities	4,501,627	942,126
Deferred tax liabilities	-	128,105
Deferred underwriting commissions	5,433,750	5,433,750
Total liabilities	9,935,377	6,503,981

Commitments
Class A common stock, $0.0001 par value; 0 and 14,461,820 shares subject to possible redemption at $0 and $10.44 per share at December 31, 2020 and 2019, respectively	-	150,981,401

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2020 and 2019, respectively	-	-
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 10,392,472 and 1,063,180 shares issued and outstanding (excluding 0 and 14,461,820 shares subject to possible redemption) at December 31, 2020 and 2019, respectively	1,039	106
Convertible Class B common stock, $0.0001 par value; 15,000,000 shares authorized; 3,881,250 shares issued and outstanding at December 31, 2020 and 2019, respectively	388	388
Additional paid-in capital	99,730,418	2,757,412
Retained earnings	145,608	2,242,103
Total stockholders’ equity	99,877,453	5,000,009
Total Liabilities and Stockholders’ Equity	$109,812,830	$162,485,391

LANDSEA HOMES CORPORATION

STATEMENT OF OPERATIONS

	For the Years Ended December 31, 2020	For the Years Ended December 31, 2019
General and administrative expenses	$2,470,314	$826,307
Franchise tax expense	200,051	200,000
Loss from operations	(2,670,365)	(1,026,307)
Interest earned on investments and marketable securities	694,319	3,473,997
(Loss) Income before income tax expense	(1,976,046)	2,447,690
Income tax expense	120,449	675,854
Net (loss) income	$(2,096,495)	$1,771,836

Weighted average shares outstanding of Class A common stock	14,006,380	15,525,000
Basic and diluted net income per share, Class A	$0.03	$0.17
Weighted average shares outstanding of Class B common stock	3,881,250	3,881,250
Basic and diluted net loss per share, Class B	$(0.64)	$(0.21)

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF LANDSEA HOMES

The following table contains summary historical financial data for Landsea Homes as of and for the years ended December 31, 2020, 2019 and, 2018. Such data as of December 31, 2020 and 2019 and for the three years in the period ended December 31, 2020 are derived from Landsea Homes’ consolidated financial statements for such periods which are included elsewhere in this prospectus. Landsea Homes’ historical results may not be indicative of the results that may be achieved in the future. This information should be read in conjunction with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Landsea Homes’ consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands, except per share amounts)
Consolidated Statements of Operations:
Total revenue	$734,608	$630,988	$378,617
Income (loss) before income tax expense	(12,165)	28,550	41,319
Net income (loss) to Landsea Homes	$(8,951)	$17,200	$29,184
Basic and diluted earnings (loss) per share	$(8,951)	$17,200	$29,184

Balance Sheet Data:
Cash and cash equivalents	$105,778	$154,043	$99,865
Real estate inventories	687,819	598,179	647,153
Total assets	895,764	839,217	864,641
Total notes and other debts payable, net	264,809	189,964	232,821
Total liabilities	366,278	255,847	319,485
Total stockholders’ equity	$528,185	$565,478	$532,585

Other Operating Information:
Number of homes delivered	1,527	597	289
Average sales price of homes delivered	$481	$953	$1,204
Backlog at end of period, number of homes	750	121	145
Backlog at end of period, aggregate sales value	$389,342	$83,955	$165,446
Average sales price of homes in backlog	$519	$694	$1,141
Net new home contracts	1,891	480	333
Average selling communities	30.4	17.5	7.6

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “summary pro forma information”) gives effect to the Business Combination and related transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, LF Capital was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Landsea Homes issuing stock for the net assets of LF Capital, accompanied by a recapitalization. The net assets of the Company are stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2020 gives pro forma effect to the Business Combination and related transactions as if they had occurred on December 31, 2020. The summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2020 gives pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2020.

The summary pro forma information have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of LF Capital and related notes and the historical financial statements of Landsea Homes and related notes included in this prospectus. The summary pro forma information have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma information do not purport to project the future financial position or operating results of the combined company.

Upon consummation of the Business Combination, all Class B common stock converted to Common Stock. Public stockholders were offered the opportunity to redeem, upon closing of the Business Combination, shares of Class A common stock for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account.

Pro Forma Combined
(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data Year Ended December 31, 2020
Revenue	$734,608
Net loss per share of Class A common stock - basic and diluted	$(0.25)
Weighted average number of shares of Class A common stock outstanding - basic and diluted	45,231,025

Pro Forma Combined
(in thousands)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of December 31, 2020
Total assets	$942,713
Total liabilities	$364,169
Total equity	$578,544

RISK FACTORS

An investment in our securities involves risks and uncertainties. You should carefully consider the following risks as well as the other information included in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before investing in our securities. We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. Any of the following risks could materially and adversely affect our business, financial condition, results of operations or prospects. However, the selected risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, results of operations or prospects. In such a case, the trading price of our securities could decline and you may lose all or part of your investment in us.

Operational Risks Related to Our Business

Actual or threatened public health crises, epidemics, or outbreaks, including the outbreak of COVID-19, have had and may again have a material adverse effect on our business, financial condition, and results of operations.

Our business operations and supply chains may be negatively impacted by regional or global public health crises, epidemics, or outbreaks. For example, in December 2019, a novel strain of coronavirus, now known as COVID-19, emerged in Wuhan, Hubei Province, China. On March 11, 2020, the International Health Regulations Emergency Committee of the World Health Organization declared the outbreak a global pandemic. The outbreak has spread rapidly throughout the world and has caused severe disruption to the global economy. The COVID-19 outbreak has led governments across the globe to impose a series of measures intended to contain its spread, including border closures, travel bans, quarantine measures, social distancing, and restrictions on business operations and large gatherings. Such measures have adversely impacted our business, financial condition, and results of operations. In addition, a significant public health crisis, epidemic or outbreak of contagious disease in the human population may adversely affect the economies and financial markets of many countries, including those in which we operate, resulting in an economic downturn that could affect the supply or demand for our products and services.

The outbreak of COVID-19 has caused companies like us and our business partners to implement temporary adjustments to work schedules and travel plans, allowing employees to work from home and collaborate remotely. As a result, we have experienced lower efficiency and productivity, internally and externally, which may adversely affect our service quality. Moreover, our business depends on our employees and the continued services of these individuals. If an employee contracts or is suspected of having contracted COVID-19, such an employee is required under our policies to be quarantined. That employee could expose and transmit to other employees, potentially resulting in severe disruption to our business.

Furthermore, our results of operations have been severely affected by the COVID-19 outbreak, resulting in significant slowing and/or ceasing of construction, sales, warranty, and administrative support in our markets. In addition, depending on the specific jurisdiction, we are required to implement certain safety protocols and procedures that have materially impacted our ability to develop communities, maintain sales velocity, build homes, timely deliver homes, and service customers. The COVID-19 outbreak has had, and future outbreaks can have, a material impact on cycle times, cancellation rates, availability of trades, costs, supplies, and new home demand.

More broadly, the COVID-19 outbreak threatens global economies and may cause significant market volatility and declines in general economic activities. This may severely dampen investor confidence in global markets, resulting in decreases in overall trading activities and restraint in their investment decisions.

The extent to which COVID-19 will impact our operations depends on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, actions taken by government authorities or other entities to contain the coronavirus or treat its impact, including vaccines, and volatility in the capital and real estate markets, among others. Given the general slowdown in economic conditions globally, we cannot assure you that we will be able to develop new products and services in a timely manner or that we can maintain the growth rate we have previously experienced or projected. Because of these uncertainties, we cannot reasonably estimate the financial impact related to the COVID-19 outbreak and the response to it at this time. In addition, COVID-19 may foster or worsen the occurrence of any of the other risk factors discussed in this prospectus.

If we are not able to develop communities successfully and in a timely manner, our revenues, financial condition and results of operations may be adversely impacted.

Before a community generates any revenue, time and material expenditures are required to acquire land, obtain or renew permits and development approvals and construct significant portions of project infrastructure, amenities, model homes and sales facilities. There may be a significant lag from the time we acquire land or options for land for development or developed home sites and the time we can bring the communities to market and sell homes. Our ability to process a significant number of transactions (which include, among other things, evaluating the site purchase, designing the layout of the development, sourcing materials and subcontractors and managing contractual commitments) efficiently and accurately is important to our success. Errors by employees, failure to comply with or changes in regulatory requirements and conduct of business rules, failings or inadequacies in internal control processes, equipment failures, natural disasters or the failure of external systems, including those of suppliers or counterparties, could result in delays and operational issues that could adversely affect our business, financial condition and operating results and relationships with customers. We can also experience significant delays in obtaining permits, development approvals, entitlements, and local, state or federal government approvals (including due to an extended failure by lawmakers to agree on a budget or appropriation legislation to fund relevant operations or programs), utility company constraints or delays, delays in a land seller’s lot deliveries or delays resulting from rights or claims asserted by third parties, which may be outside of our control. Additionally, we may also have to renew existing permits and there can be no assurances that these permits will be renewed. Delays in the development of communities also expose us to the risk of changes in market conditions for homes. A decline in our ability to develop and market communities successfully and to generate positive cash flow from these operations in a timely manner could have a material adverse effect on our business and results of operations and on our ability to service our debt and to meet our working capital requirements.

We are subject to warranty and liability claims arising in the ordinary course of business that can be significant.

As a homebuilder, we are subject to construction defect, product liability, home warranty, and other claims, arising in the ordinary course of business or otherwise. There can be no assurance that our general liability insurance and other insurance rights or the indemnification arrangements with subcontractors and design professionals and other indemnities will be collectible or adequate to cover any or all construction defect and warranty claims for which we may be liable. Some claims may not be covered by insurance or may exceed applicable coverage limits. We may not be able to renew our insurance coverage or renew it at reasonable rates and may incur significant costs or expenses (including repair costs and litigation expenses) surrounding possible construction defects, product liability claims, soil subsidence or building related claims. Some claims may arise out of uninsurable events or circumstances not covered by insurance or that are not subject to effective indemnification agreements with our trade partners. In addition, we typically act as the general contractor for the homes we build for third party landowners on fee. In connection with these fee building agreements, we indemnify the landowner for liabilities arising from our work. There can be no assurance that our general liability insurance (procured by us or the landowner) or indemnification arrangements with subcontractors will be collectible and some claims may arise out of uninsurable events or circumstances not covered by insurance. Furthermore, most insurance policies have some level of a self-insured retention that we are required to satisfy per occurrence in order to access the underlying insurance, which levels can be significant. Any such claims or self-insured retentions can be costly and could result in significant liability.

With respect to certain general liability exposures, including construction defects and related claims and product liability claims, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process require us to exercise significant judgment due to the complex nature of these exposures, with each exposure often exhibiting unique circumstances. Furthermore, once claims are asserted against us for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand. Plaintiffs may seek to consolidate multiple parties in one lawsuit or seek class action status in some of these legal proceedings with potential class sizes that vary from case to case. Consolidated and class action lawsuits can be costly to defend and, if we were to lose any consolidated or certified class action suit, it could result in substantial liability.

We also expend significant resources to repair items in homes we have sold to fulfill the warranties we have issued to homebuyers. Additionally, construction defect claims can be costly to defend and resolve in the legal system. Warranty and construction defect matters can also result in negative publicity in the media and on the internet, which can damage our reputation and adversely affect our ability to sell homes.

In addition, we conduct much of our business in California, one of the most highly regulated and litigious jurisdictions in the United States, which imposes a ten-year, strict liability tail on many construction liability claims. As a result, our potential losses and expenses due to litigation, new laws and regulations may be greater than those of competitors who have smaller California operations as a percentage of the total enterprise.

We may suffer uninsured losses or suffer material losses in excess of insurance limits.

In addition to difficulties with respect to claim assessment and liability and reserve estimation, some types of claims may not be covered by our insurance or may exceed our applicable coverage limits. We may also be responsible for applicable self-insured retentions with respect to our insurance policies. Furthermore, contractual indemnities with contractors and subcontractors can be difficult to enforce and we include our subcontractors on our general liability insurance which may significantly limit our ability to seek indemnity for insured claims. Furthermore, any product liability or warranty claims made against us, whether or not they are viable, may lead to negative publicity, which could impact our reputation and future home sales. In addition, manufactured product defects may result in delays, additional costs and remediation efforts which could have a negative impact on our new home deliveries and financial and operating results.

Our insurance for construction defect claims, subject to applicable self-insurance retentions, may not be available or adequate to cover all liability for damages, the cost of repairs, or the expense of litigation surrounding current claims, and future claims may arise out of events or circumstances not covered by our insurance and not subject to effective indemnification agreements with subcontractors.

Because of the uncertainties inherent in litigation, we cannot provide assurance that our insurance coverage, indemnity arrangements and reserves will be adequate to cover liability for any damages, the cost of repairs and litigation, or any other related expenses surrounding the current claims to which we are subject or any future claims that may arise. Such damages and expenses, to the extent that they are not covered by our insurance or redress against contractors and subcontractors, could materially and adversely affect our consolidated financial statements and results.

The long-term sustainability and growth in our number of homes delivered depends in part upon our ability to acquire developed lots ready for residential homebuilding on reasonable terms.

Our future growth depends upon our ability to successfully identify and acquire attractive lots ready for development of homes at reasonable prices and with terms that meet our underwriting criteria. Our ability to acquire lots for new homes may be adversely affected by changes in the general availability of lots, the willingness of land sellers to sell lots at reasonable prices, competition for available lots, availability of financing to acquire lots, zoning and other market conditions. We currently depend primarily on the California and greater Phoenix area markets and the availability of lots in those markets at reasonable prices is limited. If the supply of lots appropriate for development of homes is limited because of these factors, or for any other reason, our ability to grow could be significantly limited, and the number of homes that we build and sell could decline. Additionally, our ability to begin new projects could be impacted if we elect not to purchase lots under option contracts. To the extent that we are unable to purchase lots timely or enter into new contracts for the purchase of lots at reasonable prices, our home sales revenue and results of operations could be negatively impacted or we may be required to decrease our operations in a given market.

If the market value of our developed lot inventory decreases, our results of operations could be adversely affected by impairments and write-downs.

The market value of our land and housing inventories depends on market conditions. We acquire land for expansion into new markets and for replacement of land inventory and expansion within our current markets. There is an inherent risk that the value of the land we own or control may decline after purchase. The risks inherent in purchasing and developing land parcels increase as consumer demand for housing decreases. As a result, we may buy and develop land parcels on which homes cannot be profitably built and sold. The valuation of property is inherently subjective and based on the individual characteristics of each property. When market conditions drive land values down, land we have purchased or option agreements we have previously entered into may become less desirable because we may not be able to build and sell homes profitably, at which time we may elect to sell the land or, in the case of options contracts, to forego pre-acquisition costs and forfeit deposits and terminate the agreements. Factors such as changes in regulatory requirements and applicable laws (including in relation to building regulations, taxation and planning), political conditions, the condition of financial markets, both local and national economic conditions, the financial condition of customers, potentially adverse tax consequences, and interest and inflation rate fluctuations subject the market value of land owned, controlled or optioned by us to uncertainty. Moreover, all valuations are made on the basis of assumptions that may not prove to reflect economic or demographic reality. If housing demand decreases below what we anticipated when we acquired the inventory, our results of operations and financial conditions may be adversely affected and we may not be able to recover our costs when we build and sell houses.

Risks associated with our developed lot inventories could adversely affect our business or financial results.

Land parcels, building lots and housing inventories are illiquid assets, and we may not be able to dispose of them efficiently or at all if we or the housing market and general economy are in financial distress. In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market. We regularly review the value of our land holdings and continues to review our holdings on a periodic basis. Material impairments in the value of our inventory may be required, and we may in the future sell land or homes at significantly lower margins or at a loss, if we are able to sell them at all, which could adversely affect our results of operations and financial condition.

Increases in our cancellation rate may adversely impact our revenue and homebuilding margins.

In connection with the sale of a home, we collect a deposit from the homebuyer that is a small percentage of the total purchase price. During the years ended December 31, 2020 and 2019, Landsea Homes experienced cancellation rates of 12.7% and 12.4%, respectively. Cancellations negatively impact the number of closed homes, net new home orders, home sales revenue and our results of operations, as well as the number of homes in backlog. Home order cancellations can result from a number of factors, including but not limited to declines or slow appreciation in the market value of homes, increases in the supply of homes available to be purchased, increased competition, higher mortgage interest rates, buyer’s remorse, homebuyers’ inability to sell their existing homes, homebuyers’ inability to obtain suitable financing, including providing sufficient down payments, and adverse changes in economic conditions. Many of these factors are beyond our control. Increased levels of home order cancellations would have a negative impact on our home sales revenue and financial and operating results.

Third-party lenders may not complete mortgage loan originations for our homebuyers in a timely manner or at all, which can lead to cancellations and a lesser backlog of orders, or significant delays in our closing homes sales and recognizing revenues from those homes.

Our buyers may obtain mortgage financing for their home purchases from any lender or other provider of their choice, including an unaffiliated lender. If, due to credit or consumer lending market conditions, regulatory requirements, or other factors or business decisions, these lenders refuse or are unable to provide mortgage loans to our buyers, the number of homes that we deliver and our consolidated financial statements may be materially and adversely affected.

We can provide no assurance as to a lenders’ ability or willingness to complete, in a timely fashion or at all, the mortgage loan originations they start for our homebuyers. Such inability or unwillingness may result in mortgage loan funding issues that slow deliveries of our homes or cause cancellations, which in each case may have a material adverse effect on our consolidated financial statements. In addition, recent changes to mortgage loan disclosure requirements to consumers may potentially delay lenders’ completion of the mortgage loan funding process for borrowers. Specifically, the Consumer Financial Protection Bureau has adopted a rule governing the content and timing of mortgage loan disclosures to borrowers, commonly known as TILA-RESPA Integrated Disclosures (“TRID”). Lender compliance with TRID could result in delays in loan closings and the delivery of homes that materially and adversely affect our financial results and operations.

Difficulties with appraisal valuations in relation to the proposed sales price of our homes could force us to reduce the price of our homes for sale.

Each of our home sales may require an appraisal of the home value before closing. These appraisals are professional judgments of the market value of the property and are based on a variety of market factors. If our internal valuations of the market and pricing do not line up with the appraisal valuations and appraisals are not at or near the agreed upon sales price, we may be forced to reduce the sales price of the home to complete the sale. These appraisal issues could have a material adverse effect on our business and results of operations.

Our business and results of operations are dependent on the availability, skill and performance of subcontractors.

Our business and results of operations are dependent on the availability and skill of subcontractors, as substantially all construction work is done by subcontractors with us acting as the general contractor. Accordingly, the timing and quality of construction depend on the availability and skill of unaffiliated, third party subcontractors. As the homebuilding market returns to full capacity, we have previously experienced and may again experience skilled labor shortages. Throughout the homebuilding cycle, we have experienced shortages of skilled labor in a number of our markets which has led to increased labor costs and increased the cycle times of completion of home construction and our ability to convert home sales into closings. The cost of labor may also be adversely affected by shortages of qualified tradespeople, changes in laws and regulations relating to union activity and changes in immigration laws and trends in labor migration. We cannot be assured that there will be a sufficient supply of, or satisfactory performance by, these unaffiliated third-party consultants and subcontractors, which could have a material adverse effect on our business.

The residential construction industry also experiences labor shortages and disruptions from time to time, including: work stoppages, labor disputes, shortages in qualified tradespeople, lack of availability of adequate utility infrastructure and services, our need to rely on local subcontractors who may not be adequately capitalized or insured, and delays in availability of building materials. Additionally, we could experience labor shortages as a result of subcontractors going out of business or leaving the residential construction market due to low levels of housing production and volumes. Any of these circumstances could give rise to delays in the start or completion of our communities, increase the cost of developing one or more of our communities and increase the construction cost of our homes. To the extent that market conditions prevent the recovery of increased costs, including, among other things, subcontracted labor, finished lots, building materials, and other resources, through higher sales prices, our gross margins from home sales and results of operations could be adversely affected.

In addition, some of the subcontractors we engage are represented by labor unions or are subject to collective bargaining arrangements that require the payment of prevailing wages that are typically higher than normally expected on a residential construction site. A strike or other work stoppage involving any of our subcontractors could also make it difficult for us to retain subcontractors for their construction work. In addition, union activity could result in higher costs for us to retain our subcontractors. Access to qualified labor at reasonable rates may also be affected by other circumstances beyond our control, including: shortages of qualified tradespeople, such as carpenters, roofers, electricians and plumbers; high inflation; changes in laws relating to employment and union organizing activity; changes in trends in labor force migration; and increases in contractor, subcontractor and professional services costs. The inability to contract with skilled contractors and subcontractors at reasonable rates on a timely basis could materially and adversely affect our financial condition and operating results.

Further, the enactment and implementation of federal, state or local statutes, ordinances, rules or regulations requiring the payment of prevailing wages on private residential developments would materially increase our costs of development and construction, which could materially and adversely affect our results of operations and financial conditions.

We rely on third-party suppliers and long supply chains, and if we fail to identify and develop relationships with a sufficient number of qualified suppliers, or if there is a significant interruption in our supply chains, our ability to timely and efficiently access raw materials that meet our standards for quality could be adversely affected.

Our ability to identify and develop relationships with qualified suppliers who can satisfy our standards for quality and our need to access products and supplies in a timely and efficient manner is a significant challenge. We may be required to replace a supplier if their products do not meet our quality or safety standards. In addition, our suppliers could discontinue selling products at any time for reasons that may or may not be in our control or the suppliers’ control. Our operating results and inventory levels could suffer if we are unable to promptly replace a supplier who is unwilling or unable to satisfy our requirements with a supplier providing similar products. Our suppliers’ ability to deliver products may also be affected by financing constraints caused by credit market conditions, which could negatively impact our revenue and cost of products sold, at least until alternate sources of supply are arranged.

Fluctuating materials prices may adversely impact our results of operations.

The residential construction industry experiences labor and raw material shortages from time to time, including shortages in qualified tradespeople, and supplies of insulation, drywall, cement, steel and lumber. These labor and raw material shortages can be more severe during periods of strong demand for housing or during periods where the regions in which we operate experience natural disasters that have a significant impact on existing residential and commercial structures. The cost of labor and raw materials may also increase during periods of shortage or high inflation. During the downturn in 2007 to 2011, a large number of qualified trade partners went out of business or otherwise exited the market into new fields. A reduction in available trade partners exacerbates labor shortages as demand for new housing increases. Shortages and price increases could cause delays in and increase our costs of home construction, which we may not be able to recover by raising home prices due to market demand and because the price for each home is typically set prior to its delivery pursuant to the agreement of sale with the homebuyer. In addition, the federal government has, at various times, imposed tariffs on a variety of imports from foreign countries and may impose additional tariffs in the future. Significant tariffs or other restrictions placed on raw materials that we use in our homebuilding operation, such as lumber or steel, could cause the cost of home construction to increase, which we may not be able to recover by raising home prices or which could slow our absorption due to being constrained by market demand. As a result, shortages or increased costs of labor and raw materials could have a material adverse effect on our business, prospects, financial condition and results of operations.

We could be adversely affected by efforts to impose joint employer liability for labor law violations committed by subcontractors.

Several other homebuilders have received inquiries from regulatory agencies concerning whether homebuilders using contractors are deemed to be employers of the employees of such contractors under certain circumstances. Contractors are independent of the homebuilders that contract with them under normal management practices and the terms of trade contracts and subcontracts within the homebuilding industry; however, if regulatory agencies reclassify the employees of contractors as employees of homebuilders, homebuilders using contractors could be responsible for wage and hour labor laws, workers’ compensation and other employment-related liabilities of their contractors. Even if we are not deemed to be a joint employer with our contractors, we may be subject to legislation that requires us to share liability with our contractors for the payment of wages and the failure to secure valid workers’ compensation coverage. In addition, under California law, direct construction contractors are required to assume and be liable for unpaid wages, fringe or other benefit payments or contributions, including interest, incurred by a subcontractor at any tier for contracts entered into on or after January 1, 2018, which may result in increased costs.

We may not be successful in integrating acquisitions, expanding into new markets or implementing our growth strategies.

In June 2019, Landsea Homes closed the acquisition of Arizona-based homebuilders Pinnacle West Homes (“Pinnacle West”), in the greater Phoenix area market, and in January 2020, Landsea Homes closed the acquisition of Garrett Walker Homes (“Garrett Walker”), increasing our footprint in the greater Phoenix area market. We may in the future consider growth or expansion of our operations in our current markets or in new markets, whether through strategic acquisitions of homebuilding companies or otherwise. The magnitude, timing and nature of any future expansion will depend on a number of factors, including our ability to identify suitable additional markets or acquisition candidates, the negotiation of acceptable terms, our financial capabilities and general economic and business conditions. Our expansion into new or existing markets, whether through acquisition or otherwise, could have a material adverse effect on our business, prospects, liquidity, financial condition or results of operations. Acquisitions also involve numerous risks, including difficulties in the assimilation of the acquired company’s operations, the incurrence of unanticipated liabilities or expenses, the risk of impairing inventory and other assets related to the acquisition, the potential loss of key employees of the acquired company, the diversion of management’s attention and resources from other business concerns, risks associated with entering markets in which we have limited or no direct experience and the potential loss of key employees of the acquired company.

We may be unable to obtain additional financing to fund our operations and growth.

We may require additional financing to fund our operations or growth. Our failure to secure additional financing could have a material adverse effect on our continued development or growth.

Adverse weather and geological conditions may increase costs, cause project delays and reduce consumer demand for housing, all of which could materially and adversely affect us.

As a homebuilder and land developer, we are subject to the risks associated with numerous weather-related and geologic events, many of which are beyond our control. These weather-related and geologic events include but are not limited to droughts, floods, wildfires, landslides, soil subsidence and earthquakes. The occurrence of any of these events could damage our land parcels and projects, cause delays in the completion of our projects, reduce consumer demand for housing and cause shortages and price increases in labor or raw materials, any of which could harm our sales and profitability. Our California markets are in areas which have historically experienced significant earthquake activity, seasonal wildfires and related power outages, droughts and water shortages. In addition to directly damaging our land or projects, earthquakes, floods, landslides, wildfires or other geologic events could damage roads and highways providing access to those projects, thereby adversely affecting our ability to market homes in those areas and possibly increasing the costs of completion.

Failure by our directors, officers or employees to comply with applicable policies, regulations and rules could materially and adversely affect us.

We have adopted an employee handbook, which includes policies, regulations and rules, for our directors, officers and employees. Our adoption of these policies, regulations and rules is not a representation or warranty that all persons subject to such standards are or will be in complete compliance. The failure of a director, officer or employee to comply with the applicable policies, regulations and rules may result in termination of the relationship or adverse publicity, which could materially and adversely affect us.

Our officers and directors may allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs.

Our officers and directors are not required to commit their full time to our affairs, which could create a conflict of interest when allocating their time between our operations and their other commitments. Some of our officers and directors are engaged in other business endeavors and are not obligated to devote any specific number of hours to our affairs. If our officers’ and directors’ other business affairs require them to devote more substantial amounts of time to such affairs it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate our business, prospects, liquidity, financial condition and results of operations. We cannot assure you that these conflicts will be resolved in our favor.

Poor relations with the residents of our communities could negatively impact sales, which could cause our revenue or results of operations to decline.

Residents of communities we develop may look to us to resolve issues or disputes that may arise in connection with the operation or development of their communities. Efforts we make to resolve these issues or disputes could be deemed unsatisfactory by the affected residents, and subsequent actions by these residents could adversely affect our sales or reputation. In addition, we could be required to make material expenditures related to the settlement of such issues or disputes or to modify our community development plans, which could adversely affect our results of operations.

We may write-off intangible assets, such as goodwill.

We have recorded intangible assets, including goodwill, in connection with the acquisitions of Pinnacle West and Garrett Walker Homes. On an ongoing basis, we evaluate whether facts and circumstances indicate any impairment of the value of intangible assets. As circumstances change, we can make no assurances that we will realize the value of these intangible assets. If we determine that a significant impairment has occurred, we will be required to write-off the impaired portion of intangible assets, which could have a material adverse effect on our results of operations in the period in which the write-off occurs.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Moreover, factors outside of our business and outside of our control may later arise. As a result of these factors, we may be forced to write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Further, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. Accordingly, our securities could suffer a reduction in value. Our securityholders are unlikely to have a remedy for such reduction in value, unless stockholders are able to successfully claim that the reduction in stock value was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to bring a private claim that the Proxy Statement relating to the Business Combination contained an actionable material misstatement or material omission.

Our business or financial results may be adversely affected if the value of the land we purchase declines. We have, and may continue, to incur impairments on the carrying values of the real estate inventories we own.

There are inherent risks in controlling, owning and developing land, as housing inventories are illiquid assets. We own land or homesites that were acquired at costs we may not be able to recover fully, or on which we cannot build and sell homes profitably, including but not limited to periods of reduced housing demand. This is particularly true when entitled land becomes scarce, as it has recently, especially in the markets in which we build, and the cost of purchasing such land is relatively high. Changes in regulatory requirements and applicable laws, such as those related to building regulations, taxation and planning, as well as political conditions, financial market conditions, local and national economic conditions, customers’ financial condition, potentially adverse tax consequences, and interest and inflation rate fluctuations, among other factors, subject our land’s market value to uncertainty. As a result, we may have to sell homes or land for lower than anticipated profit margins, record inventory impairment charges, or sell land at a loss. We may be required to take significant write-offs of deposits and pre-acquisition costs if we elect not to move forward or exercise our options to purchase land. In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market or result in impairment charges. Material impairment charges, abandonment charges or other write-downs of assets could adversely affect our financial condition and results of operations.

Legal, Regulatory and Compliance Risks Related to Our Business

An adverse outcome in litigation to which we are or become a party could materially and adversely affect us.

Presently and in the future, we are and may become subject to litigation, including claims relating to our operations, breach of contract, securities offerings or otherwise in the ordinary course of business or otherwise. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We cannot be certain of the ultimate outcomes of any claims that now exist or may arise in the future. Resolution of these types of matters against us may result in significant fines, judgments or settlements, which, if uninsured, or if the fines, judgments and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby materially and adversely affecting us. Litigation or the resolution of litigation may affect the availability or cost of our insurance coverage, which could materially and adversely impact us.

New and existing laws and regulations or other governmental actions may increase our expenses, limit the number of homes that we can build or delay completion of our projects.

We are subject to numerous local, state, federal and other statutes, ordinances, rules and regulations concerning zoning, development, building design, construction and similar matters which impose restrictive zoning and density requirements, which can limit the number of homes that can be built within the boundaries of a particular area. Projects that are not entitled may be subjected to periodic delays, changes in use, less intensive development or elimination of development in certain specific areas due to government regulations. We may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future. Local governments also have broad discretion regarding the imposition of development fees, assessments and exactions for projects in their jurisdiction. Projects for which we have received land use and development entitlements or approvals may still require a variety of other governmental approvals and permits during the development process and can also be impacted adversely by unforeseen health, safety and welfare issues, which can further delay these projects or prevent their development. As a result, home sales could decline and costs could increase, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

We are also subject to a significant number and variety of local, state and federal laws and regulations concerning protection of health, safety, labor standards and the environment. The particular environmental laws which apply to any given property vary according to multiple factors, including the property’s location, its environmental conditions and geographic attributes or historical artifacts, the present and former uses of the property, the presence or absence of endangered plants, animals or sensitive habitats, as well as conditions at nearby properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs and can prohibit or severely restrict development and homebuilding activity in environmentally sensitive regions or areas. For example, under certain environmental laws and regulations, third parties, such as environmental groups or neighborhood associations, may challenge the permits and other approvals required for our projects and operations. Any such claims may adversely affect our business, prospects, liquidity, financial condition and results of operations. Insurance coverage for such claims may be limited or non-existent.

In addition, in those cases where an endangered or threatened species is involved and agency rulemaking and litigation are ongoing, the outcome of such rulemaking and litigation can be unpredictable, and at any time can result in unplanned or unforeseeable restrictions on or even the prohibition of development in identified environmentally sensitive areas. From time to time, the Environmental Protection Agency and similar federal, state or local agencies review land developers’ and homebuilders’ compliance with environmental laws and may levy fines and penalties for failure to strictly comply with applicable environmental laws, including those applicable to control of storm water discharges during construction, or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs and result in project delays. We expect that increasingly stringent requirements will be imposed on land developers and homebuilders in the future. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber, and on other building materials.

California and New York are especially susceptible to restrictive government regulations and environmental laws. For example, California imposes notification obligations respecting environmental conditions, sometimes recorded on deeds, and also those required to be delivered to persons accessing property or to home buyers or renters, which may cause some persons, or their financing sources, to view the subject parcels as less valuable or as impaired.

Under various environmental laws, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic substances or petroleum product releases, and may be held liable to a governmental entity or to third parties for related damages, including for bodily injury, and for investigation and clean-up costs incurred by such parties in connection with the contamination.

New trade policies could make sourcing raw materials from foreign countries more difficult and more costly.

The federal government has recently imposed new or increased tariffs or duties on an array of imported materials and goods that are used in connection with the construction and delivery of homes, including steel, aluminum, lumber, solar panels and washing machines, and has threatened to impose further tariffs, duties or trade restrictions on imports. Foreign governments, including China and the European Union, have responded by imposing or increasing tariffs, duties or trade restrictions on U.S. goods, and are reportedly considering other measures. These trading conflicts and related escalating governmental actions that result in additional tariffs, duties or trade restrictions could cause disruptions or shortages in our supply chains, increase our construction costs or home-building costs generally or negatively impact the U.S., regional or local economies, and, individually or in the aggregate, materially and adversely affect our consolidated financial statements.

We are subject to environmental laws and regulations, which may increase our costs, result in liabilities, limit the areas in which we can build homes and delay completion of our projects.

We are subject to a variety of local, state, federal and other statutes, ordinances, rules and regulations concerning the environment. The particular environmental laws which apply to any given homebuilding site vary according to the site’s location, its environmental conditions and the present and former uses of the site, as well as adjoining properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs, including significant fines and penalties for any violation, and may prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas, which could negatively affect our results of operations.

Under various environmental laws, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic substances or petroleum product releases, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. In addition, in those cases where an endangered species is involved, environmental rules and regulations may result in the elimination of development in identified environmentally sensitive areas.

Environmental regulations may have an adverse impact on the availability and price of certain raw materials, such as lumber, and generally increase the cost to construct our homes.

There is a variety of new legislation being enacted, or considered for enactment at the federal, state and local level relating to energy, emissions and climate change. This legislation relates to items such as carbon dioxide emissions control and building codes that impose energy efficiency standards. New building code requirements that impose stricter energy efficiency standards, including California’s solar mandate, which went into effect January 1, 2020, could significantly increase our cost to construct homes and we may be unable to fully recover such costs due to market conditions, which could cause a reduction in our homebuilding gross margin and materially and adversely affect our results of operations. As climate change concerns continue to grow, legislation and regulations of this nature are expected to continue and become more costly to comply with. Similarly, energy-related initiatives affect a wide variety of companies throughout the United States and the world and because our operations are heavily dependent on significant amounts of raw materials, such as lumber, steel and concrete, they could have an indirect adverse impact on our operations and profitability to the extent the manufacturers and suppliers of our materials are burdened with expensive cap and trade and similar energy-related regulations.

Ownership, leasing and occupation of developed lots and the use of hazardous materials carries potential environmental risks and liabilities.

We are subject to a variety of local, state and federal statutes, rules and regulations concerning easements, land use and the protection of health and the environment, including those governing discharge of pollutants, including asbestos, to soil, water and air, the handling of hazardous materials and the cleanup of contaminated sites. We may be liable for the costs of removal, investigation or remediation of man-made or natural hazardous or toxic substances located on, under or in a property currently or formerly owned, leased or occupied by us, whether or not we caused or knew of the pollution.

The particular impact and requirements of environmental laws that apply to any given community vary greatly according to the site, its environmental conditions and the present and former uses of the site. We expect that increasingly stringent requirements may be imposed on land developers and homebuilders in the future. Environmental laws may result in delays, cause us to implement time consuming and expensive compliance programs and prohibit or severely restrict development in certain environmentally sensitive regions or areas, such as wetlands. Concerns could arise due to post-acquisition changes in laws or agency policies, or the interpretation thereof.

Furthermore, we could incur substantial costs, including cleanup costs, fines, penalties and other sanctions and damages from third-party claims for property damage or personal injury, as a result of our failure to comply with, or liabilities under, applicable environmental laws and regulations. In addition, we are subject to third-party challenges, such as by environmental groups or neighborhood associations, under environmental laws and regulations to the permits and other approvals required for our projects and operations. These matters could adversely affect our business, prospects, liquidity, financial condition and results of operations.

As a homebuilding and land development business with a wide variety of historic ownership, development, homebuilding and construction activities, we could be liable for future claims for damages as a result of the past or present use of hazardous materials, including building materials or fixtures known or suspected to be hazardous or to contain hazardous materials or due to use of building materials or fixtures which are associated with mold. Any such claims may adversely affect our business, prospects, financial condition and results of operations. Insurance coverage for such claims may be limited or nonexistent.

A major health and safety incident relating to our business could be costly in terms of potential liabilities and reputational damage.

Building sites are inherently dangerous, and operating in the homebuilding and land development industry poses certain inherent health and safety risks to those working at such sites. Due to health and safety regulatory requirements and the number of our projects, health and safety performance is critical to the success of all areas of our business. Any failure in health and safety performance may result in penalties for non-compliance with relevant regulatory requirements or litigation, and a failure that results in a major or significant health and safety incident is likely to be costly in terms of potential liabilities incurred as a result. Such a failure could generate significant negative publicity and have a corresponding impact on our reputation, our relationships with relevant regulatory agencies, governmental authorities and local communities, and our ability to win new business, which in turn could materially and adversely affect our operating results and financial condition.

Risks Related to Our Organization and Structure

Landsea Green can determine the outcome of major corporate transactions that require the approval of our stockholders and may take actions that conflict with the interests of other of our stockholders.

Landsea Green currently holds, indirectly, a majority of the voting rights in us. As long as Landsea Green holds such majority of voting rights, Landsea Green will have the ability to exercise control in our business, and may cause us to take actions that are not in, or conflict with, the interests of other stockholders such as incurring additional indebtedness, selling assets or other actions that negatively affect our net assets. Similarly, Landsea Green will be able to control our major policy decisions by controlling the selection of senior management, determining the timing and amount of approving annual budgets, deciding on increases or decreases in stock capital, determining issuances of new securities, approving disposals of assets or business, and amending our articles of association. These actions may be taken even if they are opposed by other stockholders.

Our stockholder structure may negatively affect our ability to obtain equity financing required for opportunistic investments or to offset periods of net losses or financial distress. We cannot assure you that we would be able to obtain additional equity financing in a timely fashion or at all. If we were unable to obtain such financing, we may be unable to take advantage of business opportunities or may be unable to avoid defaults under our obligations.

We are a “controlled company” within the meaning of Nasdaq rules and, as a result, may qualify for, and may choose to rely on, exemptions from certain corporate governance requirements.

The Seller beneficially owns a majority of the voting power of all outstanding shares of our Common Stock, making us a “controlled company.” Pursuant to Nasdaq listing standards, a “controlled company” may elect not to comply with certain Nasdaq listing standards that would otherwise require it to have: (i) a board of directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; (iii) a compensation committee charter which, among other things, provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and (iv) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. We intend to rely on the exemptions described in clauses (i), (ii), (iii) and (iv) above.

Accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

In addition, on June 20, 2012, the SEC passed final rules implementing provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 pertaining to compensation committee independence and the role and disclosure of compensation consultants and other advisers to the compensation committee. The SEC’s rules direct each of the national securities exchanges (including Nasdaq) to develop listing standards requiring, among other things, that: (i) compensation committees be composed of fully independent directors, as determined pursuant to new independence requirements; (ii) compensation committees be explicitly charged with hiring and overseeing compensation consultants, legal counsel and other committee advisors; and (iii) compensation committees be required to consider, when engaging compensation consultants, legal counsel or other advisors, certain independence factors, including factors that examine the relationship between the consultant or advisor’s employer and us. As a “controlled company,” we are not subject to these compensation committee independence requirements.

Our only significant asset is our ownership interest in Landsea and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.

We have no direct operations and no significant assets other than our ownership of Landsea. We depend on Landsea for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our Common Stock. The financial condition and operating requirements of Landsea may limit our ability to obtain cash from Landsea. The earnings from, or other available assets of, Landsea may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.

The Committee on Foreign Investment in the United States (“CFIUS”) may modify, delay or prevent our future acquisition or investment activities.

For so long as Landsea Green retains a material ownership interest in us, we will be deemed a “foreign person” under the regulations relating to CFIUS. As such, acquisitions of or investments in U.S. businesses or foreign businesses with U.S. subsidiaries that we may wish to pursue may be subject to CFIUS review, the scope of which was recently expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments (including certain investments in entities that hold or process personal information about U.S. nationals), certain acquisitions of real estate even with no underlying U.S. business, transactions the structure of which is designed or intended to evade or circumvent CFIUS jurisdiction and any transaction resulting in a “change in the rights” of a foreign person in a U.S. business if that change could result in either control of the business or a covered non-controlling investment. FIRRMA also subjects certain categories of investments to mandatory filings. If a particular proposed acquisition or investment in a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit to CFIUS review on a voluntary basis, or to proceed with the transaction without submitting to CFIUS and risk CFIUS intervention, before or after closing the transaction. CFIUS may decide to block or delay an acquisition or investment by us, impose conditions with respect to such acquisition or investment or order us to divest all or a portion of a U.S. business that we acquired without first obtaining CFIUS approval, which may limit the attractiveness of or prevent us from pursuing certain acquisitions or investments that we believe would otherwise be beneficial to us and our stockholders. In addition, among other things, FIRRMA authorizes CFIUS to prescribe regulations defining “foreign person” differently in different contexts, which could result in less favorable treatment for investments and acquisitions by companies from countries of “special concern.” If such future regulations impose additional burdens on acquisition and investment activities involving PRC and PRC-controlled entities, our ability to consummate transactions falling within CFIUS’s jurisdiction that might otherwise be beneficial to us and our stockholders may be hindered.

We are the managing member in certain joint venture limited liability companies, and therefore may be liable for joint venture obligations.

Certain of our active joint ventures are organized as limited liability companies. We are the managing member in some of these. As a managing member or general partner, we may be liable for a joint venture’s liabilities and obligations should the joint venture fail or be unable to pay these liabilities or obligations. These risks include, among others, that a partner in the joint venture may fail to fund its share of required capital contributions, that a partner may make poor business decisions or delay necessary actions, or that a partner may have economic or other business interests or goals that are inconsistent with ours.

Risks Related to Our Industry

Our industry is cyclical and adverse changes in general and local economic conditions could reduce the demand for homes and, as a result, could have a material adverse effect on us.

The residential homebuilding industry is cyclical and highly sensitive to changes in general and local economic, real estate or other business conditions that are outside of our control and could reduce the demand for homes, including changes in:

●	overall consumer confidence and the confidence of potential homebuyers in particular;

●	U.S. and global financial system, macroeconomic conditions, market volatility and credit market stability, such as the ongoing COVID-19 pandemic and government actions and restrictive measures implemented in response;

●	employment levels and job and personal income growth;

●	availability and pricing of financing for homebuyers;

●	short and long-term interest rates;

●	demographic trends;

●	changes in energy prices;

●	housing demand from population growth, household formation and other demographic changes, among other factors;

●	private party and governmental residential consumer mortgage loan programs, and federal and state regulation of lending and appraisal practices;

●	federal and state personal income tax rates and provisions, government actions, policies, programs and regulations directed at or affecting the housing market, tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies;

●	the supply of and prices for available new or existing homes, including lender-owned homes acquired through foreclosures and short sales and homes held for sale by investors and speculators, and other housing alternatives, such as apartments and other residential rental property;

●	homebuyer interest in our current or new product designs and community locations, and general consumer interest in purchasing a home compared to choosing other housing alternatives; and

●	real estate taxes.

Adverse changes in these or other general and local economic or business conditions may affect our business nationally or in particular regions or localities. During the most recent economic downturn, several of the markets we serve, and the U.S. housing market as a whole, experienced a prolonged decrease in demand for new homes, as well as an oversupply of new and existing homes available for sale. Demand for new homes is affected by weakness in the resale market because many new homebuyers need to sell their existing homes in order to buy a home from us. In addition, demand may be adversely affected by alternatives to new homes, such as rental properties and existing homes. In the event of another economic downturn or if general economic conditions should worsen, our home sales could decline and we could be required to write down or dispose of assets or restructure our operations or debt, any of which could have a material adverse effect on our financial results.

Adverse changes in economic or business conditions can also cause increased home order cancellation rates, diminished demand and prices for our homes, and diminished value of our real estate investments. These changes can also cause us to take longer to build homes and make it more costly to do so. We may not be able to recover any of the increased costs by raising prices because of weak market conditions and increasing pricing pressure. Additionally, the price of each home we sell is usually set several months before the home is delivered, as many homebuyers sign their home purchase contracts before or early in the construction process. The potential difficulties described above could impact homebuyers’ ability to obtain suitable financing and cause some homebuyers to cancel or refuse to honor their home purchase contracts altogether.

The homebuilding industry is highly competitive and, if our competitors are more successful or offer better value to customers, it may materially and adversely affect our business and financial condition.

We operate in a very competitive environment that is characterized by competition from a number of other homebuilders and land developers in each geographical market in which we operate. There are relatively low barriers to entry into the homebuilding business. We compete with numerous large national and regional homebuilding companies and with smaller local homebuilders and land developers for, among other things, homebuyers, desirable land parcels, financing, raw materials and skilled management and labor resources. If we are unable to compete effectively in our markets, our business could decline disproportionately to the businesses of our competitors and our financial condition could be materially and adversely affected.

Increased competition could hurt our business by preventing us from acquiring attractive land parcels on which to build homes or making acquisitions more expensive, hindering our market share expansion and causing us to increase selling incentives and reduce prices. Additionally, an oversupply of homes available for sale or a discounting of home prices could materially and adversely affect pricing for homes in the markets in which we operate.

Over the past several years, we have embarked on a strategy to expand our product offerings to include more affordably-priced homes to reach a deeper pool of qualified buyers and grow our overall community count. We anticipate that we will continue to build more affordably-priced homes. We believe there is more competition among homebuilding companies in more affordable product offerings than in the luxury and move-up segments. We also compete with the resale, or “previously owned,” home market, the size of which may change significantly as a result of changes in the rate of home foreclosures, which is affected by changes in economic conditions both nationally and locally.

We may be at a competitive disadvantage with regard to certain large national and regional homebuilding competitors whose operations are more geographically diversified, as these competitors may be better able to withstand any future regional downturn in the housing market. We compete directly with a number of large national and regional homebuilders that may have longer operating histories and greater financial and operational resources than we do, including a lower cost of capital. Many of these competitors also have longstanding relationships with subcontractors, local governments and suppliers in the markets in which we operates or in which we may operate in the future. This may give our competitors an advantage in securing materials and labor at lower prices, marketing their products and allowing their homes to be delivered to customers more quickly and at more favorable prices. This competition could reduce our market share and limit our ability to expand our business.

Our geographic concentration could materially and adversely affect us if the homebuilding industry in our current markets should experience a decline.

Our current business involves the design, construction and sale of innovative detached and attached homes in planned communities in major metropolitan areas in California, Arizona and Metro New York. Because our operations are concentrated in these areas, a prolonged economic downturn affecting one or more of these areas, or affecting any sector of employment on which the residents of such area are dependent, could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations, and a disproportionately greater impact on us than other homebuilders with more diversified operations. For example, much of the employment base in the San Francisco bay area is dependent upon the technology sector. During the downturn from 2007 to 2011, land values, the demand for new homes and home prices declined substantially in California. Additionally, in the past the state of California has experienced severe budget shortfalls and taken measures such as raising taxes and increasing fees to offset the deficit. Accordingly, our sales, results of operations, financial condition and business would be negatively impacted by a decline in the economy, the job sector or the homebuilding industry in the Western U.S. regions in which our operations are concentrated.

In addition, our ability to acquire land parcels for new homes may be adversely affected by changes in the general availability of land parcels, the willingness of land sellers to sell land parcels at reasonable prices, competition for available land parcels, availability of financing to acquire land parcels, zoning and other market conditions. The availability of land parcels in our California and Arizona markets at reasonable prices is limited. If the supply of land parcels appropriate for development of homes is limited because of these factors, or for any other reason, our ability to grow could be significantly limited, and the number of homes that we build and sell could decline.

Tightening of mortgage lending standards and mortgage financing requirements and rising interest rates could adversely affect the availability of mortgage loans for potential purchasers of our homes, and increases in property and other local taxes could prevent customers from purchasing homes, which could adversely affect our business or financial results.

Generally, housing demand is negatively impacted by the unavailability of mortgage financing, as a result of tightening of mortgage lending standards and mortgage financing requirements, in addition to factors that increase the cost of financing a home such as increases in interest rates, down payment requirements, insurance premiums or limitations on mortgage interest deductibility. A substantial percentage of our buyers finance their home purchases with mortgage financing. Additionally, deterioration in credit quality among subprime and other nonconforming loans has caused most lenders to eliminate subprime mortgages and most other loan products that do not conform to Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”), Federal Housing Administration (the “FHA”), or Veterans Administration (the “VA”) standards. In addition, as a result of the turbulence in the credit markets and mortgage finance industry during the last significant economic downturn, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was signed into law. This legislation provided for a number of new requirements relating to residential mortgages and mortgage lending practices that reduce the availability of loans to borrowers or increase the costs to borrowers to obtain such loans. Fewer loan products and tighter loan qualifications, in turn, make it more difficult for a borrower to finance the purchase of a new home or the purchase of an existing home from a potential “move-up” buyer who wishes to purchase one of our homes. The foregoing may also hinder our ability to realize our backlog because our home purchase contracts provide customers with a financing contingency. Financing contingencies allow customers to cancel their home purchase contracts in the event that they cannot arrange for adequate financing. As a result, rising interest rates, stricter underwriting standards, and a reduction of loan products, among other similar factors, can contribute to a decrease in our home sales. Any of these factors could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

The federal government has also taken on a significant role in supporting mortgage lending through its conservatorship of Fannie Mae and Freddie Mac, both of which purchase home mortgages and mortgage-backed securities originated by mortgage lenders, and its insurance of mortgages originated by lenders through the FHA and the VA. The availability and affordability of mortgage loans, including interest rates for such loans, could be adversely affected by a curtailment or cessation of the federal government’s mortgage-related programs or policies. Additionally, the FHA may continue to impose stricter loan qualification standards, raise minimum down payment requirements, impose higher mortgage insurance premiums and other costs, or limit the number of mortgages it insures. Due to federal budget deficits, the U.S. Treasury may not be able to continue supporting the mortgage-related activities of Fannie Mae, Freddie Mac, the FHA and the VA at present levels, or it may revise significantly the federal government’s participation in and support of the residential mortgage market. Because the availability of Fannie Mae, Freddie Mac, FHA and VA-backed mortgage financing is an important factor in marketing and selling many of our homes, especially as they move down in price point, any limitations, restrictions or changes in the availability of such government-backed financing could reduce our home sales, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Current federal income tax laws cap individual state and local tax deductions at $10,000 for the aggregate of state and local real property and income taxes or state and local sales taxes, and cap mortgage interest deduction to $750,000 of debt ($1,000,000 after 2025) for mortgages taken out after December 15, 2017. Additionally, limits on deductibility of mortgage interest and property taxes may increase the after-tax cost of owning a home for some individuals. Any increases in personal income tax rates or additional tax deduction limits could adversely impact demand for new homes, including homes we build, which could adversely affect our results of operations. Furthermore, increases in real estate taxes and other local government fees, such as fees imposed on developers to fund schools, open space, and road improvements, or provide low- and moderate-income housing, could increase our costs and have an adverse effect on our operations. In addition, increases in local real estate taxes as well as the limitation on deductibility of such costs could adversely affect our potential home buyers, who may consider those costs in determining whether to make a new home purchase and decide, as a result, not to purchase one of our homes or not purchase a resale, which would negatively impact homebuyers that need to sell their home before they purchase one of ours.

Any limitation on, or reduction or elimination of, tax benefits associated with homeownership would have an adverse effect upon the demand for homes, which could be material to our business.

Current federal income tax laws include limits on federal tax deductions individual taxpayers may take on mortgage loan interest payments and on state and local taxes, including real estate taxes, that are lower than historical limits. These changes could reduce the perceived affordability of homeownership, and therefore the demand for homes, or have a moderating impact on home sales prices in areas with relatively high housing prices or high state and local income taxes and real estate taxes, including in certain of our served markets in California and New York. In addition, if the federal government further changes, or a state government changes, its income tax laws by eliminating or substantially reducing the income tax benefits associated with homeownership, the after-tax cost of owning a home could measurably increase. Any increases in personal income tax rates or tax deduction limits or restrictions enacted at the federal or state levels could adversely impact demand for or selling prices of new homes, including our homes, and the effect on our consolidated financial statements could be adverse and material.

We currently have investments in unconsolidated joint ventures with a third party in which we have less than a controlling interest. These investments are highly illiquid and have significant risks due to, in part, a lack of sole decision-making authority and reliance on the financial condition and liquidity of our joint venture partners.

We own interests in various joint ventures and, as of December 31, 2020 and December 31, 2019, Landsea Homes’ investments in and advances to its unconsolidated joint ventures were $21 million and $43 million, respectively. We have entered into joint ventures in order to manage our risk profile and to leverage our capital base. Such joint venture investments involve risks not otherwise present in wholly owned projects, including the following:

●	Control and Partner Dispute Risk. We do not have exclusive control over the development, financing, management and other aspects of any such project or joint venture, which may prevent us from taking actions that are in our best interest but opposed by our partners. We cannot exercise sole decision-making authority regarding any such project or joint venture, which could create the potential risk of creating impasses on decisions, such as acquisitions or sales. Disputes between us and our partners may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and efforts on our business and could result in subjecting the projects owned by the joint venture to additional risk. Our existing joint venture agreements contain buy-sell provisions pursuant to which one partner may initiate procedures requiring the other partner to choose between buying the other partner’s interest or selling our interest to that partner; we may not have the capital to purchase our joint venture parties’ interest under these circumstances even if we believe it would be beneficial to do so.

●	Development Risk. Typically, we serve as the administrative member, managing member, or general partner of our joint ventures and one of our subsidiaries acts as the general contractor while our joint venture partner serves as the capital provider. Due to our respective role in these joint ventures, we may become liable for obligations beyond our proportionate equity share. In addition, the projects we build through joint ventures are often larger and have a longer time horizon than the typical project developed by our wholly owned homebuilding operations. Time delays associated with obtaining entitlements, unforeseen development issues, unanticipated labor and material cost increases, higher carrying costs, and general market deterioration and other changes are more likely to impact larger, long-term projects, all of which may negatively impact the profitability and capital needs of these ventures and our proportionate share of income and capital.

●	Financing Risk. There are generally a limited number of sources willing to provide acquisition, development and construction financing to land development and homebuilding joint ventures. During difficult market conditions, it may be difficult or impossible to obtain financing for our joint ventures on commercially reasonable terms, or to refinance existing joint venture borrowings as such borrowings mature. In addition, a partner may fail to fund its share of required capital contributions or may become bankrupt, which may cause us and any other remaining partners to need to fulfill the obligations of the venture in order to preserve their interests and retain any benefits from the joint venture. As a result, we could be contractually required, or elect, to contribute our corporate funds to the joint venture to finance acquisition and development or construction costs following termination or step-down of joint venture financing that the joint venture is unable to restructure, extend, or refinance with another third party lender. In addition, our ability to contribute our funds to or for the joint venture may be limited if we do not meet the credit facility conditions discussed above. In addition, we sometimes finance projects in our unconsolidated joint ventures with debt that is secured by the underlying real property. Secured indebtedness increases the risk of the joint venture’s loss of ownership of the property (which would, in turn, impair the value of our ownership interests in the joint venture). See, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Off-Balance Sheet Arrangements and Contractual Obligations.”

●	Contribution Risk. Under credit enhancements that we typically provide with respect to joint venture borrowings, we and our partners could be required to make additional unanticipated investments in and advances to these joint ventures, either in the form of capital contributions or loan repayments, to reduce such outstanding borrowings. We may have to make additional contributions that exceed our proportional share of capital if our partners fail to contribute any or all of their share. While in most instances we would be able to exercise remedies available under the applicable joint venture agreements if a partner fails to contribute its proportional share of capital, a partner’s financial condition may preclude any meaningful cash recovery on the obligation. See, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Off-Balance Sheet Arrangements and Contractual Obligations” for more information on LTV maintenance agreements and completion guaranties.

●	Completion Risk. We often sign a completion agreement in connection with obtaining financing for our joint ventures. Under such agreements, we may be compelled to complete a project, usually with costs within the budget related to the project being funded by the lender with any budget shortfalls being borne by us even if we no longer have an economic interest in the joint venture or the joint venture no longer has an interest in the property.

●	Illiquid Investment Risk. We lack a controlling interest in certain of our joint ventures and therefore are generally unable to compel such joint ventures to sell assets, return invested capital, require additional capital contributions or take any other action without the vote of at least one or more of our venture partners. This means that, absent partner agreement, we may not be able to liquidate our joint venture investments to generate cash.

●	Consolidation Risk. The accounting rules for joint ventures are complex and the decision as to whether it is proper to consolidate a joint venture onto our balance sheet is fact intensive. If the facts concerning an unconsolidated joint venture were to change and a triggering event under applicable accounting rules were to occur, we might be required to consolidate previously unconsolidated joint ventures onto our balance sheet which could adversely impact our financial statements and our leverage and other financial conditions or covenants.

Any of the above might subject a project to liabilities in excess of those contemplated and adversely affect the value of our current and future joint venture investments.

Our quarterly operating results fluctuate due to the seasonal nature of our business.

Our quarterly operating results generally fluctuate by season. We typically achieve our highest new home sales orders in the spring and summer, although new homes sales order activity is also highly dependent on the number of active selling communities and the timing of new community openings. Because it typically takes us four to eight months to construct a new home, we deliver a greater number of homes in the second half of the calendar year as sales orders convert to home deliveries. As a result, our revenues from homebuilding operations are typically higher in the second half of the year, particularly in the fourth quarter, and we generally experience higher capital demands in the first half of the year when we incur construction costs. If, due to construction delays or other causes, we cannot close our expected number of homes in the second half of the year, our financial condition and full year results of operations may be adversely affected.

Risks Related to Debt and Liquidity

Because homes are relatively illiquid, our ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial and investment conditions may be limited and we may be forced to hold non-income producing properties for extended periods of time.

Homes are relatively difficult to sell quickly. As a result, our ability to promptly sell one or more properties in response to changing economic, financial and investment conditions is limited and we may be forced to hold non-income producing assets for an extended period of time. We cannot predict whether we will be able to sell any property for the price or on the terms that we set or whether any price or other terms offered by a prospective purchaser would be acceptable. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

We may not be able to access sufficient capital on favorable terms, or at all, which could result in an inability to acquire lots, increase home construction costs or delay home construction entirely.

The homebuilding industry is capital-intensive and requires significant up-front expenditures to acquire land and begin development. There is no assurance that cash generated from our operations, borrowings incurred under credit agreements or project-level financing arrangements, or proceeds raised in capital markets transactions will be sufficient to finance our capital projects or otherwise fund our liquidity needs. If our future cash flows from operations and other capital resources are insufficient to finance our capital projects or otherwise fund our liquidity needs, we may be forced to:

●	reduce or delay business activities, land acquisitions and capital expenditures;

●	sell assets;

●	obtain additional debt or equity capital; or

●	restructure or refinance all or a portion of our debt on or before maturity.

These alternative measures may not be successful and we may not be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing debt will limit our ability to pursue these alternatives. Further, we may seek additional capital in the form of project-level financing from time to time. The availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. Land acquisition, development and construction activities may be adversely affected by any shortage or increased cost of financing or the unwillingness of third parties to engage in joint ventures. Any difficulty in obtaining sufficient capital for planned development expenditures could cause project delays and any such delay could result in cost increases and may adversely affect our sales and future results of operations and cash flows.

We have outstanding indebtedness and may incur additional debt in the future.

We have outstanding indebtedness and our ability to incur additional indebtedness under our various credit facilities is subject to and potentially restricted by customary requirements and borrowing base formulas. As of December 31, 2020, Landsea Homes had approximately $272 million outstanding under its various credit facilities and loan agreements, with approximately $278 million of additional borrowing capacity, subject to customary borrowing base requirements. Our indebtedness could have detrimental consequences, including the following:

●	our ability to obtain additional financing as needed for working capital, land acquisition costs, building costs, other capital expenditures, or general corporate purposes, or to refinance existing indebtedness before its scheduled maturity, may be limited;

●	we will need to use a portion of cash flow from operations to pay interest and principal on our indebtedness, which will reduce the funds available for other purposes;

●	if we are unable to comply with the terms of the agreements governing our indebtedness, the holders of that indebtedness could accelerate that indebtedness and exercise other rights and remedies against us;

●	the terms of any refinancing may not be as favorable as the debt being refinanced, if at all.

We cannot be certain that cash flow from operations will be sufficient to allow us to pay principal and interest on our debt, support operations and meet other obligations. If we do not have the resources to meet our obligations, we may be required to refinance all or part of our outstanding debt, sell assets or borrow more money. We may not be able to do so on acceptable terms, in a timely manner, or at all. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of our assets on disadvantageous terms, potentially resulting in losses. Defaults under our debt agreements could have a material adverse effect on our business, prospects, liquidity, financial condition or results of operations.

A breach of the covenants under any of the agreements governing our indebtedness could result in an event of default.

A default under any of the agreements governing our indebtedness may allow our creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement governing our credit facility would permit the lenders thereunder to terminate all commitments to extend further credit under the applicable facility. Furthermore, if we were unable to repay the amounts due and payable under any secured indebtedness, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or the holders of our notes accelerate the repayment of our borrowings, we cannot assure that we would have sufficient assets to repay such indebtedness. As a result of these restrictions, we may be:

●	limited in how we conduct our business;

●	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

●	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow or continue our existing operations.

The agreements governing our debt impose operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

The agreements governing our debt impose operating and financial restrictions. These restrictions limit our ability, among other things, to:

●	incur or guarantee additional indebtedness or issue certain equity interests;

●	pay dividends or distributions, repurchase equity or prepay subordinated debt;

●	make certain investments;

●	sell assets;

●	incur liens;

●	create certain restrictions on the ability of restricted subsidiaries to transfer assets;

●	enter into transactions with affiliates;

●	create unrestricted subsidiaries; and

●	consolidate, merge or sell all or substantially all of our assets.

As a result of these restrictions, our ability to obtain additional financing as needed for working capital, land acquisition costs, building costs, other capital expenditures, or general corporate purposes, or to refinance existing indebtedness before its scheduled maturity, may be limited. In addition, our credit facility currently contains certain financial covenants with which we must test compliance periodically. Failure to have sufficient borrowing base availability in the future or to be in compliance with our financial covenants under our credit facility could have a material adverse effect on our operations and financial condition.

In addition, we may in the future enter into other agreements refinancing or otherwise governing indebtedness which impose yet additional restrictions and covenants, including covenants limiting our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to stockholders and otherwise affect our operating policies. These restrictions may adversely affect our ability to finance future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

Potential future downgrades of our credit ratings could adversely affect our access to capital and could otherwise have a material adverse effect on us.

Our corporate credit ratings and our current credit condition affect, among other things, our ability to access new capital, especially debt, and negative changes in these ratings may result in more stringent covenants and higher interest rates under the terms of any new debt. Our credit ratings could be downgraded or rating agencies could issue adverse commentaries in the future, which could have a material adverse effect on our business, results of operations, financial condition and liquidity. In particular, a weakening of our financial condition, including a significant increase in our leverage or decrease in our profitability or cash flows, could adversely affect our ability to obtain necessary funds, result in a credit rating downgrade or change in outlook or otherwise increase our cost of borrowing.

Interest rate changes may adversely affect us.

We currently do not hedge against interest rate fluctuations. We may obtain in the future one or more forms of interest rate protection in the form of swap agreements, interest rate cap contracts or similar agreements to hedge against the possible negative effects of interest rate fluctuations. However, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations thereunder. In addition, we may be subject to risks of default by hedging counterparties. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our assets at times which may not permit us to receive an attractive return on our assets in order to meet our debt service obligations.

We may be unable to obtain suitable performance, payment and completion surety bonds and letters of credit, which could limit our future growth or impair our results of operations.

We provide bonds in the ordinary course of business to governmental authorities and others to ensure the completion of our projects or in support of obligations to build community improvements such as roads, sewers, water systems and other utilities, and to support similar development activities by certain of our joint ventures. As a result of the deterioration in market conditions during the recent downturn, surety providers became increasingly reluctant to issue new bonds and some providers were requesting credit enhancements (such as cash deposits or letters of credit) in order to maintain existing bonds or to issue new bonds, which trends may continue. We may also be required to provide performance bonds or letters of credit to secure our performance under various escrow agreements, financial guarantees and other arrangements. If we are unable to obtain performance bonds or letters of credit when required or the cost or operational restrictions or conditions imposed by issuers to obtain them increases significantly, we may not be able to develop or may be significantly delayed in developing a community or communities or may incur significant additional expenses, and, as a result, our business, prospects, liquidity, financial condition or results of operation could be materially and adversely affected.

We may be unable to obtain suitable bonding for the development of our communities.

We provide performance bonds and letters of credit in the ordinary course of business to governmental authorities and others to ensure the completion of our projects or in support of obligations to build community improvements such as roads, sewers, water systems and other utilities. We may also be required to provide performance bonds or letters of credit to secure our performance under various escrow agreements, financial guarantees and other arrangements. If we are unable to obtain performance bonds or letters of credit when required or the cost or operational restrictions or conditions imposed by issuers to obtain them increases significantly, we may be significantly delayed in developing our communities or may incur significant additional expenses and, as a result, our financial condition and results of operations could be materially and adversely affected.

Risks Related to the Ownership of Our Securities

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. Resales of the shares of Common Stock included in the Stock Consideration could depress the market price of our Common Stock.

There may be a large number of our shares of Common Stock sold in the market   The shares held by our public stockholders are freely tradeable.

The LF Capital Restricted Stockholders, including the Sponsor, hold more than 5% of the Common Stock with respect to their converted Founder Shares. Pursuant to the Demand Registration Rights Agreement, the LF Capital Restricted Stockholders are entitled to registration of the converted Founder Shares. In addition, holders of our Private Placement Warrants and their permitted transferees can demand that we register the Private Placement Warrants and the shares of Common Stock issuable upon exercise of the Private Placement Warrants. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. These holders also have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the closing of the Business Combination.

Common Stock issued to the Seller pursuant to the Business Combination will be freely tradeable following the expiration of the lock-up on the earlier of (A) one year following the closing of the Business Combination and (B) subsequent to the closing of the Business Combination, (x) if the last sale price of the Common Stock equals or exceeds $12.00 per share as quoted on Nasdaq (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days following the closing of the Business Combination or (y) the date following the closing of the Business Combination on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of the Company for cash, securities or other property, as set forth in the Seller Lock-up Agreement.

Common Stock held by the Sponsor and certain other holders of converted Founder Shares as a result of the conversion of its Class B common stock will be freely tradeable following the expiration of a lock-up for the same duration as the Seller Lock-up Agreement, as set forth in the Sponsor Lock-up Agreement (with 500,000 of such shares being subject to the terms of forfeiture pursuant to that certain Founder’s Surrender Agreement). Our Common Stock held by the LF Capital Restricted Stockholders (other than the Sponsor and certain other holders of converted Founder Shares) as a result of the conversion of their Class B common stock is freely tradeable as a result of the registration of the resale thereof pursuant to the registration statement of which this prospectus is a part.

Such sales of shares of our Common Stock or the perception of such sales may depress the market price of our Common Stock or public warrants.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities may vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board or OTC Pink, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. Nasdaq listing requirements require us to have 400 round lot holders with respect to the warrants. In the event we do not have an adequate number of round lot holders to maintain the listing of the warrants, the warrants will be delisted from Nasdaq. You may be unable to sell your securities unless a market can be established or sustained.

If the Business Combination’s benefits do not meet the expectations of investors or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there was no public market for Landsea Homes’ stock and trading in the shares of our securities was not active. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

●	speculation in the press or investment community;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of securities available for public sale;

●	any major change in our Board or management;

●	sales of substantial amounts of securities by our directors, officers or significant stockholders or the perception that such sales could occur;

●	the realization of any of the risk factors presented in this prospectus;

●	additions or departures of key personnel;

●	failure to comply with the requirements of Nasdaq;

●	failure to comply with SOX or other laws or regulations;

●	actual, potential or perceived control, accounting or reporting problems;

●	changes in accounting principles, policies and guidelines; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

●	labor availability and costs for hourly and management personnel;

●	profitability of our products, especially in new markets and due to seasonal fluctuations;

●	changes in interest rates;

●	impairment of long-lived assets;

●	macroeconomic conditions, both nationally and locally;

●	negative publicity relating to products we serve;

●	changes in consumer preferences and competitive conditions;

●	expansion to new markets; and

●	fluctuations in commodity prices.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of SOX, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of SOX are significantly more stringent than those required of Landsea Homes as a privately-held company. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our internal controls are documented, designed or operating.

Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over our financial reporting or are unable to comply with the requirements of Section 404 or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express a favorable opinion as to the effectiveness of our internal controls over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our securities could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of SOX, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following June 22, 2023, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock and public warrants that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile. Landsea Homes had total revenues during calendar year 2020 of approximately $734.6 million. If we continue to expand our business through acquisitions or continue to grow revenues organically, we may cease to be an emerging growth company prior to June 22, 2023.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

As a result of our reliance on these exemptions or reduced disclosures, investors may not have access to certain information they deem important or may find our securities less attractive. This may result in a less active trading market for our securities and the price of our securities, including our Common Stock or public warrants may be more volatile.

We are a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to smaller reporting companies, our common stock may be less attractive to investors.

We are a “smaller reporting company” because we had public float of less than $250 million on the applicable measurement date. As a smaller reporting company, we are subject to reduced disclosure obligations in our periodic reports and proxy statements. We cannot predict whether investors will find our Common Stock less attractive as a result of our taking advantage of these exemptions. If some investors find our Common Stock less attractive as a result of our choices, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

The exercise of our warrants will result in dilution to our stockholders.

We issued warrants to purchase 15,525,000 shares of Common Stock as part of our IPO and, on the IPO closing date, we issued Private Placement Warrants (i) to the Sponsor to purchase 7,760,000 shares of Common Stock (of which 2,260,000 Private Placement Warrants were forfeited in connection with the Business Combination and 2,200,000 were transferred to the Seller in connection with the Business Combination) and (ii) to BlackRock Credit Alpha Master Fund L.P., to purchase 550,440 shares of Common Stock, in each case at $11.50 per share. The public warrants are exercisable for one-tenth of one share at an exercise price of $1.15 per one-tenth share ($11.50 per whole share) pursuant to the Warrant Amendment. The shares of Common Stock issued upon exercise of our warrants will result in dilution to the then existing holders of Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock or public warrants.

The Private Placement Warrants are identical to the public warrants except that, so long as they are held by the Seller, Sponsor or permitted transferees, (i) they will not be redeemable by us, (ii) they (including the Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the Business Combination, (iii) they may be exercised by the holders on a cashless basis and (iv) are subject to registration rights.

The warrants may not ever be in the money, they may expire worthless and the terms of the warrants may be amended in a manner that may be adverse to holders of our warrants with the approval by the holders of at least 65% of the then outstanding public warrants. As a result, the exercise price of the warrants could be increased, the warrants could be converted into cash or stock (at a ratio different than initially provided), the exercise period could be shortened and the number of shares of our Common Stock purchasable upon exercise of a warrant could be decreased, all without a warrant holder’s approval.

The public warrants may not ever be in the money, and they may expire worthless. Our warrants were issued in registered form under the Warrant Agreement between the Transfer Agent and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our Common Stock purchasable upon exercise of a warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to a warrant holder, thereby making the warrants worthless.

We have the ability to redeem outstanding warrants at any time and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force warrant holders to: (1) exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so (2) sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Seller, Sponsor or permitted transferees.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions..

Our Common Stock and public warrants are listed on Nasdaq. There is no guarantee that these securities will remain listed on Nasdaq. There can be no assurance that these securities will continue to be listed on Nasdaq in the future. In order to continue listing our securities on Nasdaq, we must maintain certain financial, distribution and share price levels. In general, we must maintain a minimum number of holders of our securities.

If Nasdaq delists any of our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that the Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because the Common Stock and public warrants are listed on Nasdaq, they will be covered securities. However, if we are no longer listed on Nasdaq, our securities would not be covered securities, and we would be subject to regulation in each state in which we offer our securities.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, then the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline.

Anti-takeover provisions contained in our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, as well as provisions of Delaware law, could impair a takeover attempt, which could limit the price investors might be willing to pay in the future for our common stock.

Our Second Amended and Restated Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

●	a prohibition on stockholder action by written consent once the company is no longer controlled, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●	a vote of 25% required for stockholders to call a special meeting;

●	a “synthetic” anti-takeover provision in lieu of the statutory protections of Section 203 of the DGCL;

●	a vote of 80% required to approve a merger as long as the majority stockholder owns at least 20% of our stock;

●	a vote of 70% required to approve certain amendments to the Second Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws;

●	a provision allowing the directors to fill any vacancies on the Board, including vacancies that result from an increase in the number of directors, subject to the rights of the holders of any outstanding series of preferred stock to elect directors under specified circumstances; and

●	the designation of Delaware as the exclusive forum for certain disputes.

Our Second Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Second Amended and Restated Certificate of Incorporation provides that, unless we select or consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have or declines to accept jurisdiction, another state court or a federal court located within the State of Delaware) for any complaint asserting claims, including any derivative action or proceeding brought on our behalf, based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, any action as to which the DGCL confers jurisdiction upon the Court of Chancery, or any other action asserting a claim that is governed by the internal affairs doctrine as interpreted by Delaware state courts. In addition, our Second Amended and Restated Certificate of Incorporation provides that the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the United States, but the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act. Any person or entity purchasing or otherwise acquiring or holding any interest in our stock shall be deemed to have notice of and consented to the forum provision in our Second Amended and Restated Certificate of Incorporation.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our Second Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

We do not intend to pay dividends on our Common Stock for the foreseeable future.

We currently intend to retain our future earnings to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our Common Stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, applicable legal requirements and such other factors as our Board deems relevant. Accordingly, stockholders may need to sell their shares of our Common Stock to realize a return on investment and may not be able to sell shares at or above the price paid for them.

General Risk Factors

Our historical financial results and unaudited pro forma financial information included elsewhere in this prospectus is not necessarily indicative of our future results as a public company.

Our historical consolidated and unaudited consolidated financial information included in this prospectus is not necessarily indicative of our future results of operations, financial condition or cash flows. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Following the Business Combination, our financial condition and future results of operations could be materially different from amounts reflected in our historical financial statements included elsewhere in this prospectus and unaudited pro forma condensed combined financial statements, so it may be difficult for investors to compare our future results as a public company to historical results or to evaluate our relative performance or trends in our business.

In particular, our historical consolidated financial information included in this prospectus is not necessarily indicative of our future results of operations, financial condition or cash flows primarily because of the following factors:

●	Prior to the Business Combination, the Seller or one of its affiliates provided support for various corporate functions for Landsea Homes, such as information technology, shared services, medical insurance, procurement, logistics, marketing, human resources, legal, finance and internal audit;

●	Our historical consolidated financial results reflect the direct, indirect and allocated costs for such services historically provided by the Seller prior to the Business Combination, and these costs may significantly differ from the comparable expenses we would have incurred as an independent company;

●	Prior to the Business Combination, Landsea Homes’ working capital requirements and capital expenditures historically were satisfied as part of the Seller’s corporate-wide cash management and centralized funding programs, and our cost of debt and other capital may significantly differ from that which is reflected in our historical combined financial statements for the periods prior to the Business Combination; and

●	The historical combined financial information for the periods prior to the Business Combination may not fully reflect the costs associated with the Business Combination, including the costs related to being an independent public company.

Similarly, the unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, LF Capital being treated as the “acquired” company for financial reporting purposes in the Business Combination and the total debt obligations and the cash and cash equivalents of Landsea Homes on an assumed date for the Business Combination closing. See “Summary Unaudited Pro Forma Condensed Combined Financial Information.”

Please refer to “Summary Historical Financial Information of the Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated and combined financial statements and the notes to those statements included elsewhere in this prospectus.

Our ability to be successful will depend upon the efforts of our key personnel, including the key personnel of Landsea and the Seller whom we expect to stay with us. The loss of key personnel could negatively impact the operations and profitability of our business and our financial condition could suffer as a result.

Our success depends to a significant degree upon the continued contributions of certain key management personnel including, but not limited to, those individuals listed in the “Management” section included elsewhere in the registration statement of which this prospectus is a part. It is possible that we will lose some key management personnel in the future, some of whom would be difficult to replace. The loss of key management personnel could negatively impact the operations and profitability of our business. Our ability to retain key management personnel or to attract suitable replacements should any member(s) of our management team leave is dependent on the culture our leadership team fosters and on the competitive nature of the employment market. The loss of services from key management personnel or a limitation in their availability could materially and adversely impact our business, prospects, liquidity, financial condition and results of operations. Further, such a loss could be negatively perceived in the capital markets. We have not obtained key management life insurance that would provide us with proceeds in the event of death or disability of any of our key management personnel.

Experienced employees in the homebuilding, developed lot acquisition and construction industries are fundamental to our ability to generate, obtain and manage opportunities. In particular, relevant licenses and qualifications, local knowledge and relationships are critical to our ability to source attractive lot acquisition opportunities. Experienced employees working in the homebuilding and construction industries are highly sought after. Failure to attract and retain such personnel or to ensure that their experience and knowledge is not lost when they leave the business through retirement, redundancy or otherwise may adversely affect the standards of our service and may have an adverse impact on our business, prospects, liquidity, financial condition and results of operations.

Negative publicity could adversely affect our reputation as well as our business and financial results.

Unfavorable media coverage related to our industry, company, brands, marketing, personnel, operations, business performance, or prospects may affect our stock price and the performance of our business, regardless of such media’s accuracy or inaccuracy. The speed at which negative publicity can be disseminated has increased dramatically with the capabilities of electronic communication, including social media outlets, websites, blogs or newsletters. Our success in maintaining, extending and expanding our brand image depends on our ability to adapt to this rapidly changing media environment. Adverse publicity or negative commentary from any media outlet could damage our reputation and reduce the demand for our homes, which could adversely affect our business.

An information systems interruption or breach in security of our systems could adversely affect us.

We rely on information technology and other computer resources to perform important operational and marketing activities as well as to maintain our business and employee records and financial data. Our computer systems are subject to damage or interruption from power outages, computer attacks by hackers, viruses, catastrophes, hardware and software failures and breach of data security protocols by our personnel or third-party service providers. Computer intrusion efforts are becoming increasingly sophisticated and the controls that we have installed might be breached. Further, many of these computer resources are provided to us or are maintained on our behalf by third-party service providers pursuant to agreements that specify certain security and service level standards, but which are ultimately outside of our control. If we were to experience a significant period of disruption in information technology systems that involve interactions with customers or suppliers, it could result in the loss of sales and customers and significant incremental costs, which could adversely affect our business. Additionally, security breaches of information technology systems could result in the misappropriation or unauthorized disclosure of proprietary, personal and confidential information, including information related to employees, counter-parties, and customers, which could result in significant financial or reputational damage and liability under data privacy laws and regulations, including the California Consumer Privacy Act.

We have experienced cyber security incidents in the past. There can be no assurance that future cyber security incidents will not have a material impact on our business or operations.

Inflation and interest rate changes could adversely affect our business and financial results.

Inflation could adversely affect us by increasing the costs of land, raw materials and labor needed to operate our business, which in turn requires us to increase home selling prices in an effort to maintain satisfactory housing gross margins. Inflation typically also accompanies higher interest rates, which could adversely impact potential customers’ ability to obtain financing on favorable terms, thereby further decreasing demand. If we are unable to raise the prices of our homes to offset the increasing costs of our operations, our margins could decrease. Furthermore, if we need to lower the prices of our homes to meet demand, the value of our land inventory may decrease. Depressed land values may cause us to abandon and forfeit deposits on land option contracts and other similar contracts if we cannot satisfactorily renegotiate the purchase price of the subject land. We may record charges against our earnings for inventory impairments if the value of our owned inventory, including land we decide to sell, is reduced, or for land option contract abandonments if we choose not to exercise land option contracts or other similar contracts, and these charges may be substantial. Inflation may also raise our costs of capital and decrease our purchasing power, making it more difficult to maintain sufficient funds to operate our business.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	changes in the valuation of our deferred tax assets and liabilities;

●	expected timing and amount of the release of any tax valuation allowances;

●	tax effects of stock-based compensation;

●	costs related to intercompany restructurings;

●	changes in tax laws, regulations or interpretations thereof; or

●	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Changes in accounting rules, assumptions or judgments could materially and adversely affect us.

Accounting rules and interpretations for certain aspects of our financial reporting are highly complex and involve significant assumptions and judgment. These complexities could lead to a delay in the preparation and dissemination of our financial statements. Furthermore, changes in accounting rules and interpretations or in our accounting assumptions or judgments, such as asset impairments and contingencies are likely to significantly impact our financial statements. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating financial statements from prior period(s). Any of these circumstances could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Acts of war or terrorism may seriously harm our business.

Acts of war or terrorism or any outbreak or escalation of hostilities throughout the world may have a substantial impact on the economy, consumer confidence, the housing market, our employees and our customers. Historically, perceived threats to national security and other actual or potential conflicts or wars and related geopolitical risks have also created significant economic and political uncertainties. If any such events were to occur, or there was a perception that they were about to occur, they could have a material adverse impact on our business, liquidity, financial condition and results of operations.

USE OF PROCEEDS

All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $81,103,750 from the exercise of all public warrants and Private Placement Warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY

We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

CAPITALIZATION

The following table sets forth the cash and capitalization of the Company and Landsea Homes on an audited historical and unaudited pro forma basis as of December 31, 2020.

Please refer to the historical financial statements of the Company and Landsea Homes and the related notes included elsewhere in this prospectus, as well as the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	December 31, 2020
	Historical
(in thousands)	LF Capital	Landsea Homes	Pro Forma Combined
Cash and cash equivalents:
Cash and cash equivalents	$69	$105,778	$165,184
Cash held in escrow	-	11,618	11,618
Restricted cash	-	4,270	4,270
Marketable securities held in Trust Account	109,742	-	-
Total cash and cash equivalents	$109,811	$121,666	$181,072
Debt:
Convertible note payable - related party	$1,500	$-	$-
Promissory note - related party	1,000	-	-
Notes and other debts payable, net	-	264,809	264,809
Total debt	2,500	264,809	264,809
Commitments:
Class A common stock subject to possible redemption	-	-	-
Equity:
Class A common stock	1	-	5
Class B common stock	1	-	-
Preferred stock	-	-	-
Additional paid-in capital	99,729	496,174	545,990
Retained earnings	146	32,011	31,248
Noncontrolling interests	-	1,301	1,301
Total stockholders’ equity	99,877	529,486	578,544
Total capitalization	$102,377	$794,295	$843,353

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless the context otherwise requires, the “registrant” and the “Company” refer to LF Capital Acquisition Corp. prior to the closing of the Business Combination and to the combined company and its subsidiaries following the closing of the Business Combination. “Landsea Homes” refers to the business of Landsea Homes Incorporated prior to the closing of the Business Combination.

Introduction

The Company is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information present the combination of the financial information of the Company and Landsea Homes adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the historical balance sheet of the Company and the historical balance sheet of Landsea Homes on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical statements of operations of the Company and Landsea Homes on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented:

●	the merger of Merger Sub, a wholly-owned subsidiary of the Company, with and into Landsea Homes, with Landsea Homes surviving the merger as a wholly-owned subsidiary of the Company;

●	issuance of 32,557,303 shares of Common Stock of the Company;

●	impacts of the Sponsor Surrender Agreement, including the forfeiture of 600,000 Founder Shares, forfeiture of 500,000 shares of Sponsor’s converted Founder Shares contingent on the stock reaching certain price thresholds, transfer to Seller of 500,000 shares of Common Stock immediately after the closing of the Business Combination and forfeiture of such shares in the event the same price thresholds noted above are not met, the cash payment of $1.5 million for the outstanding amounts due under the Convertible Note upon the consummation of the Business Combination, and the forgiveness of $1.0 million for the outstanding amount due under the Promissory Note for no consideration upon the consummation of the Business Combination;

●	impact of the Forward Purchase Transaction, wherein parties to the agreement purchased Class A common stock from public stockholders or in the open market or in privately negotiated transactions at or less than $10.56 per share, inclusive of any fees and commissions, and agreed not to redeem such shares and vote such shares in favor of the Business Combination. Parties received 250,415 Common Stock as an inducement for this commitment, and the Sponsor forfeited Founder Shares of the same amount;

●	conversion of all outstanding Class B common stock to Common Stock on a one-to-one basis;

●	payment of $1.85 per public warrant outstanding following the consummation of the Business Combination.

The historical financial information of the Company was derived from the audited financial statements of the Company as of and for the year ended December 31, 2020. The historical financial information of Landsea Homes was derived from the audited consolidated financial statements of Landsea Homes as of and for the year ended December 31, 2020, which are included elsewhere in this prospectus. This information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, the Company’s and Landsea Homes’ audited financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information elsewhere in this prospectus.

The Business Combination was accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, the Company was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Landsea Homes issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Landsea Homes.

Landsea Homes was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Seller has the largest voting interest in the post-combination company;

●	The board of directors of the post-combination company has nine members, and the Seller has the ability to designate seven members of the board of directors;

●	Landsea Homes management holds executive management roles for the post-combination company and is responsible for the day-to-day operations;

●	Landsea Homes was significantly larger than the Company by assets, revenue, and employees; and

●	The purpose and intent of the Business Combination was to create an operating public company through the Company, with management continuing to use Landsea Homes’ platform to grow the business and the combined entity assumed the name Landsea Homes Corporation.

Public stockholders were offered the opportunity to redeem, upon closing of the Business Combination, shares of Class A common stock for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the Company following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the time that these unaudited pro forma condensed combined financial statements were prepared and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2020

(in thousands)

	LF Capital Acquisition Corp (Historical)	Landsea Homes (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	$69	$105,778	$-	$109,742	(A)	$165,184
				(7,964)	(B)
				(3,742)	(C)
				(5,434)	(D)
				(1,500)	(E)
				(2,929)	(G)
				(75)	(H)
				(40)	(I)
				(28,721)	(J)
Cash held in escrow	-	11,618	-	-		11,618
Restricted cash	-	4,270	-	-		4,270
Prepaid expenses	2	-	(2)	-		-
Marketable securities held in Trust Account	109,742	-	-	(109,742)	(A)	-
Real estate inventories	-	687,819	-	-		687,819
Due from affiliates	-	2,663	-	-		2,663
Investment in and advances to unconsolidated joint ventures	-	21,342	-	-		21,342
Goodwill	-	20,705	-	-		20,705
Other assets	-	41,569	2	(7,617)	(B)	29,110
				(4,842)	(P)
Total assets	$109,813	$895,764	$-	$(62,864)		$942,713

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (CONTINUED)

AS OF DECEMBER 31, 2020

(in thousands)

	LF Capital Acquisition Corp (Historical)	Landsea Homes (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable	$1,962	$36,243	$-	$(1,830)	(C)	$36,300
				(75)	(H)
Accrued expenses and other liabilities	-	62,869	-	(2,166)	(G)	60,703
Accrued expenses	-	-	-	-		-
Due to affiliates	-	2,357	-	-		2,357
Convertible note payable - related party	1,500	-	-	(1,500)	(E)	-
Promissory note - related party	1,000	-	-	(1,000)	(F)	-
Notes and other debts payable, net	-	264,809	-	-		264,809
Franchise tax payable	40	-	-	(40)	(I)	-
Income tax payable	-	-	-	-		-
Deferred tax liabilities	-	-	-	-		-
Deferred underwriting commissions	5,434	-	-	(5,434)	(D)	-
Total liabilities	9,936	366,278	-	(12,045)		364,169

COMMITMENTS
Class A common stock subject to possible redemption	-	-	-	-		-

STOCKHOLDERS' EQUITY
Class A common stock	1	-	-	3	(L)	5
				-	(M)
				1	(N)
Class B common stock	1	-	-	-	(M)	-
				(1)	(N)
				-	(O)
Preferred stock	-	-	-	-		-
Additional paid-in capital	99,729	496,174	-	(15,581)	(B)	545,990
				(3,880)	(C)
				(3)	(L)
				-	(O)
				(26,607)	(K)
				1,000	(F)
				(4,842)	(P)
Retained earnings	146	32,011	-	1,968	(C)	31,248
				(763)	(G)
				(28,721)	(J)
				26,607	(K)
Noncontrolling interests	-	1,301	-	-		1,301
Total stockholders’ equity	99,877	529,486	-	(50,819)		578,544
Total liabilities and stockholders’ deficit	$109,813	$895,764	$-	$(62,864)		$942,713

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	LF Capital Acquisition Corp (Historical)	Landsea Homes (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined
Revenue
Home sales	$-	$734,608	$-	$-		$734,608
Total revenue	-	734,608	-	-		734,608

Cost of sales
Home sales	-	636,324	-	-		636,324
Inventory impairments	-	3,413	-	-		3,413
Total cost of sales	-	639,737	-	-		639,737

Gross margin
Home sales	-	94,871	-	-		94,871
Total gross margin	-	94,871	-	-		94,871

Sales and marketing expenses	-	48,100	-	-		48,100
General and administrative expenses	2,470	42,598	200	(120)	(AA)	44,743
				800	(BB)
				(1,968)	(EE)
				763	(FF)
Franchise tax expense	200	-	(200)	-		-
Total operating expenses	2,670	90,698	-	(525)		92,843

Income (loss) from operations	(2,670)	4,173	-	525		2,028

Interest earned on investments and marketable securities	694	-	-	(694)	(CC)	-
Other income (expense), net	-	80	-	-		80
Equity in net (loss) income of unconsolidated joint ventures	-	(16,418)	-	-		(16,418)
Loss before income taxes	(1,976)	(12,165)	-	(169)		(14,310)

Income tax expense	120	-	(120)	-		-
(Benefit) provision for income taxes	-	(3,081)	120	(44)	(DD)	(3,005)

Net loss	(2,096)	(9,084)	-	(125)		(11,305)
Net loss attributed to noncontrolling interests	-	(133)	-	-		(133)
Net loss attributable to Landsea Homes Incorporated	$(2,096)	$(8,951)	$-	$(125)		$(11,172)
Weighted average number of shares of Class A common stock outstanding - basic and diluted	14,006,380					45,231,025
Net income (loss) per share of Class A common stock - basic and diluted	$0.03					$(0.25)
Weighted average number of shares of Class B common stock outstanding - basic and diluted	3,881,250
Net loss per share of Class B common stock - basic and diluted	$(0.64)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.       Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Landsea Homes issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Landsea Homes.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 assumes that the Business Combination occurred on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2020. These periods are presented on the basis of Landsea Homes as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

●	The Company’s audited condensed balance sheet as of December 31, 2020 and the related notes for the period ended December 31, 2020, provided elsewhere in this prospectus; and

●	Landsea Homes’ audited consolidated balance sheet as of December 31, 2020 and the related notes for the period ended December 31, 2020, provided elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

●	The Company’s audited condensed statement of operations for the year ended December 31, 2020 and the related notes, provided elsewhere in this prospectus; and

●	Landsea Homes’ audited consolidated statement of operations for the year ended December 31, 2020 and the related notes, provided elsewhere in this prospectus.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of the Company and Landsea Homes.

2.        Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.        Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and are only presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the post-combination company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:

(A)	Reflects the reclassification of $109.7 million marketable securities held in the Trust Account that becomes available to fund expenses in connection with the Business Combination or future cash needs of Landsea Homes.

(B)	Represents transaction costs incurred by Landsea Homes of approximately $15.6 million, inclusive of advisory, banking, and printing fees, legal and accounting fees, and other equity issuance costs that are offset to Additional Paid-in Capital. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $8.0 million as $7.6 million has been paid as of the pro forma balance sheet date. Equity issuance costs of $15.6 million are offset to Additional Paid-In Capital.

(C)	Represents transaction costs incurred by the Company of approximately $3.9 million, inclusive of equity issuance costs that are offset to Additional Paid-in Capital. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $3.7 million as $0.2 million has been paid as of the pro forma balance sheet date. Equity issuance costs of $3.9 million are offset to Additional Paid-In Capital. The costs expensed through retained earnings are removed in the unaudited pro forma condensed combined statement of operations discussed in (EE) below.

(D)	Reflects the payment of $5.4 million of deferred underwriters’ fees. The fees were paid at closing of the Business Combination out of the cash in the Trust Account.

(E)	Reflects the cash repayment of the Company’s $1.5 million Convertible Note to the Sponsor at the closing of the Business Combination. The Sponsor waived its rights to convert the note to warrants of the post Business Combination entity at a price of $1.00 per warrant in the Sponsor Surrender Agreement.

(F)	Reflects the forgiveness of the Company’s $1.0 million Promissory Note to the Sponsor at the closing of the Business Combination.

(G)	Reflects the cash payment of $2.9 million, settlement of the accrued liability of $2.2 million, and impact on retained earnings of acceleration of vesting of certain Landsea Homes phantom stock awards. Existing employment agreements with certain Landsea Homes executives contained a provision for accelerating vesting of phantom stock awards that was triggered upon consummation of the Business Combination.

(H)	Reflects the cash payment of an additional fee to Mr. Prot, the Chairman of the Board, for the closing of the Business Combination.

(I)	Reflects the payment of the Company’s accrued tax liabilities at the closing of the Business Combination.

(J)	Represents the cash payment to the holders of the public warrants related to the Warrant Amendment. The Warrant Amendment provided for cash consideration of $1.85 per public warrant, and that each outstanding public warrant become redeemable for 1/10th of a share of Company Class A common stock for an exercise price of $1.15, amending the previous terms of a public warrant being redeemable for 1 share of Company Class A common stock for an exercise price of $11.50.

(K)	Reflects the reclassification of historical Company Retained Earnings into Additional Paid-In Capital.

(L)	Reflects the adjustment to the Company’s Class A common stock and Additional Paid-In Capital for the issuance of the Company’s Class A common stock with a value of $343.8 million at a price of $10.56 per share of Class A common stock as consideration to the Seller for the Business Combination.

(M)	Reflects issuance of the Utilization Fee Shares and Additional Fee shares as shares of Class A common stock in connection with the Forward Purchase Transaction, and the forfeiture of Class B common stock in the same amount of shares. Parties to the Forward Purchase Transaction purchased Company Class A common stock in the open market in exchange for 250,415 shares of Class A common stock. The Sponsors forfeited Founder Shares of the amount of the shares of Class A common stock issued to the parties.

(N)	Reflects the conversion of all outstanding Class B common stock to Class A upon closing of the Business Combination (as adjusted for the amounts forfeited pursuant to Items (M) and (O) hereof). This includes 500,000 shares of Class B common stock converted to Class A common stock that the Sponsors may only sell or transfer and 500,000 of Sponsor Class B common stock converted to Class A common stock transferred to Seller that the Seller may only sell or transfer when certain share price thresholds are met during the twenty-four month period following the closing of the Business Combination.

(O)	Reflects the forfeiture of 600,000 Founder Shares with the adjustment to Additional Paid-In Capital. The forfeiture of the 2,260,000 Private Placement Warrants owned by the Sponsor do not result in a pro forma adjustment as it is a reclassification within the Additional Paid-In Capital line item. The 2,200,000 Private Placement Warrants transferred by Sponsors to the Seller do not result in a pro forma adjustment as these are already outstanding warrants that changed ownership.

(P)	Reflects the transfer of a deferred tax asset related to interest on debt legally held by Landsea Holdings. Landsea Homes and Landsea Holdings are no longer consolidated after the Business Combination. As a result, the deferred tax asset is transferred to Landsea Holdings.

 Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

(AA)	Represents the elimination of the expense related to the Company’s office space and general administrative services, the agreement of which terminated upon closing of the Business Combination.

(BB)	Represents the recognition of stock compensation expense for new Restricted Stock Unit awards granted to certain executives of Landsea Homes upon consummation of the Business Combination. The awards will vest over 4 years and will have a continuing impact on the operations post-Business Combination.

(CC)	Represents the elimination of investment income related to the marketable securities held in the Trust Account.

(DD)	Reflects the income tax effect of the pro forma adjustments using the estimated blended federal and state statutory tax rate of 26%.

(EE)	Reflects the removal of the transaction costs in the Company’s historical statement of operations for the year ended December 31, 2020. The Company's transaction costs are reflected as equity issuance costs for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(FF)	Reflects the expense of the acceleration of vesting of certain Landsea Homes phantom stock awards in the statement of operations for the year ended December 31, 2020. These costs are reflected as incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. Existing employment agreements with certain Landsea Homes executives contained a provision for accelerating vesting of phantom stock awards that was triggered upon consummation of the Business Combination. This is a non-recurring item.

4.        Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

Year Ended December 31, 2020
Pro forma net loss	$(11,172)
Weighted average number of shares of Class A common stock outstanding - basic and diluted (1)(2)(3)	45,231,025
Net loss per share of Class A common stock - basic and diluted	$(0.25)

(1)	For the purposes of calculating the weighted average number of shares of Class A common stock outstanding, management determined that the 1,000,000 shares of Class A common stock subject to forfeiture upon the valuation of the Class A common stock failing to reach certain thresholds during the twenty-four month period following the closing of the Business Combination are not participating securities, based upon the current trading price of the Class A common stock of $10.53 as of January 7, 2021. As such, these were excluded from the calculation of the weighted average number of shares of Class A common stock outstanding.

(2)	The public warrants and Private Placement Warrants are exercisable at $11.50 per share amounts which exceeds the current market price of Class A common stock and the approximate per share redemption price, as of January 7, 2021. These warrants are considered anti-dilutive and excluded from the earnings per share calculation when the exercise price exceeds the average market value of the common stock price during the applicable period.

(3)	The Company considered potentially dilutive RSUs using the treasury stock method and determined that such RSUs were anti-dilutive for the year ended December 31, 2020.

The following summarizes the number of shares of Class A common stock outstanding:

	Shares	Ownership %

Seller (2)	33,057,303	71.5%
Public (1)	10,642,887	23.0%
LF Capital Restricted Parties (Converted Founder Shares) (1)(3)	2,530,835	5.5%
Total shares	46,231,025

(1)	Includes the 250,415 shares of Class A common stock issued as Utilization Fee Shares and Additional Fee Shares, and the forfeiture of 250,415 Founder Shares in connection with the Forward Purchase Transaction.
(2)	Includes the 500,000 shares of Class A common stock to be transferred to Seller that are subject to forfeiture if the valuation of the Class A common stock does not reach certain thresholds during the twenty-four month period following the closing of the Business Combination.
(3)	Includes the 500,000 shares of Class A common stock of the Sponsor that are subject to forfeiture if the valuation of the Class A common stock does not reach certain thresholds during the twenty-four month period following the closing of the Business Combination.

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for LF Capital and Landsea Homes and unaudited pro forma condensed combined per share information after giving effect to the Business Combination.

The pro forma book value information reflects the business combination as if it had occurred on December 31, 2020. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2020.

This information is only a summary and should be read in conjunction with the historical financial statements of LF Capital and Landsea Homes and related notes included elsewhere in this prospectus. The unaudited pro forma combined per share information of LF Capital and Landsea Homes is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma combined earnings (loss) per share information below does not purport to represent the earnings (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of LF Capital and Landsea Homes would have been had the companies been combined during the periods presented.

	LF Capital (Historical)	Landsea Homes (Historical) (2)	Combined Pro Forma
As of and for the Year Ended December 31, 2020
Book value per share (1)	$5.58	N/A	$12.79
Weighted average number of shares outstanding - basic and diluted (3)	17,887,630	N/A	45,231,025
Net income (loss) per share of Class A common stock - basic and diluted (3)	$0.03	N/A	$(0.25)

(1)	Book value per share calculated as Total equity / weighted average shares outstanding.
(2)	Landsea Homes has not historically calculated net earnings (loss) per share.
(3)	For the year ended December 31, 2020, outstanding warrants and RSUs are anti-dilutive based upon the trading price of the Class A common stock as of January 7, 2021, and have been excluded from the weighted average shares outstanding calculation.

BUSINESS COMBINATION

This subsection describes the material provisions of certain agreements entered into in connection with the Business Combination, but does not purport to describe all of the terms of such agreements. The following summary is qualified in its entirety by reference to the complete text of such agreements, copies of which are included as exhibits to the registration statement of which this prospectus is a part.

Merger Agreement

On the Closing Date, Landsea Homes Corporation (formerly known as LF Capital Acquisition Corp.), consummated the Business Combination pursuant to the Merger Agreement, by and among the Company, Merger Sub, Landsea and the Seller. As contemplated by the Merger Agreement, Merger Sub merged with and into Landsea, with Landsea continuing as the surviving entity. In connection with the merger of Merger Sub, Landsea changed its name to Landsea Homes US Corporation. As a result of the consummation of the Business Combination, (a) the Company owns 100% of the outstanding common stock of Landsea and (b) the Seller, the sole equity owner of Landsea prior to the Business Combination, received stock consideration consisting of 32,557,303 shares of our Common Stock. In connection with the Business Combination, the registrant changed its name from LF Capital Acquisition Corp. to “Landsea Homes Corp.”

On December 15, 2020, the Company’s stockholders, at a special meeting of the Company, approved and adopted the Merger Agreement, and approved the Business Combination proposal and the other related proposals presented in the Proxy Statement. In connection with the approval of the proposed business combination, LF Capital’s public stockholders have requested the redemption of 1,826,891 shares of our Class A common stock at $10.56 per share. In addition, LF Capital’s warrant holders voted to approve the Warrant Agreement Amendment related to LF Capital’s public warrants such that, as of the closing of the Business Combination, (i) each issued and outstanding public warrant are exercisable for one-tenth of one share of our Common Stock at an exercise price of $1.15 per one-tenth share ($11.50 per whole share) and (ii) each holder of public warrants issued and outstanding immediately prior to the closing of the Business Combination received from LF Capital a one-time payment of $1.85 per public warrant.

The Merger Consideration paid by the Company in connection with the consummation of the Business Combination was approximately $344 million, consisting of approximately 32,557,303 newly-issued shares of our Common Stock, which shares were valued at $10.56 per share for purposes of determining the number of shares payable to the Seller for its ownership interests therein.

Forward Purchase Transaction

Concurrently with the execution of the Merger Agreement, the Company and the Sponsor entered into Forward Purchase and Subscription Agreements with the FPSA Investors, whereby each of the FPSA Investors (i) committed to purchase their Purchase Allocation, which in the aggregate total a commitment to purchase $35 million in shares of Common Stock, (ii) vote its Class A common stock (up to the Purchase Allocation) in favor of the proposals in the Proxy Statement in furtherance of the Business Combination, and (iii) not transfer or redeem its Class A common stock acquired pursuant to the Forward Purchase and Subscription Agreement prior to the consummation of the Business Combination or if the Merger Agreement was otherwise terminated. In consideration for entering into the Forward Purchase and Subscription Agreement, the Company issued an aggregate of 250,415 shares of Common Stock to the FPSA Investors. We also provided the FPSA Investors with certain customary registration rights in connection with the Forward Purchase Transaction.

Related Agreements

Sponsor Surrender Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor, the Company, the Seller, and Landsea entered into the Sponsor Surrender Agreement, pursuant to which, the Sponsor agreed to (i) forfeit to the Company for no consideration 2,260,000 Private Placement Warrants and 600,000 Founder Shares, (ii) forfeit up to 500,000 shares of its converted Founder Shares contingent upon the valuation of the Common Stock reaching certain thresholds during the twenty-four month period following the closing of the Business Combination, (iii) transfer to the Seller 2,200,000 Private Placement Warrants immediately prior to the closing of the Business Combination and 500,000 shares of Common Stock immediately after the closing of the Business Combination (with such Common Stock subject to the contingencies noted in clause (ii) above), (iv) cancel and forgive all amounts owed to Sponsor pursuant to the Promissory Note, and (v) receive a cash payment in lieu of converting outstanding amounts due under the Convertible Note upon the consummation of the Business Combination, in each case on terms and subject to the conditions set forth therein.

Waiver Agreements

Concurrently with the execution of the Merger Agreement, the Company, the Seller, Landsea and each of the LF Capital Restricted Stockholders entered into the Founders’ Waiver Agreements, pursuant to which, each LF Capital Restricted Stockholder agreed to (i) waive certain of their anti-dilution, conversion, and redemption rights with respect to their Founder Shares and (ii) agreed to convert their Founder Shares into shares of the Company’s Common Stock on a one-for-one basis. Additionally, each of the LF Capital Restricted Stockholders, other than the BlackRock Holders, agreed to waive their redemption rights with respect to any Common Stock they own.

Additionally, the Company and the BlackRock Holders entered into the BlackRock Waiver Agreement, pursuant to which, each of the BlackRock Holders agreed to (i) waive certain of their anti-dilution and conversion rights with respect to their Founder Shares and (ii) agreed to convert their Founder Shares into shares of the Company’s Common Stock on a one-for-one basis. In addition, the LF Capital Restricted Stockholders, other than the BlackRock Holders, entered into letter agreements providing that, during the period commencing on the Closing Date and continuing until the earlier of (i) one year following the closing of the Business Combination and (ii) subsequent to the closing of the Business Combination, (x) if the last sale price of the Common Stock equals or exceeds $12.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days following the closing of the Business Combination or (y) the date following the closing of the Business Combination on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of the Company for cash, securities or other property, are restricted from transferring or selling their Common Stock, in each case on terms and subject to the conditions set forth therein.

Stockholder’s Agreement

On the Closing Date, pursuant to the Merger Agreement, the Company and the Seller entered into a Stockholder’s Agreement, whereby, among other things, the parties agreed (i) to certain board composition and nomination requirements, including rights to nominate directors in accordance with defined ownership thresholds, establish certain committees and their respective duties and allow for the compensation of directors, (ii) to provide the Seller with certain inspection and visitation rights, access to Company management, auditors and financial information, (iii) to provide the Seller with veto rights with respect to certain actions of the Company, (iv) not to, to the extent permitted by applicable law, share confidential information related to the Company, (v) to waive their right to jury trial and choose Delaware as the choice of law, and (vi) to vote their Common Stock in furtherance of the aforementioned rights, in each case on terms and subject to the conditions set forth therein. In addition, the Seller also agreed not to compete with the Company in the “domestic homebuilding business,” as such term is defined therein, so long as it, together with its affiliates, controls more than 10% of the Company or has a representative serving on the board of directors.

Investor Representation Letter

On the Closing Date, the Seller delivered an Investor Representation Letter, whereby, among other things, the Seller represented to the Company that (i) it is an accredited investor and is otherwise qualified to receive the Merger Consideration pursuant to a private placement effected in reliance on the exemption from the registration requirements of the Securities Act, provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated under the Securities Act, and exemptions from the qualification requirements of applicable state law and (ii) the Seller will not transfer any of the Common Stock within 180 days following the Closing Date, in each case on terms and subject to the conditions set forth therein.

Lock-up Agreements

On the Closing Date, each of the Sponsor and certain other holders of converted Founder Shares entered into an equity lock-up letter agreement with the Company, which provides that their shares of Common Stock are not transferable or salable until the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, except (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (b) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales; (f) in the event of our liquidation; (g) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (h) in the event of our liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of the Business Combination; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

On the Closing Date, the Seller also entered into an equity lock-up agreement with the Company, which provides that, subject to certain exceptions, that its shares of Common Stock are not transferable or salable until the earlier of (A) one year following the closing of the Business Combination and (B) subsequent to the closing of the Business Combination, (x) if the last sale price of the Common Stock equals or exceeds $12.00 per share as quoted on Nasdaq (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days following the closing of the Business Combination or (y) the date following the closing of the Business Combination on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of the Company for cash, securities or other property, as set forth in such letter agreement, except (a) to the Seller’s officers or directors, any affiliates or family members of any of the Seller’s officers or directors, any affiliates or family members of the Seller, or any affiliates of the Seller, (b) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales; (f) in the event of our liquidation; (g) by virtue of the laws of Delaware or the Seller’s limited liability company agreement upon dissolution of the Seller; (h) in the event of our liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of the Business Combination; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

License Agreement

On the Closing Date, Licensor, the Company, and Licensees, entered into the License Agreement, pursuant to which, the Licensor will agree, among other things, to grant the Licensees an exclusive license to use the “Landsea” trademark in connection with the “domestic homebuilding business” (as such term is defined in the Stockholder’s Agreement). The License Agreement is for a term of ten years from the Closing Date, subject to customary notification and extension terms. In addition, the License Agreement is subject to certain Company usage standards and the Seller continuing to indirectly own, together with its affiliates, more than 6% of our Common Stock, in each case on terms and subject to the conditions set forth therein.

Management Agreement

On January 6, 2021, the Seller and Landsea entered into a Management Agreement, whereby Landsea agreed to provide certain management services for the Seller with respect to the Seller’s development located at 212 W. 93rd Street, New York, New York.

BUSINESS

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the post-combination company and its consolidated subsidiaries following the Business Combination, other than certain historical information which refers to the business of Landsea Homes prior to the consummation of the Business Combination.

Overview

We are a rapidly growing homebuilder focused on providing High Performance Homes that deliver energy efficient living in highly attractive geographies. Headquartered in Newport Beach, California, we primarily engage in the design, construction, marketing and sale of suburban and urban single-family detached and attached homes in California, Arizona and Metro New York. While we offer a wide range of properties, we primarily focus on entry-level and first-time move-up homes. We maintain a conservative capital structure and we believe our markets are characterized by attractive long-term housing fundamentals.

Building on the global homebuilding experience and environmentally focused strategy of Landsea Green who indirectly owns 100% of our largest stockholder Landsea Holdings, we are driven by a pioneering commitment to sustainability. Drawing on new-home innovation and technology, including a partnership with a leading technology company, we are focused on sustainable, energy-efficient and environmentally friendly building practices that result in a lighter environmental impact, lower resource consumption and a reduced carbon footprint. The three pillars of our High Performance Homes platform are home automation, energy efficiency and sustainability. These pillars are reflected in such features as WiFi mesh networking, smart light switches, smart door locks, smart thermostats, WiFi garage door openers; LED lighting and upgraded insulation. Our efficient home designs help reduce lumber, concrete and building material waste on our jobsites.

Our communities are positioned in attractive markets like California and Arizona that, based on market conditions like low new home supply levels and high levels of employment relative to permits, are poised for growth. We are also prudently evaluating opportunities in new regional markets in which there is high demand and favorable population and employment growth as a result of proximity to job centers or primary transportation corridors. We are committed to achieving among the highest standards in design, quality and customer satisfaction and are a leader among our peers on several key operating and homebuilding metrics.

We have developed several award-winning master-planned communities. We have been recognized locally and nationally for our communities, including as recipient of the OC Register’s Best Home Builder and Best New Home Community awards and placing in the top 3% of all homebuilders for positive customer experience in Eliant Homebuyers’ survey.

While we have construction expertise across a wide array of product offerings, we are focused on entry-level and first-time move-up homes. Additionally, we believe our high concentration in entry-level homes positions us to meet changing market conditions and to optimize returns while strategically reducing portfolio risk. In addition, our attached and higher density product in certain markets enables us to keep our entry-level price point “attainable” and within reach of more new homebuyers. We believe that bringing attainable housing product helps to offset rising land and home costs and support our expansion into densely populated markets.

Landsea Homes’ home sales revenue has grown rapidly from approximately $29 million in 2017 to $735 million in 2020. As of December 31, 2020, Landsea Homes owned or controlled almost 6,700 lots, of which more than 2,400 lots were under land option contracts or purchase contracts and more than 4,200 lots were owned. We believe that this represents approximately 3 to 4 years of supply under our current growth plan. We seek to invest in land inventory that we can efficiently develop over a 24-to-36-month horizon in order to maximize our returns on capital and minimize our exposure to market risk. We continue to evaluate new communities and to develop an attractive pipeline of land acquisition opportunities.

In California, Landsea Homes owned and controlled almost 1,800 lots as of December 31, 2020 in the high-demand San Francisco Bay Area and Los Angeles, Ventura, Orange and San Bernardino counties.

In Arizona, Landsea Homes owned and controlled more than 4,800 lots as of December 31, 2020. Since entering the Arizona market less than two years ago, Landsea Homes has acquired several communities organically in addition to two Phoenix-based homebuilders. In June 2019, Landsea Homes acquired Pinnacle West, a homebuilder focused in the Phoenix market. In January 2020, Landsea Homes acquired Garrett Walker, a leading homebuilder and brand also in the metropolitan Phoenix area that boasts a management team with decades of combined homebuilding experience. These acquisitions expanded our portfolio and breadth in the Arizona market. As a result of these acquisitions, we have become one of the largest homebuilders in Arizona.

In Metro New York, after giving effect to the Distribution (as defined below), Landsea Homes owned 50 lots as of December 31, 2020 related to one project in Manhattan, and almost 40 lots within LS-NJ Port Imperial Member, LLC (the “Avora JV”), an unconsolidated joint venture.

Net new home orders for Landsea Homes’ for the years ended December 31, 2020 and December 31, 2019 were approximately 1,900 and 480, respectively. For the year ended December 31, 2020, Landsea Homes delivered more than 1,500 homes for total home sales revenue of $735 million. For the year ended December 31, 2019, Landsea Homes delivered nearly 600 homes for total home sales revenue of $569 million.

For the years ended December 31, 2020 and 2019, the average selling price (“ASP”) of homes delivered was approximately $481,000 and $953,000, respectively. As of December 31, 2020 and December 31, 2019, Landsea Homes had a backlog of 750 and 121 sold but unclosed homes, respectively with an associated sales value of $389 million and $84 million. The average selling price of homes in backlog as of December 31, 2020 and December 31, 2019 was approximately $519,000 and $694,000, respectively.

Metro New York

On June 30, 2020, Landsea Homes effectuated a distribution (the “Distribution”), pursuant to which Landsea Urban LLC, a wholly-owned subsidiary of Landsea Homes, distributed 100% of its membership interests in LS-212 West 93 Member LLC (the “212 Project Entity”) to Landsea Holdings. The 212 Project Entity owns 20 condo units in Manhattan that are currently under construction. The total assets, liabilities, and equity of the 212 Project Entity as of the date of Distribution were $50 million, $21 million and $29 million, respectively.

We are currently a joint venture partner in LS-14 Ave JV LLC (the “14th Street JV”), that has a development project located at 14th Street and 6th Ave., New York (the “14th Street Project”). The 14th Street JV is 95.89% held by us and owns 50 condo units and a retail space in Manhattan that are currently under construction and nearing “top off.”

We are currently a joint venture partner in the Aurora JV, that has a development project located on the New Jersey Gold Coast in the city of Weehawken (the “Avora Project”). The Avora JV is 51% held by us and owns 39 condo units, of which 35 were unsold as of December 31, 2020.

Our Markets

We operate in three primary markets: California, Arizona and Metro New York. The following table sets forth homebuilding revenue from each of these markets for the years ended December 31, 2020, 2019 and 2018 (in thousands):

	Year Ended December 31,
	2020	2019	2018
Arizona (1)	$320,691	$40,024	$-
California (2)	413,917	528,848	347,828
Metro New York (3)	-	-	-
	$734,608	$568,872	$347,828

(1)	The Arizona market consists primarily of entry-level, single-family homes in Goodyear, Buckeye, Chandler, Mesa, Avondale, Tolleson, Queen Creek and Phoenix counties in Arizona.
(2)	The California market consists of single-family detached and attached homes in (i) Marin, Santa Clara, Contra Costa and Alameda counties in Northern California and (ii) Orange, Los Angeles, Ventura and San Bernardino counties in Southern California.
(3)	The Metro New York market consists of two condominium projects in premier locations: Chelsea, New York and Weehawken, New Jersey along the gold coast. The Avora Project in Weehawken is an unconsolidated joint venture.

These markets are generally characterized by high job growth and increasing populations, creating strong demand for new housing, and we believe they represent attractive homebuilding markets with opportunities for long-term growth. Moreover, our management team has deep local market knowledge of the California and Arizona homebuilding and development industries. We believe this experience and strong relationships with local market participants enable us to efficiently source, entitle and close on land.

Impact of COVID-19

The spread of COVID-19 around the world caused significant volatility in the U.S. market beginning in early 2020. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. economy. The homebuilding industry was impacted by COVID-19, which saw reduced levels of orders and deliveries primarily in March, April and May 2020, with partial recovery beginning in June 2020.

During the first and second quarters of 2020, when restrictive stay-at-home orders were in place for many markets across the United States, we experienced meaningful increases in sales cancellations and decreases in sales orders, particularly in California and New York. However, as economic activity began to resume and restrictive orders began to be lifted, our pace of sales increased and our cancellation rate returned to normal levels. For the fourth quarter of 2020, we had almost 600 home deliveries and home sales revenues of $284.7 million, as compared to less than 300 home deliveries and home sales revenues of $136.3 million in the first quarter of 2020, less than 250 home deliveries and home sales revenues of $95.1 million in the second quarter of 2020, and more than 400 home deliveries and home sales revenues of $218.5 million in the third quarter of 2020.

We believe the increase in demand in the third and fourth quarters of 2020 was fueled by increased buyer urgency due to lower interest rates on mortgage loans, the limited supply of homes at affordable price points across most of our markets and to some extent the lower levels of home sales from mid-March through early April, which caused some pent-up demand. We were and remain well positioned for increased demand with our affordable product offerings, lot supply and housing inventory.

In response to the pandemic and government restrictions, we implemented new operating measures relating to our sales, construction and other operations. Under these measures, we shifted our sales process to offer additional virtual online tours and appointments and, where permitted, appointment-only, in-person meetings intended to comply with social distancing and other health and safety requirements and protocols. We have also instituted social distancing, hygiene and sanitation guidelines in accordance with recommended protocols throughout the organization. We have encouraged employees at our corporate and division offices whose duties could be performed from home to work remotely, and we have implemented flexible schedules for employees that are permitted by applicable government orders or guidelines to be back in our corporate and division offices to limit the number of individuals in our offices on a given day. We have also encouraged our employees to use our virtual working and communication platforms in lieu of holding in-person meetings whenever possible.

Construction and sale of residential real estate has been determined to be an essential business in many of the regions in which we operate, and accordingly our operations, other than in certain markets during March and April 2020, have been exempted from certain health orders. There is still uncertainty regarding the extent and duration of the COVID-19 pandemic, as the situation has continued to evolve, and associated government and consumer responses have remained in a state of flux, especially in light of recent spikes in infections in key markets and the rollout of vaccines. In addition, because the full magnitude and duration of the COVID-19 pandemic is uncertain and difficult to predict, changes in our cash flow projections may change our conclusions on the recoverability of inventory in the future.

Our Competitive Strengths

Our primary business objective is to create long-term, above industry average returns for our stockholders through our commitment to securing growth-oriented land positions, imposing strong operational discipline and control and providing High Performance Homes to our customers. We believe that the following strengths differentiate us from other public company homebuilders and position us well to execute our business strategy and capitalize on opportunities across our footprint:

Attractive Land Positions Focused on High Growth

We have positioned our business to strategically grow by selecting markets with favorable population and employment growth as a result of proximity to job centers or primary transportation corridors. Currently, we are focused on the design, construction and sale of innovative single-family detached and attached homes in planned communities in major metropolitan areas in California and Arizona. Additionally, we plan to evaluate opportunities in other markets opportunistically.

Generally, we believe that we have strong land positions strategically located within our core markets. We select communities in markets across the United States with high demand and convenient access to metropolitan areas that are generally characterized by a robust local economy and continued job growth, attraction of new residents and opportunities for potential homebuyers.

Strong Operational Discipline and Controls

Our management team possesses significant operating expertise, gleaned from its experiences with much larger public homebuilders. The perspective gained from that experience has helped shape the strict discipline and hands-on approach with which we are managed. From real-time “dashboard” updates on each project to monthly operating committee review and financial accountability at the project management level, our strict operating discipline is a key part of our strategy to maximize returns while minimizing risk.

High Performance Homes

We are committed to sustainability. We place heavy emphasis on environmental protection and are committed to delivering comfortable and eco-friendly residential properties to the market. Landsea Green has received numerous awards and recognition for various properties and enjoys broad recognition among its customers as one of the few brand names representative of eco-friendly building design and construction.

We are committed to sustainable building practices and conduct a multitude of energy-efficient, sustainable and environmentally-friendly practices that result in a lighter environmental impact, lower resource consumption and a reduced carbon footprint.

In 2019, Landsea Homes officially launched a High Performance Homes program in select communities across California and Arizona. The new program focuses on home automation, sustainability and energy savings, three factors that we believe are highly desired by our customers.

As part of the High Performance Homes program, we have established a partnership with a leading technology company. High Performance Homes utilize such company’s proprietary software, which offers home automation options through applications on homebuyers’ mobile phones. Smart home automation options include a media manager device, MeshNet wireless internet throughout the home, entry door locks, thermostat control, garage door opener control, light dimmer switches, doorbell camera pre-wire and high-touch customer service with an individualized training session.

In addition, each High Performance Home includes upgraded roof insulation, upgraded wall insulation, upgraded floor insulation, more efficient mechanical systems, ENERGY STAR® rated appliances and LED lighting. The cost-in-use features lower homebuyers’ monthly bills and are intended to encourage environmental awareness and stewardship.

Our Growth Strategies

Building upon our success to date, we see a significant opportunity to drive long-term growth across our business by executing on the following growth strategies:

Strategy and Lot Position

Landsea Homes owned approximately 4,200 lots and had options to purchase an additional 2,400 lots, approximately, as of December 31, 2020. We intend to continue to utilize our current inventory of lots and future land acquisitions to conduct our operating strategy, which consists of:

●	converting our lot supply into active projects;

●	maximizing revenue at communities;

●	maintaining a low cost structure;

●	acquiring land positions through disciplined acquisition strategies in key markets;

●	leveraging an experienced management team;

●	gaining access to growth capital while keeping a conservative leverage profile; and

●	generating positive cash flows.

Acquire Attractive Land Positions While Reducing Risk

We believe that our reputation and extensive relationships with land sellers, master plan developers, financial institutions, brokers and other builders will enable us to continue to acquire well-positioned land parcels in our target markets. Before contracting to acquire land, we complete our land acquisition process, which consists of performing due diligence, reviewing the status of entitlements to mitigate zoning and other development risk and focusing on land as a component of a home’s cost structure, rather than on the land’s speculative value.

We believe that our expertise in land development and planning enables us to create desirable communities that meet or exceed our target customer’s expectations, while operating at competitive costs. We also seek to minimize our exposure to land risk through disciplined management of entitlements, as well as the use of land options and other flexible land acquisition arrangements.

We believe that there are significant opportunities to expand in our existing and target markets, and we continually review our selection of markets based on both aggregate demographic information and our own operating results. We use the results of these reviews to reallocate our investments to maximize our profitability and return on capital over a two to three year timeframe. Our growth strategy will focus on increasing our market position in our existing markets and exploring expansion into other markets through organic growth or acquisitions.

Offer a Diverse Range of Products with a Focus on Entry-Level and First Move-Up

While our construction expertise across an extensive product offering allows us flexibility to pursue a wide array of land acquisition opportunities and appeal to a broad range of potential homebuyers, we are currently focused on entry-level and first-time move-up homes. We believe our high concentration in entry level and first-time move-up homes positions us to meet changing market conditions and to optimize returns while strategically reducing portfolio risk. In addition, our attached and higher density product in certain markets enables us to keep our entry-level price point “attainable” and within reach of more new homebuyers. We believe that bringing attainable housing products helps to counter rising land and home costs and support our expansion into densely populated markets.

We spend extensive time studying and designing our products through the use of architects, consultants and homeowner focus groups in our target markets. Our focus on entry-level and first-time move-up homes is a part of our “pyramid” strategy in which the largest ratio of communities of entry level homes forms the base of the pyramid, followed by first move-up and second move-up. At the top of the pyramid are our luxury homes that are the lowest in count and most selective in opportunistic locations.

Focus on Efficient Cost Structure and Target Attractive Returns

We believe that our homebuilding platform and focus on controlling costs position us well to generate attractive returns for our investors. Our experienced management team is vigilant in maintaining its focus on controlling costs. We competitively bid each phase of development while maintaining strong relationships with our trade partners by managing production schedules closely and paying our vendors on time.

We combine decentralized management in those aspects of our business where we believe detailed knowledge of local market conditions is critical (such as governmental processing, construction, land development, accounts payable and sales and marketing), with centralized management in those functions where we believe central control is required (such as approval of land acquisitions, financial, treasury, human resources and legal matters). We have also made significant investments in systems and infrastructure to operate our business efficiently and to support our planned future growth as a result of executing our expansion strategy.

Description of Projects and Communities Under Development

The following table presents project information relating to each of Landsea Homes’ homebuilding markets as of December 31, 2020 and includes certain information that is forward-looking or predictive in nature and is based on expectations and projections about future events. Such information is subject to a number of risks and uncertainties, and actual results may differ materially from those expressed or forecast in the table below.

	Backlog (1)	Lots Owned or Controlled (2)	Homes Closed for Year Ended December 31, 2020	Estimated Average Sales Price Range (3)
California	$216,410	1,766	423	$979
Arizona	172,932	4,864	1,104	290
Metro New York	-	50	-
GRAND TOTALS	$389,342	6,680	1,527	$481

(1)	Backlog consists of homes sold under sales contracts that have not yet delivered, and there can be no assurance that delivery of sold homes will occur.
(2)	Lots owned or controlled as of December 31, 2020 include lots in backlog. Certain lots controlled are under land banking arrangements which will become owned and begin producing deliveries during 2021. Actual homes at completion may change prior to the marketing and sales of homes in these projects and the sales price ranges for these projects are to be determined and will be based on current market conditions and other factors upon the commencement of active selling. There can be no assurance that we will acquire any of the controlled lots reflected in these amounts.
(3)	Estimated average sales price range reflects historical actuals for delivered homes and current pricing estimates for homes not yet delivered and might not be indicative of future pricing. Further, any potential benefit to be gained from an increase in sales prices as compared to previously estimated amounts may be offset by increases in costs, selling commissions and other factors.

Pending Acquisitions

As of December 31, 2020, Landsea Homes had options to acquire or were under contract to acquire land for an aggregate purchase price of approximately $257.6 million (net of deposits) on which it expects to build almost 2,500 homes in approximately 20 new communities in California and Arizona. As of December 31, 2020, Landsea Homes had paid $32.0 million in deposits relating to these pending acquisitions of which $31.0 million was nonrefundable.

Acquisition Process

As of December 31, 2020, Landsea Homes owned or controlled approximately 60 communities containing almost 6,700 lots under various stages of development. We believe that our current inventory of owned and controlled lots and lots under land option or purchase contracts will be adequate to supply our homebuilding operations for approximately three to four years.

Our acquisition strategy focuses on the development of entitled parcels that we can complete within approximately two to three years from the start of sales in order to reduce development and market cycle risk while maintaining an inventory of owned lots and lots under land option or purchase contracts sufficient for construction of homes over a three to four -year period. Our acquisition process generally includes the following steps to reduce development and market cycle risk:

1.	review of the status of entitlements and other governmental processing, including title review;

2.	limitation on the size of an acquisition to minimize investment levels in any one project;

3.	completion of due diligence on the land parcel and/or holding entity prior to committing to the acquisition;

4.	preparation of detailed budgets for all cost categories;

5.	completion of environmental reviews and third-party market studies;

6.	utilization of options, joint ventures, mergers, equity purchases and other acquisition arrangements, if necessary; and

7.	employment of centralized control of approval over all acquisitions through a land committee process.

Before purchasing a land parcel or entity, we also engage outside consultants to help review our proposed acquisition and design our homes and communities.

We acquire land parcels pursuant to purchase agreements, many of which are structured as option contracts. Such option contracts require us to pay non-refundable deposits, which can vary by transaction, and entitle (but do not obligate) us to acquire the land typically at fixed prices. The term within which we can exercise our option varies by transaction and the acquisition is often contingent upon the completion of entitlement or other work with regard to the land (which often include “backbone” improvements, such as the installation of main roads or sewer mains). Depending upon the transaction, we may be required to purchase all of the land subject to the option at once or we may have a right to acquire identified groups of lots over a specified timetable. In some transactions, a portion of the consideration that we pay for the land may be in the form of a profit share, which would be triggered upon exceeding an agreed-upon level of profit. In limited instances such as where we acquire land from a master developer that is part of a larger project, the seller may have repurchase rights entitling it to repurchase the land if we do not develop the land by an outside deadline (unless the delay is caused by certain circumstances outside our control) or seek to sell the land directly to a third party or indirectly through a change in control. Repurchase rights typically allow the seller to repurchase the land at our acquisition cost plus the cost of improvements made to the land and less a specified discount.

Sales and Marketing

We market homes through the extensive use of advertising and other promotional activities, including our website (www.landseahomes.com), in-house sales teams, mass-media advertisements, brochures, direct mail and the placement of signboards in the immediate areas of developments.

We normally build, decorate, furnish and landscape model homes for each product line and maintain on-site sales offices, which typically are open seven days a week. We believe that model homes and sales offices play a particularly important role in our marketing efforts. Consequently, we expend a significant amount of effort to create an attractive atmosphere at our model homes and tailor the exteriors and interiors of each home to coincide with the lifestyles of targeted homebuyers.

We employ in-house commissioned sales personnel and occasionally outside brokers to sell our homes. In-house sales personnel typically work from sales offices located in model homes close to or in each community. Sales representatives assist potential buyers by providing them with basic floor plans, price information, development and construction timetables, tours of model homes and the selection of options. Sales personnel are licensed by the applicable real estate bodies in their respective markets, are trained by us and generally have had prior experience selling new homes in the local market.

We also offer a virtual sales experience, which provides potential home shoppers with a “you are here” experience that combines a variety of online tools, including 360° virtual tours, photo galleries, videos, interactive floor plans, site maps and local area maps. We employ a team of dedicated inside sales counselors who support all division and community web leads, phone calls, and on-site appointments, seven (7) days a week. For the year ended December 31, 2020, Landsea Homes’ virtual sales team managed almost 3,000 on-site appointments, 1,900 net orders, 39,000 direct phone calls, and 836,000 unique web users.

Our residences are typically sold before or during construction through sales contracts accompanied by a small cash deposit. Such sales contracts are usually subject to certain contingencies such as the buyer’s ability to qualify for financing. The cancellation rate of buyers who contracted to buy a home but did not close escrow at Landsea Homes was approximately 12.7% during 2020 and 12.4% during 2019. Cancellations are caused by a variety of factors beyond our control such as a buyer’s change in ability to secure financing over time, individual life changing events, or overall economic market conditions.

In addition, our High Performance Homes are equipped with a proprietary software from a leading technology company, which offers home automation features through applications on homebuyers’ mobile phones. Such software comprises a significant portion of the High Performance Homes program, which is central to our marketing strategy.

Customer Financing

We seek to assist our homebuyers in obtaining financing by arranging with certain preferred mortgage lenders to offer qualified buyers a variety of financing options. These arrangements with preferred mortgage lenders are informal and non-binding. Unlike other homebuilders, we do not offer residential mortgages or other financing alternatives, whether directly or through any of our joint ventures. Instead, we offer certain incentives to our homebuyers if they go through preferred mortgage lenders. Using preferred mortgage lenders affords us greater control and transparency, as well as possible options that may not otherwise be made available by other mortgage lenders.

The following is a summary of our preferred lending relationships by region:

Northern California: We offer qualified homebuyers up to $2,500 towards closing costs if they use the preferred mortgage lender, Wells Fargo.

Southern California: We offer qualified homebuyers $5,000 to $10,000 towards closing costs if they use the preferred mortgage lender, Loan Depot, and the preferred title providers, First American and Fidelity (depending on community). Of this amount, the preferred mortgage lender contributes $2,500 and we contribute the balance.

Arizona: We offer qualified homebuyers $5,000 towards closing costs if they use the preferred mortgage lenders, NFM Inc. and VIP Mortgage (depending on community), and the preferred title providers, First American and DHI Title (depending on community). Of this amount, the preferred mortgage lender contributes $3,000 and we contribute the balance.

Metro New York: We do not have a preferred mortgage lender and do not offer closing cost incentives to our homebuyers.

Substantially all homebuyers utilize long-term mortgage financing to purchase a home and mortgage lenders will usually make loans only to qualified borrowers.

Quality Control and Customer Service

We strive to provide a high level of customer service throughout the entire sales process and after a home has closed escrow. The participation of the sales representatives, on-site construction supervisors and the post-closing customer service personnel, working in a team effort, is intended to foster our reputation for quality and service and ultimately lead to an overall better customer home-buying experience that will benefit not only the customer directly, but also benefit us in improving buyer retention and future homeowner referrals.

Warranty Program

We provide our homebuyers with a limited warranty, covering workmanship and materials. The scope and duration of the limited warranty varies based on the location of the project. This limited warranty covers “construction defects,” as defined in the limited warranty agreement provided to each home buyer, for the length of its legal liability for such defects (which may be up to ten years in some circumstances), as determined by the law of the state in which we build. The limited warranty covering construction defects is transferable to subsequent buyers not under direct contract with us and requires that homebuyers agree to the definitions and procedures set forth in the warranty, including the submission of unresolved construction-related disputes to binding arbitration.

In connection with the limited warranty covering construction defects, we maintain general liability insurance coverage. We believe that our insurance policies will respond to construction defect claims on homes that close during each policy period for the duration of our legal liability, upon satisfaction of the applicable self-insured retention. In California, each of our insurance policies provides a single wrap-up policy of insurance to us and our subcontractors. As a result, we are not required to obtain proof of insurance from our subcontractors nor be named as an additional insured under their individual insurance policies regarding the subcontractors’ general liability policies for work on our projects. The subcontractors still must provide proof of insurance regarding general liability coverage for off-site work, worker’s compensation and auto coverage. Furthermore, we generally require that each subcontractor and design professional agreement provide us with an indemnity, subject to various limitations. In Arizona, we maintain excess liability insurance covering products and completed operations and obtain indemnities and certificates of insurance from subcontractors generally covering claims related to damages resulting from faulty workmanship and materials. In addition, we maintain warranty and other reserves for homes based on our historical market experience and judgment of the risks associated with the types of homes built.

There can be no assurance, however, that the terms and limitations of the limited warranty will be enforceable against the homebuyers, that we will be able to renew our insurance coverage or renew it at reasonable rates, that we will not be liable for damages, the cost of repairs and/or the expense of litigation surrounding possible construction defects, soil subsidence or building-related claims or that claims will not arise out of uninsurable events not covered by insurance and not subject to effective indemnification agreements with our subcontractors and design professionals or that such subcontractors and design professionals will be viable entities at the time of the claim. Although we actively monitor our insurance reserves and coverage, because of the uncertainties inherent to these matters, we cannot provide assurance that our insurance coverage, our subcontractors’ indemnities and warranty arrangements, and our reserves will collectively be adequate to address all warranty and construction defect claims in the future. In addition, contractual indemnities with subcontractors may be difficult to enforce. We may also be responsible for applicable self-insured retentions and some types of claims may not be covered by insurance or may exceed applicable coverage limits. Additionally, the coverage offered by and the availability of products and completed operations excess liability insurance for construction defects is currently limited and costly. This coverage may be further restricted or become more costly in the future.

Raw Materials

Typically, the raw materials and most of the components used in our business are readily available in the United States. Most are standard items carried by major suppliers. However, a rapid increase in the number of homes started or other market conditions could cause delays in the delivery of, shortages in, or higher prices for necessary materials. Delivery delays or the inability to obtain necessary materials could result in delays in the delivery of homes under construction. We have established national and regional purchase programs for certain materials and will continue to monitor the supply markets to achieve competitive pricing.

Intellectual Property

We rely on a combination of trademark and copyright law, trade-secret protection, and confidentiality, nondisclosure, license agreements and/or other contractual provisions and technical measures with our employees, customers, partners, and others to protect our proprietary rights. We have registered, or applied for the registration of, a number of U.S. domain names, trademarks, service marks, and copyrights. We also use the “Landsea” trademark pursuant to an exclusive license and its terms as granted under the License Agreement described below. While all of these proprietary rights are important to our operations, we do not consider any particular trademark, license, franchise, or concession to be material to our overall business.

Sale of Lots and Land

In the ordinary course of business, we continually evaluate land sales and have sold and expect that we will continue to sell land as market and business conditions warrant. We may also sell both multiple lots to other builders (bulk sales) and improved individual lots for the construction of custom homes where the presence of such homes adds to the quality of the community. In addition, in the future we may acquire sites with commercial, industrial and multi-family parcels which will generally be sold to third-party developers.

Information Systems and Controls

We assign a high priority to the development and maintenance of our budget and cost control systems and procedures. Through our fully integrated accounting, financial and operational management information system, management regularly evaluates the status of our projects in relation to budgets to determine the cause of any variances and, where appropriate, adjusts our operations to capitalize on favorable variances or to limit adverse financial impacts.

Regulation

We and our competitors are subject to various local, state and federal statutes, ordinances, rules and regulations concerning zoning, building design, construction and similar matters, including local regulation which imposes restrictive zoning and density requirements in order to limit the number of homes that can ultimately be built within the boundaries of a particular project. We and our competitors may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow- growth” or “no-growth” initiatives that could be implemented in the future in the states in which we operate. Because we usually purchase entitled land, we believe that the moratoriums would adversely affect us only if they arose from unforeseen health, safety and welfare issues such as insufficient water or sewage facilities. Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction. However, these are normally locked-in when we receive entitlements.

We and our competitors are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site’s environmental conditions and the present and former uses of the site. These environmental laws may result in delays, cause us and our competitors to incur substantial compliance and other costs and prohibit or severely restrict development in certain environmentally sensitive regions or areas. Environmental laws and regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber. Our projects in California and New York are especially susceptible to restrictive government regulations and environmental laws. California, for example, includes a ten-year, strict liability tail on many construction liability claims and imposes notification obligations respecting environmental conditions, sometimes recorded on deeds, and also those required to be delivered to persons accessing property or to home buyers or renters, which may cause some persons, or their financing sources, to view the subject parcels as less valuable or as impaired. However, environmental laws have not, to date, had a material adverse impact on our operations.

Competition

The homebuilding industry is highly competitive and fragmented. While our competitors vary by market, we compete directly with major national builders such as KB Home, Lennar Corp., Tri Pointe Homes, Inc., PulteGroup, Inc. and D.R. Horton, Inc. Homebuilders compete for, among other things, homebuyers, desirable land parcels, financing, raw materials and skilled labor. We compete for homebuyers on the basis of a number of interrelated factors including home design and location, construction quality, customer service and satisfaction and reputation. We believe that we compete effectively in our existing markets as a result of our product differentiation through environmentally focused technology homebuilding, home automation, geographic diversity and substantial development expertise. Further, we believe that we are adept at acquiring and integrating existing homebuilders based on our recent acquisition history, allowing us to grow both organically and via acquisition.

Seasonality

Our operations are historically seasonal, with the highest new order activity typically occurring in the spring and summer, although this is impacted by the timing of project openings and competition in surrounding projects, among other factors. In addition, a majority of our home deliveries typically occur in the third and fourth quarter of each fiscal year, based on the construction cycle times of our homes. As a result, our revenues, cash flow and profitability are higher in that same period. We expect this seasonal pattern to continue over the long-term, although it may be affected by volatility in the homebuilding industry.

Financing Strategy

We intend to employ both debt and equity as part of our ongoing financing strategy to supplement our cash flows from continuing operations. In that regard, we expect to employ prudent levels of leverage to finance the acquisition and development of our lots and construction of our homes. Our existing indebtedness is non-recourse and we anticipate that future indebtedness will likewise be non-recourse. As of December 31, 2020, we had approximately $550 million of aggregate loan commitments, of which $272 million was outstanding. At that date, our aggregate loan commitments consisted of various revolving credit facilities, which provide financing for several real estate projects, project-specific revolving loans and several other loan agreements related to the acquisition and development of lots and the construction of homes. Our board of directors considers, and expects to continue considering, a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets and the ability of particular assets, and us as a whole, to generate cash flow to cover the expected debt service. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we currently expect to remain conservatively capitalized.

 We intend to finance future acquisitions and developments with the most advantageous source of capital available at the time of the transaction, which may include a combination of equity, secured and unsecured corporate level debt, property-level debt and mortgage financing and other public, private or bank debt.

Properties

We lease our corporate headquarters located in Newport Beach, California. The lease on this facility consists of approximately 16,209 square feet. Our offices and facilities consist of approximately 53,917 square feet in total as follows:

Property Location	Interest	Segment Utilizing Location

Irvine, CA	Leased	California

Newport Beach, CA	Leased	All (Corporate Headquarters)

San Ramon, CA	Leased	California

Phoenix, AZ	Leased	Arizona

Scottsdale, AZ	Leased	Arizona

Legal Proceedings

We are subject to various legal and regulatory actions that arise from time to time and may be subject to similar or other claims in the future. In addition, we are currently involved in various other legal actions and proceedings. We are currently unable to estimate the likelihood of an unfavorable result or the amount of any eventual settlement or verdict that would not otherwise be covered by insurance, and therefore are unable to estimate whether any liability arising as a result of such litigation will have a material adverse effect on our results of operations, financial position or liquidity.

Employees and Human Capital Resources

We believe that we maintain strong relations with our employees. Some employees of the subcontractors we utilize are unionized, but none of our employees are unionized.

Number of Employees. As of December 31, 2020, Landsea Homes employed 253 employees, including corporate staff, supervisory personnel of construction projects, warranty service personnel for completed projects, as well as persons engaged in administrative, finance and accounting, human resources, legal, sales and marketing activities. 252 of these employees were full-time employees.

Retention and Turnover. We focus significant attention on attracting and retaining talented and experienced individuals to manage and support our operations, and our management team routinely reviews employee turnover rates at various levels of the organization. As of December 31, 2020, with a 12-month lookback period, Landsea Homes had a voluntary turnover rate of approximately 14.6%. In total, during this period, Landsea Homes had an involuntary turnover rate of approximately 18.2%, which was largely attributable to corporate restructuring to reduce overhead in response to the COVID-19 pandemic, representing approximately 12.6% of its workforce. During this period, approximately 5.1% of involuntary turnover was the result of operational restructuring of overlapping functions as a result of Landsea Homes’ recent acquisition of Garrett Walker.

Internal Promotion and Compensation. Every year, each manager helps set his or her employees’ professional goals for internal promotion, and monitors employees’ progress throughout the year. Employee compensation is determined based on industry benchmarks and cost of living factors. Bonus incentives are primarily paid out annually based on division performance goals. We recommend and promote continuing education for all employees, and offers tuition reimbursement for job-related curriculum.

Employee Productivity. Senior management works with department level leads to appropriately tailor and establish annual, quarterly, and monthly goals, depending on position. These metrics are actively monitored via the use of third-party service providers and internal workflow programs. In addition, division level leads regularly meet with staff on a weekly basis to discuss workplace metrics. We also utilize a number of third-party services providers to track employee metrics.

Worker Safety and Compliance with Laws. We actively train our employees and management on workplace safety and related laws and regulations. With respect to workplace safety, we utilize a third-party vendor to ensure compliance with California/Occupational Safety and Health Administration (“OSHA”) and federal OSHA safety requirements. Internally, we have a formal safety committee that meets quarterly to review employee safety protocols. During the COVID-19 pandemic, we adopted office and field safety guidelines, supplied personal protective equipment to all staff and implemented work from home protocols as recommended by the Center for Disease Control and Prevention. With respect to compliance with employment related laws and regulations, we continuously provide management training on leadership development, the progressive discipline process, and updates on labor laws, protected leaves and wage and hour rules. In addition, each of our employees is required to complete a two-hour harassment prevention training.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following June 22, 2023, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock and public warrants that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

We also qualify as a smaller reporting company, as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Available Information

Our Internet address is http://www.landseahomes.com. The information contained on our website is not incorporated by reference into this filing and should not be considered part of this filing, and is provided only for reference. Our principal executive offices are located at 660 Newport Center Drive, Suite 300, Newport Beach, California 92660 and our telephone number is (949) 345-8080.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and at our website free of charge at www.landseahomes.com as soon as reasonably practicable after filing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Landsea Homes’ financial condition and results of operations for the fiscal years ended December 31, 2020, 2019 and 2018 should be read together with the Landsea Homes’ consolidated financial statements and related notes thereto included elsewhere in this prospectus. In connection with the Business Combination, Landsea Homes was determined to be the accounting acquirer.

Statements regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements are forward-looking statements. These forward-looking statements are based upon our current expectations and involve numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Actual results may differ materially from those contained in any forward-looking statements.

Consolidated Financial Data

The following table summarizes the results of operations for the years ended December 31, 2020, 2019, and 2018.

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands, except per share amounts)
Revenue
Home sales	$734,608	$568,872	$347,828
Lot sales	—	62,116	30,789
Total revenue	734,608	630,988	378,617

Cost of sales
Home sales (including related party interest of $14,110, $15,526, and $8,978, respectively)	636,324	478,054	278,976
Inventory impairments	3,413	—	—
Lot sales (including related party interest of $0, $120, and $186, respectively)	—	53,475	27,328
Total cost of sales	639,737	531,529	306,304

Gross margin
Home sales	94,871	90,818	68,852
Lot sales	—	8,641	3,461
Total gross margin	94,871	99,459	72,313

Sales and marketing expenses	48,100	26,522	16,266
General and administrative expenses	42,598	34,884	26,313
Total operating expenses	90,698	61,406	42,579

Income from operations	4,173	38,053	29,734

Other income (expense), net	80	(1,602)	(993)
Interest expense	—	—	—
Equity in net (loss) income of unconsolidated joint ventures (including related party interest of $1,146, $1,908, and $4,095, respectively)	(16,418)	(7,901)	13,018
Impairment of real estate held for sale	—	—	(440)
Pretax (loss) income	(12,165)	28,550	41,319

(Benefit) provision for income taxes	(3,081)	6,159	4,613

Net (loss) income	(9,084)	22,391	36,706
Net (loss) income attributable to noncontrolling interests	(133)	5,191	7,522
Net (loss) income attributable to Landsea Homes Incorporated	$(8,951)	$17,200	$29,184

Earnings (loss) per share:
Basic and diluted	$(8,951)	$17,200	$29,184

Weighted average shares outstanding:
Basic and diluted	1,000	1,000	1,000

Business Overview

We are a rapidly growing homebuilder focused on providing High Performance Homes that deliver energy efficient living in highly attractive geographies. Headquartered in Newport Beach, California, we primarily engage in the design, construction, marketing, and sale of suburban and urban single-family detached and attached homes in California, Arizona and Metro New York. While we offer a wide range of properties, we primarily focus on entry-level and first-time move-up homes. We maintain a conservative capital structure and we believe our markets are characterized by attractive long-term housing fundamentals.

Building on the global homebuilding experience and environmentally focused strategy of Landsea Green, we are driven by a pioneering commitment to sustainability. Drawing on new-home innovation and technology, including a partnership with a leading technology company, we are focused on sustainable, energy-efficient and environmentally friendly building practices that result in a lighter environmental impact, lower resource consumption and a reduced carbon footprint. The three pillars of our High Performance Homes platform are home automation, energy efficiency, and sustainability. These pillars are reflected in such features as WiFi mesh networking, smart light switches, smart door locks, smart thermostats, WiFi garage door openers, LED lighting and upgraded insulation. Our efficient home designs help reduce lumber, concrete, and building material waste on our jobsites.

Our communities are positioned in attractive markets like California and Arizona that, based on market conditions like low new home supply levels and high levels of employment relative to permits, are poised for growth. We are also prudently evaluating opportunities in new regional markets in which there is high demand and favorable population and employment growth as a result of proximity to job centers or primary transportation corridors. We are committed to achieving among the highest standards in design, quality, and customer satisfaction and are a leader among our peers on several key operating and homebuilding metrics.

Our operations are organized into three reportable segments: Arizona, California, and Metro New York. Our Corporate operations are a non-operating segment to support our homebuilding operations by providing executive, finance, treasury, human resources, accounting and legal services.

Landsea was a wholly owned subsidiary of Landsea Holdings. Subsequent to year-end, on January 7, 2021, Landsea Homes Corporation (formerly known as LF Capital) consummated the previously announced business combination pursuant to the Merger Agreement, by and among LF Capital, Merger Sub, Landsea, and Landsea Holdings. As contemplated by the Merger Agreement and as described in the Proxy Statement, Merger Sub was merged with and into Landsea, with Landsea continuing as the surviving corporation. The name of LF Capital was changed at that time to Landsea Homes Corporation. The name of Landsea was also changed at that time to Landsea Homes US Corporation, which became a wholly owned subsidiary of Landsea Homes Corporation.

Results of Operations

During 2020, we continued our strategy of shifting our inventory and product to more affordable price points. During January 2020, we completed our second homebuilder acquisition in the Phoenix, Arizona market by purchasing 100% of the membership interests of Garrett Walker Homes (“Garrett Walker”). This acquisition adds to our strength in Arizona by virtue of an impressive management team of seasoned professionals with deep, local knowledge and a track record of impressive performance, coupled with an inventory of over 1,700 lots, primarily focused on entry-level homebuyers. The combination of our investments in the Arizona market and strong activity in the existing California market during 2020 resulted in a 29% year-over-year increase in home sales revenue and a 156% increase in homes delivered from 597 units in 2019 to 1,527 units in 2020. For 2019, homes delivered increased 107% from 289 units in 2018 to 597 units in 2019. The increase in home deliveries as compared to home sales revenue reflects the investment in communities at more affordable price points for a lower average selling price (“ASP”).

During the months of March, April and May 2020, our California and Metro New York operations were negatively impacted by the COVID-19 mandatory stay at home orders, which caused meaningful delays in our operations and in some communities prohibited us from delivering homes to our customers. The most restrictive of these Government orders were lifted during the third quarter and we saw a meaningful recovery in both orders and deliveries within our California segment.

Subject to deteriorating market conditions due to the impact from COVID-19, or other unforeseen obstacles, we believe our operations are well positioned for future growth as a result of the current land positions, our focus on the entry-level homebuyer, and our current liquidity. As we have grown, we have focused on maintaining prudent leverage levels with debt to capital ratio increasing to 33.3% as of December 31, 2020 compared to 24.6% as of December 31, 2019. As a result, we believe the strength of our balance sheet and operating platform have positioned us to execute our growth strategy and optimize stockholder returns.

We anticipate the homebuilding markets in each of our reportable segments to continue to be tied to both the local economy and the macro-economic environment. Accordingly, net orders, home deliveries, and ASP’s in future years could be negatively affected by economic conditions, such as decreases in employment and median household incomes, as well as decreases in household formations and increasing supply of inventories. Additionally, results could be impacted by a decrease in home affordability as a result of price appreciation, increases in mortgage interest rates, or tightening of mortgage lending standards. The spread of COVID-19 around the world in the first quarter of 2020 and its effects throughout the year caused significant volatility in the U.S. market. There remains significant uncertainty around the breadth and duration of business disruptions related to COVID-19 even as vaccine distribution is implemented throughout the nation. Continuing impacts from COVID-19, including fiscal, political, and societal reactions to the effects of the virus, will continue to impact the U.S. economy and, as such, we are unable to determine whether it will continue to have a material impact on our operations.

Strategy

The Company’s strategy is focused on maximizing shareholder returns through profitability and efficiency, while balancing appropriate amounts of leverage. In general, we are focused on the following long-term strategic objectives:

●	Expand community count in current markets and enhance operating returns

●	Maintain an appropriate supply of lots

●	Continue to focus on entry-level product offerings

●	Continue geographic expansion and diversification into new markets

●	Leverage our existing selling, general, and administrative base to enhance shareholder returns and profitability

●	Become a top-ten homebuilder in the United States

Non-GAAP Financial Measures

Non-GAAP financial measures are defined as numerical measures of a company’s performance that exclude or include amounts so as to be different than the most comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”). The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP.

We present non-GAAP financial measures to enhance an investor’s evaluation of the ongoing operating results and to facilitate meaningful comparisons of the results between periods. Management uses these non-GAAP measures to evaluate the ongoing operations and for internal planning and forecasting.

Results of Operations and Assets by Segment

	Year Ended December 31,
	2020	2019	2018
Pretax (loss) income	(dollars in thousands)
Arizona	$9,325	$(3,927)	$(547)
California	10,131	53,019	38,840
Metro New York	(19,764)	(13,225)	8,631
Corporate	(11,857)	(7,317)	(5,605)
Total	$(12,165)	$28,550	$41,319

	December 31,
	2020	2019
Assets	(dollars in thousands)
Arizona	$268,141	$100,086
California	409,705	542,774
Metro New York	120,168	153,123
Corporate	97,750	43,234
Total	$895,764	$839,217

Our Arizona segment recorded pretax income for the first time during the year December 31, 2020 as a result of the acquisition of Pinnacle West in June 2019 and the acquisition of Garrett Walker in January 2020. This significantly grew our asset base in Arizona at the same time. Prior to the acquisitions, in 2018 and early 2019, Arizona had several communities in various stages of development incurring customary startup costs and general and administrative expenses.

California pretax income for the year ended December 31, 2020 decreased primarily due to a 22% decrease in home sales revenues, mainly from the close-out of certain communities with unusually high ASPs in 2019, the delays imposed by COVID-19, and inventory impairments, which amounted to $3.4 million. We expect this trend to reverse in 2021 as dollar value of orders increased 32% for the year ended December 31, 2020 compared to 2019 and the dollar value of our backlog as of December 31, 2020 is up 237% compared to December 31, 2019. For the year ended December 31, 2019, the amount of pretax income increased over 2018 due to the increase in home sales revenues. The total assets of California decreased during 2020 as we began to shift to homes with lower ASPs and reallocated some capital to the Arizona segment.

The Metro New York segment experienced a large shift in pretax loss in 2020 as compared to 2019 due to an impairment of $27.1 million at the Avora unconsolidated joint venture resulting from delays due to COVID-19, increased market competition, and pricing pressure. Our share of the impairment included in pretax (loss) income based on ownership percentage was $13.8 million. Our 2018 pretax income included the substantial closeout of the Boston Point unconsolidated joint venture which generated a meaningful amount of income as a majority of the units and a retail space associated with that project were delivered.

We have also identified our Corporate operations as a non-operating segment, as it serves to support the business’s operations through functional departments such as executive, finance, treasury, human resources, accounting and legal. The majority of the corporate personnel and resources are primarily dedicated to activities relating to the business’s operations and are allocated accordingly.

Home Deliveries and Home Sales Revenue

Changes in home sales revenue are the result of changes in the number of homes delivered and the ASP of those delivered homes. Commentary on significant changes for each of the segments in these metrics is provided below.

	Year Ended December 31,
	2020			2019			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	1,104	$320,691	$290	133	$40,024	$301	730%	701%	(4)%
California	423	413,917	979	464	528,848	1,140	(9)%	(22)%	(14)%
Metro New York	—	—	—	—	—	—	N/A	N/A	N/A
Total	1,527	$734,608	$481	597	$568,872	$953	156%	29%	(50)%

	Year Ended December 31,
	2019			2018			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	133	$40,024	$301	—	$—	$—	N/A	N/A	N/A
California	464	528,848	1,140	289	347,828	1,204	61%	52%	(5)%
Metro New York	—	—	—	—	—	—	N/A	N/A	N/A
Total	597	$568,872	$953	289	$347,828	$1,204	107%	64%	(21)%

The Arizona segment began delivering homes in June 2019 in connection with the acquisition of Pinnacle West and continued to grow from the acquisition of Garrett Walker in January 2020. During 2020, the Arizona segment delivered 1,104 homes with an ASP of $0.3 million and generated $320.7 million in home sales revenue. We began acquiring land and development activities in Arizona during 2018 and did not deliver any homes for the year ended December 31, 2018.

For the year ended December 31, 2020, the year-over-year decrease in home sales revenue and deliveries in the California segment of 22% and 9%, respectively, was primarily the result of COVID-19 induced shutdowns which slowed construction and sales, particularly during the second quarter. The decrease in ASP was the result of a different mix of communities delivering with lower price points consistent with our strategy of delivering homes with more affordable price point offerings.

The Metro New York segment has not yet delivered any homes, other than those through unconsolidated joint ventures. Therefore, there are no home sale revenues or deliveries for the years ended December 31, 2020, 2019 and 2018.

Home Sales Gross Margins

Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments (if applicable), and purchase price accounting for acquired work in process inventory (if applicable). We believe the above information is meaningful as it isolates the impact that indebtedness, impairments and acquisitions have on our gross margins and allows for comparability to previous periods and our competitors. See “Critical Accounting Policies” below and Note 3 - Business Combinations within the accompanying notes to the consolidated financial statements for additional discussion regarding acquired work in process inventory.

	Year Ended December 31,
	2020	%	2019	%	2018	%
	(dollars in thousands)
Home sales revenue	$734,608	100.0%	$568,872	100.0%	$347,828	100.0%
Cost of home sales	639,737	87.1%	478,054	84.0%	278,976	80.2%
Home sales gross margin	94,871	12.9%	90,818	16.0%	68,852	19.8%
Add: Interest in cost of home sales	37,926	5.2%	40,262	7.1%	16,074	4.6%
Add: Inventory impairments	3,413	0.5%	—	—%	—	—%
Adjusted home sales gross margin excluding interest and inventory impairments (1)	136,210	18.5%	131,080	23.0%	84,926	24.4%
Add: Purchase price accounting for acquired inventory	15,519	2.1%	2,874	0.5%	—	—%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory (1)	$151,729	20.7%	$133,954	23.5%	$84,926	24.4%

(1)	This non-GAAP financial measure should not be used as a substitute for the Company’s operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe this non-GAAP measure is meaningful because it provides insight into the impact that financing arrangements and acquisitions have on our homebuilding gross margin and allows for comparability of our gross margins to competitors that present similar information.

Home sales gross margin percentage decreased from 16.0% for the year ended December 31, 2019 to 12.9% for the year ended December 31, 2020 primarily due the purchase accounting adjustments for acquired inventory and an inventory impairment in the year ended December 31, 2020. Purchase accounting for acquired inventory began in June 2019 due to the acquisition of Pinnacle West and increased in 2020 due to the acquisition of Garrett Walker.

Adjusted home sales gross margin excluding interest, inventory impairments and purchase price accounting for acquired inventory decreased from 23.5% for the year ended December 31, 2019 to 20.7% for the year ended December 31, 2020 primarily due to a higher level of incentives offered during the second quarter of 2020 to sell standing inventory units and strengthen the balance sheet during the delays caused by COVID-19.

Home sales gross margin percentage decreased from 19.8% for the year ended December 31, 2018 to 16.0% for the year ended December 31, 2019 primarily due to higher interest costs and purchase accounting adjustments for acquired inventory.

Lot Sales

Lot sales revenue and gross margin can vary significantly between reporting periods based on (1) the number of lots sold, and (2) the percentage of completion related to the development activities required as part of the lot sales contracts. For the years ended December 31, 2020, 2019 and 2018, the California segment sold 0, 66, and 19 lots, respectively, and recognized $0.0 million, $62.1 million and $30.8 million in lot sales revenue, respectively. All lot sales to date have been in the California segment and the revenue related to these sales was fully recognized as of December 31, 2019. The change in lot sales revenue during 2019 compared to 2018 is attributable to the increase in number of lots sold and a greater percentage of completion on all lots sold inception to date.

Selling, General, and Administrative Expenses

	Year Ended December 31,			As a Percentage of Home Sales Revenue
	2020	2019	2018	2020	2019	2018
	(dollars in thousands)
Sales and marketing expenses	$48,100	$26,522	$16,266	6.5%	4.7%	4.7%
General and administrative expenses	42,598	34,884	26,313	5.8%	6.1%	7.6%
Total operating expenses	$90,698	$61,406	$42,579	12.3%	10.8%	12.3%

During 2020, the selling, general, and administrative (“SG&A”) expense rate, as a percentage of home sales revenue, was 12.3%, up from 2019. This increase was primarily due to additional home closing costs associated with home deliveries with lower ASPs. The increase in total SG&A expenses was primarily due to (1) an increase in commissions and closing costs resulting from an increase in home sales revenues, (2) an increase in selling and marketing efforts due to an increased number of selling communities, (3) an increase in compensation and personnel related expenses as a result of higher headcount to support the growth, and (4) $0.7 million in transaction expenses from the acquisition of Garrett Walker during 2020.

During 2019, the SG&A rate as a percentage of home sales revenue was 10.8%, and improved from 12.3% in 2018 due to the increase in home sales revenue. During 2018, revenue was 64% lower than 2019, but the SG&A expenses were ramping up to support the level of growth and deliveries that were expected to occur in 2019 and 2020. Similar to 2020, the increases in total SG&A expenses from 2018 to 2019 related to increased selling costs due to higher revenues, selling communities and headcount.

Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

Changes in the dollar value of net new orders are impacted by changes in the number of net new orders and the average selling price of those homes. Monthly Absorption Rate is calculated as total net new orders per period, divided by the average active communities during the period, divided by the number of months per period.

	Year Ended December 31,
	2020				2019				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona (¹)	1,283	$402,338	$314	5.7	104	$31,192	$300	2.6	1,134%	1,190%	5%	119%
California	608	566,078	931	4.4	376	430,133	1,144	2.7	62%	32%	(19%)	63%
Metro New York	—	—	—	—	—	—	—	—	N/A	N/A	N/A	N/A
Total	1,891	$968,416	$512	5.2	480	$461,325	$961	2.7	294%	110%	(47)%	93%

(1)	Monthly Absorption Rate for Arizona in 2019 is based on seven months for the time subsequent to the acquisition of Pinnacle West in June 2019.

	Year Ended December 31,
	2019				2018				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	104	$31,192	$300	2.6	—	$—	$—	—	N/A	N/A	N/A	N/A
California	376	430,133	1,144	2.7	333	376,605	1,131	3.7	13%	14%	1%	(27)%
Metro New York	—	—	—	—	—	—	—	—	N/A	N/A	N/A	N/A
Total	480	$461,325	$961	2.7	333	$376,605	$1,131	3.7	44%	22%	(15)%	(27)%

Net new home orders increased dramatically in 2020 due to an increase in active communities, which was fueled by the acquisition of Garrett Walker in addition to several of our first communities in Arizona opening for sale during the same period. We did not have any actively selling communities in Arizona during 2019 until we purchased Pinnacle West in June 2019.

For the year-ended December 31, 2020, the increase in net new orders in California was primarily due to an increase in the monthly absorption rate, which was driven by entry-level communities that sold at a much faster pace.

The Metro New York segment has not yet sold or delivered any homes, other than those through unconsolidated joint ventures. The consolidated projects within this segment remain in various stages of construction and as of December 31, 2020 had not yet opened for sale.

Average Selling Communities

Average selling communities is the sum of communities actively selling each month, divided by the total months in the calculation period.

	Year Ended December 31,
	2020	% Change	2019	% Change	2018
Arizona	18.8	N/A	5.7	N/A	—
California	11.6	(2)%	11.8	55%	7.6
Metro New York	—	N/A	—	N/A	—
Total	30.4	74%	17.5	130%	7.6

(1)	Average selling communities calculations for Arizona in 2019 are based on seven months, for the time subsequent to the acquisition of Pinnacle West in June 2019.

Backlog

Backlog reflects the number of homes, net of cancellations, for which we have entered into a sales contract with a customer but have not yet delivered the home.

	December 31, 2020			December 31, 2019			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	508	$172,932	$340	64	$19,700	$308	694%	778%	10%
California	242	216,410	894	57	64,255	1,127	325%	237%	(21)%
Metro New York	—	—	—	—	—	—	N/A	N/A	N/A
Total	750	$389,342	$519	121	$83,955	$694	520%	364%	(25)%

The increase in the number of backlog homes and value as of December 31, 2020 as compared to December 31, 2019 is primarily attributable to a greater number of home sales in the Arizona segment following the acquisition of Garrett Walker. The increase in backlog homes and value in California is primarily due to the increase in orders resulting from newer entry-level communities that sold at a much faster pace.

Lots Owned or Controlled

The table below summarizes lots owned or controlled by reportable segment as of the dates presented. Lots controlled includes lots where we have placed a deposit and have a signed purchase contract or rolling option contract.

	December 31, 2020			December 31, 2019
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	3,094	1,770	4,864	645	2,596	3,241	50%
California	1,104	662	1,766	923	490	1,413	25%
Metro New York	50	—	50	70	—	70	(29)%
Total	4,248	2,432	6,680	1,638	3,086	4,724	41%

The total lots owned and controlled at December 31, 2020 were up 41% from December 31, 2019, primarily due to the continued expansion into Arizona and continued investment in California. During 2020, we purchased Garrett Walker, which added approximately 1,750 lots to the Arizona portfolio.

Equity in Net Income (Loss) of Unconsolidated Joint Ventures

As of December 31, 2020, 2019, and 2018, we held membership interests in two unconsolidated joint ventures related to homebuilding activities, both of which are part of the Metro New York segment. As of December 31, 2020, the joint venture LS-NJ Port Imperial JV LLC (“Avora”) had active homebuilding activities with orders and deliveries, while the other LS-Boston-Point LLC (“Boston Point”) was effectively closed out with only customary post-closing, warranty-related activities remaining.

Our share of joint venture loss for the year ended December 31, 2020 was $16.4 million, compared to a loss of $7.9 million for the year ended December 31, 2019, and income of $13.0 million for the year ended December 31, 2018. The Company’s joint venture loss in 2020 and 2019 was due to impairment charges of $27.1 million and $5.8 million taken by the Avora joint venture in June 2020 and 2019, respectively. The impairment charge in 2020 was primarily a result of slowing orders during COVID-19. In both 2020 and 2019, the impairment charges were also due to increased competition from neighboring communities, and weaker pricing than expected. During 2018, the majority of the units and a retail space from the Boston Point joint venture were delivered and generated a meaningful amount of income.

The following sets forth supplemental operational and financial information about the unconsolidated joint ventures. Such information is not included in the financial data for GAAP purposes, but is reflected in the results as a component of equity in net income (loss) of unconsolidated joint ventures. This data is included for informational purposes only.

	Year Ended December 31,
	2020	2019	2018
Unconsolidated Joint Ventures Operational Data	(dollars in thousands)
Net new home orders	31	61	46
New homes delivered	33	60	161
Selling communities at end of period	1	1	2
Backlog (dollar value)	$5,024	$5,772	$6,523
Backlog (homes)	4	6	5
Units owned and controlled	39	72	132

Other Income (Expense), net

For the year ended December 31, 2020, other income, net was $0.1 million compared to other expense, net of $1.6 million for the same period in 2019. The amount of other expenses for the year ended December 31, 2020 was significantly lower than 2019 primarily due to the absence of certain costs associated with one of our consolidated joint ventures which finished selling out its underlying homes during 2019.

For the year ended December 31, 2019, other expense, net was $1.6 million compared to other expense, net of $1.0 million for the year ended December 31, 2018. The amount for the year ended December 31, 2019 primarily related to (1) an increase in project investigation costs for communities that ultimately were not acquired and written off, and (2) a slight increase in overhead fees paid to noncontrolling interests.

(Benefit) Provision for Income Taxes

The (benefit) provision for income taxes is primarily influenced by (1) changes in the amount of pretax income (loss), (2) changes in the amount of income (loss) attributable to noncontrolling interests that are included in pretax income (loss), (3) the reversal of valuation allowances related to deferred tax assets, (4) income tax credits, or (5) changes in federal and state statutory income tax rates. The income tax benefit for the year ended December 31, 2020 was $3.1 million, as compared to a provision of $6.2 million and $4.6 million for the years ended December 31, 2019 and 2018, respectively. The effective tax rate for the year ended December 31, 2020 was 25.3%, and was different from the federal statutory rate primarily due to state income taxes net of federal income tax benefits and prior year true-ups, partially offset by the energy efficient home credit. The federal energy efficient home credit provides eligible contractors a federal income tax credit of $2,000 for each home delivered that meets the energy saving and certification requirements under the statute. At the end of 2020, we concluded that 423 homes delivered during the year were eligible for the tax credit, providing a benefit of $0.8 million for the year ended December 31, 2020.

The effective tax rate for the year ended December 31, 2019 was 21.6%, and was different from the federal statutory rate primarily due to state income taxes net of federal income tax benefits, partially offset by the energy efficient home credit. The effective tax rate for the year ended December 31, 2018 was 11.2%, and was different from the federal statutory rate primarily due to the release of a valuation allowance and state income taxes net of federal income tax benefits. During the year ended December 31, 2018, we released a valuation allowance of $8.2 million related to the deferred tax asset that was established the previous year.

Critical Accounting Policies

Critical accounting estimates are those that we believe are both significant and that require the Company to make difficult, subjective or complex judgments, often because we need to estimate the effect of inherently uncertain matters. We base estimates and judgments on historical experiences and various other factors that we believe to be appropriate under the circumstances. Actual results may differ from these estimates, and the estimates included in the financial statements might be impacted if we used different assumptions or conditions. The significant accounting policies are outlined in Note 2 - Summary of Significant Accounting Policies to the consolidated financial statements. The following are accounting policies that we believe are critical because of the significance of the activity to which they relate or because they require the use of significant estimates, judgments and/or other assumptions in their application. Management believes that the following accounting policies are among the most important to the portrayal of the financial condition and results of operations and require among the most difficult, subjective or complex judgments.

Revenue Recognition

Effective January 1, 2018, we adopted the requirements of Accounting Standards Codification (“ASC”) 606 under the modified retrospective method. Under ASC 606, we recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To do this, we perform the following five steps as outlined in ASC 606: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation.

Home Sales and Profit Recognition

In accordance with ASC 606, home sales revenue is recognized when performance obligations within the underlying sales contracts are fulfilled. We consider obligations fulfilled when closing conditions are complete, title has transferred to the homebuyer, and collection of the purchase price is probable. Sales incentives are recorded as a reduction of revenues when the respective home is closed. The profit we record is based on the calculation of cost of sales, which is dependent on the estimate of total cost. When it is determined that the performance obligation is not satisfied, the related revenue and profit are deferred for recognition in future periods.

Lot Sales and Profit Recognition

In accordance with ASC 606, revenues from lot sales are recorded and a profit is recognized when performance obligations are satisfied, which includes transferring a promised good or service to a customer. Lot sales are recognized when all conditions of escrow are met, including delivery of the real estate asset in the agreed-upon condition, passage of title, receipt of appropriate consideration, and collection of associated receivables, if any, is probable, and other applicable criteria are met. Sales incentives are a reduction of revenues when the respective lot sale is recognized. Based upon the terms of the agreement, when it is determined that the performance obligation is not satisfied, the sale and the related profit are deferred for recognition in future periods.

Under the terms of certain lot sale contracts, we are obligated to perform certain development activities after the close of escrow. Due to this continuing involvement, we recognize lot sales under the percentage of-completion method, whereby revenue is recognized in proportion to total costs incurred divided by total costs expected to be incurred. As of December 31, 2020 and 2019, we had no deferred revenue from lot sales. We recognize these amounts as development progresses. During 2019, we recognized $15.9 million of deferred revenue from lot sales in prior years.

Real Estate Inventories and Cost of Sales

We capitalize pre-acquisition costs, land deposits, land, development, and other allocated costs, including interest, property taxes, and indirect construction costs to real estate inventories. Pre-acquisition costs, including non-refundable land deposits, are expensed to other (expense) income, net, if we determine continuation of the prospective project is not probable.

Land, development, and other common costs are typically allocated to real estate inventories using a methodology that approximates the relative-sales-value method. If the relative-sales-value-method is impracticable, costs are allocated based on area methods (such as square footage or lot size) or other value methods as appropriate under the circumstances. Home construction costs per production phase are recorded using the specific identification method. Cost of sales for homes closed includes the estimated total construction costs of each home at completion and an allocation of all applicable land acquisition, land development, and related common costs (both incurred and estimated to be incurred) based upon the relative-sales-value of the home within each project. Changes in estimated development and common costs are allocated prospectively to remaining homes in the project.

In accordance with ASC 360, Property, Plant and Equipment, inventory is stated at cost, unless the carrying amount is determined not to be recoverable, in which case inventory is written down to its fair value. We review each real estate asset on a periodic basis or whenever indicators of impairment exist. Real estate assets include projects actively selling and projects under development or held for future development. Indicators of impairment include, but are not limited to, significant decreases in local housing market values and selling prices of comparable homes, significant decreases in gross margins and sales absorption rates, costs significantly in excess of budget, and actual or projected cash flow losses.

If there are indicators of impairment, we perform a detailed budget and cash flow review of the applicable real estate inventories to determine whether the estimated remaining undiscounted future cash flows of the project are more or less than the asset’s carrying value. If the undiscounted estimated future cash flows are more than the asset’s carrying value, no impairment adjustment is required. However, if the undiscounted estimated future cash flows are less than the asset’s carrying value, the asset is deemed impaired and is written down to fair value. Fair value is measured in accordance with ASC 820, Fair Value Measurements and Disclosures.

When estimating undiscounted future cash flows of a project, we make various assumptions, including: (i) expected sales prices and sales incentives to be offered, including the number of homes available, pricing and incentives being offered by the Company or other builders in other projects, and future sales price adjustments based on market and economic trends; (ii) expected sales pace and cancellation rates based on local housing market conditions, competition and historical trends; (iii) costs expended to date and expected to be incurred including, but not limited to, land and land development costs, home construction costs, interest costs, indirect construction and overhead costs, and selling and marketing costs; (iv) alternative product offerings that may be offered that could have an impact on sales pace, sales price and/or building costs; and (v) alternative uses for the property.

Many assumptions are interdependent and a change in one may require a corresponding change to other assumptions. For example, increasing or decreasing sales absorption rates has a direct impact on the estimated per unit sales price of a home, the level of time sensitive costs (such as indirect construction, overhead and carrying costs), and selling and marketing costs (such as model maintenance costs and advertising costs). Depending on the underlying objective of the project, assumptions could have a significant impact on the projected cash flow analysis. For example, if the objective is to preserve operating margins, our cash flow analysis will be different than if the objective is to increase the velocity of sales. These objectives may vary significantly from project to project and over time.

If real estate assets are considered impaired, the impairment adjustments are calculated by determining the amount the asset’s carrying value exceeds its fair value in accordance with ASC 820. We calculate the fair value of real estate projects by using either a land residual value analysis or a discounted cash flow analysis. Under the land residual value analysis, we estimate what a willing buyer would pay and what a willing seller would sell a parcel of land for (other than in a forced liquidation) in order to generate a market rate operating margin and return. Under the discounted cash flow method, the fair value is determined by calculating the present value of future cash flows using a risk adjusted discount rate. Critical assumptions that are included as part of these analysis include estimating future housing revenues, sales absorption rates, land development, construction and related carrying costs (including future capitalized interest), and all direct selling and marketing costs. This evaluation and the assumptions used by us to determine future estimated cash flows and fair value require a substantial degree of judgment, especially with respect to real estate projects that have a substantial amount of development to be completed, have not started selling or are in the early stages of sales, or are longer in duration. Actual revenues, costs and time to complete and sell a community could vary from these estimates, which could impact the calculation of fair value of the asset and the corresponding amount of impairment that is recorded in the results of operations.

For the year ended December 31, 2020 we recognized real estate inventory impairments of $3.4 million related to two communities in our California segment. For the years ended December 31, 2019 and 2018, no inventory impairments were recorded.

Warranty Accrual

Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related homebuilding revenues are recognized. Amounts are accrued based upon our historical rates of warranty claims. We also consider historical experience of peers due to our limited history related to homebuilding sales. We assess the adequacy of the warranty accrual on a quarterly basis and adjust the amounts recorded if necessary. The warranty accrual is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets and adjustments to the warranty accrual are recorded through cost of sales.

Income Taxes

We record income taxes in accordance with ASC 740, Income Taxes, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and attributable to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which the temporary differences are expected to be recovered or paid.

Each year we assess the deferred tax asset to determine whether all or any portion of the asset is more likely than not (defined as a likelihood of more than 50%) unrealizable under ASC 740, Income Taxes. We are required to establish a valuation allowance for any portion of the tax asset determined to be more likely than not unrealizable. Our assessment considers, among other things, the nature, frequency and severity of prior cumulative losses, forecasts of future taxable income, the duration of statutory carryforward periods, utilization experience with net operating losses and tax credit carryforwards and the planning alternatives, to the extent these items are applicable. The ultimate realization of deferred tax assets depends primarily on the generation of future taxable income during the periods in which the differences become deductible. The value of deferred tax assets will depend on applicable income tax rates. Judgment is required in determining the future tax consequences of events that have been recognized in the Company’s consolidated financial statements and/or tax returns. Differences between anticipated and actual outcomes of these future tax consequences could have a material impact on the consolidated financial statements.

We account for income taxes in accordance with ASC 740 which requires recognition of deferred tax assets and liabilities at enacted income tax rates for the temporary differences between the financial reporting bases and the tax bases of its assets and liabilities. Any effects of changes in income tax rates or tax laws are included in the provision for income taxes in the period of enactment. When it is more likely than not that a portion or all of a deferred tax asset will not be realized in the future, we provide a corresponding valuation allowance against the deferred tax asset. In addition, when it is more likely than not that a tax position will be sustained upon examination by a tax authority that has full knowledge of all relevant information, we measure the amount of tax benefit from the position and record the largest amount of tax benefit that is more likely than not of being realized after settlement with a tax authority. Our policy is to recognize interest to be paid on an underpayment of income taxes in interest expense and any related statutory penalties in the provision for income taxes on the consolidated statements of operations.

Goodwill

We evaluate goodwill for possible impairment in accordance with ASC 350, Intangibles–Goodwill and Other, on an annual basis in the fourth quarter, or more frequently if events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We use a two step process to assess whether or not goodwill can be realized. The first step is a qualitative assessment that analyzes current economic indicators associated with a particular reporting unit. For example, we analyze changes in economic, market and industry conditions, business strategy, cost factors, and financial performance, among others, to determine if there would be a significant decline to the fair value of a particular reporting unit. If the qualitative assessment indicates a stable or improved fair value, no further testing is required.

If a qualitative assessment indicates that a significant decline to fair value of a reporting unit is more likely than not, or if a reporting unit’s fair value has historically been closer to its carrying value, we will proceed to the second step where we calculate the fair value of a reporting unit based on discounted future cash flows. If this step indicates that the carrying value of a reporting unit is in excess of its fair value, we will recognize an impairment equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

Business Combinations

We account for business combinations in accordance with ASC 805, Business Combinations, if the acquired assets assumed and liabilities incurred constitute a business. We consider acquired companies to constitute a business if the acquired net assets and processes have the ability to create outputs in the form of revenue. For acquired companies constituting a business, we recognize the identifiable assets acquired and liabilities assumed at their acquisition-date fair values and recognize any excess of total consideration paid over the fair value of the identifiable assets as goodwill.

Liquidity and Capital Resources

Overview

As of December 31, 2020, we had $110.0 million of cash, cash equivalents, and restricted cash, a $46.3 million decrease from December 31, 2019, primarily due to the Garrett Walker acquisition and an increase in land acquisition spend partially offset by an increase in home sales revenues. Subsequent to year-end, on January 7, 2021 we completed the previously announced merger with LF Capital and received net cash of approximately $60 million in connection with the Merger.

Our principal sources of capital are cash generated from home and land sales activities, borrowing from credit facilities and distributions from unconsolidated joint ventures. Our principal uses of capital are land purchases, land development, home construction, repayments on credit facilities, the acquisition of other homebuilders, and the payment of routine liabilities.

Cash flows for each of our communities depend on the stage in the development cycle, and can differ substantially from reported earnings. Early stages of development or expansion require significant cash outlays for land acquisitions, entitlements and other approvals, and construction of model homes, roads, utilities, general landscaping, and other amenities. Because these costs are a component of inventory and not recognized in the consolidated statements of operations until a home closes, we incur significant cash outlays prior to the recognition of earnings. In the later stages of community development, cash inflows may significantly exceed earnings reported for financial statement purposes, as the cash outflow associated with home and land construction was previously incurred. From a liquidity standpoint, we are actively acquiring and developing lots in our markets to maintain and grow lot supply and active selling communities. As we continue to expand our business, we expect that cash outlays for land purchases and land development to increase our lot inventory will continue to exceed cash generated by operations.

We expect to generate cash from the sale of inventory including unsold and presold homes under construction. After making required loan repayments under various credit facilities, we intend to re-deploy the cash generated from the sale of inventory to acquire and develop strategic, well-positioned lots that represent opportunities to generate future income and cash flows by allocating capital to best position us for long-term success.

We intend to utilize debt as part of ongoing financial strategy, coupled with redeployment of cash flows from operations, to finance our business. As of December 31, 2020, we had outstanding borrowings of $272.3 million in aggregate principal related to our notes and other debts payable. We will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the market value of our assets and the ability of particular assets, and our Company as a whole, to generate cash flow to cover the expected debt service. In addition, our credit facilities contain certain financial covenants, among others, that limit the amount of leverage we can maintain, as well as minimum tangible net worth and liquidity requirements.

We believe that we will be able to fund current and foreseeable liquidity needs with cash on hand, cash generated from operations, and cash expected to be available from credit facilities or through accessing debt or equity capital as needed.

Credit Facilities

The Company has a secured line of credit (“LOC”) with total commitments of $195.0 million and a maturity date of February 2024. The LOC has a variable interest rate of Prime plus 1.25% with a floor of 5.50%. As of December 31, 2020, the interest rate was 5.50%. As of December 31, 2020, the total available amount under the credit facility based on the collateral within the LOC was $86.8 million, subject to customary borrowing base requirements, of which there was $65.5 million outstanding, compared to $8.7 million outstanding as of December 31, 2019. The increase in the outstanding balance of the LOC related to the high volume of deliveries, and paydowns on the LOC, during the month of December 2019.

In connection with the acquisition of Garrett Walker, we entered into an additional $75.0 million line of credit (“LOC2”) with a bank, that was later expanded to $100.0 million. On the date of acquisition, we drew $70.0 million from the LOC2. The LOC2 has an interest rate of Prime plus 1.00% with a floor of 5.25% and matures in January 2024. As of December 31, 2020, the total available amount under the LOC2 based on the borrowing base was $100.0 million, subject to customary borrowing base requirements, of which there was $74.6 million outstanding.

We had a total of $67.8 million in project specific construction, secured loan agreements (“Project Debt”) outstanding as of December 31, 2020 with various banks, and maturity dates extending from June 2022 through December 2023. The maturity dates of the Project Debt generally coincide with the estimated completion dates of the underlying communities and collateral. The Project Debt has variable interest rates based on Prime or LIBOR and as of December 31, 2020, ranged from 4.00% to 5.50%. In 2018, we assumed two loans from a third-party land seller in connection with the acquisition of real estate inventories. Both loans have a variable interest rate of LIBOR plus 6.50% with a floor of 8.25%. As of December 31, 2020, the interest rate on both loans was 8.25%.

We have various EB-5 notes payable totaling $59.2 million as of December 31, 2020 with maturity dates ranging from February 2021 to June 2023 that are also generally tied to the estimated completion dates of the associated communities. The loans have fixed interest rates of 4.00% to 6.00%.

We also received a Paycheck Protection Program (“PPP”) loan during the second quarter of 2020 in the amount of $4.3 million. The PPP Note matures on April 2022 and bears interest at a rate of 1.00% per annum. We fully utilized the proceeds from this loan to satisfy certain payroll and benefit obligations and have applied for relief of the full amount of the loan under the PPP.

Letters of Credit and Performance Bonds

In the normal course of business, we post letters of credit and performance bonds related to land development performance obligations with local municipalities. As of December 31, 2020 and December 31, 2019, we had $78.0 million and $61.0 million, respectively, in letters of credit and performance bonds issued and outstanding. Although significant development and construction activities have been completed related to the improvements at these sites, the letters of credit and performance bonds are generally not released until all development and construction activities are completed.

Financial Covenants

Our loans have certain financial covenants, including requirements to maintain a minimum liquidity balance, minimum tangible net worth, gross profit margin, leverage and interest coverage ratios. See the table below for the covenant calculations.

	December 31, 2020
Financial Covenants	Actual	Covenant Requirement
	(dollars in thousands)
Minimum Liquidity Covenant	$105,778	$40,000
Interest Coverage Ratio - EBITDA to Interest Incurred (¹)	2.42	1
Tangible Net Worth	$588,702	$189,832
Maximum Leverage Ratio (²)	34.3%	<75%
Annual Gross Margin	12.9%	11.0%
Annual Net Margin (3)	4.8%	3.5%

(1)	Calculation is based on EBITDA.
(2)	Calculation is combined debt minus subordinated debt divided by total capitalization. The subordinated debt consists of EB-5 financing.
(3)	Calculation is pre-tax and includes addbacks for previously capitalized related party interest in cost of sales, equity in net loss of unconsolidated joint ventures, acquisition related transaction costs, and amortization of purchase price accounting for acquired inventory.

The loan agreements also contain certain restrictive covenants, including limitations on incurrence of other indebtedness, liens, dividends and other distributions, asset dispositions, investments, and limitations on fundamental changes. The agreements contain customary events of default, subject to cure periods in certain circumstances, that would result in the termination of the commitments and permit the lender to accelerate payment on outstanding borrowings. These events of default include nonpayment of principal, interest and fees or other amounts; violation of covenants; inaccuracy of representations and warranties; cross default to certain other indebtedness; unpaid judgments; change in control; and certain bankruptcy and other insolvency events. As of December 31, 2020, we were in compliance with all covenants.

Cash Flows—Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

For the years ended December 31, 2020 and December 31, 2019, the comparison of cash flows is as follows:

●	Net cash provided by operating activities decreased to $13.6 million during the year ended December 31, 2020 compared to $106.0 million during 2019. The decrease in net cash flows from operating activities was primarily due to cash paid to increase in real estate inventories by $19.9 million for the year ended December 31, 2020, compared to net cash provided by real estate inventories of $94.4 million during the year ended December 31, 2019. This difference was the result of increased land acquisitions and construction costs related to a higher number of active communities in 2020.

●	Net cash used in investing activities was $125.1 million during the year ended December 31, 2020, compared to $22.5 million cash used in investing activities during the same period in 2019. The increase primarily relates to the business acquisition of Garrett Walker, which resulted in cash used, net of cash acquired, totaling $128.5 million, compared to $23.6 million used in the acquisition of Pinnacle West in 2019. During the year ended December 31, 2020 the cash provided from distributions from unconsolidated joint ventures was $5.2 million, compared to $1.7 million for the same period in 2019. The increase is related to the Avora joint venture, which has paid off all of its debt and began to make distributions in December 2020.

●	Net cash provided by financing activities was $65.2 million during the year ended December 31, 2020, compared to net cash used in financing activities of $46.8 million during the same period in 2019. The increase in cash provided by financing activities is due to a net increase in cash from notes and other debts payable of $94.4 million, compared to a net decrease in cash of $19.6 million in 2019. The increase was primarily the result of the new LOC2 loan we entered into in connection with the Garrett Walker acquisition. The activity in notes and other debts payable was partially offset by a $15.4 million distribution to noncontrolling interests. In addition, we completed the final repayments totaling $41.7 million on a land bank arrangement in 2019 and had no comparable payment during the year ended December 31, 2020.

Cash Flows—Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

For the years ended December 31, 2019 and December 31, 2018, the comparison of cash flows is as follows:

●	Net cash provided by operating activities increased to $106.0 million during the year ended December 31, 2019 compared to net cash used of $14.6 million during the same period in 2018. The increase in cash flows from operating activities was primarily due to real estate inventories providing $94.4 million cash for the year ended December 31, 2019, compared to the use of $77.5 million during 2018, as a result of increased home deliveries and revenues.

●	Net cash used in investing activities was $22.5 million during the year ended December 31, 2019, compared to $20.9 million provided from investing activities during the same period in 2018. The decrease primarily related to the business acquisition of Pinnacle West in 2019, which resulted in cash used, net of cash acquired, totaling $23.6 million. In addition, during the year ended December 31, 2019 the cash provided from distributions from unconsolidated joint ventures was $1.7 million, compared to $17.1 million for the same period in 2018. This decrease related to the substantial closeout of the Boston Point joint venture, which closed the majority of its units and a retail space during 2018.

●	Net cash used by financing activities was $46.8 million during the year ended December 31, 2019, compared to $84.3 million net cash provided during the same period in 2018. The decrease in cash provided by financing activities is due to a net decrease in cash from notes and other debts payable, which was due to a higher amount of home deliveries and revenue relative to the amount of spending on land and construction costs. In addition, during 2019 we fully repaid the land bank financing arrangements, versus a minimal amount of net borrowings from land banking arrangements during 2018.

Off-Balance Sheet Arrangements

Option Contracts

In the ordinary course of business, we enter into land purchase contracts in order to procure lots for the construction of our homes. We are subject to customary obligations associated with entering into contracts for the purchase of land and improved lots. These purchase contracts typically require a cash deposit, and the purchase of properties under these contracts is generally contingent upon satisfaction of certain requirements, including obtaining applicable property and development entitlements. The Company also utilizes option contracts with land sellers and others as a method of acquiring land in staged takedowns, to help manage the financial and market risk associated with land holdings, and to reduce the use of funds from financing sources. Option contracts generally require payment by the Company of a non-refundable deposit for the right to acquire lots over a specified period of time at pre-determined prices. The obligations with respect to purchase contracts and option contracts are generally limited to the forfeiture of the related non-refundable cash deposits. As of December 31, 2020, we had outstanding purchase contracts and option contracts totaling $257.6 million, and had $32.0 million of cash deposits pertaining to land option contracts.

The utilization of land option contracts is dependent on, among other things, the availability of land sellers willing to enter into option takedown arrangements, the availability of capital to financial intermediaries to finance the development of optioned lots, general housing market conditions, and local market dynamics. Options may be more difficult to procure from land sellers in strong housing markets and are more prevalent in certain geographic regions.

Joint Ventures

As of December 31, 2020 and 2019, we held membership interests in two unconsolidated joint ventures related to homebuilding activities. One of the joint ventures has active homebuilding activities ongoing as of December 31, 2020 and the other is effectively closed out with only limited warranty activities.

As of December 31, 2020 and 2019, the unconsolidated joint ventures had $0.0 million and $21.0 million in outstanding debt, respectively. The unconsolidated joint venture loans are secured by the project’s assets and contain various representations, warranties and covenants that are customary for these types of agreements and are guaranteed by our majority shareholder Landsea Holdings Corporation. All loan covenants were met as of December 31, 2020.

Contractual Obligations

The contractual obligations as of December 31, 2020 were as follows:

	Payments due by Periods
	(dollars in thousands)
	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Long-term debt maturities (¹)	$272,259	$19,542	$111,830	$140,887	$—
Operating leases (²)	7,421	1,601	3,021	2,037	762
Purchase obligations (³)	380,342	309,144	71,198	—	—
Total contractual obligations	$660,022	$330,287	$186,049	$142,924	$762

(1)	Principal payments in accordance with the LOC, LOC2, Project Debt, EB-5 notes payable, and other loans payable..
(2)	Operating lease obligations do not include payments to property owners covering common area maintenance charges.
(3)	Purchase obligations include open work orders of $122.7 million and $257.6 million of the remaining purchase price for all land option contracts (net of deposits) as of December 31, 2020.

We are subject to certain obligations associated with entering into contracts (including land option contracts) for the purchase, development, and sale of real estate in the routine conduct of business. Option contracts for the purchase of land enable the Company to defer acquiring portions of properties owned by third parties until we have determined whether to exercise our option, which may serve to reduce the financial risks associated with long-term land holdings. At December 31, 2020, we had $32.0 million of deposits, of which $1.0 million are refundable. We expect to acquire the majority of such land within the next 3 years. The Company’s performance, including the timing and amount of purchase, if any, on the remaining purchase and option contracts is subject to change.

Non-GAAP Financial Measures

We include certain non-GAAP financial measures, including adjusted home sales gross margin, EBITDA, adjusted EBITDA, net debt to net capital, and adjusted net income. These non-GAAP financial measures are presented to provide investors additional insights to facilitate the analysis of our results of operations. These non-GAAP financial measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive or standard set of accounting rules or principles. Accordingly, the calculation of our non-GAAP financial measures may differ from the definitions of non-GAAP financial measures other companies may use with the same or similar names. This limits, to some extent, the usefulness of this information for comparison purposes. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our financial results as determined in accordance with GAAP. This information should only be used to evaluate our financial results in conjunction with the corresponding GAAP information. Accordingly, we qualify our use of non-GAAP financial measures whenever non-GAAP financial measures are presented.

Net Debt to Net Capital

The following table presents the ratio of debt to capital as well as the ratio of net debt to net capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs plus total equity).

The non-GAAP ratio of net debt to net capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by net capital (sum of net debt plus total equity). The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to net capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to net capital provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.

See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	December 31,
	2020	2019
	(dollars in thousands)
Total notes and other debts payable, net	$264,809	$189,964
Total equity	529,486	583,370
Total capital	$794,295	$773,334
Ratio of debt to capital	33.3%	24.6%

Total notes and other debts payable, net	$264,809	$189,964
Less: cash, cash equivalents and restricted cash	110,048	156,378
Net debt	154,761	33,586
Total equity	529,486	583,370
Net capital	$684,247	$616,956
Ratio of net debt to net capital	22.6%	5.4%

EBITDA and Adjusted EBITDA

The following table presents EBITDA and Adjusted EBITDA for the years ended December 31, 2020, 2019, and 2018. EBITDA and Adjusted EBITDA are non-GAAP financial measures used in evaluating operating performance. We define EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, and (iii) depreciation and amortization. We define Adjusted EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) (gain) loss on debt extinguishment, (vii) transaction costs related to business combinations, and (viii) the impact of income or loss allocations from our unconsolidated joint ventures. We believe EBITDA and Adjusted EBITDA provide indicators of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. Accordingly, we believe these measures are useful for comparing our core operating performance from period to period. Our presentation of EBITDA and Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Net (loss) income	$(9,084)	$22,391	$36,706
(Benefit) provision for income taxes	(3,081)	6,159	4,613
Interest in cost of sales	37,926	40,393	16,299
Interest relieved to equity in net income (loss) of unconsolidated joint ventures	1,162	1,934	4,153
Interest expense	15	—	111
Depreciation and amortization expense	3,580	2,960	1,556
EBITDA	30,518	73,837	63,438
Inventory impairments	3,413	—	—
Purchase price accounting in cost of home sales	15,519	2,874	—
Transaction costs	1,031	1,220	—
Equity in net loss (income) of unconsolidated joint ventures, net of interest	15,256	5,967	(17,171)
Less: Imputed interest in cost of sales (1)	(776)	(10,024)	(4,324)
Adjusted EBITDA	$64,961	$73,874	$41,943

(1)	Imputed interest related to a land banking transaction that was treated as a product financing arrangement.

Adjusted Net Income

Adjusted Net Income to Landsea is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating our operating results and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income to Landsea is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, and the impact from our unconsolidated joint ventures, and tax-effected using a normalized effective tax rate. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Net (loss) income attributable to Landsea Homes Incorporated	$(8,951)	$17,200	$29,184

Inventory impairments	3,413	—	—
Previously capitalized related party interest included in cost of sales	14,110	15,646	9,164
Equity in net loss (income) of unconsolidated joint ventures	16,418	7,901	(13,018)
Purchase price accounting for acquired inventory	15,519	2,874	—
Total adjustments	49,460	26,421	(3,854)
Tax-effected adjustments (1)	36,933	20,721	(2,775)
Adjusted net income (loss) attributable to Landsea Homes Incorporated	$27,982	$37,921	$26,409

(1)	For the years ended December 31, 2020, 2019 and 2018 our adjusted income tax expense is reflective of our effective income tax rate, excluding the effects from establishing or releasing a valuation allowance, applied to our adjusted pretax income (loss).

Quantitative and Qualitative Disclosures about Market Risk

Interest Rates

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. The Company’s primary exposure to market risk is interest rate risk associated with variable notes and credit facilities. Borrowings under various variable notes and credit facilities bear interest at a floating rate equal to the adjusted Prime rate or LIBOR plus an applicable margin between 0.75% to 6.50% per annum.

Inflation

The Company’s operations can be adversely impacted by inflation, primarily from higher land, financing, labor, material and construction costs. In addition, inflation can lead to higher mortgage rates, which can significantly affect the affordability of mortgage financing to homebuyers. While we attempt to pass on cost increases to customers through increased prices, when weak housing market conditions exist, we are often unable to offset cost increases with higher selling prices.

Seasonality

Historically, the homebuilding industry experiences seasonal fluctuations in quarterly operating results and capital requirements. We typically experience the highest new home order activity during the spring, although this activity is also highly dependent on the number of active selling communities, timing of new community openings and other market factors. Since it typically takes four to eight months to construct a new home, we deliver more homes in the second half of the year as spring and summer home orders convert to home deliveries. Because of this seasonality, home starts, construction costs and related cash outflows have historically been highest in the third and fourth quarters, and the majority of cash receipts from home deliveries occurs during the second half of the year. We expect this seasonal pattern to continue over the long-term, although it may be affected by volatility in the homebuilding industry.

EXECUTIVE COMPENSATION

The Company

The following disclosure concerns the compensation of the Company’s officers and directors for the fiscal year ended December 31, 2020 (i.e., pre-Business Combination).

With the exception of Baudouin Prot and Alberto Bianchinotti, none of our officers or directors received any cash compensation for services rendered to us. We agreed to pay the Sponsor or an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination, we ceased paying these monthly fees. No compensation of any kind, including finder’s and consulting fees, were paid to the Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers or directors, or our or their affiliates.

In September 2017, the Company entered into an agreement with B. Prot Conseils, an entity controlled by Mr. Baudouin Prot, the former chairman of the Board, pursuant to which, he would be paid a cash fee of $150,000 per annum in exchange for his service. The agreement was effective as of October 1, 2017 and lasted until December 2019. On January 7, 2021, immediately prior to the consummation of the Business Combination, the Company and Mr. Prot amended the arrangement to provide a one-time payment of $75,000 in connection with prior services rendered to the Company, conditioned upon the Company successfully completing an acquisition of a target company prior to January 22, 2021. On January 7, 2021, the Company successfully completed the Business Combination and the $75,000 was paid to B. Prot Conseils. Mr. Prot resigned as chairman of the Board concurrent with the consummation of the Business Combination.

Alberto Bianchinotti, our chief financial officer prior to the Business Combination, is the sole owner of the accounting services firm, AM Knight Financial Services. We paid AM Knight Financial Services to provide certain accounting services to us prior to Mr. Bianchinotti’s appointment as chief financial officer. For the years ended December 31, 2018, 2019 and 2020, we paid AM Knight Financial Services $72,800, $79,300 and $55,200, respectively.

Directors who remain with us may be paid non-employee director compensation.

Landsea Homes

The following discussion and analysis of compensation arrangements of the NEOs of Landsea Homes for the fiscal year ended December 31, 2020 (i.e., pre-Business Combination) should be read together with the compensation tables and related disclosures provided below and in conjunction with Landsea Homes’ financial statements and related notes appearing elsewhere in this prospectus. Compensation information included in the following discussion is presented in actual dollar amounts.

Because the Company is an emerging growth company, the Company has opted to comply with the executive compensation rules applicable to “smaller reporting companies,” when detailing the executive compensation of our executives, as such term is defined under the Exchange Act. This section discusses the material elements of compensation awarded to, earned by or paid to the principal executive officer of Landsea Homes and the two next most highly compensated executive officers of Landsea Homes. These individuals are referred to as Landsea Homes’ “Named Executive Officers” or “NEOs.”

Summary Compensation Table

The following table presents information regarding the compensation of Landsea Homes’ named executive officers for services rendered during the fiscal years ended December 31, 2020 (the “2020 Fiscal Year”) and December 31, 2019:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Non-Equity Incentive Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
John Ho	2020	$550,000	$342,395	$500,000	$29,438	$1,421,833
Chief Executive Officer	2019	$391,667	$—	$600,000	$25,188	$1,016,855
Michael Forsum	2020	$512,500	$342,395	$750,000	$13,480	$1,618,375
President and Chief Operating Officer	2019	$445,833	$100,000	$675,000	$9,480	$1,230,313
Franco Tenerelli	2020	$345,833	$102,695	$250,000	$51,028	$749,556
Chief Legal Officer	2019	$322,917	$75,000	$200,000	$65,277	$663,194

(1)	Amounts in this column for the 2020 Fiscal Year include cash payments in settlement of shares of phantom stock which vested on March 1, 2020, as described below under “Narrative Disclosure to the Summary Compensation Table—Long-Term Incentive Compensation”.

(2)	Amounts in this column represent amounts paid under Landsea Homes’ short-term incentive bonus program for performance in the 2020 Fiscal Year. For more information regarding the short-term incentive bonus program for 2020 see “Narrative Disclosure to the Summary Compensation Table—Short-Term Incentive Bonus Program” below.

(3)	Amounts in this column include (i) matching contributions under Landsea Homes’ 401(k) plan made during the 2020 Fiscal Year, (ii) Company payments of automobile leases, (iii) payment of tuition expenses for the UCLA Anderson Executive MBA, (iv) a monthly cell phone allowance, (v) payment for gym memberships for each NEO, and (vi) executive physicals through Hoag Executive Health.

Name	Company 401(k) Matching Contributions ($)	Personal Use of Automobile ($)	Tuition ($)	Personal Use of Cellphone ($)	Gym Membership ($)	Hoag Executive Health ($)	Total ($)
John Ho	$9,750	$13,150	—	$2,058	$480	$4,000	$29,438
Michael Forsum	—	$9,000	—	—	$480	$4,000	$13,480
Franco Tenerelli	$9,750	—	$34,998	$1,800	$480	$4,000	$51,028

Narrative Disclosure to the Summary Compensation Table

The following is a brief description of the compensation arrangements Landsea Homes has with each of its NEOs and other components of their compensation during the 2020 Fiscal Year. Following the Business Combination, the Board makes decisions regarding executive compensation based on recommendations given by the Compensation Committee. The goal of the Company’s executive compensation program following the Business Combination is to be competitive in order to attract and retain our executive officers while linking a significant portion of cash compensation to performance objectives and providing a portion of executive compensation as long-term incentive compensation in the form of equity awards.

Base Salaries

Base salary is a fixed element within a total compensation package intended to attract and retain the talent necessary to successfully manage our business and execute our business strategies. Base salaries for our NEOs are established based on the scope of their responsibilities, taking into account relevant experience, internal pay equity, tenure, and other factors deemed relevant.

Short-Term Incentive Bonus Program

For the 2020 Fiscal Year, each NEO was eligible to participate in Landsea Homes’ incentive bonus program for 2020, pursuant to which each NEO was eligible to receive a cash bonus payment based on Landsea Homes’ performance. Landsea Homes established target incentive bonus levels for each NEO, as set forth below:

Name	2020 Target Incentive Bonus
John Ho	$600,000
Michael Forsum	$750,000
Franco Tenerelli	$250,000

Under Landsea Homes’ incentive bonus program for 2020, payment of incentive bonuses to the NEOs was based on achievement of a revenue performance target with respect to 60% of the annual bonus and a pre-tax profit performance target with respect to 40% of the annual bonus. The target for the 2020 Fiscal Year was determined during the first quarter of 2020 by Landsea Homes’ Chief Executive Officer and subsequently approved by the board of directors of Landsea Homes. To receive an incentive bonus payment, each NEO must have been employed by Landsea Homes on the date on which Landsea Homes actually paid bonuses under the incentive bonus program. For the 2020 Fiscal Year, Landsea Homes achieved target performance with respect to the revenue and pre-tax profit performance goals; however, the board of directors of Landsea Homes exercised its discretion under the incentive bonus program for 2020 to decrease Mr. Ho’s bonus below the target level. Based on this performance, following adjustment by the Compensation Committee, bonus payments to the NEOs of Landsea Homes for the 2020 Fiscal Year were as follows:

Name	2020 Incentive Bonus
John Ho	$550,000
Michael Forsum	$750,000
Franco Tenerelli	$250,000

Long Term Incentive Compensation

Historically, Landsea Homes’ NEOs have received long-term incentive compensation in the form of phantom stock awards issued under the Landsea Phantom Stock Plan (the “Phantom Stock Plan”). Each share of phantom stock represents the right to receive an amount in cash equal to the fair market value of a share of phantom stock of Landsea Homes, as determined by board of directors of Landsea Homes at the end of each plan year upon the vesting and settlement of such award. Landsea Homes accounts for these awards under Financial Accounting Standards Board Accounting Standards Codification Topic 710, rather than under Topic 718, and as such, the phantom equity awards are not considered equity incentive compensation for purposes of these disclosures.

On August 31, 2020, Messrs. Ho, Forsum and Tenerelli received 85.69, 77.12 and 21.42 shares of phantom stock, respectively (the “2020 Awards”), which were scheduled to vest on March 1, 2022 for Mr. Tenerelli and March 1, 2023 for Messrs. Ho and Forsum, subject to the NEO’s continued employed through such date. On January 1, 2019, Messrs. Ho, Forsum and Tenerelli received 39.06, 43.94 and 9.77 shares of phantom stock, respectively, which were scheduled to vest on March 1, 2021 for Mr. Tenerelli and March 1, 2022 for Messrs. Ho and Forsum, subject to the NEO’s continued employment through such date. On October 1, 2018, Mr. Ho received grants of 29.34 and 35.20 shares of phantom stock, which vested or were scheduled to vest on March 1, 2020 and March 1, 2021, respectively, subject to his continued employment through such dates. On October 1, 2018, Mr. Forsum received grants of 29.34 and 41.07 shares of phantom stock, which vested or were scheduled to vest on March 1, 2020 and March 1, 2021, respectively, subject to his continued employment through such dates On October 1, 2018, Mr. Tenerelli received a grant of 8.80 shares of phantom stock, which vested on March 1, 2020. With respect to the shares of phantom stock that vested on March 1, 2020, Messrs. Ho, Forsum and Tenerelli received cash payments of $342,395, $342,395 and $102,695, respectively. The outstanding phantom stock awards were subject to accelerated vesting upon certain terminations of employment and certain corporate events, as described under “Additional Narrative Disclosure—Potential Payments Upon Termination or Change in Control” below.

In connection with the Business Combination, the 2020 Awards granted to Messrs. Ho and Forsum were settled in Common Stock, and the other outstanding phantom stock awards were accelerated and settled in cash. The following table sets forth the cash and Common Stock received by each NEO in connection with the Business Combination.

		Settlement upon the Business Combination
Name	Number of Shares of Phantom Stock	Cash Payment	Number of Shares of Common Stock
John Ho	159.95	$783,014.46	85,561
Michael Forsum	162.13	$896,362.66	77,004
Franco Tenerelli	31.19	$328,872.40	0

Other than the phantom stock awards described herein, none of the NEOs held any equity or equity-based awards as of December 31, 2020.

Following the Business Combination, the Company intends to provide long-term incentive compensation in the form of restricted stock unit awards under the Incentive Plan, which represent a contingent right to receive a share of Common Stock of the Company upon vesting and settlement. The purpose of the Incentive Plan is to advance the interests of the Company and its stockholders by providing an incentive program that will enable the Company to attract, retain and award employees, consultants and directors and to provide them with an equity interest in the growth and profitability of the Company. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and cash-based awards.

Employment Arrangements with the Named Executive Officers

Messrs. Ho, Forsum, and Tenerelli entered into executive employment agreements with the Seller on August 31, 2020. The employment agreements generally provide for an initial term ending on December 31, 2023, which will automatically renew for successive one-year terms thereafter unless either party gives written notice of non-extension to the other party. The employment agreements generally provide for an annual base salary, eligibility to participate in the annual bonus plan (with a specified target for the 2020 calendar year), and eligibility to participate in benefit plans. Additionally, the employment agreements for Messrs. Ho and Forsum provide for the grant of restricted stock units under the Incentive Plan having a grant date value of $2,000,000, which will be granted following filing of a registration statement on Form S-8 and which will vest as to 20% on the first and second anniversaries of the date the Form S-8 is filed and as to 30% on the third and fourth anniversaries of such date, in each case, subject to the NEO’s continued employment through such dates.

Under the employment agreements, Messrs. Ho, Forsum, and Tenerelli are eligible to receive severance benefits upon certain terminations of employment, as described under “Additional Narrative Disclosure—Potential Payments Upon Termination or Change in Control—Employment Agreements.” The employment agreements also include customary confidentiality covenants. These employment agreements were assumed by Landsea, which became a wholly-owned subsidiary of the Company upon the consummation of the Business Combination, and the obligations of the Seller thereunder became obligations of Landsea.

Outstanding Equity Awards at Fiscal Year-End

None of Landsea Homes’ NEOs held any equity awards as of December 31, 2020.

Additional Narrative Disclosure

Retirement Benefits

Other than benefits under Landsea’s 401(k) plan, Landsea has not provided the NEOs with any retirement benefits. Under Landsea’s 401(k) plan, employees, including the NEOs, are allowed to contribute portions of their eligible compensation to a tax-qualified retirement account. Currently, we provide discretionary matching contributions equal to 100% of the first 3% of employees’ eligible compensation contributed to the plan. Employees generally become vested in 20% of the matching contributions made to their tax-qualified retirement account per year.

Potential Payments Upon Termination or Change in Control

Phantom Stock Award Agreements

Under the phantom stock award agreements, a pro-rata portion of the shares of phantom stock based on the number of months employed will become vested upon a termination of the NEO’s employment (i) by Landsea without “Cause” or (ii) as a result of the NEO’s death or disability. Additionally, all unvested phantom stock awards fully vest upon an initial public offering of Landsea’s stock or a change of control of Landsea.

For purposes of the phantom stock award agreements, “Cause” has the meaning under the NEO’s employment agreement, if applicable, and if no such agreement defines cause, then it generally means (i) a conviction of a felony, (ii) willful dishonesty in the course of fulfilling employment duties, (iii) willful disclosure of trade secrets, (iv) willful and continued failure to perform employment or director duties in any material respect (other than as a result of disability), and (v) willful and material breach of any company policies.

In connection with the Business Combination, Landsea’s board of directors exercised its discretion under the Phantom Unit Plan to accelerate all unvested phantom stock awards and settle the outstanding phantom stock awards in a combination of cash and Common Stock as described above under “Narrative Disclosure to the Summary Compensation Table—Long Term Incentive Compensation.”

Employment Agreements

The employment agreements with Messrs. Ho, Forsum and Tenerelli provide for certain severance benefits upon the NEO’s involuntary termination without cause (and not as a result of death or disability) or a voluntary resignation for good reason, which are each referred to as a covered termination:

●	In the event of a covered termination at any time other than during the 24-month period following a change in control, each NEO is eligible to receive (i) a lump sum cash amount equal to 2.0x (or, for Mr. Tenerelli, 1.0x) the sum of the NEO’s base salary and target annual bonus, (ii) a pro-rata portion of the NEO’s annual bonus for the year of termination based on actual performance, (iii) payment of or reimbursement for premiums to continue health coverage for 24 months (unless the NEO becomes eligible for coverage under another employer’s plan, at which time the reimbursements will cease), and (iv) full acceleration of any outstanding equity awards, with performance-based awards determined based on the terms of the applicable award agreement or, if the award agreement does not specify, based on the target level of performance.

●	In the event of a covered termination during the 24-month period following a change in control, each NEO is eligible to receive, in lieu of the benefits described in clause (i) above, a lump sum cash amount equal to 2.5x (or, for Mr. Tenerelli, 2.0x) the sum of the NEO’s base salary and target annual bonus. Each NEO is also eligible to receive the benefits described in clauses (ii)-(iv) above.

Additionally, in the event of an NEO’s death or disability, each NEO (or the NEO’s beneficiary or estate) is eligible to receive a pro-rata portion of the NEO’s target bonus for the year of termination and full acceleration of any outstanding equity awards, with performance-based awards determined based on the terms of the applicable award agreement or, if the award agreement does not specify, based on the target level of performance. All severance under the new employment agreements is subject to execution of a release of claims. Under the new employment agreements:

●	“Cause” generally means (i) material breach of the NEO’s obligations under any agreement with Seller, (ii) intentional misconduct or material violation of any material written policy, (iii) material breach of any fiduciary duty, or (iv) commission of a felony or crime involving fraud, embezzlement, dishonesty or moral turpitude, subject in the case of clauses (i), (ii) and (iii) to standard notice and cure provisions.

●	“Change in Control” generally means the occurrence of any one of the following: (i) any person becomes the beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, (ii) the incumbent directors (and those appointed or nominated by a majority of the incumbent directors) cease to constitute a majority of the Board, (iii) consummation of a merger or consolidation of the Company, other than any merger or consolidation which would result in the holders of the voting securities of the Company continuing to represent at least 50% of the combined voting power of the surviving entity, (iv) implementation of a plan of complete liquidation or dissolution of the Company, or (v) sale of all or substantially all of the Company’s assets to an entity, other than any sale to an entity where the holders of the voting securities of the Company represent at least 50% of the combined voting power of such entity.

●	“Good Reason” generally includes any of the following arising without the NEO’s prior written consent: (i) diminution in title, authority, duties or responsibilities, (ii) material reduction in base salary or target bonus, (iii) relocation of the NEO’s principal office by more than 50 miles, or (iv) material breach by Seller of any material provision of the employment agreement, in each case, subject to standard notice and cure provisions.

Director Compensation

Landsea Homes entered into a services agreement with each of its non-employee, independent directors, pursuant to which each director is provided a retainer to serve on Landsea Homes’ board of directors and stipends for specific committee service, as described below:

●	Annual retainer of $80,000, paid on a monthly basis; and

●	Annual stipend of $30,000, paid on a monthly basis, for service as the chair of Landsea Homes’ compensation committee or audit committee;

The following table presents information regarding compensation paid to Landsea Homes’ directors for services rendered during the 2020 Fiscal Year:

Name	Fees Earned or Paid in Cash ($)	Total ($)
Bruce Frank	$110,000	$110,000
Tom Hartfield	$110,000	$110,000
Robert Miller	$80,000	$80,000
Martin Tian (1)	$0	$0
Joanna Zhou (1)	$0	$0

(1)	Because Landsea Homes only compensates its independent directors, Mr. Tian and Ms. Zhou did not receive compensation for their services as directors of Landsea Homes during the 2020 Fiscal Year.

Each of Messrs. Frank, Hartfield and Miller also received 2.57 shares of phantom stock under the Phantom Stock Plan on January 1, 2020, which were scheduled to vest on March 1, 2023, subject to each director’s continued service to Landsea Homes through such date. As described above under “Narrative Disclosure to the Summary Compensation Table—Long Term Incentive Compensation,” each share of phantom stock, including those held by the non-employee directors, became fully vested in connection with the Business Combination. Additionally, the non-employee directors received settlement of their phantom equity awards in a combination of cash and shares of Common Stock. The following table sets forth the cash and Common Stock received by each non-employee director in connection with the Business Combination.

		Settlement upon the Business Combination
Name	Number of Shares of Phantom Equity	Cash Payment	Number of Shares of Common Stock
Bruce Frank	7.85	$24,786.71	5,491
Tom Hartfield	7.85	$24,786.71	5,491
Robert Miller	7.85	$24,786.71	5,491
Martin Tian	0	$0	0
Joanna Zhou	0	$0	0

The Compensation Committee of our Board will determine the annual compensation to be paid to the members of the Board. Directors’ fees after the Business Combination have yet to be determined, but are expected to consist of two components: a cash payment and the issuance of restricted stock units. The Company anticipates that directors who also serve as an employee of the Company will not receive additional compensation for their service as a director.

MANAGEMENT

Management and Board of Directors

Below is a list of our executive officers and directors and their respective ages and a brief account of the business experience of each of them.

Name	Age	Position
Ming (Martin) Tian	60	Chairman
John Ho	38	Chief Executive Officer and Interim Chief Financial Officer; Director
Qin (Joanna) Zhou	46	Director
Bruce Frank	66	Lead Independent Director
Thomas J. Hartfield	67	Director
Robert Miller	56	Director
Scott Reed	50	Director
Elias Farhat	54	Director
Tim T. Chang	55	Director
Michael Forsum	59	President; Chief Operating Officer
Franco Tenerelli	40	Executive Vice President; Chief Legal Officer; Secretary

Executive Officers and Directors

Ming (Martin) Tian has served as Landsea’s Chairman since 2013. Mr. Tian founded the former ultimate parent company of Landsea, Landsea Group Co., Ltd. (“Landsea Group”) in 2001 in China, and is now the company’s largest shareholder. He has also held the titles of chairman and president of Landsea Group and one of its subsidiaries, Landsea Green Properties Co., Ltd, since 2001. Under Mr. Tian’s leadership, Landsea Group’s assets have grown from a registered capital investment of $1.5 million (at incorporation) to a total asset value exceeding $4.7 billion. Mr. Tian was selected to serve on our Board due to his significant leadership experience and his extensive global management and investment experience, including in the real estate sector.

John Ho has served as Landsea’s Chief Executive Officer and Director since August 2013 and as Landsea’s Interim Chief Financial Officer since January 2019. Prior to forming Landsea in 2013, Mr. Ho spent 10 years in real estate investment and development with a focus on cross-border transactions between the U.S. and China. He worked at global real estate investment management and consulting firms, Colliers International and Jones Lang LaSalle. While working at Jones Lang LaSalle, he served as Director from July 2011 to October 2013 and Vice President from December 2008 to June 2011. He led the firm in cross-border business development, focused on delivering transactional, consultancy and other integrated real estate services to outbound Chinese businesses investing overseas. Mr. Ho received a bachelor’s degree from the University of Southern California and an MBA from the UCLA Anderson School of Management. Mr. Ho was selected to serve on our Board due to his extensive leadership experience within the real estate industry, his financial management expertise, and his experience operating the Company for the past eight years.

Qin (Joanna) Zhou has served as a Director of Landsea since 2013. Ms. Zhou has over 20 years of experience in real estate business development, investment and operational leadership. She joined Landsea Green Properties Co., Ltd. in 2002 and served as the regional general manager in multiple locations, such as Nanjing, Suzhou and Shanghai. Ms. Zhou led Landsea Group’s global strategic deployment while serving as the assistant to the chairman, general manager of Shanghai Landsea Architecture Technology Co., Ltd. and general manager of Landsea Architecture Design Institute. Ms. Zhou was selected to serve on our Board due to her extensive experience and knowledge as an in the real estate industry, including as an executive of Landsea Holdings, and her service as a member of the Company’s Board.

Bruce Frank has served as a Director of Landsea since 2015. Mr. Frank served as a senior partner within the assurance service line of Ernst & Young LLP’s real estate practice from April 1997 to June 2014. Mr. Frank also currently serves as a Director of Morgan Stanley Direct Lending Fund and chairs its Audit Committee and SL Investment Corp. and chairs its Audit Committee. From July 2014 through March 2017, Mr. Frank served as a member of the Board of Directors of VEREIT, Inc. and was a member of its Audit, Compensation, and Nominating and Corporate Governance Committees. From October 2014 through October 2017, Mr. Frank served as a member of the Board of Directors of ACRE Realty Investors Inc. and was a member of its Audit Committee. Mr. Frank is a member of the American Institute of Certified Public Accountants and is a Certified Public Accountant in the State of New York. Mr. Frank was selected to serve on our Board due to his more than 23 years’ experience in the real estate industry, including in executive and leadership positions. He also brings public company board experience.

Thomas J. Hartfield has served as a Director of Landsea since January 2017. Mr. Hartfield has over 30 years of investment banking experience, much of it in the building products, home building and real estate sectors. He was a senior advisor at Annascaul Advisors LLC in New York from 2006 to 2010. Prior to that, he was managing director of the Homebuilding and Building Products Group at Houlihan Lokey Howard & Zukin from 2002 to 2006. From 1982 to 2001, Mr. Hartfield was a managing director and partner at Dillon Read& Co. and its successor firm, UBS, where he was a senior member of the Homebuilding and Building Products Group. His clients included Meritage Homes, Ryland Homes, KB Homes and Highland Homes. Mr. Hartfield was selected to serve on our Board due to his extensive experience and industry knowledge of homebuilders, and his 30 years of investment banking experience.

Robert Miller has served as a Director of Landsea since 2014. Mr. Miller has over 25 years of experience in real estate transactions, entitlements and related litigation in California and out of state. Mr. Miller’s practice involves a range of real estate and development activities, with a skill set that addresses a wide variety of issues that confront real estate developers, owners and builders. Mr. Miller has been a partner at the law firm Lubin Olson & Niewiadomski LLP in San Francisco, California since 2014. Mr. Miller received a bachelor’s degree from Princeton University and a Juris Doctor degree from Harvard Law School. Mr. Miller was selected to serve on our Board due to his considerable leadership roles and mergers and acquisitions experience.

Scott Reed has been a director of the Company since October 2017 and, prior to the Business Combination, served as the Company’s President and Chief Financial Officer from October 2017 to July 2020 and as Chief Executive Officer from July 2020 through the closing of the Business Combination. Mr. Reed is the co-founder of BankCap Partners, a private equity firm that focuses on investments in the U.S. commercial banking space, and has served as a Partner and Director of BankCap Partners since May 2006. Mr. Reed has over 20 years in the financial services and strategic consulting industries. As a Partner at BankCap, Mr. Reed focuses on transaction sourcing, structuring and processing, capital raising activities and oversight of BankCap’s portfolio investments. Mr. Reed began his career as a derivatives trader at Swiss Bank Corporation from 1992 to 1995. Mr. Reed worked as a consultant at Bain& Company from 1997 to 2000. Mr. Reed was an investment banker in the Financial Institutions Group at Bear Stearns from 2000 to 2002. Prior to founding BankCap, Mr. Reed was Senior Vice President, Director of Corporate Strategy and Planning of Carreker Corporation, a financial technology company based in Dallas. Mr. Reed is a graduate of the University of Virginia with a B.S. in Commerce and a B.A. in History. Mr. Reed received his MBA from the Amos Tuck School at Dartmouth College, where he was an Edward Tuck Scholar. Mr. Reed currently serves as a director of Silvergate Capital Corporation, Vista Bancshares and InBankshares Corporation (as well as a director of each of the three institutions’ underlying commercial banks), Uncommon Giving Corporation and previously served as a director of Xenith Bankshares and the institution’s underlying commercial bank. Mr. Reed was selected to serve on our Board due to his experience as a member of the board of directors of both public and private companies, and expertise in fundraising, management of high-growth companies and all levels of corporate governance.

Elias Farhat has served as a member of our Board of Directors since August 2017. Mr. Farhat is the Chief Strategy Officer for Candriam Investors Group, an asset management company with over $140 billion under management and has served in this role since October 2016. He is also member of Candriam’s Group Strategy Committee and of its Executive Committee. From 2003 to 2016, Mr. Farhat was a Partner of Capital E, a private equity and real estate firm, and held several board and advisory positions at portfolio companies with ties to Capital E. Mr. Farhat was also the Founder and Managing Partner of Velocity Advisors, a Private Equity advisory which sourced and structured transactions on behalf of institutional investors. From 1990 to 2002, Mr. Farhat was Vice President and Partner at Bain & Company where he spent 12 years as a management consultant across Europe, the US and Latin America. At Bain, Mr. Farhat has advised boards, CEOs and senior management of Fortune 1000 companies as well as several buyout funds on a broad range of strategic, operational, financial and organizational issues. He has led Bain’s Private Equity Group activities in the Southern US region and was involved in its Investment Committee. Mr. Farhat currently serves as a Director of Lakeside Capital Advisors and a Director of Candriam Luxembourg. Mr. Farhat previously served as a Director of Huron Inc. and CBI, Inc. Mr. Farhat is a graduate of Ecole Supérieure des Sciences Economiques et Commerciales (ESSEC) in Paris. Mr. Farhat was selected to serve on our Board due to his experience related to private equity, capital markets, transactional matters and post-acquisition oversight of operational performance at portfolio companies.

Tim T. Chang has served as a Director of the Company since January 2021. Mr. Chang has been a partner at Musick Peeler & Garrett, LLP in Los Angeles, California since 2011. Mr. Chang has over 26 years of significant experience as a lawyer in private practice in the areas of corporate, commercial transactions, governance, real estate and nonprofit laws. Mr. Chang serves as an independent member of the Board of Directors of First Commercial Bank (USA), a member of the Board of Directors at Hotai Shinyeh Co. Ltd., exclusive distributor of Daikin HVAC equipment in Taiwan, a member of the Board of Directors of Chang Yuan Motor Co. Ltd., exclusive distributor and general agent of Hino industrial motors in Taiwan, and a trustee of the Board of Trustees of the University of the West. Mr. Chang formerly served on the Board of Directors for Hotai Motor Co. Ltd., a TSE listed company and a distributor and general agent of Toyota and Lexus automobiles in China and Taiwan. Mr. Chang received his B.A. from the University of Southern California and J.D. from the University of the Pacific, McGeorge School of Law. Mr. Chang. was selected to serve on our Board due to his experience and background as a member of the board of directors of large-scale international corporations, including over a decade of experience in various industries and his knowledge of corporate and commercial transactions and governance

Michael Forsum has served as Landsea’s Chief Operating Officer since August 2016. Prior to joining Landsea, Mr. Forsum spent nearly 23 years in the homebuilding industry as a senior level executive and the last seven years in private equity as a partner specializing in residential real estate investing. During his homebuilding career, Mr. Forsum led homebuilding operations at KB Home from 1985 to 1993. Mr. Forsum also served as a Division President of Ryland Homes from 1994 to 2001. Later, as Taylor Woodrow/Morrison’s West Region President, Mr. Forsum was responsible for overseeing multiple operating divisions in California, Arizona, Nevada and Colorado from 2001 to 2008. Mr. Forsum also served on Taylor Woodrow/Morrison’s North American Leadership team which set strategic direction and established company governance and procedures. During Mr. Forsum’s homebuilding tenure, he was associated with the acquisition, planning and development of nearly 25,000 home sites, and the building of over 20,000 homes. In 2008, Mr. Forsum co-founded Starwood Land Ventures (SLV), an affiliated company of Starwood Capital Group Global, a private equity firm specializing in real estate. Mr. Forsum received a bachelor’s degree from Arizona State University.

Franco Tenerelli has served as Landsea’s Executive Vice President, Chief Legal Officer and Secretary since February 2016. Prior to joining Landsea, Mr. Tenerelli served as Regional Counsel for Toll Brothers, a publicly traded homebuilder, from 2013 to 2016, managing the company’s legal affairs for the western region, including its multiple operating divisions in California, Arizona, Nevada and Washington. During Mr. Tenerelli’s tenure, Toll Brothers experienced unparalleled growth in its western region, including the successful acquisition and integration of competitor Shapell Homes in a ~$1.6 billion M&A deal. Prior to Toll Brothers, Mr. Tenerelli was a lawyer with Holland & Knight LLP, where he served as counsel to a variety of public and private companies. Mr. Tenerelli received a bachelor’s degree from UCLA, a Juris Doctor degree from Loyola Law School, and is currently completing his MBA at the UCLA Anderson School of Management.

Number and Terms of Office of Officers and Directors

The number of directors will be determined from time to time exclusively by our board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the board of directors. Under our Second Amended and Restated Certificate of Incorporation our board of directors consists of one class of directors and all directors will be elected annually for one year terms expiring at the next annual meeting of our stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our Second Amended and Restated Bylaws as it deems appropriate. Our Second Amended and Restated Bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. While the Audit Committee has primary responsibility for risk oversight, both the Audit Committee and the Board are actively involved in risk oversight and both report on our risk management activities from the our executive management team on a regular basis. Members of both the Audit Committee and the Board also engage in periodic discussions with our Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Secretary, and other senior officers as they deem appropriate to ensure that risk is being properly managed. In addition, each committee of the Board considers risks associated with its respective area of responsibility.

Audit Committee

Mr. Frank has been appointed as the chair and member of the Audit Committee, and Mr. Farhat and Mr. Miller have been appointed as members. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each member of the audit committee is financially literate and our Board has determined that Mr. Frank qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The primary role of the Audit Committee is to exercise primary financial oversight on behalf of the board of directors. The Company’s management team is responsible for preparing financial statements, and the Company’s independent registered public accounting firm is responsible for auditing those financial statements.

We have adopted an audit committee charter, which details the principal functions of the Audit Committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditors’ internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditor and any steps taken to deal with such issues;

●	pre-approving all audit and permissible non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	reviewing and discussing with management and the independent auditor our annual audited and quarterly financial statements, including management’s discussion and analysis of financial condition and operations and the independent auditor’s reports related to the financial statements;

●	receiving reports from management and the independent auditors on, and overseeing the adequacy and effectiveness of, our internal controls and disclosure controls;

●	setting clear hiring policies for employees or former employees of the independent auditors;

●	establishing and periodically reviewing policies and procedures for the review, approval and ratification of related person transactions, as defined in applicable SEC rules, review related person transactions, and oversee other related person transactions governed by applicable accounting standards; and

●	annually evaluating the performance of the Audit Committee and assessing the adequacy of the Audit Committee’s charter.

The Audit Committee has established and oversees procedures for handling reports of potential misconduct, and whereby complaints or concerns regarding accounting, internal accounting controls, auditing or federal securities law matters may be submitted anonymously to the Audit Committee. The Audit Committee has the authority to retain counsel and other advisers as it determines appropriate to assist in performance of its functions at our expense.

Compensation Committee

Mr. Hartfield has been appointed the chair and member of the Compensation Committee, and Mr. Tian, Ms. Zhou, Mr. Frank, Mr. Miller and Mr. Chang have been appointed as members. The Compensation Committee comprises at least five (5) directors, with at least two (2) directors meeting Nasdaq independence requirements, and otherwise meets Nasdaq compensation committee composition requirements as provided for in the Stockholder’s Agreement. Pursuant to the Nasdaq listing rules, as a “controlled company,” we are not required to have a compensation committee composed entirely of independent directors; however, at such time as we cease to qualify as a “controlled company” under the Nasdaq rules, each member of the Compensation Committee will satisfy Nasdaq’s independence requirements, subject to any applicable transition periods.

The Compensation Committee is responsible for approving the compensation, including performance bonuses, payable to the executive officers of the Company, and administering the Company’s equity compensation plans.

The Compensation Committee acts on behalf of and in conjunction with the Board to establish or recommend the compensation of our executive officers and to provide oversight of our overall compensation philosophy, policies and programs.

We have adopted a compensation committee charter, which details the principal functions of the Compensation Committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and recommending to the Board for approval the compensation of our Chief Executive Officer based on such evaluation;

●	overseeing the evaluation of executive officers other than the CEO and reviewing and recommending to the Board for approval on an annual basis the compensation of such other executive officers;

●	administering and making recommendation to the Board with respect to our incentive compensation equity-based remuneration plans that are subject to Board approval;

●	reviewing and approving other compensation and benefit plans;

●	reviewing and recommending to the Board for approval all employment and severance arrangements for our executive officers;

●	assisting management in complying with our proxy statement and annual report disclosure requirements, and overseeing preparation of the compensation committee report required by SEC rules for inclusion in our annual report and proxy statement;

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

●	annually evaluating the performance of the Compensation Committee and assessing the adequacy of the Compensation Committee’s charter.

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other advisers, at our expense, and are directly responsible for the appointment, compensation and oversight of the work of any such advisers. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee considers the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Governance Committee

Ms. Zhou has been appointed as the chair and member of the Nominating and Governance Committee, and Mr. Ho, Mr. Frank, Mr. Hartfield, Mr. Miller, and Mr. Chang have been appointed as members. The Nominating and Governance Committee comprises at least five (5) directors, with at least two (2) directors meeting Nasdaq independence requirements, and otherwise meets the Nasdaq nominating and governance committee composition requirements as provided for in the Stockholder’s Agreement. Pursuant to the Nasdaq listing rules, as a “controlled company,” we are not required to have a nominating and governance committee composed entirely of independent directors; however, at such time as we cease to qualify as a “controlled company” under the Nasdaq rules, each member of the Nominating and Governance Committee will satisfy Nasdaq’s independence requirements, subject to any applicable transition periods.

The Nominating and Governance Committee assists the Board by identifying and recommending individuals qualified to become members of the Board. The Nominating and Governance Committee is responsible for evaluating the composition, size and governance of the Board and its committees and making recommendations regarding future planning and the appointment of directors to the committees, establishing procedures for considering stockholder nominees to the board, reviewing the corporate governance principles and making recommendations to the Board regarding possible changes; and overseeing and monitoring compliance with our Code of Business Conduct and Ethics.

We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the Nominating and Governance Committee, including:

●	reviewing and recommending to the Board the skills, experience, characteristics and other criteria for identifying and evaluating directors;

●	identifying, reviewing the qualifications of, and recruiting individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to our Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on our Board;

●	developing and recommending to our Board and overseeing implementation of our corporate governance guidelines;

●	annually reviewing the Board’s leadership structure and making recommendations to the independent directors regarding the appointment of the lead independent director;

●	overseeing succession planning for positions held by senior executive officers and reviewing succession planning and management development at least annually with the Board;

●	coordinating and overseeing the annual self-evaluation of our Board, its committees, and individual directors; and

●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The Nominating and Governance Committee has the authority to retain counsel and other advisers as it determines appropriate to assist in performance of its functions at our expense, including, any search firm to be used to identify director candidates, and to approve the fees and other retention terms of any such advisers.

Compensation Committee Interlocks and Insider Participation

Other than our Chief Executive Officer’s, Mr. Ho’s, service on the board of directors of Landsea Holdings Corporation, where directors Mr. Tian and Ms. Zhou are executive officers, no interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past. None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees.

Director Independence

Our Board of Directors has determined Messrs. Frank, Hartfield, Miller, Chang and Farhat are independent within the meaning of Nasdaq Listing Rule 5605(a)(2). Mr. Frank is our lead independent director with Mr. Tian appointed as our chairman of the Board of Directors. In making these independence determinations, our Board of Directors has reviewed and discussed information provided by the directors to us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock following the Business Combination by each non-employee director. In addition to determining whether each director satisfies the director independence requirements set forth in the Nasdaq listing requirements, in the case of members of the Audit Committee, our Board of Directors has also made an affirmative determination that members satisfy separate independence requirements under the SEC rules for such members. As a “controlled company” within the meaning of the Nasdaq listing rules, we may avail ourselves of certain exemptions relating to director independence, including that we are not required to have fully independent compensation or nominating and corporate governance committees for so long as we are a “controlled company.”

Controlled Company Exception

Landsea Holdings beneficially owns a majority of the voting power of all outstanding shares of the Company’s common stock, making us a “controlled company.” Pursuant to Nasdaq listing standards, a “controlled company” may elect not to comply with certain Nasdaq listing standards that would otherwise require it to have: (i) a board of directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; (iii) a compensation committee charter which, among other things, provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and (iv) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. We intend to rely on the exemptions described in clauses (i), (ii) and (iv) above. Accordingly, the Company’s stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on the Nasdaq, we will be required to comply with these provisions within the applicable transition periods.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive, principal financial and principal accounting officers, or persons performing similar functions. Our Code of Ethics is posted on the “Governance Documents” section of our investor website located at ir.landseahomes.com. We intend to disclose future amendments to certain provisions of the Code of Ethics, and waivers of the Code of Ethics granted to executive officers and directors, on the website within four business days following the date of the amendment or waiver.

Conflicts of Interest

Each of our officers and directors presently has, and any of them in the future may have, additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present business combination opportunities to such entity. Accordingly, in the future, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities.

Below is a table summarizing certain material fiduciary or contractual obligations of our executive officers and directors:

Individual	Entity	Entity’s Business	Affiliation
Ming Tian	Landsea Holdings Corporation	Investment	President, Chairman
Ming Tian	Landsea Green Properties Co., Ltd.	Real Estate Development	Chairman
Ming Tian	Landsea Group	Real Estate Development	Chairman
Ming Tian	Shanghai Landleaf Architecture Technology Co., Ltd.	Engineering	Chairman
Ming Tian	Landsea Green Life Service Company Limited	Property Management Service	Chairman
Qin Zhou	Landsea Holdings Corporation	Homebuilding	Director, Chief Executive Officer
Qin Zhou	Landsea Green Life Service Company Limited	Property Management Service	Vice Chairman (Vice Chairwoman)
Bruce Frank	Morgan Stanley Direct Lending Fund	Lending	Director, Chair of Audit Committee
Bruce Frank	SL Investment Corp.	Lending	Director, Chair of Audit Committee
Robert Miller	Lubin Olson & Niewiadomski LLP	Law	Partner
Scott Reed	Silvergate Capital Corporation	Bank	Director
Scott Reed	Vista Bancshares	Bank	Director
Scott Reed	InBankshares Corporation	Bank	Director
Scott Reed	Uncommon Giving Corporation	Technology	Director
Elias Farhat	Lakeside Capital Advisors, LLC	Real Estate Investment	Investment Committee, Steering Committee
Elias Farhat	Candriam Investors Group	Asset Management	Director, Chief Strategy Officer
Tim T. Chang	Musick, Peeler & Garrett LLP	Law	Partner
Tim T. Chang	First Commercial Bank (USA)	Bank	Independent Director, Compensation Committee, Audit Committee
Tim T. Chang	Hotai Shinyeh Co., Ltd.	Air Conditioning Equipment Sales	Director
Tim T. Chang	Chang Yuan Motor Co. Ltd.	Commercial Vehicle Sales	Director
Tim T. Chang	Hoyu Investment Co. Ltd.	Education	Director
Tim T. Chang	University of the West	Education	Trustee

In addition, pursuant to the Stockholder’s Agreement, so long as (i) the Seller and its Affiliates beneficially own more than 10% of the Common Stock or (ii) Seller (or a representative thereof) serves as a director on our Board, except for the holdings of the 212 Project Entity, Seller and its affiliates have agreed not to engage in, or propose to engage in, any business (i) engaged in constructing single and/or multi-family residential properties that operates in the United States or (ii) with a business unit dedicated to constructing single and/or multi-family residential properties in the United States.

Limitation on Liability and Indemnification of Officers and Directors

Our Second Amended and Restated Certificate of Incorporation provides that our directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Second Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors.

We entered into indemnification agreements with each of the directors and executive officers that obligate the Company to indemnify them to the maximum extent permitted by Delaware law. The indemnification agreements provide that, if a director or executive officer is a party to, or witness in, or is threatened to be made a party to, or witness in, any proceeding by reason of his or her service as a director, officer, or employee of the Company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at our request, the Company must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Delaware law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements also require the Company to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by the Company of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied or preceded by:

●	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

●	a written undertaking, which may be unsecured, by the indemnitee or on his or her behalf to repay the amount paid if it shall ultimately be established that the standard of conduct has not been met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of the Company.

Our Second Amended and Restated Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

DESCRIPTION OF SECURITIES

The following sets forth a summary of the material terms of our securities, including certain provisions of Delaware law and the material provisions of the Second Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws. This summary is not intended to be a complete summary of the rights and preferences of such securities and is qualified entirely by reference to the Second Amended and Restated Certificate of Incorporation, the Second Amended and Restated Bylaws and the Warrant Agreement. You should refer to our Second Amended and Restated Certificate of Incorporation, Second Amended and Restated Bylaws and the Warrant Agreement, which are include as exhibits to the registration statement of which this prospectus is a part, for a complete description of the rights and preferences of our securities. The summary below is also qualified by reference to the provisions of the DGCL, as applicable.

Authorized and Outstanding Stock

Prior to the Business Combination, the Amended and Restated Certificate of Incorporation of LF Capital authorized the issuance of 116,000,000 shares, consisting of (a) 115,000,000 shares of common stock, par value of $0.0001 per share, including (i) 100,000,000 shares of Class A common stock and (ii) 15,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share. Upon the consummation of the Business Combination, all issued and outstanding shares of Class B common stock converted to shares of Common Stock. Public stockholders were offered the opportunity to redeem, upon closing of the Business Combination, shares of Class A common stock for cash.

Following the completion of the Business Combination, our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 550,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of Common Stock, par value $0.0001 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share.

As of March 8, 2021, our issued and outstanding share capital consisted of: (i) 46,231,025 shares of Common Stock, held of record by approximately 29 holders, (ii) no shares of preferred stock outstanding and (iii) 15,525,000 public warrants and 5,500,000 Private Placement Warrants outstanding held of record by approximately 5 holders of warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

The Second Amended and Restated Certificate of Incorporation provides that the Common Stock has par value $0.0001 per share.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under our Second Amended and Restated Certificate of Incorporation, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, the holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock under the Second Amended and Restated Certificate of Incorporation.

Preemptive or Other Rights

The Second Amended and Restated Certificate of Incorporation does not provide for any preemptive, subscription or conversion rights, or other similar rights, including any redemption or sinking fund provisions. There is no liability for further calls or assessments by the Company.

Election of Directors

Under the Second Amended and Restated Certificate of Incorporation, directors are elected annually by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee.

Preferred Stock

Our Second Amended and Restated Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof.

Public Stockholders’ Warrants

Pursuant to the Warrant Amendment, each of our outstanding public warrants entitle the holder thereof to purchase one-tenth of one share of our Common Stock at an exercise price of $1.15 per one-tenth share ($11.50 per whole share of Common Stock). A public warrant holder may not exercise its warrants for fractional shares of Common Stock and therefore only ten warrants (or a number of warrants evenly divisible by ten) may be exercised at any given time by the public warrant holder. The warrants will expire January 7, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant is exercisable and we are not obligated to issue shares of Common Stock upon exercise of a warrant unless Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant is not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

The registration statement of which this prospectus is a part provides for the registration under the Securities Act, of the shares of Common Stock issuable upon exercise of the public warrants. We will use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

We may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder;

●	if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders; and

●	if and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of  (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one (1) minus the quotient of  (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above and (b) certain cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant.

The warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.

The warrants are listed on Nasdaq under the trading symbol “LSEA-W”. As of March 8, 2021, there were 15,525,000 public warrants and 5,500,000 Private Placement Warrants outstanding.

Private Placement Warrants

The Private Placement Warrants and the Common Stock issuable upon exercise of the Private Placement Warrants are transferable, assignable and salable, but they will not be redeemable by us so long as they are held by the Seller, Sponsor or permitted transferees. Each warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. Other than the foregoing, the Private Placement Warrants have terms and provisions that are identical to those of the public warrants, including as to exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Seller, Sponsor or permitted transferees, the Private Placement Warrants are redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Restrictions on Sales or Transfers of Common Stock

The Seller delivered an Investor Representation Letter on the Closing Date, whereby, among other things, the Seller represented to the Company that the Seller will not transfer any of the Common Stock within 180 days following the Closing Date, on the terms and subject to the conditions set forth therein.

On the Closing Date, each of the Sponsor and certain other holders of converted Founder Shares entered into an equity lock-up letter agreement with the Company, which provides that their shares of Common Stock are not transferable or salable until the earlier of  (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, except (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (b) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales; (f) in the event of our liquidation; (g) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (h) in the event of our liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of the Business Combination; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

On the Closing Date, the Seller also entered into an equity lock-up agreement with the Company, which provides that, subject to certain exceptions, its shares of Common Stock are not transferable or salable until the earlier of (A) one year following the closing of the Business Combination and (B) subsequent to the closing of the Business Combination, (x) if the last sale price of the Common Stock equals or exceeds $12.00 per share as quoted on Nasdaq (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days following the closing of the Business Combination or (y) the date following the closing of the Business Combination on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of the Company for cash, securities or other property, as set forth in such letter agreement, except (a) to the Seller’s officers or directors, any affiliates or family members of any of the Seller’s officers or directors, any affiliates or family members of the Seller, or any affiliates of the Seller, (b) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales; (f) in the event of our liquidation; (g) by virtue of the laws of Delaware or the Seller’s limited liability company agreement upon dissolution of the Seller; (h) in the event of our liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of the Business Combination; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

Dividends

We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Transfer Agent and Warrant Agent

The Transfer Agent for our Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws

Our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

●	a prohibition on stockholder action by written consent once the company is no longer controlled, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●	a vote of 25% required for stockholders to call a special meeting;

●	a “synthetic” anti-takeover provision in lieu of the statutory protections of Section 203 of the DGCL;

●	a vote of 80% required to approve a merger as long as the majority stockholder owns at least 20% of our stock;

●	a vote of 70% required to approve certain amendments to the Second Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws;

●	a provision allowing the directors to fill any vacancies on the Board, including vacancies that result from an increase in the number of directors, subject to the rights of the holders of any outstanding series of preferred stock to elect directors under specified circumstances; and

●	the designation of Delaware as the exclusive forum for certain disputes.

Forum Selection Clause

Our Second Amended and Restated Certificate of Incorporation provides that, unless we select or consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have or declines to accept jurisdiction, another state court or a federal court located within the State of Delaware) for any complaint asserting claims, including any derivative action or proceeding brought on our behalf, based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, any action as to which the DGCL confers jurisdiction upon the Court of Chancery, or any other action asserting a claim that is governed by the internal affairs doctrine as interpreted by Delaware state courts.

In addition, our Second Amended and Restated Certificate of Incorporation provides that the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the United States, but the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act.

Advance Notice of Director Nominations and New Business

Our Second Amended and Restated Bylaws establishes advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as director. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with such advance notice procedures and provide us with certain information. Our Second Amended and Restated Bylaws allow the presiding officer at a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed.

These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Stockholder’s Agreement

On the closing of the Business Combination, the Company and the Seller entered into that certain Stockholder’s Agreement, whereby, among other things, the parties agreed (i) to certain board composition and nomination requirements, including rights to nominate directors in accordance with defined ownership thresholds, establish certain committees and their respective duties and allow for the compensation of directors, (ii) to provide the Seller with certain inspection and visitation rights, access to Company management, auditors and financial information, (iii) to provide the Seller with veto rights with respect to certain actions of the Company, (iv) not to, to the extent permitted by applicable law, share confidential information related to the Company, (v) to waive their right to jury trial and choose Delaware as the choice of law, and (vi) to vote their Common Stock in furtherance of the aforementioned rights, in each case on terms and subject to the conditions set forth therein. In addition, the Seller also agreed not to compete with the Company in the “domestic homebuilding business,” as such term is defined therein, so long as it, together with its affiliates, controls more than 10% of the Company or has a representative serving on the board of directors.

Registration Rights

Under the Warrant Agreement, the Company has agreed to register shares of Common Stock underlying its warrants. Holders of our Private Placement Warrants and their permitted transferees can demand that we register the Private Placement Warrants and the shares of Common Stock issuable upon exercise of the Private Placement Warrants.

Pursuant to that certain Demand Registration Rights Agreement, the LF Capital Restricted Stockholders and their permitted transferees can demand that we register the Common Stock into which Founder Shares automatically converted at the time of the consummation of the Business Combination. The LF Capital Restricted Stockholders are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the LF Capital Restricted Stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

The Company also provided the Seller, pursuant to the Merger Agreement, and the FPSA Investors, pursuant to the Forward Purchase and Subscription Agreements, with certain customary registration rights.

Listing of Securities

Our Common Stock and public warrants are listed on Nasdaq under the symbols “LSEA,” and “LSEAW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or our warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or our warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	% of the total number of shares of our common stock then outstanding; or

●	average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of March 8, 2021, we had 46,231,025 shares of Common Stock outstanding. Of these shares, 10,392,472 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144. All of the 2,530,835 Founder Shares owned by the Sponsor, the BlackRock Holders and the other holders of Founder Shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. All of the 32,557,303 Stock Consideration Shares we issued to the Seller as part of the Stock Consideration pursuant to the Merger Agreement, the 500,000 Transfer Shares transferred to the Seller pursuant to the Sponsor Surrender Agreement and the 250,415 Forward Purchase Shares issued to the FPSA Investors pursuant to the Forward Purchase and Subscription Agreements are also restricted securities for purposes of Rule 144. The registration statement of which this prospectus is a part registers for resale all of the Founder Shares, the Stock Consideration Shares, the Transfer Shares and the Forward Purchase Shares, and we are obligated to maintain the effectiveness of such registration statement in accordance with the terms and conditions of the Merger Agreement, the Demand Registration Rights Agreement or the Forward Purchase and Subscription Agreements, as applicable.

As of March 8, 2021, there are approximately 21,025,000 warrants outstanding, consisting of 15,525,000 public warrants originally sold as part of the units issued in the IPO and 5,500,000 Private Placement Warrants that were sold by the Company to the Sponsor and the BlackRock Holders in a private sale prior on the IPO closing date, of which 2,200,000 Private Placement Warrants were transferred to the Seller immediately prior to the closing of the Business Combination. Each public warrant is exercisable for one-tenth of one share of our Common Stock (and may only be exercised in a number of warrants evenly divisible by ten), and each Private Placement Warrant is exercisable for one share of our Common Stock, in accordance with the terms of the Warrant Agreement, as amended. The public warrants are freely tradable. In addition, we have filed the registration statement of which this prospectus is a part under the Securities Act covering the 5,500,000 shares of our Common Stock that may be issued upon exercise of the warrants and resales by the Selling Holders of the 5,500,000 Private Placement Warrants, and we are obligated to maintain the effectiveness of such registration statement until the expiration or redemption of the Private Placement Warrants.

Since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lock-up Agreements

Founder Shares

Upon completion of the Business Combination, our Founder Shares automatically converted from Class B common stock into shares of Common Stock. As of March 8, 2021, the LF Capital Restricted Stockholders own 2,530,835 shares of Common Stock as a result of the conversion of their Founder Shares, of which the Sponsor owns 2,227,835 shares.

At the closing of the Business Combination, the Sponsor and certain other holders of converted Founder Shares entered into an equity lock-up letter agreement with the Company. Pursuant to such letter agreement, subject to certain exceptions, the Sponsor is contractually restricted from selling or transferring the shares of Common Stock resulting from the conversion of its Founder Shares until the expiration of the lock-up on the earlier of (A) one year following the closing of the Business Combination and (B) subsequent to the closing of the Business Combination, (x) if the last sale price of the Common Stock equals or exceeds $12.00 per share as quoted on Nasdaq (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days following the closing of the Business Combination or (y) the date following the closing of the Business Combination on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of the Company for cash, securities or other property, as set forth in such letter agreement.

Stock Consideration Shares and Transfer Shares

Upon completion of the Business Combination, the Seller acquired the Stock Consideration Shares pursuant to the terms and conditions of the Merger Agreement and the Transfer Shares pursuant to the terms of the Sponsor Surrender Agreement. On the Closing Date, the Seller transferred 179,038 of the Stock Consideration Shares to certain directors and officers, in addition to a cash payment, in settlement of the 345.63 phantom stock awards issued under the Phantom Stock Plan in connection with the Merger as described under “Executive Compensation – Additional Narrative Disclosure” and “Executive Compensation – Director Compensation.” As of March 8, 2021, the Seller owned 32,878,265 shares of our Common Stock.

At the closing of the Business Combination, the Seller entered into an equity lock-up letter agreement with the Company. Pursuant to such letter agreement, subject to certain exceptions (such as the transfer of 179,038 of the Stock Consideration Shares to certain directors and officers, in addition to a cash payment, in settlement of the 345.63 phantom stock awards issued under the Phantom Stock Plan in connection with the Merger), the Seller is contractually restricted from selling or transferring its Stock Consideration Shares and Transfer Shares until the expiration of the lock-up on the earlier of (A) one year following the closing of the Business Combination and (B) subsequent to the closing of the Business Combination, (x) if the last sale price of the Common Stock equals or exceeds $12.00 per share as quoted on Nasdaq (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days following the closing of the Business Combination or (y) the date following the closing of the Business Combination on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of the Company for cash, securities or other property, as set forth in such letter agreement.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issued or issuable under our Incentive Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover approximately 6,000,000 shares of Common Stock. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s common stock as of the Closing Date by:

●	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock;
●	each of the Company’s named executive officers and directors; and
●	all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days. The percentage of beneficial ownership is based on 46,231,025 shares of Company common stock issued and outstanding as of March 8, 2021.

Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owners	Number of Shares	Ownership Percentage (%)
Martin Tian(1)	--	--
Joanna Zhou	--	--
Thomas Hartfield	5,491	*
Bruce Frank	5,491	*
Tim Chang	--	--
Robert Miller	5,491	*
Elias Farhat(2)	--	--
Scott Reed	--	--
John Ho	85,561	*
Michael Forsum	77,004	*
Franco Tenerelli	--	--
All expected directors and officers as a group (post-Business Combination) (10 individuals)		*

Landsea Holdings Corporation(3)	35,078,265	75.88
Level Field Capital, LLC(4)	5,027,435	10.87
Djemi Traboulsi(2)	--	--

*	Less than one percent.

(1)	Excludes shares that Mr. Tian may be deemed to beneficially own by virtue of his relationship to the Seller, as described in Note 3 below.

(2)	Excludes shares that Mr. Farhat and Mr. Traboulsi may be deemed to beneficially own by virtue of their relationship to the Sponsor, as described in Note 4 below.

(3)	The Seller is the record holder of the shares reported herein. Seller is 100% owned indirectly by Landsea Green. Mr. Tian indirectly beneficially owns approximately 57.8% of Landsea Green through his interest in Easycorps Group Limited (“Easycorps”), Greensheid Corporation (“Greensheid”), and Landsea International Holdings Limited (“Landsea International”). Easycorps is wholly-owned by Mr. Tian. Greensheid is wholly-owned by Landsea International, which in turn is wholly-owned by Landsea Group (together with Greensheid, Easycorps, Landsea International, and those subsidiaries of Landsea International having a beneficial ownership interest in the Seller, the “Landsea Owners”). Mr. Tian is the controlling shareholder of Landsea Group. As a result, each of the Landsea Owners and Mr. Tian may be deemed to be a beneficial owner of any shares deemed to be beneficially owned by the Seller. The Landsea Owners and Mr. Tian disclaim beneficial ownership of these shares other than to the extent of any pecuniary interest they may have therein. The business address for the Landsea Owners and Mr. Tian are Landsea Group Co., Ltd, Building 5, Lane 280, Linhong Road, Changning District, Shanghai, China 200335.

(4)	The Sponsor is the record holder of the shares reported herein. Level Field Partners, LLC is the managing member of the Sponsor. Level Field Management, LLC is the managing member of Level Field Partners, LLC. Level Field Management, LLC is managed by its two members, Elias Farhat and Djemi Traboulsi. Messrs. Farhat and Traboulsi disclaim beneficial ownership of these shares other than to the extent of any pecuniary interest they may have therein. The business address for these entities and individuals is c/o LF Capital Acquisition Corp., 600 Madison Avenue, Suite 1802, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company’s Related Party Transactions

Founder Shares

In August 2017, the Company issued an aggregate of 4,312,500 shares of Class B common stock to the Sponsor in exchange for an aggregate capital contribution of $25,000. In February 2018, the Sponsor forfeited 431,250 Founder Shares, resulting in a decrease in the total number of Founder Shares from 4,312,500 to 3,881,250. In June 2018, the Sponsor forfeited 267,300 Founder Shares and the anchor investor purchased 267,300 Founder Shares for an aggregate purchase price of $1,980. Of the 3,881,250 Founder Shares, the Sponsor agreed to forfeit an aggregate of up to 506,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. As of June 22, 2018, the underwriter exercised its over-allotment option in full, hence, the 506,250 shares were no longer subject to forfeiture.

The Founder Shares automatically converted into Common Stock upon the consummation of the Business Combination on a one-for-one basis, pursuant to the Founders’ Waiver Agreements and the BlackRock Waiver Agreement. The initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earliest of  (a) one year after the completion of the Business Combination, (b) subsequent to the Business Combination, if the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (c) following the completion of the Business Combination, such future date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their common stock for cash, securities or other property.

Registration Rights

We entered into the Demand Registration Rights Agreement with respect to the Private Placement Warrants and the shares of Common Stock issuable upon exercise of the foregoing and upon conversion of the Founder Shares. Pursuant to the Demand Registration Rights Agreement, the LF Capital Restricted Stockholders and their permitted transferees can demand that we register the shares of Common Stock into which Founder Shares will automatically convert at the time of the consummation of the Business Combination. Holders of our Private Placement Warrants and their permitted transferees can demand that we register the Private Placement Warrants and the shares of Common Stock issuable upon exercise of the Private Placement Warrants. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Office Space and Related Support Services

We agreed, commencing on the effective date of the IPO in June 2018 through the earlier of our consummation of our Business Combination and our liquidation, to pay the Sponsor a monthly fee of $10,000 or an affiliate of the Sponsor for office space, utilities and secretarial and administrative support. We incurred $120,000 and $60,000 in fees related to this service during the years ended December 31, 2019 and 2018 in the accompanying Statements of Operations.

Board Member Agreement

In September 2017, the Company entered into an agreement with B. Prot Conseils, an entity controlled by Mr. Baudouin Prot, the former chairman of the Board, pursuant to which, he would be paid a cash fee of $150,000 per annum in exchange for his service. The agreement was effective as of October 1, 2017 and lasted until December 2019. On January 7, 2021, immediately prior to the consummation of the Business Combination, the Company and Mr. Prot amended the arrangement to provide a one-time payment of $75,000 in connection with prior services rendered to the Company, conditioned upon the Company successfully completing an acquisition of a target company prior to January 22, 2021. On January 7, 2021, the Company successfully completed the Business Combination and the $75,000 was paid to B. Prot Conseils. Mr. Prot resigned as chairman of the Board concurrent with the consummation of the Business Combination.

Accounting Services

Alberto Bianchinotti, our chief financial officer prior to the Business Combination, is the sole owner of the accounting services firm, AM Knight Financial Services. We paid AM Knight Financial Services to provide certain accounting services to us prior to Mr. Bianchinotti’s appointment as chief financial officer prior to the Business Combination. For the years ended December 31, 2018, 2019 and 2020, we paid AM Knight Financial Services $72,800, $79,300 and $55,200, respectively.

Related Party Loans

In order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors agreed to loan the Company money pursuant to the Working Capital Loans.

The Sponsor had agreed to loan us an aggregate of up to $300,000 to be used for the payment of costs related to the IPO. In April 2018, the Sponsor amended the note to increase the principal amount to $500,000. The loan was non-interest bearing, unsecured and due on the earlier of December 31, 2018 or the closing of the IPO. We fully repaid the loan from the proceeds of the IPO not being placed in the Trust Account on June 22, 2018.

On July 16, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which, the Sponsor agreed to provide a Working Capital Loan to the Company of up to $3.0 million. The Promissory Note was to be repaid on the earlier of (i) December 31, 2020 and (ii) the effective date of the Business Combination, without interest. On July 16, 2020, the Company received $1.0 million in loan proceeds pursuant to the Promissory Note which increased the outstanding principal balance of the Promissory Note to $1.0 million. The Sponsor agreed to forgive all amounts due under the Promissory Note for no consideration upon the consummation of the Business Combination.

On March 4, 2019, the Company issued the Convertible Note to the Sponsor, pursuant to which, the Sponsor agreed to provide a Working Capital Loan to the Company of up to $1.5 million. On June 16, 2020, the Company amended the Convertible Note, pursuant to which the maturity date of the note was extended to the earlier of (i) December 31, 2020 and (ii) the effective date of a Business Combination. The Working Capital Loans issued pursuant to the Convertible Note could either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans could be convertible into warrants of the post business combination entity at a price of $1.00 per warrant. However, the Sponsor agreed to receive as full repayment of the Convertible Note, a cash payment upon the consummation of the Business Combination, which occurred on January 7, 2021.

In addition, the Company’s officers, directors or any of their affiliates or designees agreed, if the Company did not have the funds necessary to make a deposit of $0.03 per month, to make contributions to the Company as a loan of $0.03 for each share of Class A common stock. The contributions did not bear any interest and were settled upon the consummation of the Business Combination.

Sponsor Surrender Agreement

Concurrent with the execution of the Merger Agreement, the Sponsor, the Company, the Seller, and Landsea entered into that Sponsor Surrender Agreement, pursuant to which, the Sponsor agreed to (i) forfeit to the Company for no consideration 2,260,000 Private Placement Warrants and 600,000 Founder Shares, (ii) forfeit up to 500,000 shares of its converted Founder Shares contingent upon the valuation of the Common Stock reaching certain thresholds during the twenty-four month period following the closing of the Business Combination, (iii) transfer to the Seller 2,200,000 Private Placement Warrants immediately prior to the closing of the Business Combination and 500,000 shares of Common Stock immediately after the closing of the Business Combination (with such Common Stock subject to the contingencies noted in clause (ii) above), (iv) cancel and forgive all amounts owed to Sponsor pursuant to the Promissory Note; and (v) receive a cash payment in lieu of converting outstanding amounts due under the Convertible Note upon the consummation of the Business Combination, in each case on terms and subject to the conditions set forth therein.

Founders’ Waiver Agreements

Concurrent with the execution of the Merger Agreement, the Company, the Seller, Landsea and each of the LF Capital Restricted Stockholders, other than the BlackRock Holders, entered into the Founders’ Waiver Agreements, pursuant to which, each LF Capital Restricted Stockholder party thereto agreed to (i) waive certain of their anti-dilution, conversion, and redemption rights with respect to their Founder Shares and (ii) agreed to convert their Founder Shares into shares of the Company’s Common Stock on a one-for-one basis, in each case on terms and subject to the conditions set forth therein. Additionally, the LF Capital Restricted Stockholders parties thereto agreed to waive their redemption rights with respect to any Common Stock they may own.

Additionally, the Company, the Seller, Landsea and the BlackRock Holders entered into the BlackRock Waiver Agreement, pursuant to which, each BlackRock Holder agreed to (i) waive certain of their anti-dilution and conversion rights with respect to their Founder Shares and (ii) agreed to convert their Founder Shares into shares of the Company’s Common Stock on a one-for-one basis, in each case on terms and subject to the conditions set forth therein.

Indemnification Agreement

Concurrent with the execution of the Merger Agreement, the Company entered into the Indemnification Agreement, whereby the Company agreed that it would (i) not amend, waive, terminate or otherwise modify the BlackRock Waiver Agreement without the prior written consent of the Seller and (ii) enforce the obligations thereunder. The Sponsor agreed to (i) indemnify the Company and the Seller for all reasonably documented out-of-pocket costs the Company or Seller may incur in connection with enforcing the Indemnification Agreement and the BlackRock Waiver Agreement and (ii) immediately after the closing of the Business Combination, forfeit such number of Common Stock of the Company equal to the number of shares of Founder Shares held by the BlackRock Holders that are converted into Common Stock at or as a result of the closing of the Business Combination less the number of Founder Shares held by the BlackRock Holders immediately prior to the Business Combination.

Founders’ Voting and Support Agreement

Concurrent with the execution of the Merger Agreement, the Seller and the LF Capital Restricted Stockholders, other than the BlackRock Holders, entered into that Voting and Support Agreement with the Company and the Seller, pursuant to which each of the LF Capital Restricted Stockholders party thereto agreed to, among other things, vote their Founder Shares and other acquired Common Stock (representing as of September 17, 2020, approximately 22.6% of the voting power of the Company (i) in favor of the adoption of the Merger Agreement and the accompanying transaction, (ii) against any action, proposals, transaction or agreement that would result in a breach of any representation, warrant, covenant, obligation or agreement of the Company or Merger Sub contained in the Merger Agreement, and (iii) in favor or the proposals set forth in the Proxy Statement. Additionally, each LF Capital Restricted Stockholder party thereto has agreed to certain standstill obligations, in each case on terms and subject to the conditions set forth therein. The Voting and Support Agreement terminated upon the closing of the Business Combination.

Landsea Related Party Transactions

Investor Representation Letter

The Seller delivered an Investor Representation Letter in connection with the closing of the Business Combination. Please see the section entitled “Business Combination – Related Agreements – Investor Representation Letter” for further information.

Stockholder’s Agreement

The Seller and the Company entered into a Stockholder’s Agreement in connection with the closing of the Business Combination. Please see the section entitled “Business Combination – Related Agreements – Stockholder’s Agreement” for further information.

Lock-up Agreement

The Seller entered into an equity lock-up agreement whereby it is bound by restrictions on the transfer of its shares issued pursuant to the Business Combination for up to one year after the completion of the Business Combination. Please see the section entitled “Business Combination – Related Agreements – Lock-up Agreements” for further information.

License Agreement

At the closing of the Business Combination, Licensor, the Company, and Licensees, entered into the License Agreement, pursuant to which, the Licensor agreed, among other things, to grant the Licensees an exclusive license to use the “Landsea” trademark in connection with the “domestic homebuilding business” (as such term is defined in the Stockholder’s Agreement). Please see the section entitled “Business Combination—Related Agreements—License Agreement” for further information.

Management Agreement

On January 6, 2021, the Seller and Landsea entered into a Management Agreement, whereby Landsea agreed to provide certain management services for the Seller with respect to the Seller’s development located at 212 W. 93rd Street, New York, New York.

Policies and Procedures for the Company’s Related Person Transactions

Our Audit Committee charter provides that our Audit Committee must review policies and procedures for the review, approval and ratification of related person transactions, as defined in applicable SEC rules, review related person transactions, and oversee other related person transactions governed by applicable accounting standards.

Related Person Transaction Policy

We have adopted a written policy on transactions with “Related Persons,” defined in the policy as any (1) person who is or was (since the beginning of the Company’s last completed fiscal year, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (2) greater than 5% beneficial owner of the Company’s common stock, or (3) the immediate family members of any of the foregoing. For purposes of this policy, an “Interested Transaction” is defined as any transaction, arrangement, relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved since the beginning of the Company’s last completed fiscal year is or is expected to exceed $100,000 (including any periodic payments or installments due on or after the beginning of the Company’s last completed fiscal year and, in the case of indebtedness, the largest amount expected to be outstanding and the amount of annual interest thereon), (2) the Company or any of its subsidiaries is a participant, and (3) any Related Person has or will have a direct or indirect interest. The Audit Committee will review the material facts of all Interested Transactions that require the Audit Committee’s approval and either approve or disapprove of the entry into the Interested Transaction, taking into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in such Interested Transaction. If advance Audit Committee approval of an Interested Transaction requiring the Audit Committee’s approval is not feasible, then the Interested Transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In addition, the policy provides standing pre-approval for certain types of transactions that the Audit Committee has reviewed and determined shall be deemed pre-approved.

SELLING HOLDERS

This prospectus relates to the possible offer and resale by the Selling Holders of (i) up to 41,301,645 shares of Common Stock (including the 2,530,835 Founder Shares, the 32,557,303 Stock Consideration Shares, the 500,000 Transfer Shares and the 213,507 Forward Purchase Shares, as well as up to 5,500,000 shares of our Common Stock issuable by us upon exercise of the Private Placement Warrants); and (ii) up to 5,500,000 Private Placement Warrants.

Concurrently with the IPO, the LF Capital Restricted Stockholders acquired the Founder Shares and the Sponsor and the BlackRock Holders acquired the Private Placement Warrants. Upon the consummation of the Business Combination, (i) the Founder Shares remaining following (a) the forfeiture of Founder Shares by the Sponsor and (b) transfer of some Founder Shares to the Seller pursuant to the Sponsor Surrender Agreement, were converted from Class B common stock to Common Stock, (ii) the Seller acquired the Stock Consideration Shares pursuant to the Merger Agreement and transferred a portion of the Stock Consideration Shares to certain directors and officers (as described under “Executive Compensation – Additional Narrative Disclosure” and “Executive Compensation – Director Compensation), (iii) the Sponsor transferred the Transfer Shares and Private Placement Warrants to the Seller pursuant to the Sponsor Surrender Agreement, and (iv) the FPSA Investors acquired the Forward Purchase Shares pursuant to the Forward Purchase and Subscription Agreement. The Founder Shares, Stock Consideration Shares, Transfer Shares and Forward Purchase Shares are being registered by the registration statement of which this prospectus forms a part pursuant to the registration rights granted under the Demand Registration Rights Agreement, the Merger Agreement and the Warrant Agreement.

The Selling Holders may from time to time offer and sell any or all of the shares of Common Stock and warrants forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the shares of Common Stock and/or warrants after the date of this prospectus such that registration rights shall apply to those securities.

The following tables are prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Common Stock that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 46,231,025 shares of Common Stock and 21,025,000 warrants outstanding, in each case as of March 8, 2021.

In calculating percentages of shares of Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Common Stock issuable upon exercise of that particular Selling Holder’s warrants, if any, and did not assume the exercise of any other Selling Holder’s warrants.

The percentage of beneficial ownership is based on 46,231,025 shares of Company common stock issued and outstanding as of March 8, 2021. We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Common Stock or warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is c/o Landsea Homes Corporation, 660 Newport Center Drive, Suite 300, Newport Beach, CA 92660.

Shares of Common Stock

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%
Landsea Holdings Corporation (2)	35,078,265	75.88%	35,078,265	75.88%	0	0
Level Field Capital, LLC (3)	5,027,435	10.87%	5,027,435	10.87%	0	0
BlackRock, Inc. (4)	1,351,677	2.92%	743,400	*	608,277	1.32%
Harvest Small Cap Partners Master Ltd (5)	845,377	1.83%	36,197	*	809,180	1.75%

Foundry Partners, LLC (7)	445,770	*	21,464	*	424,306	*
Alta Fundamental Advisers LLC (8)	416,483	*	25,043	*	391,440	*
Kepos Alpha Master Fund L.P. (9)	374,970	*	17,886	*	357,084	*
MMF LT, LLC (6)	335,821	*	35,774	*	300,047	*
Black Maple Capital Partners LP (10)	327,390	*	21,464	*	305,926	*
Harvest Small Cap Partners L.P. (11)	312,919	*	16,327	*	296,592	*
Ardsley Partners Renewable Energy Fund, L.P. (12)	244,822	*	7,155	*	237,667	*
David Durkin	193,358	*	7,155	*	186,203	*
Jon D and Linda W Gruber Trust (13)	140,686	*	8,586	*	132,100	*
NextEra Energy Point Beach, LLC Non-Qualified Decommissioning Trust For Point Beach Nuclear Plant Units (14)	117,527	*	3,527	*	114,000	*
John Ho (15)	85,561	*	85,561	*	0	0
NextEra Energy Duane Arnold, LLC Non-Qualified Decommissioning Trust For The Duane Arnold Energy Center Nuclear Power Plant (16)	78,453	*	2,354	*	76,099	*
Michael Forsum (17)	77,004	*	77,004	*	0	0
Ardsley Ridgecrest Partners Fund, L.P. (18)	50,925	*	3,577	*	47,348	*
KPB Financial Corp. Non-Qualified Decommissioning Trust for Turkey Point and St. Lucie Nuclear Plants (19)	37,557	*	959	*	36,598	*
WCP Tactical Securities Master Fund, L.P. (20)	26,315	*	315	*	26,000	*
James Ray Erwin (21)	20,000	*	20,000	*	0	0
Karen J. Wendel (22)	20,000	*	20,000	*	0	0
Gregory P. Wilson Revocable Living Trust, May 17, 2019 (23)	20,000	*	20,000	*	0	0
Columbus Capital Partners, L.P. (24)	5,724	*	5,724	*	0	0
Bruce Frank (25)	5,491	*	5,491	*	0	0
Thomas Hartfield (26)	5,491	*	5,491	*	0	0
Robert Miller (27)	5,491	*	5,491	*	0	0

*	Less than 1%.

(1)	Based upon 46,231,025 shares of Common Stock outstanding as of March 8, 2021.
(2)	Includes 2,200,000 shares of our Common Stock issuable upon exercise of our Private Placement Warrants. The Seller is the record holder of 32,878,265 shares of our Common Stock. Seller is 100% owned indirectly by Landsea Green. Mr. Tian indirectly beneficially owns approximately 57.8% of Landsea Green through his interest in Easycorps, Greenshield, and Landsea International. Easycorps is wholly-owned by Mr. Tian. Greenshield is wholly-owned by Landsea International, which in turn is wholly-owned by Landsea Group. Mr. Tian is the controlling shareholder of Landsea Group. As a result, each of the Landsea Owners and Mr. Tian may be deemed to be a beneficial owner of any shares deemed to be beneficially owned by the Seller. The Landsea Owners and Mr. Tian disclaim beneficial ownership of these shares other than to the extent of any pecuniary interest they may have therein. The business address for the Landsea Owners and Mr. Tian are Landsea Group Co., Ltd, Building 5, Lane 280, Linhong Road, Changning District, 200335.
(3)	Includes 2,799,600 shares of our Common Stock issuable upon exercise of our Private Placement Warrants. Level Field Partners, LLC is the managing member of the Sponsor. Level Field Management, LLC is the managing member of Level Field Partners, LLC. Level Field Management, LLC is managed by its two members, Elias Farhat and Djemi Traboulsi. Messrs. Farhat and Traboulsi disclaim beneficial ownership of these shares other than to the extent of any pecuniary interest they may have therein. The business address for these entities and individuals is c/o LF Capital Acquisition Corp., 600 Madison Avenue, Suite 1802, New York, NY 10022.

(4)	Includes 500,400 shares of our Common Stock issuable upon exercise of our Private Placement Warrants. The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Credit Alpha Master Fund L.P. and HC NCBR Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.
(5)	Harvest Small Cap Partners Master Ltd is managed by No Street GP LP. Jeffrey Osher has voting and investment control over the shares of our Common Stock held by Harvest Small Cap Partners Master Ltd and, accordingly, may be deemed to have beneficial ownership of such shares. The business address of Harvest Small Cap Partners Master Ltd is c/o No Street Capital LLC, 505 Montgomery, Suite 1250, San Francisco, CA 94111.
(6)	MMF LT, LLC is managed by Moore Capital Management, LP, its investment manager. Moore Capital Management, LP has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of our Common Stock held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.
(7)	Foundry Partners, LLC is managed by Foundry Management Partners LLC and Rosemont Partners III, LP, which are managed by Rosemont Investment Partners III, LLC. Tim Ford and Seamus Murphy have voting and investment control over the shares of our Common Stock held by Foundry Partners, LLC and, accordingly, may be deemed to beneficially own such shares. The business address of Foundry Partners, LLC is 323 Washington Avenue North, Suite 360, Minneapolis, MN 55401.
(8)	The registered holders of the referenced shares to be registered are the following funds and accounts under management by Alta Fundamental Advisers LLC: Alta Fundamental Advisers Master LP, Alta Fundamental Advisers SP LLC, Star V Partners LLC and Blackwell Partners LLC – Series A. Alta Fundamental Advisers LLC, has voting and investment power, solely with regard to the assets managed on behalf of the registered holders, over the shares held by the funds and accounts which are the registered holders of the referenced shares. Jeremy Carton and Gilbert Li are the managing members of Alta Fundamental Advisers LLC. The address of such funds and accounts, is 1500 Broadway, Suite 704, New York, NY 10036. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders.
(9)	Kepos Capital LP (“Kepos Capital”) is the investment manager of Kepos Alpha Master Fund L.P. (“Kepos Alpha Master”) and Kepos Partners LLC (“Kepos Partners”) is the general partner of Kepos Alpha Master and each may be deemed to have voting and dispositive power with respect to the shares of Common Stock. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the managing member of Kepos Partners is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Kepos Alpha Master Fund L.P. Mr. Carhart disclaims beneficial ownership of the shares of Common Stock held by Kepos Alpha Master. The business address of Kepos Alpha Master is c/o Kepos Capital LP, 11 Times Square, 35th Floor, New York, NY 10036.
(10)	Includes 3,335 shares of our Common Stock issuable upon exercise of 33,335 of our public warrants held by Black Maple Capital Partners LP. Black Maple Capital Partners LP is managed by Black Maple Capital Management LP, its investment manager. Robert Barnard is the Chief Executive Officer and Chief Information officer of Black Maple Capital Management LP and in that capacity, has voting and investment control of the shares of our Common Stock held by Black Maple Capital Partners LP. Mr. Barnard may therefore be deemed to have beneficial ownership of the shares of our Common Stock held by Black Maple Capital Partners LP. The business address of Black Maple Capital Partners LP is 250 E Wisconsin Avenue, Suite 860, Milwaukee WI 53202.

(11)	Harvest Small Cap Partners LP is managed by No Street GP LP. Jeffrey Osher has voting and investment control over the shares of our Common Stock held by Harvest Small Cap Partners Master Ltd and, accordingly, may be deemed to have beneficial ownership of such shares. The business address of Harvest Small Cap Partners Master Ltd is c/o No Street Capital LLC, 505 Montgomery, Suite 1250, San Francisco, CA 94111.
(12)	Ardsley Partners Renewable Energy Fund, L.P. is managed by Ardsley Advisory Partners. Spencer Hempleman and Philip J. Hempleman have voting and investment control of the shares of our Common Stock held by Ardsley Partners Renewable Energy Fund, L.P. and, accordingly, may be deemed to have beneficial ownership of such shares. The business address of Ardsley Partners Renewable Energy Fund, L.P. is 262 Harbor Drive, 4th Floor, Stamford, CT 06902.
(13)	Jon D. Gruber is the trustee of the Jon D and Linda W Gruber Trust. Mr. Gruber may therefore be deemed to be a beneficial owner of the shares of our Common Stock held by the Jon D and Linda W Gruber Trust.
(14)	NextEra Energy Point Beach, LLC Non-Qualified Decommissioning Trust For Point Beach Nuclear Plant Units (“NextEra Point Beach”) is managed by Westport Capital Partners LLC, its investment manager. Westport Capital Partners LLC is owned by WCP Holding Company, LLC, which is owned by Westport Capital Partners, LP. The general partner of Westport Capital Partners, LP is WCP GP, LLC and the limited partners are The S.F. Armstrong Living Trust, Wm. Gregory Geiger, Marc Porosoff, Peter Aronson, Jordan Socaransky, Howard Fife and Steve Russell (collectively, the “WCP Limited Partners”). Sean Armstrong, Wm. Gregory Geiger, Marc Porosoff, Peter Aronson, Jordan Socaransky, Howard Fife, Steve Russell and Josh Bederman have voting and investment control over the shares of our Common Stock held by NextEra Point Beach and, accordingly, may be deemed to have beneficial ownership of such shares. The business address for NextEra Point Beach s c/o WCP Investment Manager II, LLC, 300 Atlantic Street, Suite 1110, Stamford, CT 06901.
(15)	Mr. Ho is the Chief Executive Officer of the Company.
(16)	NextEra Energy Duane Arnold, LLC Non-Qualified Decommissioning Trust For The Duane Arnold Energy Center Nuclear Power Plant (“NextEra Duane”) is managed by Westport Capital Partners LLC, its investment manager. Westport Capital Partners LLC is owned by WCP Holding Company, LLC, which is owned by Westport Capital Partners, LP. The general partner of Westport Capital Partners, LP is WCP GP, LLC and the limited partners are the WCP Limited Partners. Sean Armstrong, Wm. Gregory Geiger, Marc Porosoff, Peter Aronson, Jordan Socaransky, Howard Fife, Steve Russell and Josh Bederman have voting and investment control over the shares of our Common Stock held by NextEra Duane and, accordingly, may be deemed to have beneficial ownership of such shares. The business address for NextEra Duane is c/o WCP Investment Manager II, LLC, 300 Atlantic Street, Suite 1110, Stamford, CT 06901.
(17)	Mr. Forsum is the President and Chief Operating Officer of the Company.
(18)	Ardsley Ridgecrest Partners Fund, L.P. is managed by Ardsley Advisory Partners. Spencer Hempleman and Philip J. Hempleman have voting control and Sanford Prater has investment control of the shares of our Common Stock held by Ardsley Ridgecrest Partners Fund, L.P. and, accordingly, may be deemed to have beneficial ownership of such shares. The business address of Ardsley Ridgecrest Partners Fund, L.P. is 262 Harbor Drive, 4th Floor, Stamford, CT 06902
(19)	KPB Financial Corp. Non-Qualified Decommissioning Trust for Turkey Point and St. Lucie Nuclear Plants (“KPB Financial”) is managed by Westport Capital Partners LLC, its investment manager. Westport Capital Partners LLC is owned by WCP Holding Company, LLC, which is owned by Westport Capital Partners, LP. The general partner of Westport Capital Partners, LP is WCP GP, LLC and the Limited Partners. Sean Armstrong, Wm. Gregory Geiger, Marc Porosoff, Peter Aronson, Jordan Socaransky, Howard Fife, Steve Russell and Josh Bederman have voting and investment control over the shares of our Common Stock held by KPB Financial and, accordingly, may be deemed to have beneficial ownership of such shares. The business address for KPB Financial is c/o WCP Investment Manager II, LLC, 300 Atlantic Street, Suite 1110, Stamford, CT 06901.
(20)	WCP Tactical Securities Master Fund, L.P. (“WCP Tactical”) is managed by WCP Investment Manager II, LLC, its investment manager. WCP GP, LLC and Westport Capital Partners, LP are the sole members of WCP Investment Manager II, LLC. The general partner of Westport Capital Partners, LP is WCP GP, LLC and the limited partners are the WCP Limited Partners. WCP GP, LLC is owned by the WCP Limited Partners. Sean Armstrong, Wm. Gregory Geiger, Marc Porosoff, Peter Aronson, Jordan Socaransky, Howard Fife, Steve Russell and Josh Bederman have voting and investment control over the shares of our Common Stock held by WCP Tactical and, accordingly, may be deemed to have beneficial ownership of such shares. The business address for WCP Tactical is c/o WCP Investment Manager II, LLC, 300 Atlantic Street, Suite 1110, Stamford, CT 06901.
(21)	Mr. Erwin was a former director of the Company.
(22)	Ms. Wendel was a former director of the Company.

(23)	Gregory P. Wilson, the trustee of the Gregory P. Wilson Revocable Living Trust, May 17, 2019, has voting and investment control of the shares of Common Stock held by Gregory P. Wilson Revocable Living Trust, May 17, 2019 and, accordingly, may be deemed to beneficially own such shares. Mr. Wilson was a former director of the Company.
(24)	Columbus Capital Partners, L.P. is managed by Columbus Capital Management, LLC. Matthew D. Ockner has voting and investment control over the shares of our Common Stock held by Columbus Capital Partners, L.P., and, accordingly, may be deemed to have beneficial ownership of such shares. The business address of Columbus Capital Partners, L.P. is 102 Via Los Altos, Tiburon, CA 94920.
(25)	Mr. Frank is a member of our Board of Directors.
(26)	Mr. Hartfield is a member of our Board of Directors.
(27)	Mr. Miller is a member of our Board of Directors.

Private Placement Warrants

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Warrants	%(1)	Warrants	%(1)	Warrants	%
Level Field Capital, LLC (2)	2,799,600	50.90%	2,799,600	50.90%	0	0
Landsea Holdings Corporation (3)	2,200,000	40.00%	2,200,000	40.00%	0	0
BlackRock, Inc. (4)	500,400	9.10%	500,400	9.10%	0	0

(1)	Based upon 5,500,000 Private Placement Warrants outstanding as of March 8, 2021.
(2)	Level Field Partners, LLC is the managing member of the Sponsor. Level Field Management, LLC is the managing member of Level Field Partners, LLC. Level Field Management, LLC is managed by its two members, Elias Farhat and Djemi Traboulsi. Messrs. Farhat and Traboulsi disclaim beneficial ownership of the Private Placement Warrants other than to the extent of any pecuniary interest they may have therein. The business address for these entities and individuals is c/o LF Capital Acquisition Corp., 600 Madison Avenue, Suite 1802, New York, NY 10022.
(3)	Seller is 100% owned indirectly by Landsea Green. Mr. Tian indirectly beneficially owns approximately 57.8% of Landsea Green through his interest in Easycorps, Greensheid, and Landsea International. Easycorps is wholly-owned by Mr. Tian. Greensheid is wholly-owned by Landsea International, which in turn is wholly-owned by Landsea Group. Mr. Tian is the controlling shareholder of Landsea Group. As a result, each of the Landsea Owners and Mr. Tian may be deemed to be a beneficial owner of any Private Placement Warrants deemed to be beneficially owned by the Seller. The Landsea Owners and Mr. Tian disclaim beneficial ownership of these Private Placement Warrants other than to the extent of any pecuniary interest they may have therein. The business address for the Landsea Owners and Mr. Tian are Landsea Group Co., Ltd, Building 5, Lane 280, Linhong Road, Changning District, Shanghai, China 200335.
(4)	The registered holders of the referenced Private Placement Warrants to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Credit Alpha Master Fund L.P. and HC NCBR Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the Private Placement Warrants held by the funds and accounts which are the registered holders of the referenced Private Placement Warrants. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all Private Placement Warrants held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.

Material Relationships with the Selling Holders

For a description of our relationships with the Selling Holders and their affiliates see the sections titled “Business Combination,” “Management,” “Certain Relationships and Related Party Transactions” and “Executive Compensation.”

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 7,052,500 shares of our Common Stock that may be issued upon exercise of warrants to purchase Common Stock, including the public warrants and the Private Placement Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 41,301,645 shares of Common Stock (including 5,500,000 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants, 2,530,835 Founder Shares, 32,557,303 Stock Consideration Shares, 500,000 Transfer Shares and 213,507 Forward Purchase Shares) and (ii) up to 5,500,000 Private Placement Warrants.

The Selling Holders may offer and sell, from time to time, their respective shares of Common Stock and warrants covered by this prospectus. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their securities by one or more of, or a combination of, the following methods:

●	on the Nasdaq, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

●	in privately negotiated transactions;

●	in underwritten transactions;

●	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

●	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

●	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

●	through the distribution of the securities by any Selling Holder to its partners, members or stockholders;

●	in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	by pledge to secured debts and other obligations;

●	through delayed delivery arrangements;

●	to or through underwriters or agents;

●	“at the market” or through market makers or into an existing market for the securities;

●	through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of securities on the basis of parameters described in such trading plans; or

●	any other method permitted pursuant to applicable law.

The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on the Nasdaq or any other exchange or market.

The Selling Holders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Holders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Holders. The Selling Holders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Holders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. In addition, we will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act, or other federal or state law.

We have agreed with certain Selling Holders pursuant to the Demand Registration Rights Agreement to use reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as the securities covered by this prospectus have been sold in accordance with such registration statement.

We have agreed with certain Selling Holders pursuant to the Merger Agreement to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to remain effective until the earlier of (i) the date when the securities covered by such registration statement has been sold or (ii) the date when the securities covered by such registration statement first becomes eligible for sale pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder.

We have agreed with certain Selling Holders pursuant to the Warrant Agreement to use best efforts to maintain the effectiveness of the registration statement of which this prospectus constitutes a part until the expiration of the Private Placement Warrants.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Holders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Lock-up Agreements

Certain of our stockholders have entered into lock-up agreements. See “Business Combination – Related Agreements – Lock-up Agreements.”

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our Common Stock and warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, investors that will hold Common Stock or warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Code, and that acquired the securities pursuant to this offering (or, in the case of Common Stock, upon exercise of warrants so acquired). No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

●	an individual who is a United States citizen or resident of the United States;

●	a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

●	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

●	a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

If we pay cash distributions to U.S. Holders of shares of our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Redemption of Common Stock

In the event that a U.S. Holder’s Common Stock is redeemed by us, including pursuant to an open market transaction, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of Common Stock under the tests described below, the tax consequences to the U.S. Holder will be the same as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” above. If the redemption does not qualify as a sale of Common Stock, the U.S. Holder will be treated as receiving a corporate distribution, the tax consequences of which are described above under “U.S. Holders—Taxation of Distributions”. Whether the redemption qualifies for sale treatment will depend primarily on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning warrants) both before and after the redemption. The redemption of Common Stock will generally be treated as a sale of the Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to the exercise of the warrants. A redemption of a U.S. Holder’s stock will be substantially disproportionate with respect to the U.S. Holder if the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of common stock is, among other requirements, less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock (including any stock constructively owned by the U.S. Holder as a result of owning warrants). The redemption of the Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult its tax advisors as to the tax consequences of a redemption, including the application of the constructive ownership rules described above.

If none of the foregoing tests is satisfied, the redemption will be treated as a corporate distribution, the tax consequences of which are described under “U.S. Holders—Taxation of Distributions,” above. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Common Stock should be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a warrant. The U.S. Holder’s tax basis in the share of our Common Stock received upon exercise of the warrant will generally be an amount equal to the sum of the price the U.S. Holder paid for the warrant (that is allocable to the warrant for purposes of determining tax basis) and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrants.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Common Stock received would generally equal the holder’s tax basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of warrants having a value equal to the exercise price. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Common Stock represented by the warrants deemed surrendered and the U.S. Holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Common Stock received would generally be an amount equal to the sum of the amount the U.S. Holder paid for the warrant (that is allocable to the warrant for purposes of determining tax basis) and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Common Stock), or expiration of a warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s tax basis in the warrant (that is, the amount the U.S. Holder paid for the warrant that is allocable to the warrant for purposes of determining tax basis). Such gain or loss will generally be treated as long-term capital gain or loss if the warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of warrants for Common Stock described in this prospectus under “Description of Securities—Warrants—Public Stockholders’ Warrants” should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Common Stock. Your aggregate tax basis in the shares of Common Stock received in the redemption should equal your aggregate tax basis in your warrants redeemed and your holding period for the shares of Common Stock received in redemption of your warrants should include your holding period for your surrendered warrants.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants—Public Stockholders’ Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our Common Stock and warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. Holder, as described under “U.S. Holders—Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Redemption of Warrants for Common Stock

A redemption of warrants for Common Stock described in this prospectus under “Description of Securities—Warrants—Public Stockholders’ Warrants” should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Common Stock. Your aggregate tax basis in the shares of Common Stock received in the redemption should equal your aggregate tax basis in your warrants redeemed and your holding period for the shares of Common Stock received in redemption of your warrants should include your holding period for your surrendered warrants.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or an expiration or redemption of our warrants, unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

●	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	our Common Stock constitutes a “United States real property interest” as a result of our having been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that, as a result of the merger described under the heading “Business Combination”, we currently are or will become a United States real property holding corporation. Non-U.S. Holders are urged to consult their tax advisors regarding the application and tax consequences of these rules and our classification as a United States real property holding corporation.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants—Public Stockholders’ Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding under that section in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.

Redemption of Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. Holder’s Common Stock will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Common Stock, as described under “U.S. Holders—Redemption of Common Stock” above, and the consequences of the redemption to the non-U.S. Holder will be as described above under “Non-U.S. Holders—Taxation of Distributions” and “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants,” as applicable.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of dividends and proceeds from the sale of our securities to non-U.S. Holders that are not exempt recipients. We must report annually to the IRS and to each such holder the amount of dividends or other distributions we pay to such non-U.S. Holder on our shares of Common Stock and the amount of tax withheld with respect to those distributions, regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which the non-U.S. Holder resides pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The gross amount of dividends and proceeds from the disposition of our Common Stock or warrants paid to a holder that fails to provide the appropriate certification in accordance with applicable U.S. Treasury regulations generally will be subject to backup withholding at the applicable rate.

Information reporting and backup withholding are generally not required with respect to the amount of any proceeds from the sale by a non-U.S. Holder of Common Stock or warrants outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. Holder sells Common Stock or warrants through a U.S. broker or the U.S. office of a foreign broker, the broker will generally be required to report to the IRS the amount of proceeds paid to such holder, unless the non-U.S. Holder provides appropriate certification (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable) to the broker of its status as a non-U.S. Holder or such non-U.S. Holder is an exempt recipient. In addition, for information reporting purposes, certain non-U.S. brokers with certain relationships with the United States will be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner to the IRS.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, Irvine, California has passed upon the validity of the Common Stock and warrants covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements of LF Acquisition Corp. as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, and included in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Landsea Homes Incorporated and its subsidiaries as of December 31, 2020 and December 31, 2019 and for each of the three years in the period ended December 31, 2020, included in this prospectus and registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The audited financial statements of LS-Boston Point LLC as of December 31, 2018 and December 31, 2017 and for each of the two years in the period ended December 31, 2018, included in this prospectus and registration statement have been so included in reliance on the report of Walter & Shuffain, P.C., an independent registered public accounting firm, and given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.landseahomes.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

LANDSEA HOMES CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Landsea Homes Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Landsea Homes Corporation (Formerly LF Capital Acquisition Corp.) (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity, and cash flows and the related notes to the financial statements (collectively, the financial statements) for the years ended December 31, 2020 and 2019. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Merger Agreement

As discussed in Note 10 to the financial statements, on January 7, 2021 the Company completed the business combination pursuant to the Merger Agreement described in Note 1.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2017.

New York, New York

March 12, 2021

LANDSEA HOMES CORP.

BALANCE SHEETS

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$68,986	$161,405
Prepaid expenses	1,598	304,077
Total current assets	70,584	465,482
Marketable securities held in Trust Account	109,742,246	162,019,909
Total assets	$109,812,830	$162,485,391

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,961,576	$121,516
Accrued expenses	-	30,610
Convertible note payable - related parties	1,500,000	750,000
Promissory note – related party	1,000,000	-
Franchise tax payable	40,051	40,000
Total current liabilities	4,501,627	942,126
Deferred tax liabilities	-	128,105
Deferred underwriting commissions	5,433,750	5,433,750
Total liabilities	9,935,377	6,503,981

Commitments
Class A common stock, $0.0001 par value; 0 and 14,461,820 shares subject to possible redemption at $0 and $10.44 per share at December 31, 2020 and 2019, respectively	-	150,981,401

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2020 and 2019, respectively	-	-
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 10,392,472 and 1,063,180 shares issued and outstanding (excluding 0 and 14,461,820 shares subject to possible redemption) at December 31, 2020 and 2019, respectively	1,039	106
Convertible Class B common stock, $0.0001 par value; 15,000,000 shares authorized; 3,881,250 shares issued and outstanding at December 31, 2020 and 2019, respectively	388	388
Additional paid-in capital	99,730,418	2,757,412
Retained earnings	145,608	2,242,103
Total stockholders’ equity	99,877,453	5,000,009
Total Liabilities and Stockholders’ Equity	$109,812,830	$162,485,391

The accompanying notes are an integral part of these financial statements.

LANDSEA HOMES CORP.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2020	2019
General and administrative expenses	$2,470,314	$826,307
Franchise tax expense	200,051	200,000
Loss from operations	(2,670,365)	(1,026,307)
Interest earned on investments and marketable securities	694,319	3,473,997
(Loss) income before income tax expense	(1,976,046)	2,447,690
Income tax expense	120,449	675,854
Net (loss) income	$(2,096,495)	$1,771,836

Weighted average shares outstanding of Class A common stock	14,006,380	15,525,000
Basic and diluted net income per share, Class A	$0.03	$0.17
Weighted average shares outstanding of Class B common stock	3,881,250	3,881,250
Basic and diluted net loss per share, Class B	$(0.64)	$(0.21)

The accompanying notes are an integral part of these financial statements.

LANDSEA HOMES CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock				Additional	Retained Earnings	Total
	Class A		Class B		Paid-in	(Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity (Deficit)
Balance December 31, 2018	1,024,556	$102	3,881,250	$388	$4,529,248	$470,267	$5,000,005
Common stock subject to possible redemption	38,624	4	-	-	(1,771,836)	-	(1,771,832)
Net income	-	-	-	-	-	1,771,836	1,771,836
Balance December 31, 2019	1,063,180	$106	3,881,250	$388	$2,757,412	$2,242,103	$5,000,009
Common stock no longer subject to redemption (1)	9,329,292	933	-	-	96,973,006	-	96,973,939
Net loss	-	-	-	-	-	(2,096,495)	(2,096,495)
Balance December 31, 2020	10,392,472	$1,039	3,881,250	$388	$99,730,418	$145,608	$99,877,453

(1)	Amounts net of redemption of 2,089,939, 1,215,698 and 1,826,891 of Class A common stock on June 16, 2020, September 21, 2020 and December 21, 2020, respectively.

The accompanying notes are an integral part of these financial statements.

LANDSEA HOMES CORP.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(2,096,495)	$1,771,836
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred tax liabilities	(128,105)	128,105
Interest earned on investments and marketable securities held in Trust Account	(694,311)	(3,473,528)
Changes in operating assets and liabilities:
Prepaid expenses	302,479	(260,863)
Accounts payable	1,840,060	13,224
Accrued expenses	(30,610)	24,110)
Franchise tax payable	51	(160,000
Net cash used in operating activities	(806,931)	(1,957,116)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(1,469,038)	-
Withdrawal from Trust upon redemption of Class A common stock	54,007,462	-
Interest released from Trust Account	433,550	1,171,717
Net cash provided by investing activities	52,971,974	1,171,717

Cash Flows from Financing Activities:
Proceeds from note payable to related parties	750,000	750,000
Proceeds from promissory note – related party	1,000,000	-
Redemption of Class A common stock	(54,007,462)	-
Net cash (used in) provided by financing activities	(52,257,462)	750,000

Net decrease in cash	(92,419)	(35,399

Cash and cash equivalents - beginning of the period	161,405	196,804
Cash and cash equivalents - end of the period	$68,986	$161,405

Supplemental disclosure of noncash investing and financing activities:
Change in Class A common stock subject to possible redemption	$(96,973,939)	$1,771,832

Supplemental cash flow disclosure:
Cash paid for income taxes	$233,500	$811,467

The accompanying notes are an integral part of these financial statements.

LANDSEA HOMES CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Organization and Business Operations

LF Capital Acquisition Corp. (now known as Landsea Homes Corp.) (the “Company”) was a blank check company incorporated in the state of Delaware on June 29, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”). The Company was not limited to a particular industry or geographic region for purposes of consummating a Business Combination.

On August 31, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, LFCA Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), Landsea Homes Incorporated, a Delaware corporation (“Landsea”), and Landsea Holdings Corporation, a Delaware corporation (the “Seller”), which provides for, among other things the merger of Merger Sub with and into Landsea, with Landsea continuing as the surviving corporation (the “Merger”). On January 7, 2021, the Company completed the business combination. See the Business Combination described below.

All activity through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), and, since the closing of the Initial Public Offering, a search for a Business Combination candidate. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on June 19, 2018. On June 22, 2018, the Company consummated its Initial Public Offering of 15,525,000 units (each, a “Unit” and collectively, the “Units”), including 2,025,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option, at $10.00 per Unit, generating gross proceeds of $155.25 million, and incurring offering costs of approximately $9.3 million, inclusive of $5.4338 million in deferred underwriting commissions (Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 7,760,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, Level Field Capital, LLC (“Sponsor”) and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively, “anchor investor”), generating gross proceeds of $7.76 million (Note 4).

Upon the closing of the Initial Public Offering and Private Placement, $158.355 million ($10.20 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (“Trust Account”) and is required to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management had broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Placement Warrants, although substantially all of the net proceeds were intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination was required to be with one or more target businesses that together had an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the trust account) at the time of the agreement to enter into the initial Business Combination. However, the Company would only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.

Shareholders of Public shares (“Public Shareholders”) had the opportunity to redeem all or a portion of their Public shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. (The decision as to whether the Company would seek shareholder approval of a Business Combination or conduct a tender offer was to be made by the Company, solely in its discretion.) If, however, shareholder approval of the transaction was required by law or stock exchange listing requirement, or the Company decided to obtain shareholder approval for business or other legal reasons, it will: (i) conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which regulates the solicitation of proxies, and not pursuant to the tender offer rules; and (ii) file proxy materials with the Securities and Exchange Commission (“SEC”). The public shareholders were entitled to redeem their Public shares for a pro rata portion of the amount then in the Trust Account (initially approximately $10.20 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations, less up to $100,000 of interest to pay dissolution expenses).

The per-share amount to be distributed to public shareholders who redeemed their Public shares were not reduced by the deferred underwriting commissions the Company payable to the underwriters (as discussed in Note 6). These Public shares have been recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by the law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Articles of incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company were to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial stockholders have agreed to vote their founder shares (and any Public shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their founder shares and Public shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s Amended and Restated Articles of incorporation provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), were restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

On June 16, 2020, the Company held a special meeting of shareholders to extend (the “Extension”) the date by which the Company has to complete an initial Business Combination from June 22, 2020 to September 22, 2020. The Extension was approved, and in connection with the vote to approve the Extension, in June 2020 the holders of 2,089,939 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.46 per share, for an aggregate redemption amount of approximately $21.9 million.

On September 17, 2020, the Company held a special meeting of shareholders to extend (the “September Extension”) the date by which the Company has to complete an initial Business Combination from September 22, 2020 to December 22, 2020. The September Extension was approved, and in connection with the vote to approve the September Extension, in September 2020 the holders of 1,215,698 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.57 per share, for an aggregate redemption amount of approximately $12.8 million.

On December 21, 2020, the Company held a special meeting of shareholders to extend (the “December Extension”) the date by which the Company has to complete an initial Business Combination from December 22, 2020 to January 22, 2021 (the “Combination Period”). The December Extension was approved, and in connection with the vote to approve the December Extension, in December 2020 the holders of 1,826,891 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.56 per share, for an aggregate redemption amount of approximately $19.3 million.

The Company previously deposited into the Trust Account (each deposit being referred to herein as a “Deposit”) $0.03 per month (or an aggregate of $0.09) for each public share that was not converted in connection with the Extension of the Company’s termination date from June 22, 2020 through September 22, 2020. During the year ended December 31, 2020, the Company made a Deposit of approximately $1.2 million to the Trust Account. Alternatively, if the Company did not have the funds necessary to make the Deposit referred to above, the Company’s officers, directors or any of their affiliates or designees contributed to the Company as a loan (each loan being referred to herein as a “Contribution”) $0.03 for each public share that is not converted in connection with the shareholder votes to approve the Extension, for each monthly period, or portion thereof, that was needed by the Company to complete an initial Business Combination from June 22, 2020 until the date of the consummation of its Business Combination. The Contributions did not bear any interest and were repayable by the Company to the officers, directors or affiliates upon consummation of an initial Business Combination. The loans were to be forgiven if the Company was unable to consummate an initial Business Combination except to the extent of any funds held outside of the Trust Account. On September 17, 2020, the Company held a special meeting for the September Extension which eliminated further Deposits after September 22, 2020.

If the Company was unable to complete a Business Combination within the Combination Period, the Company would have been required to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding public shares which redemption would completely extinguish public stockholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public shares for a portion of the funds held in the Trust Account, each holder would have received a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay for its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses).

The initial stockholders agreed to waive their liquidation rights with respect to the founder shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquired Public shares in or after the Initial Public Offering, they were entitled to liquidating distributions from the Trust Account with respect to such Public shares if the Company failed to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company did not complete a Business Combination within the Combination Period and, in such event, such amounts would have been included with the funds held in the Trust Account that were available to fund the redemption of the Company’s Public shares. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company, jointly and severally, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability did not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver was deemed to be unenforceable against a third party, the Sponsor would not be responsible to the extent of any liability for such third-party claims.

The Company sought to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination

On August 31, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, LFCA Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), Landsea Homes Incorporated, a Delaware corporation (“Landsea”), and Landsea Holdings Corporation, a Delaware corporation (the “Seller”), which provides for, among other things the merger of Merger Sub with and into Landsea, with Landsea continuing as the surviving corporation (the “Merger”). The transactions set forth in the Merger Agreement, including the Merger, will constitute a “Business Combination” as contemplated by the Company’s Amended and Restated Certificate of Incorporation. On January 7, 2021, the Company consummated the Business Combination.

Subject to the terms of the Merger Agreement, the Seller received approximately $344 million of stock consideration, consisting of 32,557,303 newly issued shares of the Company’s publicly-traded Class A common stock, which shares will be valued at $10.56 per share for purposes of determining the aggregate number of shares payable to the Seller (the “Stock Consideration”). The number of shares of Class A common stock issued to the Seller as Stock Consideration is not subject to adjustment. The Seller has registration rights under the Merger Agreement in respect of the Stock Consideration.

Each of the Company, Merger Sub and Landsea are making customary representations and warranties for a transaction of this type. The representations and warranties made by parties to the Merger Agreement do not survive after the closing of the Merger. The parties to the Merger Agreement also have agreed to certain customary covenants in connection with the Merger, including, among others, covenants with respect to the conduct of the Company, Merger Sub and Landsea and its subsidiaries prior to the closing of the Merger. The Company has agreed to seek approval of the holders of at least 65% of the Company’s public warrants to effect an amendment to the warrant agreement related to the public warrants such that, as of the closing of the Merger, (i) each issued and outstanding public warrant, which currently entitles each holder thereof to purchase one share of Parent Class A Stock at an exercise price of $11.50 per share, will become exercisable for one-tenth of one share at an exercise price of $1.15 per one-tenth share ($11.50 per whole share) and (ii) each holder of public warrants issued and outstanding immediately prior to the closing of the Merger will be entitled to receive from the Company a one-time payment of $1.85 per public warrant, contingent upon the consummation of the closing.

The Merger is subject to customary conditions for a transaction of this type, including, among others: (i) approval of the Company’s stockholders; (ii) approval of Landsea’s sole stockholder; (iii) there being no laws or injunctions by governmental authorities or other legal restraint prohibiting consummation of the transactions contemplated under the Merger Agreement; (iv) the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired (or early termination having been granted); (v) the shares of the Company’s Class A common stock to be issued in connection with the closing of the Merger shall have been approved for listing upon the closing on Nasdaq; (vi) the Company having at least $5,000,001 in net tangible assets; (vii) the amount in the Company’s trust account equally or exceeding $90,000,000, after deducting certain transaction expenses and other costs; and (viii) receipt of the required regulatory approvals by the Hong Kong Stock Exchange by certain Landsea affiliates.

Concurrent with the execution of the Merger Agreement, the Sponsor, the Company, the Seller, and Landsea entered into the Sponsor Transfer, Waiver, Forfeiture and Deferral Agreement (the “Sponsor Surrender Agreement”), pursuant to which the Sponsor agreed, upon closing of the business combination, to (i) forfeit to the Company for no consideration 2,260,000 warrants held by the Sponsor, (ii) forfeit to the Company for no consideration 600,000 shares of Class B common stock held by the Sponsor, (iii) transfer to the Seller for no consideration 2,200,000 warrants, (iv) transfer to the Seller for no consideration 500,000 shares of Class A common stock held by the Sponsor following the conversion upon consummation of the Merger of 500,000 shares of Class B common stock held by the Sponsor, (v) defer the conversion of 500,000 shares of its Class B common stock contingent upon the valuation of the Class A common stock reaching certain thresholds during the twenty-four month period following the closing of the Merger, (vi) exercise any warrants held by the Sponsor to purchase Class A common stock solely on a cashless basis, (vii) waive its right to convert the outstanding principal due under that certain Convertible Promissory Note, dated March 4, 2019, as amended, by and between Sponsor and the Company, to warrants of the Company in lieu of cash payment upon the consummation of the Merger, and (viii) cancel that certain $1,000,000 working capital loan to the Company pursuant to that certain Promissory Note entered into with the Company, dated as of July 16, 2020, in each case on terms and subject to the conditions set forth therein.

Concurrent with the execution of the Merger Agreement, the Company, the Seller and Landsea, entered into waiver agreements (the “Waiver Agreements”) with certain holders of the Company’s shares of Class B common stock, pursuant to which, each holder agreed to (i) waive their redemption rights with respect to any Class A common stock they may own, (ii) waive certain of their anti-dilution and conversion and redemption rights with respect to their shares of Class B common stock, and (iii) convert their shares of Class B common stock into shares of Class A common stock on a one-for-one basis, in each case on terms and subject to the conditions set forth therein.

Concurrent with the execution of the Merger Agreement, the Company also entered into a Waiver Agreement with certain funds managed by BlackRock (the “BlackRock Holders”) that hold shares of Class B common stock (the “BlackRock Waiver”), pursuant to which, each holder (i) agreed to waive certain of their anti-dilution rights with respect to their shares of Class B common stock, and (ii) acknowledged that the shares of Class B common stock held by the Blackrock Holders convert into shares of the Class A common stock on a one-for-one basis upon the consummation of the Merger, in each case on terms and subject to the conditions set forth in the Amended and Restated Certificate of Incorporation.

Concurrent with the execution of the Merger Agreement, the Company entered into an indemnification agreement with the Seller and the Sponsor (the “Indemnification Agreement”), whereby the Company agreed that it would (i) not amend, waive, terminate or otherwise modify the BlackRock Waiver without the prior written consent of the Seller and (ii) enforce the obligations thereunder. The Sponsor agreed to (i) indemnify the Company and the Seller for all reasonably documented out-of-pocket costs the Company or Seller may incur in connection with enforcing the Indemnification Agreement and the BlackRock Waiver and (ii) immediately after the Closing, forfeit such number of Class A common stock of the Company equal to the number of shares of Class B common stock held by the BlackRock Holders that are converted into Class A common stock at or as a result of the Closing less the number of Class B common stock held by the BlackRock Holders immediately prior to the Closing.

Concurrent with the execution of the Merger Agreement, the Company, the Seller and certain of the holders of the Company’s shares of Class B common Stock (the “LF Capital Restricted Stockholders”), entered into a Voting and Support Agreement with the Company (the “Voting and Support Agreement”), pursuant to which each of the LF Capital Restricted Stockholders party to the Voting and Support Agreement agreed to, among other things, vote their Class B common stock and other acquired common stock (representing as of the date hereof approximately 21.01% of the voting power of the Company) (i) in favor of the adoption of the Merger Agreement and the accompanying transaction, (ii) against any action, proposals, transaction or agreement that would result in a breach of any representation, warrant, covenant, obligation or agreement of the Company or Merger Sub contained in the Merger Agreement, and (iii) in favor or the proposals to be set forth in the proxy statement to be filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the approval of the Merger and each of the other proposals of the Company set forth in therein (the “Proxy Statement”). Additionally, each LF Capital Restricted Stockholder party to the Voting and Support Agreement has agreed to certain standstill obligations, in each case on terms and subject to the conditions set forth therein. The Voting and Support Agreement will terminate upon the earlier to occur of, (x) as to each LF Capital Restricted Stockholder, the mutual written consent of the Seller and such LF Capital Restricted Stockholder, (y) the closing of the Merger, and (z) the date of termination of the Merger Agreement.

Concurrent with the execution of the Merger Agreement, the Company has entered into certain Forward Purchase and Subscription Agreements (each, a “Forward Purchase Agreement”) with certain subscribers (the “Subscribers”), pursuant to which the Subscribers have agreed to purchase up to an aggregate of $35 million of shares of the Company’s Class A common stock in the public markets at a price per share not greater than $10.56 per share, at any time or from time to time prior to the record date for the special meeting of the Company’s stockholders (the “Special Meeting”) relating to the approval of the Merger and the other proposals of the Company set forth in the Proxy Statement. The Subscribers have agreed to vote their shares of Class A common stock acquired pursuant to the Forward Purchase Agreement in favor of the Merger and each of the other proposals to be set forth in the Proxy Statement. In addition, the Subscribers have agreed not to exercise their redemption rights with respect to any of their shares of Class A common stock acquired pursuant to the Forward Purchase Agreement in connection with the Special Meeting or in connection with the Company’s proposal to extend the Outside Date. In consideration for entering into the Forward Purchase Agreement, the Company will issue a certain number of shares of Class A common stock to such Subscribers for no consideration and the Sponsor has agreed to concurrently forfeit a number of shares of Class B common stock equal to the aggregate issuance to Subscribers. The Company is providing the Subscribers with certain customary registration rights in connection with the Forward Purchase Agreement.

Liquidity

As of December 31, 2020, the Company had approximately $69,000 68,986 in its operating bank accounts and working capital deficit of approximately $4.4 million (including tax obligations of approximately $40,000).

Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied the proceeds from the consummation of the Private Placement not held in Trust Account, interest earned released from the Trust Account to pay for its tax obligations, and loans from the Sponsor. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). The Working Capital Loans will either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. On March 4, 2019, the Company issued a convertible note (“Convertible Note”) to the Sponsor, pursuant to which the Sponsor agreed to provide a Working Capital Loan to the Company of up to $1.5 million. The Company was provided $750,000 and $750,000 in loan proceeds during the year ended December 31, 2020 and 2019, respectively, for an aggregate amount of $1.5 million, pursuant to the amended Convertible Note (see Note 5). In connection with the Merger, the Convertible Note was repaid on January 7, 2021.

On July 16, 2020, the Company issued a $3.0 million Promissory Note (as defined in Note 5) to the Sponsor. The Promissory Note was to be repaid on the earlier of (i) December 31, 2020 and (ii) the effective date of a Business Combination, without interest. On July 16, 2020, the Company received $1.0 million in loan proceeds pursuant to the Promissory Note which increased the outstanding principal balance of the Promissory Note to $1.0 million. On January 6, 2021, the Company amended the maturity date of the Promissory Note to be repaid on the later of: (i) December 31, 2020 and (ii) the closing date of the Business Combination, which is effective as of December 31, 2020. In connection with the Merger, the Promissory Note was repaid on January 7, 2021.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. To date, the COVID-19 outbreak has not had a material impact on our results of operations, financial position or cash flows.

Note 2. Summary of Significant Accounting Policies

Basis of presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when acquired to be cash equivalents.

Marketable Securities

The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is recognized as gains or losses in the accompanying Statements of Operations. The estimated fair values of financial instruments are determined using available market information.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and marketable securities held for trading. Cash and cash equivalents are maintained in accounts with financial institutions, which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2020 and 2019, the Company had not experienced losses on this account and management believes the Company is not exposed to significant credit risks on such account. The Company’s marketable securities portfolio consists of U.S Treasury Bills and money market funds with an original maturity of 180 days or less.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature. Marketable securities are classified as trading securities and are therefore recognized at fair value. The fair value for trading securities is determined using quoted market prices.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

ASC 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2020 and 2019, the recorded values of cash and cash equivalents, prepaid expenses, accounts payable, accrued expenses, and note payable to related parties approximate the fair values due to the short-term nature of the instruments. The Company’s portfolio of marketable securities is comprised of an investment in U.S Treasury Bills and money market fund with an original maturity of 180 days or less. The fair value for trading securities is determined using quoted market prices.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2019, 14,461,820 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets. As of December 31, 2020, there were no further redemptions permitted and the shares that were subject to redemption have been reclassified back into Class A common stock.

Net Income (Loss) per Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 23,285,000 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share is the same as basic earnings per share for the period.

The Company’s statements of operations include a presentation of income (loss) per share for common stock subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per share, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, by the weighted average number of shares of Class A common stock outstanding since the initial issuance. Net income (loss) per share, basic and diluted for Class B common stock is calculated by dividing the net income (loss), less income attributable to Class A common stock, by the weighted average number of shares of Class B common stock outstanding for the periods.

Reconciliation of net income (loss) per share

The Company’s net income was adjusted for the portion of income that was attributable to Class A common stock subject to redemption, as these shares only participate in the earnings of the Trust Account (less applicable taxes) and not the income or losses of the Company. Accordingly, basic and diluted income per Class A common stock is calculated as follows:

	For the Years Ended December 31,
	2020	2019
Net (loss) income	$(2,096,495)	$1,771,836
Less: Income attributable to Class A common stock	(373,819)	(2,598,143)
Adjusted net loss attributable to Class B common stock	$(2,470,314)	$(826,307)

Weighted average shares outstanding of Class A common stock	14,006,380	15,525,000
Basic and diluted net income per share, Class A	$0.03	$0.17
Weighted average shares outstanding of Class B common stock	3,881,250	3,881,250
Basic and diluted net loss per share, Class B	$(0.64)	$(0.21)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020 and 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The ASU removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company’s adoption of this standard on January 1, 2020, did not have a material impact on its condensed financial statements and related disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3. Initial Public Offering

On June 22, 2018, the Company sold 15,525,000 Units at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant will entitle the holder to purchase one Class A share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 4. Private Placement

Concurrently with the closing of the Initial Public Offering, the Sponsor and the anchor investor purchased an aggregate of 7,760,000 Private Placement Warrants at $1.00 per warrant ($7.76 million in the aggregate) in a private placement. Among the Private Placement Warrants, 7,209,560 warrants were purchased by the Sponsor and 550,440 warrants were purchased by the anchor investor.

Each Private Placement Warrant is exercisable to purchase one Class A share at $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company did not complete a Business Combination within the Combination Period, the Private Placement Warrants would expire worthless.

See the “Business Combination” described in Note 1 above, including the description of the Sponsor Surrender Agreement, pursuant to which a portion of the Private Placement Warrants will be forfeited immediately prior to (but conditioned and effective upon) completion of the proposed Merger.

Note 5. Related Party Transactions

Founder Shares

In August 2017, the Company issued an aggregate of 4,312,500 shares of Class B common stock to the Sponsor in exchange for an aggregate capital contribution of $25,000. In February 2018, the Sponsor forfeited 431,250 founder shares, resulting in a decrease in the total number of Founder Shares from 4,312,500 to 3,881,250. All share amounts presented in the financial statements have been retroactively restated to reflect these share forfeitures. In June 2018, the Sponsor forfeited 267,300 Founder Shares and the anchor investor purchased 267,300 Founder Shares for an aggregate purchase price of $1,980. Of the 3,881,250 Founder Shares, the Sponsor had agreed to forfeit an aggregate of up to 506,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. As of June 22, 2018, the underwriter exercised its over-allotment option in full, hence, these 506,250 shares were no longer subject to forfeiture.

The Founder Shares automatically converted into Class A common stock upon the consummation of a business combination on a one-for-one basis, subject to adjustment. The Sponsor and certain other holders of converted Founder Shares agreed not to transfer, assign or sell any of their converted Founder Shares until the earliest of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, except (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (b) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales; (f) in the event of our liquidation; (g) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (h) in the event of our liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the completion of the Business Combination; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

See the “Business Combination” described in Note 1 above, including the description of the Sponsor Surrender Agreement, pursuant to which a portion of the founder shares will be forfeited immediately prior to (but conditioned and effective upon) completion of the proposed Merger.

Office Space and Related Support Services

The Company agreed, commencing on the effective date of the Initial Public Offering in June 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay our Sponsor or an affiliate of our Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. The Company incurred $110,000 and $120,000 in expenses in connection with such services during the years ended December 31, 2020 and 2019 as reflected in the accompanying Statements of Operations.

Board Member Agreement

In September 2017, the Company entered into an agreement with B. Prot Conseils, an entity controlled by Mr. Baudouin Prot, one of its board members, pursuant to which the board member is paid a cash fee of $150,000 per annum in exchange for his service. The agreement was effective as of October 1, 2017 and lasts until the consummation of the Company’s business combination. The Company incurred $150,000 in fees related to this service for the year ended December 31, 2019, in the accompanying Statements of Operations. On February 20, 2020, the Company agreed to amend its arrangement with Mr. Prot, pursuant to which no further monthly fees will be paid on a current monthly basis to Mr. Prot, however, if the Company completes its acquisition of a target company prior to June 18, 2020, the Company shall pay Mr. Prot $12,500 for each month Mr. Prot has continued to provide services to the Company since January 1, 2020. On August 3, 2020, the Company agreed to amend its arrangement with Mr. Prot pursuant to which Mr. Prot will be paid an aggregate of $75,000 for January through June 2020 so long as Mr. Prot continues to provide services to the Company to substantially the same extent as he previously provided such services and the Company successfully completes its acquisition of a target company prior to December 31, 2020. If the Company does not complete its acquisition of a target company prior to December 31, 2020, then no further fees will be due from the Company to Mr. Prot. The Company accrued $75,000 in fees related to this service for the year ended December 31, 2020, in the accompanying Statements of Operations and paid this out at the time of closing of the Business Combination.

Promissory Note - Related Party

The Sponsor had agreed to loan the Company an aggregate of up to $300,000 to be used for the payment of costs related to the Initial Public Offering. In April 2018, the Sponsor amended the note to increase the principal amount to $500,000. The loan was non-interest bearing, unsecured and due on the earlier of December 31, 2018 or the closing of the Initial Public Offering. The Company fully repaid the loan from the proceeds of the Initial Public Offering not being placed in the Trust Account on June 22, 2018.

On July 16, 2020, the Company issued a promissory note (“Promissory Note”) to the Sponsor, pursuant to which the Sponsor agreed to provide a working capital loan to the Company of up to $3.0 million. The Promissory Note will be repaid on the earlier of (i) December 31, 2020 and (ii) the effective date of a Business Combination, without interest. On July 16, 2020, the Company received $1.0 million in loan proceeds pursuant to the Promissory Note which increased the outstanding principal balance of the Promissory Note to $1.0 million. On January 6, 2021, the Company amended the maturity date of the Promissory Note to be repaid on the later of: (i) December 31, 2020 and (ii) the closing date of the Business Combination, which is effective as of December 31, 2020

See the “Business Combination” described in Note 1 above, including the description of the Sponsor Surrender Agreement, pursuant to which the Sponsor agreed to cancel the outstanding principal balance of the Promissory Note of $1.0 million immediately prior to (but conditioned and effective upon) completion of the proposed Merger.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors agreed to loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination did not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

On March 4, 2019, the Company issued a convertible note (“Convertible Note”) to the Sponsor, pursuant to which the Sponsor agreed to provide a Working Capital Loan to the Company of up to $1.5 million. On June 16, 2020, the Company amended the Convertible Note, pursuant to which the maturity date of the note was extended to the earlier of (i) December 31, 2020 and (ii) the effective date of a Business Combination. The Company was provided $750,000 and $750,000 in loan proceeds during the year ended 2020 and 2019, respectively, for an aggregate $1.5 million outstanding balance pursuant to the amended Convertible Note.

In addition, in connection with the Extension, the Company’s officers, directors or any of their affiliates or designees have agreed, if the Company does not have the funds necessary to make the Deposit, to make Contributions to the Company as a loan of $0.03 for each Public Share that is not converted in connection with the shareholder votes to approve the Extension. The Contributions will not bear any interest and will be repayable by the Company to the officers, directors or affiliates upon consummation of an initial Business Combination (Note 1). The loans were to be forgiven if the Company was unable to consummate an initial Business Combination except to the extent of any funds held outside of the Trust Account. As of December 31, 2020, no Contributions were outstanding.

See the “Business Combination” described in Note 1 above, including the description of the Sponsor Surrender Agreement, pursuant to which the Sponsor agreed to waive its right to convert the outstanding principal due under the Convertible Note to warrants of the Company in lieu of cash payment upon the consummation of the Merger, but conditioned and effective upon) completion of the proposed Merger.

Note 6. Commitments & Contingencies

Registration Rights

The holders of the founder shares and Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $3.105 million in the aggregate, paid upon the closing of the Initial Public Offering. Additionally, a deferred underwriting discount of $0.35 per unit, or $5.434 million in the aggregate will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7. Stockholders’ equity

Class A Common stock

The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. At December 31, 2020 and 2019, there were 15,525,000 Class A common stock issued or outstanding, including 0 and 14,461,820 share of Class A common stock subject to possible redemption, respectively.

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Each share of common stock will have one vote on all such matters.

Class B Common stock

The Company is authorized to issue 15,000,000 shares of Class B common stock with a par value of $0.0001 per share. In August 2017, the Company initially issued 4,312,500 Class B common stock. In February 2018, in connection with the decrease of the size of the Initial Public Offering, the Sponsor forfeited 431,250 shares of Class B common stock, resulting in a decrease in the total number of founder shares from 4,312,500 to 3,881,250. All share amounts presented in the financial statements have been retroactively restated to reflect these share forfeitures. Of the 3,881,250 shares of Class B common stock, an aggregate of up to 506,250 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full. As of June 22, 2018, the underwriter exercised its over-allotment option in full, hence, these 506,250 shares were no longer subject to forfeiture. At December 31, 2020 and 2019, there were 3,881,250 Class B common stock issued or outstanding.

The Class B common stock would automatically convert into Class A common stock on the first business day following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B common stock shall convert into Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of Class A common stock issuable upon conversion of all Class B common stock will equal, in the aggregate, 20% of the sum of the total number of all common stock outstanding upon the completion of the Initial Public Offering plus all Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.

Preferred Stock

The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share. At December 31, 2020 and 2019, there are no preferred shares issued or outstanding.

Warrants

At December 31, 2020 and 2019 there are 23,285,000 outstanding warrants, consisting of 15,525,000 Public Warrants and 7,760,000 Private Placement Warrants, each warrant exercisable at $11.50 into one share of Class A common stock.

The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial stockholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption; and
●	if, and only if, the last reported closing price of the shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8. Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of December 31, 2020 and 2019 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets held in Trust at December 31, 2020:
Money market fund	$109,742,246	$—	$—
	$109,742,246	$—	$—

	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets held in Trust at December 31, 2019:
U.S. Treasury Securities	$161,991,526	$—	$—
Money market funds	28,383	—	—
	$162,019,909	$—	$—

 Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the years ended December 31, 2020 and 2019.

Note 9. Income Taxes

The Company’s financial statements include total net income (loss) before taxes of approximately $(2.0) million (1,976,046) and $2.4 million 2,447,690 for the years ended December 31, 2020 and 2019, respectively. The income tax provision consists of the following:

	December 31
	2020	2019
Federal
Current	$248,554	$547,749
Deferred	(648,423)	(40,546)
State and Local
Current	—	—
Deferred	—	—
Change in Valuation allowance	520,318	168,651
Income tax provision (benefit)	$120,449	$675,854

Reconciliations of the differences between the provision/(benefit) for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows:

	2020		2019
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
Current tax at U.S. statutory rate	$(414,970)	21.00%	$514,015	21.00%
Nondeductible/nontaxable items	885	-0.04%	2,436	0.10%
State taxes, net of federal benefit	-	0.00%	-	0.00%
State effect of perm items	-	0.00%	-	0.00%
Valuation allowance activity	520,318	-26.33%	168,651	6.89%
Deferred rate change	-	0.00%	-	0.00%
Federal payable true-up	16,652	-0.84%	(9,248)	-0.38%
Other	(2,436)	0.12%	1	0.00%
Total Income Tax Provision/(Benefit)	$120,449	-6.10%	$675,854	27.61%

The components of deferred tax assets and liabilities as of December 31, 2020 and 2019 are as follows:

	December 31
	2020	2019
Deferred tax assets:
Unrealized gain/loss	$—	$—
Start-up cost	833,978	313,660
Total deferred tax assets	833,978	313,660
Valuation allowance	(833,978)	(313,660)

Deferred tax liabilities
Unrealized gain/loss	—	(128,105)
Net Deferred tax assets/(liabilities), net of allowance	$—	$(128,105)

As of December 31, 2020 and 2019, the Company has concluded that it is more likely than not that the Company will not realize the benefit of its deferred tax assets associated with start-up costs. Start-up costs cannot be amortized against future operating income until a business combination has occurred. Therefore, a full valuation allowance has been established prior to the company completing a business combination, as future events such as business combinations cannot be considered when assessing the realizability of Deferred Tax Assets. In addition, a reliable forecast of trust investment income and start-up costs expected to be incurred in the period/s prior to a business combination or a dissolution and liquidation is not practicable. Accordingly, the net deferred tax assets have been fully reserved.

Note 10. Subsequent Events

On January 7, 2021, the Company completed the Business Combination pursuant to the Merger Agreement as described in Note 1. As contemplated by the Merger Agreement and as described in the Company’s definitive proxy statement filed with the United States Securities and Exchange Commission (the “SEC”) on November 23, 2020 (the “Proxy Statement”), Merger Sub was merged with and into Landsea, with Landsea continuing as the surviving corporation. As a result of the Merger, the registrant owns 100% of the outstanding common stock of Landsea and each share of common stock of Landsea has been cancelled and converted into the right to receive a portion of the consideration payable in connection with the Merger. In connection with the closing of the Business Combination (the “Closing”), the registrant owns, directly and indirectly, 100% of the stock of Landsea and its subsidiaries and the Seller, the sole stockholder of Landsea, as of immediately after the effective time of the Merger, holds a portion of the Common Stock, par value $0.0001 per share, of the registrant (the “Common Stock”).

In connection with the Closing, the registrant changed its name from LF Capital Acquisition Corp. to Landsea Homes Corporation.

On January 6, 2021, in connection with its previously announced proposed Business Combination, the Company entered into amendments (collectively, the “Amendments”) to that certain Promissory Note, dated July 16, 2020, by and between the Sponsor and the Company and that certain Convertible Promissory Note, dated March 4, 2019, by and between the Sponsor and the Company (collectively, the “Notes”), each as from time to time amended, in order to change the Maturity Date (as defined in the applicable Note) of the Notes to be the later of December 31, 2020 and the Closing Date (Note 5).

Landsea Homes Incorporated
Index

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Landsea Homes Corporation and Shareholder of Landsea Homes US Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Landsea Homes Incorporated and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, of equity, and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

March 12, 2021

We have served as the Company’s auditor since 2019.

Landsea Homes Incorporated
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31,
	2020	2019
Assets
Cash and cash equivalents	$105,778	$154,043
Cash held in escrow	11,618	8,836
Restricted cash	4,270	2,335
Real estate inventories (including related party interest of $18,721 and $24,405, respectively)	687,819	598,179
Due from affiliates	2,663	432
Investment in and advances to unconsolidated joint ventures (including related party interest of $1,320 and $2,466, respectively)	21,342	42,956
Notes receivable from lot sales	—	25
Goodwill	20,705	5,315
Other assets	41,569	27,096
Total assets	$895,764	$839,217

Liabilities
Accounts payable	$36,243	$16,490
Accrued expenses and other liabilities	62,869	48,046
Due to affiliates	2,357	1,347
Notes and other debts payable, net	264,809	189,964
Total liabilities	366,278	255,847

Commitments and contingencies

Equity
Stockholders’ equity:
Common stock, $0.0001 par value, 1,000 shares authorized and outstanding as of December 31, 2020 and December 31, 2019	—	—
Additional paid-in capital	496,174	524,516
Retained earnings	32,011	40,962
Total stockholders’ equity	528,185	565,478
Noncontrolling interests	1,301	17,892
Total equity	529,486	583,370
Total liabilities and equity	$895,764	$839,217

See accompanying notes to the consolidated financial statements.

Landsea Homes Incorporated
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019	2018
Revenue
Home sales	$734,608	$568,872	$347,828
Lot sales	—	62,116	30,789
Total revenue	734,608	630,988	378,617

Cost of sales

Home sales (including related party interest of $14,110, $15,526, and $8,978, respectively)	636,324	478,054	278,976
Inventory impairments	3,413	—	—
Lot sales (including related party interest of $0, $120, and $186, respectively)	—	53,475	27,328
Total cost of sales	639,737	531,529	306,304

Gross margin
Home sales	94,871	90,818	68,852
Lot sales	—	8,641	3,461
Total gross margin	94,871	99,459	72,313

Sales and marketing expenses	48,100	26,522	16,266
General and administrative expenses	42,598	34,884	26,313
Total operating expenses	90,698	61,406	42,579

Income from operations	4,173	38,053	29,734

Other income (expense), net	80	(1,602)	(993)
Equity in net (loss) income of unconsolidated joint ventures (including related party interest of $1,146, $1,908, and $4,095, respectively)	(16,418)	(7,901)	13,018
Impairment of real estate held for sale	—	—	(440)
Pretax (loss) income	(12,165)	28,550	41,319

(Benefit) provision for income taxes	(3,081)	6,159	4,613

Net (loss) income	(9,084)	22,391	36,706
Net (loss) income attributable to noncontrolling interests	(133)	5,191	7,522
Net (loss) income attributable to Landsea Homes Incorporated	$(8,951)	$17,200	$29,184

Earnings (loss) per share:
Basic and diluted	$(8,951)	$17,200	$29,184

Weighted average shares outstanding:
Basic and diluted	1,000	1,000	1,000

See accompanying notes to the consolidated financial statements.

Landsea Homes Incorporated
Consolidated Statements of Equity
(in thousands)

	Additional paid-in capital	Retained earnings (deficit)	Noncontrolling Interests	Total Equity

Balance at December 31, 2017	$483,065	$(3,313)	$3,165	$482,917
Net impact from adoption of ASC 606	—	(2,109)	(152)	(2,261)
Contributions from noncontrolling interests	—	—	2,036	2,036
Net income	—	29,184	7,522	36,706
Net transfers from parent	25,758	—	—	25,758
Balance at December 31, 2018	$508,823	$23,762	$12,571	$545,156
Contributions from noncontrolling interests	—	—	130	130
Net income	—	17,200	5,191	22,391
Net transfers from parent	15,693	—	—	15,693
Balance at December 31, 2019	$524,516	$40,962	$17,892	$583,370
Contributions from noncontrolling interests	—	—	198	198
Distributions to noncontrolling interests	—	—	(15,414)	(15,414)
Net loss	—	(8,951)	(133)	(9,084)
Net transfers to parent	(28,342)	—	(1,242)	(29,584)
Balance at December 31, 2020	$496,174	$32,011	$1,301	$529,486

See accompanying notes to the consolidated financial statements.

Landsea Homes Incorporated
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net (loss) income	$(9,084)	$22,391	$36,706
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,580	2,960	1,556
Impairment of real estate held for sale	—	—	440
Inventory impairments	3,413	—	—
Abandoned project costs	380	696	211
Distributions of earnings from unconsolidated joint ventures	—	3,561	13,582
Equity in net loss (earnings) of unconsolidated joint ventures	16,418	7,901	(13,018)
Deferred taxes	(5,024)	(1,345)	(6,880)
Changes in operating assets and liabilities:
Cash held in escrow	(2,782)	(7,132)	(1,704)
Real estate inventories and inventories not owned	(19,895)	94,382	(77,488)
Due from affiliates	(174)	1,445	(1,045)
Notes receivable from lot sales	—	17,450	17,000
Other assets	(756)	(3,605)	(3,999)
Accounts payable	15,744	(20,601)	17,733
Accrued expenses and other liabilities	10,779	(11,908)	794
Due to affiliates	1,010	(153)	1,499
Net cash provided by (used in) operating activities	13,609	106,042	(14,613)

Cash flows from investing activities:
Purchases of property and equipment	(1,794)	(5,585)	(3,408)
Distributions of capital from unconsolidated joint ventures	5,196	1,681	17,055
Contributions and advances to unconsolidated joint ventures	—	—	(90)
Repayments of advances from unconsolidated joint ventures	—	5,000	5,000
Payments for business acquisition, net of cash acquired	(128,528)	(23,562)	—
Proceeds from sale of real estate held for sale	—	—	2,325
Additions to real estate held for sale	—	—	(28)
Net cash (used in) provided by investing activities	(125,126)	(22,466)	20,854

Cash flows from financing activities:
Borrowings from notes and other debts payable	600,391	276,559	340,382
Repayments of notes and other debts payable	(505,942)	(296,203)	(274,477)
Borrowings from land bank financing	—	—	38,924
Repayments of land bank financing	—	(41,667)	(38,631)
Contributions from noncontrolling interests	198	130	2,036
Distributions to noncontrolling interests	(15,414)	—	—
Deferred offering costs paid	(7,466)	—	—
Debt issuance costs paid	(5,532)	(1,299)	(9,710)
Cash (distributed to) provided by parent, net	(1,048)	15,693	25,758
Net cash provided by (used in) financing activities	65,187	(46,787)	84,282

Net (decrease) increase in cash, cash equivalents, and restricted cash	(46,330)	36,789	90,523
Cash, cash equivalents, and restricted cash at beginning of year	156,378	119,589	29,066
Cash, cash equivalents, and restricted cash at end of year	$110,048	$156,378	$119,589

See accompanying notes to the consolidated financial statements.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

1.	Company

Landsea Homes Incorporated (“LHI” or the “Company”), together with its subsidiaries, is engaged in the acquisition, development and building of lots, homes, and condominiums in California, Arizona and Metro New York. The Company’s operations are organized into the following three reportable segments: Arizona, California, and Metro New York.

On August 31, 2020, LHI and its parent, Landsea Holdings Corporation (“Landsea Holdings”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with LF Capital Acquisition Corp. (“LF Capital”) and LFCA Merger Sub, Inc. (the “Merger Sub”), a direct, wholly-owned subsidiary of LF Capital, which provides for, among other things the merger of Merger Sub with and into LHI, with LHI continuing as the surviving corporation.

Subject to the terms of the Merger Agreement, Landsea Holdings will receive approximately $344 million of stock consideration, consisting of 32,557,303 newly issued shares of LF Capital Acquisition Corp.’s publicly-traded Class A common stock. The shares will be valued at $10.56 per share for purposes of determining the aggregate number of shares payable to LHC (the “Stock Consideration”). The number of shares of Class A common stock issued to Landsea Holdings as Stock Consideration is not subject to adjustment. Landsea Holdings has registration rights under the Merger Agreement in respect to the Stock Consideration. Costs incurred as part of the transaction are capitalized to deferred offering costs until the merger is finalized, at which time they will be classified as part of additional paid-in capital or expensed if the merger is terminated prior to becoming effective.

Subsequent to year-end, on January 7, 2021, the previously announced business combination was consummated pursuant to the Merger Agreement. The name of the surviving company, LF Capital Acquisition Corp., was changed at that time to Landsea Homes Corporation (“LHC”). The name of LHI was also changed at that time to Landsea Homes US Corporation, which became a wholly owned subsidiary of LHC.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company as well as all subsidiaries in which we have a controlling interest and any variable interest entities for which the Company is determined to be the primary beneficiary. All intercompany transactions and balances have been eliminated in consolidation.

The consolidated financial statements include certain assets and liabilities recorded on the books of Landsea Holdings that are related to assets and liabilities directly attributable to the Company.

The Company was historically funded as part of Landsea Holdings’ treasury program. Cash and cash equivalents were primarily centrally managed through bank accounts legally owned by Landsea Holdings. Accordingly, cash and cash equivalents held by Landsea Holdings at the corporate level were not attributed to the Company for any of the periods presented. Only cash amounts legally owned by entities dedicated to the Company are reflected in the consolidated balance sheets. Transfers of cash, both to and from Landsea Holdings’ treasury program, are reflected as a component of additional paid-in capital in the consolidated balance sheets and as a financing activity on the accompanying consolidated statements of cash flows.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

As the functional departments that make up the Company were not held by a single legal entity, balances between the Company and Landsea Holdings that were not historically cash settled are included in additional paid-in capital. Additional paid-in capital represents Landsea Holdings’ interest in the recorded assets of the Company and represents the cumulative investment by Landsea Holdings in the Company through the dates presented.

Landsea Holdings holds a series of notes payable to affiliated entities of its parent. The cash Landsea Holdings received from this debt was partially utilized to fund operations of the Company. Related party interest incurred by Landsea Holdings (the “Related Party Interest”) was historically pushed down to the Company and reflected on the consolidated balance sheets of the Company, primarily in real estate inventories, and on the consolidated statements of operations in cost of sales. Similarly, Landsea Holdings holds a note payable with a third party, the interest of which was also historically pushed down to the Company. Refer to Note 5 - Capitalized Interest for further detail. As the Company did not guarantee the notes payable nor have any obligations to repay the notes payable, and as the notes payable will not be assigned to the Company, the notes payable do not represent the liability of the Company and accordingly have not been reflected in the consolidated balance sheets.

During the periods presented in the consolidated financial statements, the Company was included in the consolidated U.S. federal, and certain state and local income tax returns filed by Landsea Holdings, where applicable. Income tax expense and other income tax related information contained in these consolidated financial statements are presented on a separate return basis as if the Company had filed its own tax returns. Additionally, certain tax attributes such as net operating losses or credit carryforwards are presented on a separate return basis, and accordingly, may differ in the future. In jurisdictions where the Company has been included in the tax returns filed by Landsea Holdings, any income tax payables or receivables resulting from the related income tax provisions have been reflected in the consolidated balance sheets and the effect of the push down is reflected within additional paid-in capital.

The management of the Company believes that the assumptions underlying the consolidated financial statements, including the assumptions regarding the allocated expenses, reasonably reflect the utilization of services provided, or the benefit received by the Company during the periods presented. Nevertheless, the statements may not be indicative of the Company’s future performance, do not necessarily include all of the actual expenses that would have been incurred had the Company been an independent entity during the historical periods, and may not reflect the results of operations, financial position, and cash flows had the Company been a stand-alone company during the periods presented.

Business Combinations—Acquisitions are accounted for in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations.” In connection with both the 2020 acquisition of Garrett Walker Homes (“Garrett Walker”) and 2019 acquisition of Pinnacle West Homes Holding Corp. (“Pinnacle West”), management determined that the Company obtained control of a business and inputs, processes and outputs in exchange for cash consideration. All material assets and liabilities, including contingent consideration, were measured and recognized at fair value as of the date of the acquisition to reflect the purchase price paid, which resulted in goodwill. Refer to Note 3 - Business Combinations for further information regarding the purchase price allocation and related acquisition accounting.

Use of Estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ materially from these estimates.

Reclassifications—Certain amounts in the Company’s prior period financial statements and disclosures have been reclassified to conform to the current period presentation. These reclassifications have not changed the results of operations of prior periods.

Cash and Cash Equivalents—The Company defines cash and cash equivalents as cash on hand, demand deposits with financial institutions, and short-term liquid investments with a maturity date of less than three months from the date of purchase.

Cash Held in Escrow—Cash held in escrow consists of amounts related to the proceeds from home closings held for the Company’s benefit in escrow, which are typically held for less than a few days.

Restricted Cash—Restricted cash consists of cash, cash equivalents, and certificates of deposit held as collateral related to development obligations or held in escrow by the Company’s loan service providers on behalf of the lenders and disbursed in accordance with agreements between the transacting parties.

Real Estate Inventories and Cost of Sales—The Company capitalizes pre-acquisition costs, land deposits, land, development, and other allocated costs, including interest, property taxes, and indirect construction costs to real estate inventories. Pre-acquisition costs, including non-refundable land deposits, are expensed to other (expense) income, net, if the Company determines continuation of the prospective project is not probable.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

Land, development, and other common costs are typically allocated to real estate inventories using a methodology that approximates the relative-sales-value method. If the relative-sales-value-method is impracticable, costs are allocated based on area methods (such as square footage or lot size) or other value methods as appropriate under the circumstances. Home construction costs per production phase are recorded using the specific identification method. Cost of sales for homes closed includes the estimated total construction costs of each home at completion and an allocation of all applicable land acquisition, land development, and related common costs (both incurred and estimated to be incurred) within each project. Changes in estimated development and common costs are allocated prospectively to remaining homes in the project.

In accordance with ASC 360, Property, Plant and Equipment, inventory is stated at cost, unless the carrying amount is determined not to be recoverable, in which case inventory is written down to its fair value. The Company reviews each real estate asset on a periodic basis or whenever indicators of impairment exist. Real estate assets include projects actively selling and projects under development or held for future development. Indicators of impairment include, but are not limited to, significant decreases in local housing market values and selling prices of comparable homes, significant decreases in gross margins and sales absorption rates, costs significantly in excess of budget, and actual or projected cash flow losses.

If there are indicators of impairment, the Company performs a detailed budget and cash flow review of the applicable real estate inventories to determine whether the estimated remaining undiscounted future cash flows of the project are more or less than the asset’s carrying value. If the undiscounted estimated future cash flows are more than the asset’s carrying value, no impairment adjustment is required. However, if the undiscounted estimated future cash flows are less than the asset’s carrying value, the asset is deemed impaired and is written down to fair value. Fair value is measured in accordance with ASC 820, Fair Value Measurements and Disclosures.

When estimating undiscounted estimated future cash flows of a project, the Company makes various assumptions, including: (i) expected sales prices and sales incentives to be offered, including the number of homes available, pricing and incentives being offered by the Company or other builders in other projects, and future sales price adjustments based on market and economic trends; (ii) expected sales absorption and cancellation rates based on local housing market conditions, competition and historical trends; (iii) costs expended to date and expected to be incurred including, but not limited to, land and land development costs, home construction costs, interest costs, indirect construction and overhead costs, and selling and marketing costs; (iv) alternative product offerings that may be offered that could have an impact on sales pace, sales price and/or building costs; and (v) alternative uses for the property.

Many assumptions are interdependent and a change in one may require a corresponding change to other assumptions. For example, increasing or decreasing sales absorption rates has a direct impact on the estimated per unit sales price of a home, the level of time sensitive costs (such as indirect construction, overhead and carrying costs), and selling and marketing costs (such as model maintenance costs and advertising costs). Depending on the underlying objective of the project, assumptions could have a significant impact on the projected cash flow analysis. For example, if the Company’s objective is to preserve operating margins, its cash flow analysis will be different than if the objective is to increase the velocity of sales. These objectives may vary significantly from project to project and over time.

If real estate assets are considered impaired, the impairment adjustments are calculated by determining the amount the asset’s carrying value exceeds its fair value, as measured in accordance with ASC 820. The Company calculates the fair value of real estate projects by using either a land residual value analysis or a discounted cash flow analysis. Under the land residual value analysis, the Company estimates what a willing buyer would pay and what a willing seller would sell a parcel of land for (other than in a forced liquidation) in order to generate a market rate operating margin and return. Under the discounted cash flow method, the fair value is determined by calculating the present value of future cash flows using a risk adjusted discount rate. Critical assumptions that are included as part of these analyses include estimating future housing revenues, sales absorption rates, land development, construction and

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

related carrying costs (including future capitalized interest), and all direct selling and marketing costs. This evaluation and the assumptions used by management to determine future estimated cash flows and fair value require a substantial degree of judgment, especially with respect to real estate projects that have a substantial amount of development to be completed, have not started selling or are in the early stages of sales, or are longer in duration. Actual revenues, costs and time to complete and sell a community could vary from these estimates, which could impact the calculation of fair value of the asset and the corresponding amount of impairment that is recorded in the Company’s results of operations.

Real Estate Inventories Not Owned—The Company had land banking arrangements, whereby it sold land parcels to a land banker and the land banker provided an option to repurchase finished lots on a predetermined schedule. Because of the Company’s options to repurchase these parcels and in accordance with ASC 360-20-40-38, these transactions were considered a financing transaction rather than a sale. All remaining lots were repurchased during 2019 and therefore, there is no balance on the December 31, 2020 or 2019 consolidated balance sheets.

Capitalization of Interest—The Company follows the practice of capitalizing interest to real estate inventories during the period of development and to investments in unconsolidated joint ventures, when applicable, in accordance with ASC 835, Interest. Interest capitalized as a component of real estate inventories is included in cost of sales as related homes or lots are sold. To the extent interest is capitalized to investment in unconsolidated joint ventures, it is included as a reduction of income from unconsolidated joint ventures when the related homes or lots are sold to third parties. To the extent the Company’s debt exceeds its qualified assets as defined in ASC 835, the Company expenses a portion of the interest incurred. Qualified assets represent projects that are actively selling or under development as well as investments in unconsolidated joint ventures accounted for under the equity method until such equity method investees begin their principal operations.

Investment in and Advances to Unconsolidated Joint Ventures—The Company uses the equity method to account for investments in joint ventures that qualify as variable interest entities (“VIEs”) where the Company is not the primary beneficiary and other entities that it does not control but has the ability to exercise significant influence over the operating and financial policies of the investee. The Company also uses the equity method when it functions as the managing member or general partner and its venture partner has substantive participating rights or where the Company can be replaced by its venture partner as managing member without cause.

As of December 31, 2020 and 2019, the Company concluded that some of its joint ventures were VIEs. The Company concluded that it was not the primary beneficiary of the variable interest entities and, accordingly, accounted for these entities under the equity method of accounting.

Under the equity method, the Company recognizes its proportionate share of earnings and losses generated by the joint venture upon the delivery of lots or homes to third parties. The Company’s proportionate share of intra-entity profits and losses, to the extent they exist, are eliminated until the related asset has been sold by the unconsolidated joint venture to third parties. The Company classifies cash distributions received from equity method investees using the cumulative earnings approach consistent with ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. Under the cumulative earnings approach, distributions received are considered returns on investment and shall be classified as cash inflows from operating activities unless the cumulative distributions received less distributions received in prior periods that were determined to be returns on investment exceed cumulative equity in earnings. When such an excess occurs, the current-period distribution up to this excess is considered a return of investment and shall be classified as cash inflows from investing activities. The Company’s ownership interests in its unconsolidated joint ventures vary but are generally less than or equal to 51%. The accounting policies of the Company’s joint ventures are consistent with those of the Company.

The Company also reviews its investments in and advances to unconsolidated joint ventures for evidence of other-than-temporary declines in value. To the extent the Company deems any portion of its investment in and advances to unconsolidated joint ventures as not recoverable, the Company would impair its investment accordingly. For the years ended December 31, 2020, and 2019, no impairments related to investment in and advances to unconsolidated joint ventures were recorded.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

Notes Receivable from Lot Sales—In the ordinary course of land sale activities, the full purchase price may not be received upon the close of escrow. When this situation arises, the Company will enter into a promissory note agreement with the buyer stating repayment terms. These agreements typically do not bear interest and have floating maturity dates that are based upon performance conditions set forth in each agreement. The Company assesses the collectability of these receivables on a periodic basis and the balance, net of allowance for losses, is disclosed as notes receivable from lot sales on the consolidated balance sheets. As of December 31, 2020, there is no remaining balance outstanding related to notes receivable from lot sales and therefore no need for an associated allowance. As of December 31, 2019, no allowance was recorded related to notes receivable from lot sales.

Goodwill—The excess of the purchase price of a business acquisition over the net fair value of assets acquired and liabilities assumed is capitalized as goodwill in accordance with ASC 350, Intangibles–Goodwill and Other. ASC 350 requires that goodwill and intangible assets that do not have finite lives not be amortized, but rather assessed for impairment at least annually or more frequently if certain impairment indicators are present. The Company performs an annual impairment test during the fourth quarter or whenever impairment indicators are present. There was no impairment of goodwill for the years ended December 31, 2020, and 2019.

For the year ended December 31, 2020 there was an addition of $15.4 million of goodwill related to the acquisition of Garrett Walker. For the year ended December 31, 2019, there was an addition of $5.3 million to goodwill as a result of the Pinnacle West acquisition. Refer to Note 3 - Business Combinations for further information on these acquisitions.

Variable Interest Entities—The Company accounts for variable interest entities in accordance with ASC 810, Consolidation. Under ASC 810, a variable interest entity (“VIE”) is created when: (a) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders; (b) the entity’s equity holders as a group either (i) lack the direct or indirect ability to make decisions about the entity, (ii) are not obligated to absorb expected losses of the entity or (iii) do not have the right to receive expected residual returns of the entity; or (c) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of the equity holder with disproportionately few voting rights. If an entity is deemed to be a VIE pursuant to ASC 810, the enterprise that has both (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE.

Under ASC 810, a non-refundable deposit paid to an entity may be deemed to be a variable interest that will absorb some or all of the entity’s expected losses if they occur. The Company’s land purchase and lot option deposits generally represent its maximum exposure to the land seller if it elects not to purchase the optioned property. In some instances, the Company may also expend funds for due diligence, development and construction activities with respect to optioned land prior to takedown. Such costs are classified as real estate inventories, which the Company would have to write off should it not exercise the option. Therefore, whenever the Company enters into a land option or purchase contract with an entity and makes a non-refundable deposit, a VIE may have been created.

As of December 31, 2020 and 2019, the Company was not required to consolidate any VIEs. In accordance with ASC 810, the Company performs ongoing reassessments of whether it is the primary beneficiary of a VIE.

Property and Equipment—Property and equipment are recorded at cost and depreciated to general and administrative expense using the straight-line method over their estimated useful lives ranging from two to five years. Leasehold improvements are stated at cost and amortized to general and administrative expense using the straight-line method over the shorter of either their estimated useful lives or the term of the lease. For the years ended December 31, 2020, 2019, and 2018 the Company incurred depreciation expense of $1.4 million, $1.1 million, and $0.5 million, respectively.

Capitalized Selling and Marketing Costs—Capitalized selling and marketing costs were reclassified from real estate inventories to other assets in accordance with the Company’s adoption of ASU 2014-09, Revenue from

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

Contracts with Customers (Topic 606) in 2018. Effective January 1, 2018, costs incurred for tangible assets directly used in the sales process such as the Company’s sales offices, and model landscaping and furnishings are capitalized to other assets in the accompanying consolidated balance sheets under ASC 340, Other Assets and Deferred Costs. These costs are amortized to selling and marketing expenses generally over the estimated life of the selling community. For the years ended December 31, 2020, 2019, and 2018 the Company incurred amortization expense of $1.6 million, $1.9 million, and $1.1 million, respectively. All other selling and marketing costs, such as commissions and advertising, are expensed as incurred.

Warranty Accrual—Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related homebuilding revenues are recognized. Amounts are accrued based upon the Company’s historical rates of warranty claims. Historical experience of the Company’s peers is also considered due to the limited internal history of homebuilding sales. The adequacy of the warranty accrual is assessed on a quarterly basis and the amounts recorded are adjusted if necessary. The warranty accrual is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets and adjustments to its warranty accrual are recorded through cost of sales.

Revenue Recognition—Effective January 1, 2018, the Company adopted the requirements of ASC 606 under the modified retrospective method. The Company recognized the cumulative effect of initially applying the new standard as a $2.3 million decrease to the opening balance of total equity as of January 1, 2018. Under ASC 606, the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To do this, the Company performs the following five steps as outlined in ASC 606: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation.

Home Sales and Profit Recognition

Home sales revenue is recognized when the Company’s performance obligations within the underlying sales contracts are fulfilled. The Company considers its obligations fulfilled when closing conditions are complete, title has transferred to the homebuyer, and collection of the purchase price is reasonably assured. Sales incentives are recorded as a reduction of revenues when the respective home is closed. The profit recorded is based on the calculation of cost of sales, which is dependent on the Company’s estimate of total cost, as described in more detail above in the section “Real Estate Inventories and Cost of Sales”. When it is determined that the earnings process is not complete, the related revenue and profit are deferred for recognition in future periods.

Lot Sales and Profit Recognition

Revenues from lot sales are recorded and a profit is recognized when performance obligations are satisfied, which includes transferring a promised good or service to a customer. Lot sales are recognized when all conditions of escrow are met, including delivery of the real estate asset in the agreed-upon condition, passage of title, receipt of appropriate consideration, and collection of associated receivables, if any, is probable, and other applicable criteria are met. Based upon the terms of the agreement, when it is determined that the performance obligation is not satisfied, the sale and the related profit are deferred for recognition in future periods.

Under the terms of certain lot sale contracts, the Company is obligated to perform certain development activities after the close of escrow. Due to this continuing involvement, the Company recognizes lot sales under the percentage-of-completion method, whereby revenue is recognized in proportion to total costs incurred divided by total costs expected to be incurred. As of December 31, 2020 and 2019, the Company had no deferred revenue from lot sales. The Company recognizes these amounts as development progresses. During 2019, the Company recognized $15.9 million of deferred revenue from its lot sales in prior years.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

Income Taxes—The Company records income taxes in accordance with ASC 740, Income Taxes, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and attributable to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which the temporary differences are expected to be recovered or paid.

Each year the Company assesses its deferred tax asset to determine whether all or any portion of the asset is more likely than not (defined as a likelihood of more than 50%) unrealizable under ASC 740. The Company is required to establish a valuation allowance for any portion of the tax asset determined to be more likely than not unrealizable. The Company’s assessment considers, among other things, the nature, frequency and severity of prior cumulative losses, forecasts of future taxable income, the duration of statutory carryforward periods, utilization experience with net operating losses and tax credit carryforwards and the planning alternatives, to the extent these items are applicable. The ultimate realization of deferred tax assets depends primarily on the generation of future taxable income during the periods in which the differences become deductible. The value of the Company’s deferred tax assets will depend on applicable income tax rates. Judgment is required in determining the future tax consequences of events that have been recognized in the Company’s consolidated financial statements and/or tax returns. Differences between anticipated and actual outcomes of these future tax consequences could have a material impact on the Company’s consolidated financial statements.

Long-term Incentive Plan—During 2018, Landsea Holdings created a long-term incentive compensation program designed to align the interests of Landsea Holdings, the Company and its executives by enabling key employees to participate in the Company’s future growth through the issuance of phantom equity awards. Landsea Holdings’ phantom equity awards issued on or after January 1, 2018 are accounted for pursuant to ASC 710, Compensation, as the value is not based on the shares of comparable public entities or other equity instruments, but is based on the book value of equity of Landsea Holdings. Landsea Holdings measures the value of phantom equity awards on a quarterly basis using the intrinsic value method and pushes down the expense to the Company as the employees participating in the long-term incentive compensation program primarily benefit the Company. This expense is recorded in general and administrative expenses on the consolidated statements of operations and was $1.2 million, $1.6 million, and $0.3 million for the years ended December 31, 2020, 2019, and 2018 respectively. The Company has $2.2 million and $1.9 million accrued for payment under the long-term incentive plan in accrued expenses and other liabilities on the consolidated balance sheets as of December 31, 2020 and 2019, respectively.

Subsequent to year-end, in connection with the Merger Agreement, all of the remaining phantom equity awards vested and were paid out or converted to shares of LHC.

Recent Accounting Pronouncements—

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASC 842 requires organizations that lease assets (referred to as “lessees”) to present lease assets and lease liabilities on the balance sheet at their gross value based on the rights and obligations created by those leases. ASC 842 requires a lessee recognize assets and liabilities for leases with greater than 12-month terms. Lessor accounting remains substantially similar to current GAAP. Additional disclosures including qualitative and quantitative information regarding leasing activities are also required. ASC 842 is effective for annual reporting periods beginning after December 15, 2018 and mandates a modified retrospective transition method, early adoption was permitted. In July 2018, the FASB issued ASU 2018-11 which provides for an additional transition method that allows companies to apply the new lease standard at the adoption date, eliminating the requirement to apply the standard to the earliest period presented in the financial statements. The Company adopted ASC 842 beginning on January 1, 2019 and recorded a right-of-use asset and lease liability of $4.6 million on the consolidated balance sheet as of January 1, 2019. The Company’s lease agreements impacted by ASC 842 primarily relate to the Company’s office locations and office equipment where the Company is the lessee. The Company determined all applicable agreements would be considered operating leases. The Company elected the package of practical expedients permitted under the transition guidance which allows the Company to not reassess: (i) whether any existing or expired contracts are or contain leases; (ii) lease classification of any expired or existing leases; or (iii) initial direct costs for any existing leases. The Company also elected the practical expedient permitted under the transition guidance which allows the Company to not separate non-lease components from lease components, and made an accounting policy election to not record leases on the balance sheet with an initial term of 12 months or less.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

In June 2016, the FASB issued ASU 2016-13, which changes the methodology for recognizing credit losses and is effective for annual reporting periods beginning after December 15, 2019. Early adoption was permitted. The Company adopted ASU 2016-13 on January 1, 2020, which did not have a material impact to the consolidated financial statements as a result of adoption.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 eliminates Step 2 from the goodwill impairment test. This change allows an entity to avoid performing a hypothetical purchase price allocation to measure goodwill impairment and therefore reduces the cost and complexity of evaluating goodwill for impairment. This amendment is effective for annual reporting periods beginning after December 15, 2019. Early adoption was permitted. The Company adopted the amendments in this update on January 1, 2020. The adoption did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) - Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurements. The amendments in ASU 2018-13 modify certain disclosure requirements of fair value measurements and are effective for annual reporting periods beginning after December 15, 2019. Early adoption was permitted for any removed or modified disclosures. The Company adopted the amendments in this update on January 1, 2020. The adoption did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This new guidance is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption was permitted. The Company adopted the amendments in this update on January 1, 2020. The adoption did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application for fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2019-12 and does not expect a material impact to the consolidated financial statements as a result of adoption.

In January 2020, the FASB issued ASU 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivative and Hedging (Topic 815). ASU 2020-01 clarifies the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. The standard is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of ASU 2020-01 and does not expect a material impact to the consolidated financial statements as a result of adoption.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform, particularly the cessation of the London Interbank Offered Rate (“LIBOR”), on financial reporting. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

3.	Business Combinations

On January 15, 2020, the Company acquired 100% of the membership interest of Garrett Walker for cash consideration of approximately $133.4 million. Garrett Walker is a residential homebuilder located in Phoenix, Arizona focused on building entry-level, single-family detached homes in the Northwest Valley and Phoenix metropolitan. The total assets of Garrett Walker included approximately 20 projects (unaudited) and 1,750 lots (unaudited) in various stages of development.

In accordance with ASC Topic 805, Business Combinations, the assets acquired and liabilities assumed from our acquisition of Garrett Walker were measured and recognized at fair value as of the date of the acquisition to reflect the purchase price paid.

Acquired inventories consist of land, land deposits, and work in process inventories. The Company determined the estimate of fair value for acquired land inventory using a forecasted cash flow approach for the development, marketing, and sale of each community acquired. Significant assumptions included in our estimate were future development costs, construction and overhead costs, mix of products, as well as average selling price, and absorption rates. The Company estimated the fair value of acquired work in process inventories based upon the stage of production of each unit and a profit margin that a market participant would require to complete the remaining production and requisite selling efforts. On the acquisition date, the stage of production for each lot ranged from recently started lots to fully completed homes. The intangible asset acquired relates to the Garrett Walker trade name, which is estimated to have a fair value of $1.6 million and is being amortized over 3 years. Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed. Goodwill of $15.4 million 15,392 was recorded on the consolidated balance sheets as a result of this transaction and is expected to be deductible for tax purposes over 15 years. The acquired goodwill is included in the Arizona reporting segment, refer to Note 13, Segment Information for additional information. The Company incurred transaction related costs of $0.7 million related to the Garrett Walker acquisition during the year ended December 31, 2020.

From the acquisition date, the Company’s results of operations include homebuilding revenues of $214.9 million, and income before tax inclusive of purchase price accounting and corporate G&A allocation, of $10.5 million, from the Garrett Walker acquisition in the accompanying consolidated statement of operations for the year ended December 31, 2020.

The following is a summary of the allocation of the purchase price based on the fair value of assets acquired and liabilities assumed (dollars in thousands).

Assets Acquired
Cash	$2,905
Real estate inventories	119,466
Goodwill	15,392
Trade name	1,600
Other assets	532
Total assets	$139,895

Liabilities Assumed
Accounts payable	$5,425
Accrued expenses	1,037
Total liabilities	6,462
Net assets acquired	$133,433

On June 20, 2019, the Company acquired 100% of the stock of Pinnacle West for cash consideration of $25.8 million. Pinnacle West is a residential homebuilder located in Phoenix, Arizona and was comprised of fifteen projects (unaudited) in various stages of development at the time of acquisition. Goodwill of $5.3 million 5,315 was recorded on the consolidated balance sheets and is expected to be deductible for tax purposes over 15 years. The acquired goodwill is included in the Arizona reporting segment. The Company incurred transaction related costs of $1.1 million related to the Pinnacle West acquisition during the year ended December 31, 2019. The following is a summary of the allocation of the purchase price based on the fair value of assets acquired and liabilities assumed (dollars in thousands).

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

Assets
Cash	$2,208
Real estate inventories	39,584
Goodwill	5,315
Other assets	60
Total assets	$47,167

Liabilities
Accounts payable	$2,626
Notes payable	16,228
Accrued expenses and other liabilities	2,543
Total liabilities	21,397
Net assets acquired	$25,770

Unaudited Pro Forma Financial Information

Unaudited pro forma revenue and net income for the years ended December 31, 2020, 2019, and 2018 give effect to the results of the acquisition of Garrett Walker and Pinnacle West. The effect of the Garrett Walker and Pinnacle West acquisitions are reflected as though the acquisition date was as of January 1, 2019 and January 1, 2018, respectively. Unaudited pro forma net (loss) income adjusts the operating results of Garrett Walker and Pinnacle West to reflect the additional costs that would have been recorded assuming the fair value adjustments had been applied as of the beginning of the year preceding the year of acquisition including the tax-effected amortization of the acquired trade name and transaction related costs. The Pinnacle West financial information is derived from internal financial information that is unaudited.

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Revenue	$737,060	$799,559	$428,089

Pretax (loss) income	$(12,051)	$35,336	$36,161
Benefit (provision) for income taxes	3,052	(7,625)	(4,035)
Net (loss) income	$(8,999)	$27,711	$32,126

4.	Real Estate Inventories

Real estate inventories are summarized as follows:

	December 31,
	2020	2019
	(dollars in thousands)
Deposits and pre-acquisition costs	$34,102	$24,794
Land held and land under development	221,055	178,183
Homes completed or under construction	395,926	369,364
Model homes	36,736	25,838
Total real estate inventory	$687,819	$598,179

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

Deposits and pre-acquisition costs include land deposits and other due diligence costs related to potential land acquisitions. Land held and land under development includes costs incurred during site development such as development, indirect costs, and permits. Homes completed or under construction and model homes include all costs associated with home construction, including land, development, indirect costs, permits, materials and labor.

In accordance with ASC 360, inventory is stated at cost, unless the carrying amount is determined not to be recoverable, in which case inventory is written down to its fair value. The Company reviews each real estate asset at the community-level, on a quarterly basis or whenever indicators of impairment exist. We generally determine the estimated fair value of each community by using a discounted cash flow approach based on the estimated future cash flows at discount rates that reflect the risk of the community being evaluated. The discounted cash flow approach can be impacted significantly by our estimates of future home sales revenue, home construction costs, and the applicable discount rate, all of which are Level 3 inputs.

For the year ended December 31, 2020 the Company recognized real estate inventory impairments of $3.4 million related to two communities in the California segment. In both instances, the Company determined that additional incentives were required to sell the remaining homes at estimated aggregate sales prices below the communities previous carrying values. The fair values for the communities impaired were calculated using discounted cash flow models using discount rates ranging from 7%-10%. For the year ended December 31, 2019 the Company did not recognize any real estate inventory impairments.

5.	Capitalized Interest

Interest is capitalized to real estate inventories and investment in unconsolidated joint ventures during development and other qualifying activities. Interest capitalized as a cost of real estate inventories is included in cost of sales as related inventories are delivered. Interest capitalized to investments in unconsolidated joint ventures is relieved to equity in net (loss) income of unconsolidated joint ventures as related joint venture homes close. For the periods reported, interest incurred, capitalized, and expensed was as follows:

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Related party interest pushed down	$10,112	$11,115	$16,534
Other interest incurred	21,425	24,906	24,364
Total interest incurred	31,537	36,021	40,898

Related party interest capitalized	10,112	11,115	16,534
Other interest capitalized	21,410	24,906	24,253
Total interest capitalized	31,522	36,021	40,787
Interest expensed	$15	$—	111

Previously capitalized related party interest included in cost of sales	$14,110	$15,646	$9,164
Previously capitalized other interest included in cost of sales	23,816	24,747	7,135
Related party interest relieved to equity in net (loss) income of unconsolidated joint ventures	1,146	1,908	4,095
Other interest relieved to equity in net (loss) income from unconsolidated joint ventures	16	26	58
Other interest expensed	15	—	111
Total interest expense included in pretax (loss) income	$39,103	$42,327	$20,563

6.	Investment in and Advances to Unconsolidated Joint Ventures

As of December 31, 2020 and 2019, the Company had two unconsolidated joint ventures with ownership interests of 51% and 25% in LS-NJ Port Imperial JV LLC and LS-Boston Point LLC, respectively, and concluded that these joint ventures were VIEs. The Company concluded that it was not the primary beneficiary of the variable interest entities and, accordingly, accounted for these entities under the equity method of accounting. The Company’s maximum exposure to loss is limited to the investment in the unconsolidated joint venture amounts included on the consolidated balance sheets. The condensed combined balance sheets for the Company’s unconsolidated joint ventures accounted for under the equity method are as follows:

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

	December 31,
	2020	2019
	(dollars in thousands)
Cash and cash equivalents	$2,740	$6,159
Restricted cash	4,870	—
Real estate inventories	41,214	98,811
Investment in unconsolidated joint venture	—	225
Other assets	123	339
Total assets	$48,947	$105,534

Accounts payable	$188	$1,892
Accrued expenses and other liabilities	3,928	2,957
Due to affiliates	5,735	482
EB-5 notes payable	—	21,000
Total liabilities	9,851	26,331
Members’ capital	39,096	79,203
Total liabilities and members’ capital	$48,947	$105,534

The condensed combined statements of operations for the Company’s unconsolidated joint ventures accounted for under the equity method are as follows:

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Revenues	$37,403	$54,633	$73,587
Cost of sales and expenses	(40,230)	(62,145)	(71,286)
Impairment of real estate inventories	(27,094)	(5,800)	—
Equity in net income from unconsolidated joint ventures	—	1,087	33,314
Net (loss) income of unconsolidated joint ventures	$(29,921)	$(12,225)	$35,615
Equity in net (loss) income from investment in unconsolidated joint ventures (1)	$(16,418)	$(7,901)	$13,018
(1)	The equity in net (loss) income of unconsolidated joint ventures consists of the allocation of the Company’s proportionate share of income or loss from the unconsolidated joint ventures of $15.2 million loss, $5.9 million loss, and $17.8 million income as well as $1.2 million, $2.0 million, and $4.8 million of expense related to capitalized interest and other costs for the years ended December 31, 2020, 2019, and 2018, respectively.

For the years ended December 31, 2020 and 2019, one of the Company’s unconsolidated joint ventures recorded impairment charges of $27.1 27,094 million and $5.8 million, respectively, related to slowing absorption and weaker pricing than expected. The impairment charges, based on the ownership percentage of 51%, are $13.8 million and $3.0 million are reflected in the equity in net (loss) income of unconsolidated joint ventures line in the consolidated statements of operations. For the year ended December 31, 2018, the unconsolidated joint ventures did not recognize any real estate inventory impairments.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

7.	Other Assets

Other assets consist of the following:

	December 31,
	2020	2019
	(dollars in thousands)
Deferred tax asset, net	$13,248	$8,224
Property, equipment and capitalized selling and marketing costs, net	6,386	7,746
Right-of-use asset	5,973	6,326
Deferred offering costs	7,617	—
Prepaid income taxes	1,003	—
Intangible asset, net	1,046	—
Prepaid expenses	3,029	2,919
Other	3,267	1,881
Total other assets	$41,569	$27,096

8.	Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following:

	December 31,
	2020	2019
	(dollars in thousands)
Land development and home construction accrual	$25,910	$15,353
Warranty accrual	11,730	8,693
Accrued compensation and benefits	10,966	9,198
Lease liabilities	6,396	6,711
Sales tax payable	1,867	201
Income tax payable	1,355	5,741
Interest payable	1,134	425
Other deposits and liabilities	3,511	1,724
Total accrued expenses and other liabilities	$62,869	$48,046

Changes in the Company’s warranty accrual are detailed in the table below:

	December 31,
	2020	2019
	(dollars in thousands)
Beginning warranty accrual	$8,693	$3,616
Warranty provision	3,843	5,381
Warranty payments	(806)	(304)
Ending warranty accrual	$11,730	$8,693

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

9.	Notes and Other Debts Payable, net

Amounts outstanding under Notes and other debts payable, net consist of the following:

	December 31,
	2020	2019
	(dollars in thousands)
Construction loans	$67,757	$92,640
Line of credit facilities	140,142	8,680
EB-5 notes payable	59,216	95,010
Loans payable	5,144	—
Notes and other debts payable	272,259	196,330
Debt issuance costs	(7,450)	(6,366)
Notes and other debts payable, net	$264,809	$189,964

The Company has various construction loan agreements secured by various real estate developments (“Construction Loans”) with maturity dates extending from June 2022 through December 2023. The Construction Loans have variable interest rates based on Prime or LIBOR plus a fixed spread, subject to customary terms. As of December 31, 2020, the interest rates on the Construction Loans ranged from 4.00% to 5.50%. In 2018, the Company assumed two loans from a third-party land seller in connection with the acquisition of real estate inventories. Both loans have a variable interest rate of LIBOR plus 6.50% with a floor of 8.25%. As of December 31, 2020, the interest rate on both loans was 8.25%.

In 2018, the Company entered into a secured line of credit (“LOC”) with a bank. In 2020, the Company extended the loan resulting in a new maturity date of February 2024. As of December 31, 2020 the total commitment on the LOC was $195.0 million and it had an outstanding balance of $65.5 million. The LOC has a variable interest rate of Prime plus 1.25% with a floor of 5.50%. As of December 31, 2020, the interest rate was 5.50%.

In connection with the acquisition of Garrett Walker, the Company entered into an additional line of credit (“LOC2”) with a bank as part of the transaction. On the date of acquisition, the Company drew $70.0 million from the LOC2. As of December 31, 2020 the total commitment on the LOC2 was $100.0 million and it had an outstanding balance of $74.6 million. The LOC2 has an interest rate of Prime plus 1.00% with a floor of 5.25%. In 2020, the Company extended the loan resulting in a new maturity date of January 2024. As of December 31, 2020, the interest rate was 5.25%.

The Company has various EB-5 notes payable with maturity dates ranging from February 2021 through June 2023. As of December 31, 2020 the loans have fixed interest rates of 4.00% to 6.00%.

On April 15, 2020, Landsea Holdings entered into a Paycheck Protection Program (“PPP”) Note evidencing an unsecured loan in the amount of $4.3 million made to the Company under the PPP. The PPP was established under the CARES Act and is administered by the U.S. Small Business Association. The PPP Note matures on April 15, 2022 and bears interest at a rate of 1.00% per annum. The proceeds from the PPP Note may only be used for payroll costs (including benefits), interest on mortgage obligations, rent, utilities and interest on certain other debt obligations. The proceeds from the PPP Note were used in the operation of the Company and therefore the debt was included in the consolidated balance sheets of the Company. We fully utilized the proceeds from this loan to satisfy certain payroll and benefit obligations and have applied for relief of the full amount of the loan under the PPP.

The Company’s loans have certain financial covenants, such as requirements for the Company to maintain a minimum liquidity balance, minimum tangible net worth, gross profit margin, leverage and interest coverage ratios. The Company’s loans are secured by the assets of the Company and contain various representations, warranties, and covenants that are customary for these types of agreements. As of December 31, 2020, the Company was in compliance with all financial loan agreement covenants.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

The aggregate maturities of the principal balances of the notes and other debts payable during the five years subsequent to December 31, 2020 are as follows (dollars in thousands):

2021	$19,542
2022	91,247
2023	20,583
2024	140,188
2025	699
Thereafter	—
$272,259

10.	Commitments and Contingencies

Legal—The Company is subject to the usual obligations associated with entering into contracts for the development and sale of real estate inventories and other potential liabilities incidental to its business.

Certain of the Company’s subsidiaries are a party to various claims, legal actions and complaints arising in the ordinary course of business. In management’s opinion, the disposition of these matters will not have a material adverse effect on the Company’s consolidated financial condition, results of operations or cash flows.

Performance Obligations—In the ordinary course of business, and as part of the entitlement and development process, the Company’s subsidiaries are required to provide performance bonds to assure completion of certain public facilities. The Company had $78.0 million and $61.0 million of performance bonds outstanding at December 31, 2020 and 2019, respectively.

Operating Leases—The Company has various operating leases, most of which relate to office facilities. Future minimum payments under the noncancelable operating leases in effect at December 31, 2020 were as follows (dollars in thousands):

2021	$1,601
2022	1,624
2023	1,397
2024	1,182
2025	855
Thereafter	762
Total lease payments	7,421
Less: Discount	(1,025)
Present value of lease liabilities	$6,396

Operating lease expense for the years ended December 31, 2020, 2019, and 2018 was $2.0 million, $1.8 million, and $1.3 million, respectively, and is included in general and administrative expense on the consolidated statements of operations.

The Company primarily enters into operating leases for the right to use office space and computer and office equipment, which have lease terms that generally range from 2 to 7 years and often include one or more options to renew. The weighted average remaining lease term as of December 31, 2020 and 2019 was 4.4 years and 5.2 years, respectively. Renewal terms are included in the lease term when it is reasonably certain the option will be exercised.

The Company established a right-of-use asset and a lease liability based on the present value of future minimum lease payments at the later of January 1, 2019, the commencement date of the lease or, if subsequently modified, the date of modification for active leases. As the rate implicit in each lease is not readily determinable, the Company’s incremental borrowing rate is used in determining the present value of future minimum payments as of the commencement date. The weighted average rate for the year ended December 31, 2020 and 2019 was 5.9% and 7.1%, respectively. Lease components and non-lease components are accounted for as a single lease component. As of December 31, 2020, the Company had $6.0 million and $6.4 million 6,396 recognized as a right-of-use asset and lease liability, respectively, which are presented on the consolidated balance sheet within other assets and accrued expenses and other liabilities, respectively. As of December 31, 2019, the Company had $6.3 million and $6.7 million recognized as a right-of-use asset and lease liability, respectively.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

11.	Related Party Transactions

The Company has entered into agreements with its unconsolidated joint ventures to provide management services related to underlying projects for a management fee and reimbursement of agreed upon out of pocket operating expenses. As of December 31, 2020 and 2019, the Company had a net due from affiliates of $0.3 million and a due to affiliates balance of $0.9 million, respectively. For the years ended December 31, 2020, 2019, and 2018 the Company recognized management fees in the amount of $0.0 million, $0.2 million and $1.1 million, respectively, recorded within other income.

On June 30, 2020, the Company transferred its interest in a consolidated real estate joint venture that was previously included in the Metro New York segment to Landsea Holdings. The interest was removed from the consolidated financial statements of the Company on a prospective basis. The real estate joint venture had net assets at the date of transfer of $28.9 million 28,874 and a noncontrolling interest of $1.2 million 1,242 as follows (dollars in thousands):

Assets Transferred
Cash	$338
Real estate inventories	49,705
Other assets	174
Total assets	$50,217

Liabilities Transferred
Accounts payable	$1,416
Construction loan	17,825
Accrued expenses and other liabilities	2,102
Total liabilities	21,343
Net assets transferred	28,874
Noncontrolling interest transferred	$1,242

12.	Income Taxes

The Company reports income taxes on the consolidated income tax returns of Landsea Holdings since it has historically been a wholly owned subsidiary of Landsea Holdings. The income tax provision and related balances in these consolidated financial statements have been calculated as if the Company filed a separate tax return and was operating as a separate business from Landsea Holdings. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of the Company’s actual tax balances.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

The (benefit) provision for income taxes are as follows:

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Current:
Federal	$833	$4,766	$8,372
State	1,104	2,505	3,779
Current tax provision	1,937	7,271	12,151

Deferred:
Federal	(3,602)	(705)	(5,442)
State	(1,416)	(407)	(2,096)
Deferred tax benefit	(5,018)	(1,112)	(7,538)

Total income tax (benefit) provision, net	$(3,081)	$6,159	$4,613

The provision for income taxes varies from the U.S. federal statutory rate. The following reconciliation shows the significant differences in the tax at statutory and effective rates:

	Year Ended December 31,
	2020	2019	2018
Federal income tax expense	21%	21%	21%
State income tax expense, net of federal tax effect	5.7	6.9	7.3
Permanent differences	(0.3)	0.1	—
Energy efficient home credit	5.6	(5.4)	—
Return to provision adjustment	(3.5)	(1.2)	(0.3)
Rate change	(3.2)	0.2	—
Change of valuation allowance	—	—	(16.8)
Effective tax rate	25.3%	21.6%	11.2%

The difference between the statutory tax rate and the effective tax rate for the year ended December 31, 2020 is primarily related to state income taxes net of federal income tax benefits, prior year true-ups, and the energy efficient home credit. The energy efficient home credit is an increase to our income tax benefit in 2020 compared to a decrease to our income tax expense in 2019. The difference between the statutory tax rate and the effective tax rate for the year ended December 31, 2019 is primarily related to state income taxes net of federal income tax benefits, partially offset by the energy efficient home credit. The difference between the statutory tax rate and the effective tax rate for the year ended December 31, 2018 is primarily related to the release of the valuation allowance and state income taxes, net of federal income tax benefits.

The Company recognizes the benefit of tax positions taken or expected to be taken in its tax returns in the consolidated financial statements when it is more likely than not that the position will be sustained upon examination by authorities. Recognized tax positions are measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. At December 31, 2020 and 2019, the Company did not have any gross uncertain tax positions or unrecognized tax benefits.

The Company classifies interest expense and penalties related to the underpayment of income taxes in the consolidated financial statements as income tax expense. As of December 31, 2020 and 2019, the Company recorded no accrued interest and penalties.

The Company files income tax returns in the U.S. federal jurisdiction and in the states of Arizona, California, Massachusetts, New Jersey, New York and Pennsylvania.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences that give rise to the deferred tax assets, net of deferred tax liabilities, are as follows:

	December 31,
	2020	2019
	(dollars in thousands)
Deferred tax assets
Accrued expenses	$15,208	$12,306
Lease liability	1,748	1,869
Allowance, reserves, and other	225	526
Net operating loss and credit carryforward	25	21
Deferred tax asset	17,206	14,722

Deferred tax liabilities
Right-of-use asset	(1,635)	(1,762)
Basis difference in fixed assets and intangible assets	(1,457)	(274)
Basis difference in investments	(866)	(4,462)
Deferred tax liability	(3,958)	(6,498)

Net deferred tax asset	$13,248	$8,224

Based on the Company’s policy on deferred tax valuation allowances as discussed in Note 2 - Summary of Significant Accounting Policies and its analysis of positive and negative evidence, management believed that there was enough evidence for the Company to conclude that it was likely to realize all of its deferred tax asset as of December 31, 2020.

At December 31, 2020, the Company had no federal NOL carryforwards, and various state NOL carryforwards totaling $0.4 million. The state NOLs may be carried forward up to 20 years to offset future taxable income and begin to expire in 2035.

The statute of limitations is three years for federal income tax purposes, four years for state income tax purposes. The Company’s federal and state tax returns from 2013 and forward are open under statute due to losses claimed in those periods utilized in 2018 and 2017.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act, among other things, includes certain income tax provisions for individuals and corporations; however, these benefits do not impact the Company’s current tax provision.

13.	Segment Reporting

The Company is engaged in the development, design, construction, marketing and sale of single-family attached and detached homes in multiple states across the country. The Company is managed by geographic location and each of the three geographic regions targets a wide range of buyer profiles including: first time, move-up, and luxury homebuyers. The Company provides homebuyers with the ability to personalize their homes through certain option and upgrade selections.

The management of the three geographic regions reports to the Company’s chief operating decision makers (“CODMs”), the Chief Executive Officer and Chief Operating Officer of the Company. The CODMs review the results of operations, including total revenue and pretax (loss) income to assess profitability and to allocate resources. Accordingly, the Company has presented operations as the following three reportable segments:

•	Arizona
•	California
•	Metro New York

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

The Company has also identified the Corporate operations as a non-operating segment, as it serves to support the homebuilding operations through functional departments such as executive, finance, treasury, human resources, accounting and legal. The majority of the corporate personnel and resources are primarily dedicated to activities relating to the operations and are allocated accordingly.

The following table summarizes total revenue and pretax (loss) income by segment:

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Revenue
Arizona	$320,691	$40,024	$—
California	413,917	590,964	378,617
Metro New York (1)	—	—	—
Total	$734,608	$630,988	$378,617

Pretax (loss) income
Arizona	$9,325	$(3,927)	$(547)
California	10,131	53,019	38,840
Metro New York (1)	(19,764)	(13,225)	8,631
Corporate	(11,857)	(7,317)	(5,605)
Total	$(12,165)	$28,550	$41,319
(1)	The Metro New York reportable segment does not currently have any active selling communities. Included in pretax (loss) income is $16.4 million loss, $7.9 million loss, and $13.0 million income from unconsolidated joint ventures for the years ended December 31, 2020, 2019 and 2018, respectively.

The following table summarizes total assets by segment:

	December 31,
	2020	2019
	(dollars in thousands)
Assets
Arizona	$268,141	$100,086
California	409,705	542,774
Metro New York	120,168	153,123
Corporate	97,750	43,234
Total	$895,764	$839,217

As of December 31, 2020 and 2019, goodwill of $20.7 million and $5.3 million, respectively, was allocated to the Arizona segment and no other segment had goodwill.

14.	Fair Value

ASC 820 defines fair value as the price that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and requires assets and liabilities carried at fair value to be classified and disclosed in the following three categories:

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

Level 1 — Quoted prices for identical instruments in active markets.

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are inactive; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets at measurement date.

Level 3 — Valuations derived from techniques where one or more significant inputs or significant value drivers are unobservable in active markets at measurement date.

The following table presents carrying values and estimated fair values of financial instruments:

		December 31, 2020		December 31, 2019
	Hierarchy	Carrying	Fair Value	Carrying	Fair Value
	(dollars in thousands)
Liabilities:
Construction loans (1)	Level 2	$67,757	$67,757	$92,640	$92,640
Revolving credit facility (1)	Level 2	$140,142	$140,142	$8,680	$8,680
EB-5 notes payable (2)	Level 2	$59,216	$59,216	$95,010	$95,010
Loans payable (2)	Level 2	$5,144	$5,144	$—	$—
(1)	Carrying amount approximates fair value due to the variable interest rate terms of these loans.
(2)	Carrying amount approximates fair value due to recent issuances of debt having similar characteristics, including interest rate.

The carrying values of accounts and other receivables, restricted cash, deposits and accounts payable and accrued liabilities approximate the fair value for these financial instruments based upon an evaluation of the underlying characteristics, market data and because of the short period of time between origination of the instruments and their expected realization. The fair value of cash and cash equivalents is classified in Level 1 of the fair value hierarchy.

Non-financial assets such as real estate inventories are measured at fair value on a nonrecurring basis using a discounted cash flow approach with Level 3 inputs within the fair value hierarchy. This measurement is performed when events and circumstances indicate the asset’s carrying value is not recoverable. During the year ended December 31, 2020, we determined that real estate inventories with a carrying value before impairment of $33.0 million within two communities in our California segment were not recoverable. Accordingly, we recognized impairment charges of an aggregate $3.4 million 3,413 to reflect the estimated fair value of the communities of $29.6 million.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

15.	Supplemental Disclosures of Cash Flow Information

The following table presents certain supplemental cash flow information:

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Supplemental disclosures of cash flow information
Interest paid, net of amounts capitalized	$15	$—	$111
Income taxes paid	$7,309	$14,152	$3,945

Supplemental disclosures of non-cash investing and financing activities
Distribution of real estate joint venture to Landsea Holdings, net of cash provided	$27,294	$—	$—
Amortization of deferred financing costs	$3,753	$3,524	$1,878
Business acquisition holdback	$2,000	$—	$—
Right-of-use assets obtained in exchange for operating lease liabilities for new or modified operating leases	$1,053	$3,208	$—
Amortization of prepaid interest	$—	$2,994	$1,097
Note payable assumed through acquisition of real estate inventories	$—	$—	$40,000
Contribution of capitalizable costs to unconsolidated joint ventures	$—	$—	$9,295

Cash, cash equivalents, and restricted cash reconciliation
Cash and cash equivalents	$105,778	$154,043	$99,865
Restricted cash	4,270	2,335	19,724
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$110,048	$156,378	$119,589

LS-BOSTON POINT LLC

FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2020 and 2019

(Unaudited)

LS-BOSTON POINT LLC

BALANCE SHEETS

DECEMBER 31, 2020 and 2019 (Unaudited)

	2020	2019
ASSETS
Cash	$70,311	$94,737
Investment in Non-Controlled Joint Ventures	—	225,000
Total Assets	$70,311	$319,737

LIABILITIES AND MEMBERS’ EQUITY

Liabilities:
Accrued expenses	$—	$20,000
Due to member	—	2,859
Total Liabilities	—	22,859

Members’ Equity	70,311	296,878

Total Liabilies and Members’ Equity	$70,311	$319,737

The accompanying notes are an integral part of these financial statements.

LS-BOSTON POINT LLC

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019 (Unaudited)

	2020		2019
Income:
Income from non-controlled joint ventures		$-		$1,087,482
	-		1,087,482
Expenses:
Impairment of non-controlled joint ventures		225,000		-
Professional fees		967		39,644
Office expense		-		13,717
State taxes and annual fees		600		1,769
	226,567		55,130

Net (loss) income		$(226,567)		$1,032,352

The accompanying notes are an integral part of these financial statements.

LS-BOSTON POINT LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019 (Unaudited)

	Managing	Investor
	Member	Member	Total
Balance, December 31, 2018	$4,780,581	$4,967,177	$9,747,758

Capital Distributions	(5,241,616)	(5,241,616)	(10,483,232)

Net Income	516,176	516,176	1,032,352

Balance, December 31, 2019	55,141	241,737	296,878

Net Loss	(55,141)	(171,426)	(226,567)

Balance, December 31, 2020	$-	$70,311	$70,311

The accompanying notes are an integral part of these financial statements.

LS-BOSTON POINT LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019 (Unaudited)

	2020	2019
Cash Flow From Operating Activities:
Net (loss) income	$(226,567)	$1,032,352
Adjustments to reconcile net (loss) income to net cash flow from operating activities:
(Income) from non-controlled joint ventures		(1,087,482)
Impairment of non-controlled joint ventures	225,000
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	(22,859)	(120,522)
Distributions of earning from non-controlling joint venture	-	1,208,004
Net cash flow (used in) provided by operating activities	(24,426)	1,032,352

Cash Flow From Investing Activities:
Distributions of capital from non-controlled joint venture	-	9,493,034
Net cash flow provided by investing activities	-	9,493,034

Cash Flow From Financing Activities:
Distributions to member	-	(10,483,232)
Net cash flow (used in) financing activities	-	(10,483,232)

Net (decrease) increase in cash	(24,426)	42,154
Cash, Beginning of Year	94,737	52,583
Cash, End of Year	$70,311	$94,737

The accompanying notes are an integral part of these financial statements.

LS-BOSTON POINT LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020 and 2019 (Unaudited)

Note 1 - Summary of Significant Accounting Policies:

Nature of Operations

On January 5, 2016, an Amended and Restated Limited Liability Company Agreement was executed for LS-Boston Point LLC (“the Company”), a Delaware Limited Liability Company, between LS-PA Boston Point LLC (“Managing Member”) and PARE Fenway US LLC (“Investor Member”), collectively “the Members”. As a limited liability company, the members have limited personal liability for the obligations of the entity. The Company was formed for the purpose of investing in, through its interest in Fenway Point Partners LLC, the Pierce Boston Development Project (“the Project”) located in Boston, Massachusetts. The Project is a mixed-use construction project consisting of 109 for-sale apartment units, 240 rental apartment units, approximately 20,000 square feet of retail space and a subterranean garage totaling approximately 79 parking spaces.

On December 4, 2018, Fenway Point Partners LLC distributed out the interest in its wholly owned subsidiary, Point Condo Holdings LLC, to its members. Immediately thereafter, Fenway Point Partners LLC redeemed the partnership interest in Fenway Point Partners LLC from the Company (see Note 2).

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Fair Value Measurements

The carrying amounts of the Company’s cash and due to member approximate the fair value due to their short-term nature.

Impairment of Assets

The Company reviews its investments in non-controlled joint ventures for indicators of impairment during each reporting period. The Company is subject to risks incidental to the ownership, development, and sales of real estate. These include, among others, the risks normally associated with changes in the general economic climate in the community in which the Company operates, trends in the real estate industry, changes in tax laws, interest rate levels, availability of financing, and potential liability under environmental and other laws. ASC 323-10, Investments – Equity Method and Joint Ventures, requires that a loss in value of the carrying amount of an investment should be recognized by writing down the carrying amount of the investment to its fair value.

During the year ended December 31, 2020, we recorded an impairment of $225,000 on the investment in the non-controlled joint venture based on current information suggesting that we would not receive any future distributions from the non-controlled joint venture. During the year ended December 31, 2019, the Company concluded that no indicators of impairment were present and therefore no impairment charges were taken relating to the investment.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the period. Actual results could differ from management’s estimates.

The real estate industry has historically been cyclical and sensitive to changes in economic conditions such as interest rates, credit availability, and unemployment levels. Changes in these economic conditions could affect the assumptions used by management in preparing the accompanying financial statements.

LS-BOSTON POINT LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020 and 2019 (Unaudited)

Note 1 - Summary of Significant Accounting Policies (Continued):

Variable Interest Entities

The Company accounts for variable interest entities in accordance with ASC 810, Consolidation (“ASC 810”). The Company determines whether an entity in which the Company holds a direct or indirect variable interest is a VIE based on several factors. Under ASC 810, a variable interest entity (“VIE”) is created when: (a) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders; (b) the entity’s equity holders as a group either (i) lack the direct or indirect ability to make decisions about the entity, (ii) are not obligated to absorb expected losses of the entity or (iii) do not have the right to receive expected residual returns of the entity; or (c) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of the equity holder with disproportionately few voting rights. If an entity is deemed to be a VIE pursuant to ASC 810, the enterprise that has both (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE.

The Company considers a variety of factors with any investment in determination of a VIE and reconsiders such considerations continually. The Company will consolidate any VIE where it is determined the Company is the primary beneficiary and disclose when the Company is not the primary beneficiary, as well as disclose the maximum exposure to loss related to the VIE that is not consolidated.

The Company uses the equity method to account for investments in non-controlled joint ventures that qualify as VIE’s where the Company is the not the primary beneficiary. Our involvement in the VIE noted in Note 2 is based on equal voting rights and therefore we have determined that we are not the primary beneficiary and do not consolidate the VIE. Our share of the earnings from these equity-method basis companies is included in consolidated net income. Our maximum exposure is equal to our investment in the unconsolidated joint venture as shown on the balance sheet as investment in non-controlled joint ventures.

Income Taxes

The Company, with the consent of its members, has elected to be treated as a partnership for federal income tax purposes. No provision for income taxes has been made for the Company since such taxes, if any, are the responsibility of the individual members. The Company’s income tax returns are subject to examination by taxing authorities.

Recent Accounting Pronouncement

Revenue Recognition

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry specific guidance. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This update creates a five-step model that requires entities to exercise judgment when considering the terms of the contract(s) which include (i) identifying the contract(s) with the customer, (ii) identifying the separate performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the separate performance obligations, and (v) recognizing revenue when each performance obligation is satisfied. ASU 2020-05 deferred the effective date by one year and permitted early adoption of the standard, but not before the original effective date; therefore, is effective for annual reporting periods beginning after December 15, 2019. The Company adopted the amendments in this update on January 1, 2020. The adoption did not have a material impact on the Company’s consolidated financial statements.

LS-BOSTON POINT LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020 and 2019 (Unaudited)

Note 2 - Investment in Non-Controlled Joint Ventures:

The Company held a 50% ownership interest in Fenway Point Partners LLC and Subsidiaries through December 4, 2018. The equity method of accounting is used on its balance sheets and statements of operations.

On December 4, 2018, the Company’s partnership interest in Fenway Point Partners LLC was redeemed for $50,764,158. Prior to the redemption, Fenway Point Partners LLC distributed the interest in its wholly owned subsidiary, Point Condo Holdings LLC, to its members. As of December 31, 2019, the Company holds a 50% ownership interest in Point Condo Holdings LLC. During the year ended December 31, 2020 the value of the Company’s ownership interest was reduced to $0 and therefore have not provided the below information as of and for the year ended December 31, 2020.

The results of operations and financial position for Point Condo Holdings LLC for the period ended December 31, 2019, are summarized as follows.

2019
(unaudited)
Condensed income statement information:
Revenue	$26,488,198
Cost of sales	21,629,856
Net income	$2,984,523

The Company’s share of net income	$1,087,482

Condensed balance sheet information:
Assets	$197,857

Liabilities
Accounts payable	$32,442
Point Condo Holdings LLC members’ equity	165,415
Total liabilities and members’ equity	$197,857

LS- Boston Point LLC’s share of members’ equity	$225,000

Note 3 - Related Party Transactions:

Due to Member

As of December 31, 2020 and 2019, the Managing Member was owed a balance of $0 and $2,859, respectively.

Note 4 - Commitments and Contingencies:

Legal

The Company is subject to the usual obligations associated with ownership, development and sale of real estate and other potential liabilities incidental to its business. The Company is party to various claims, legal actions and complaints arising in the ordinary course of business. In management’s opinion, the disposition of these matters will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

LS-BOSTON POINT LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020 and 2019 (Unaudited)

Note 5 - Equity Structure:

Pursuant to the Amended and Restated Limited Liability Company Agreement dated January 5, 2016, each member of the Company was credited with Initial Capital Contributions to acquire certain percentage interests as follows:

	Amount	%
Managing Member	$18,730,897	50.00%
Investor Member	18,730,897	50.00%
	$37,461,794	100.00%

The amounts above represent the value credited to each member at the inception of the joint venture. The statements of changes in members’ equity are reported on the equity method in accordance with GAAP.

Note 6 - Concentration of Credit Risk:

The Company has potential concentration of credit risk, in that, at times, it may maintain deposits with financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC). To mitigate this risk, the Company places its cash deposits only with high quality institutions. Management believes the risk of loss is minimal.

Note 7 - Subsequents Events

The Company evaluates all events and transactions through the date the financial statements are available to be issued. The Company performed this evaluation through March 12, 2021, the date the financial statements were available to be issued, and has concluded that no events or transactions have occurred subsequent to December 31, 2020, that require consideration as adjustments to or disclosures in the financial statements.

*********

CONTENTS

LS-Boston Point LLC

INDEPENDENT AUDITORS’ REPORT

To the Members

LS-Boston Point LLC

Irvine, California

We have audited the accompanying financial statements of LS-Boston Point LLC (a Delaware Limited Liability Company), which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LS-Boston Point LLC as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

One International Place, Suite 1010 • Boston, Massachusetts 02110 • Tel 617-447-2700 • Fax 617-778-6100 • www.wscpa.com

Emphasis of Matter

We issued our original report on May 1, 2019, in which we expressed an unqualified opinion on these financial statements. Management has subsequently added additional disclosures to these financial statements. The disclosures pertain to management's accounting policies related to Variable Interest Entities and Recent Accounting Pronouncements contained within Note 1, the Revenue and Cost of Sales amounts contained within Note 2, as well as Note 4 pertaining to Commitments and Contingencies. The additional disclosures have no impact on the financial position or results of operations of LS-Boston Point LLC, and our opinion is not modified with respect to the matter.

/s/ Walter & Shuffain, P.C.

May 1, 2019

(except for the Variable Interest Entities and Recent Accounting Pronouncements paragraphs within Note 1, the Revenue and Cost of Sales amounts within Note 2, and Note 4, as to which the date is September 3, 2020)

One International Place, Suite 1010 • Boston, Massachusetts 02110 • Tel 617-447-2700 • Fax 617-778-6100 • www.wscpa.com

LS-BOSTON POINT LLC

BALANCE SHEETS

DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS
Cash	$52,583	$44,580
Investment in Non-Controlled Joint Ventures	9,838,556	35,148,867

Total Assets	$9,891,139	$35,193,447

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Accounts payable	$120,522	$-
Accrued expenses	20,000	20,000
Due to member	2,859	49,245
Total Liabilities	143,381	69,245

Members' Equity	9,747,758	35,124,202

Total Liabilities and Members' Equity	$9,891,139	$35,193,447

The accompanying notes are an integral part of these financial statements.

LS-BOSTON POINT LLC

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
Income:
Income (loss) from non-controlled joint ventures	$11,457,359	$(135,065)
Gain on redemption of partnership interest	24,559,387	-
Total revenue	36,016,746	(135,065)
Expenses:
Professional fees	160,069	90,085
Salaries and wages	87,138	120,000
Office expense	38,164	28,940
Travel expense	13,692	-
State taxes and annual fees	127	1,900
Total	299,190	240,925

Net Income (Loss)	$35,717,556	$(375,990)

The accompanying notes are an integral part of these financial statements.

LS-BOSTON POINT LLC

STATEMENTS OF CHANGES IN MEMBERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Managing	Investor
	Member	Member	Total

Balance, January 1, 2017	$16,277,276	$18,576,410	$34,853,686

Capital Contributions	323,253	323,253	646,506

Net Loss	(187,995)	(187,995)	(375,990)

Balance, December 31, 2017	16,412,534	18,711,668	35,124,202

Capital Contributions	90,000	90,000	180,000

Capital Distributions	(30,637,000)	(30,637,000)	(61,274,000)

Net Income	18,915,047	16,802,509	35,717,556

Balance, December 31, 2018	$4,780,581	$4,967,177	$9,747,758

The accompanying notes are an integral part of these financial statements.

LS-BOSTON POINT LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
Cash Flows From Operating Activities:
Net Income (Loss)	$35,717,556	$(375,990)
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Loss (Income) from non-controlled joint ventures	(11,457,359)	135,065
Gain on sale of partnership interest	(24,559,387)	-
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	120,522	(43,000)
Distributions of earnings from non-controlled joint venture	11,337,186	-
Total adjustments	(24,559,038)	92,065
Net cash flow from operating activities	11,158,518	(283,925)

Cash Flows From Investing Activities:
Contributions to non-controlled joint venture	(774,287)	(246,783)
Distributions of capital from non-controlled joint venture	50,764,158	-
Net cash flow from investing activities	49,989,871	(246,783)

Cash Flows From Financing Activities:
Due to member	(46,386)	(71,218)
Contributions from members	180,000	646,506
Distributions to members	(61,274,000)	-
Net cash flow from financing activities	(61,140,386)	575,288

Net Increase in Cash	8,003	44,580

Cash, Beginning of Year	44,580	-

Cash, End of Year	$52,583	$44,580

Supplemental Disclosure of Non-Cash Investing Activities:

Non-cash distribution of partnership interest in Point Condo Holdings LLC from Fenway Point Partners LLC	$9,838,566	$-

The accompanying notes are an integral part of these financial statements.

LS-BOSTON POINT LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Note 1 - Summary of Significant Accounting Policies:

Nature of Operations

On January 5, 2016, an Amended and Restated Limited Liability Company Agreement was executed for LS-Boston Point LLC (the “Company”), a Delaware Limited Liability Company, between LS-PA Boston Point LLC (“Managing Member”) and PARE Fenway US LLC (“Investor Member”), collectively the “Members.” As a limited liability company, the members have limited personal liability for the obligations of the entity. The Company was formed for the purpose of investing in, through its interest in Fenway Point Partners LLC, the Pierce Boston Development Project (the “Project”) located in Boston, Massachusetts. The Project is a mixed-use construction project consisting of 109 for-sale apartment units, 240 rental apartment units, approximately 20,000 square feet of retail space and a subterranean garage totaling approximately 79 parking spaces.

On December 4, 2018, Fenway Point Partners LLC distributed out the interest in its wholly owned subsidiary, Point Condo Holdings LLC, to its members. Immediately thereafter, Fenway Point Partners LLC redeemed the partnership interest in Fenway Point Partners LLC from the Company (see Note 2).

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Fair Value Measurements

The carrying amounts of the Company’s cash, accounts payable and accrued expenses and due to member approximate the fair value due to their short-term nature.

Impairment of Assets

The Company reviews its investments in non-controlled joint ventures for indicators of impairment during each reporting period. The Company is subject to risks incidental to the ownership, development, and sales of real estate. These include, among others, the risks normally associated with changes in the general economic climate in the community in which the Company operates, trends in the real estate industry, changes in tax laws, interest rate levels, availability of financing, and potential liability under environmental and other laws. ASC 323-10, Investments – Equity Method and Joint Ventures, requires that a loss in value of the carrying amount of an investment should be recognized by writing down the carrying amount of the investment to its fair value.

During the years ended December 31, 2018 and 2017, the Company concluded that no indicators of impairment were present and therefore no impairment charges were taken relating to the investment.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the period. Actual results could differ from management’s estimates.

The real estate industry has historically been cyclical and sensitive to changes in economic conditions such as interest rates, credit availability, and unemployment levels. Changes in these economic conditions could affect the assumptions used by management in preparing the accompanying financial statements.

LS-BOSTON POINT LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Note 1 - Summary of Significant Accounting Policies (Continued):

Variable Interest Entities

The Company accounts for variable interest entities in accordance with ASC 810, Consolidation (“ASC 810”). The Company determines whether an entity in which the Company holds a direct or indirect variable interest is a VIE based on several factors. Under ASC 810, a variable interest entity (“VIE”) is created when: (a) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders; (b) the entity’s equity holders as a group either (i) lack the direct or indirect ability to make decisions about the entity, (ii) are not obligated to absorb expected losses of the entity or (iii) do not have the right to receive expected residual returns of the entity; or (c) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of the equity holder with disproportionately few voting rights. If an entity is deemed to be a VIE pursuant to ASC 810, the enterprise that has both (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE.

The Company considers a variety of factors with any investment in determination of a VIE and reconsiders such considerations continually. The Company will consolidate any VIE where it is determined the Company is the primary beneficiary and disclose when the Company is not the primary beneficiary, as well as disclose the maximum exposure to loss related to the VIE that is not consolidated.

The Company uses the equity method to account for investments in non-controlled joint ventures that qualify as VIE's where the Company is the not the primary beneficiary. Our involvement in the VIE noted in Note 2 is based on equal voting rights and therefore we have determined that we are not the primary beneficiary and do not consolidate the VIE. Our share of the earnings from these equity-method basis companies is included in consolidated net income. Our maximum exposure is equal to our investment in the unconsolidated joint venture as shown on the balance sheet as investment in non-controlled joint ventures.

Income Taxes

The Company, with the consent of its members, has elected to be treated as a partnership for federal income tax purposes. No provision for income taxes has been made for the Company since such taxes, if any, are the responsibility of the individual members. The Company’s income tax returns are subject to examination by taxing authorities.

The Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law on December 22, 2017. Management does not expect the Act to have a financial impact on the Company since the tax effect of the Company’s activities are passed through to the members.

Reclassification

Certain amounts in the 2017 consolidated financial statements have been reclassified in order to conform to the 2018 presentation.

LS-BOSTON POINT LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Note 1 - Summary of Significant Accounting Policies (Continued):

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry specific guidance. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This update creates a five-step model that requires entities to exercise judgment when considering the terms of the contract(s) which include (i) identifying the contract(s) with the customer, (ii) identifying the separate performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the separate performance obligations, and (v) recognizing revenue when each performance obligation is satisfied. In July 2015, the FASB deferred the effective date by one year and permitted early adoption of the standard, but not before the original effective date; therefore, ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2018. Early adoption was permitted. The Company does not expect the adoption of this standard to have a material impact on our financial statements.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, or ASU 2016-15, which intends to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 was effective for fiscal years and interim periods beginning after December 15, 2017. Early adoption was permitted, including adoption in an interim period. The Company adopted ASU 2016-15 on January 1, 2018, which did not have a material impact on our financial statements.

Note 2 - Investment in Non-Controlled Joint Ventures:

The Company held a 50% ownership interest in Fenway Point Partners LLC and Subsidiaries through December 4, 2018. The equity method of accounting is used on its balance sheets and statements of operations.

On December 4, 2018, the Company’s partnership interest in Fenway Point Partners LLC was redeemed for $50,764,158. Prior to the redemption, Fenway Point Partners LLC distributed the interest in its wholly owned subsidiary, Point Condo Holdings LLC, to its members. As of December 31, 2018, the Company holds a 50% ownership interest in Point Condo Holdings LLC.

The results of operations and financial position for Fenway Point Partners LLC and Subsidiaries for the period from January 1, 2018 through December 4, 2018 and for the year ended December 31, 2017 are summarized as follows:

LS-BOSTON POINT LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Note 2 - Investment in Non-Controlled Joint Ventures (Continued):

	2018	2017
Condensed income statement information:
Revenue	$175,080,991	$278,160

Cost of Sales	$125,086,864	$-

Net income (loss)	$27,914,284	$(270,130)

The Company's share of net income (loss)	$11,457,359	$(135,065)

Condensed balance sheet information:
Assets	$598,381	$272,646,514

Liabilities	$12,971	$202,348,780
Fenway Point Partners LLC members' equity	585,410	70,297,734
Total liabilities and members' equity	$598,381	$272,646,514

LS-Boston Point LLC's share of members' equity	$-	$35,148,867

The results of operations and financial position for Point Condo Holdings LLC for the period ended December 31, 2018 are summarized as follows.

2018
Condensed income statement information:
Revenue	$2,450,000

Cost of Sales	$2,213,717

Net income	$32,802

The Company's share of net income	$-

Condensed balance sheet information:
Assets	$24,810,623

Liabilities	$101,143
Point Condo Holdings LLC members' equity	24,709,480
Total liabilities and members' equity	$24,810,623

LS-Boston Point LLC's share of members' equity	$9,838,556

LS-BOSTON POINT LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Note 3 - Related Party Transactions:

Due to Member

During the year ended December 31, 2017, the Company repaid a net amount of $71,218 to the Managing Member. As of December 31, 2017, $49,245 was outstanding. During the year ended December 31, 2018, the Company repaid a net amount of $46,386, resulting in $2,859 being owed to the Managing Member at December 31, 2018. There are no formal repayment terms and the payable does not bear interest.

Allocation of Wages

During the years ended December 31, 2018 and 2017, wages of $87,138 and $120,000, respectively, were allocated to the Company from the Managing Member.

Note 4 - Commitments and Contingencies:

Legal

The Company is subject to the usual obligations associated with ownership, development and sale of real estate and other potential liabilities incidental to its business. The Company is party to various claims, legal actions and complaints arising in the ordinary course of business. In management’s opinion, the disposition of these matters will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Note 5 - Equity Structure:

Pursuant to the Amended and Restated Limited Liability Company Agreement dated January 5, 2016, each member of the Company was credited with Initial Capital Contributions to acquire certain percentage interests as follows:

	Amount	%
Managing Member	$18,730,897	50.00
Investor Member	18,730,897	50.00
	$37,461,794	100.00

The amounts above represent the value credited to each member at the inception of the joint venture. The statements of changes in members’ equity are reported on the equity method in accordance with GAAP.

Note 6 - Concentration of Credit Risk:

The Company has potential concentration of credit risk, in that, at times, it may maintain deposits with financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC). To mitigate this risk, the Company places its cash deposits only with high quality institutions. Management believes the risk of loss is minimal.

Note 7 - Subsequents Events

The Company evaluates all events and transactions through the date the financial statements are available to be issued. The Company performed this evaluation through May 1, 2019 and September 3, 2020, the dates the financial statements were available to be issued, and has concluded that no events or transactions have occurred subsequent to December 31, 2018, that require consideration as adjustments to or disclosures in the financial statements.

41,301,645 Shares of Common Stock

5,500,000 Warrants to Purchase Common Stock

PROSPECTUS

March 19, 2021

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.